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TABLE OF CONTENTS

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-124475

Joint Proxy Statement/Prospectus

Dear Avid Stockholders and Pinnacle Shareholders:

        On behalf of the boards of directors of Avid Technology, Inc. and Pinnacle Systems, Inc., we are pleased to deliver our joint proxy statement/prospectus for the proposed merger of Avid and Pinnacle. Avid and Pinnacle believe the combined company will be a leader in the broadcast video and consumer video marketplaces that will be able to offer a full range of best-of-breed digital media solutions for professionals and consumers. We believe this merger will create a strong combined company that will deliver important benefits to its stockholders.

        If the merger is completed, Pinnacle shareholders will receive for each share of Pinnacle common stock 0.0869 of a share of Avid common stock plus $1.00 in cash. Based on the number of outstanding shares of Pinnacle common stock and options to purchase shares of Pinnacle common stock outstanding on March 18, 2005, Avid expects to issue approximately 6.2 million shares of Avid common stock in the merger. Avid stockholders will continue to own their existing shares of Avid common stock. Upon completion of the merger, Avid stockholders will own approximately 85% of the combined company, and Pinnacle's former shareholders and option holders will own approximately 15% of the combined company. The shares of the combined company will be traded on the Nasdaq National Market under the symbol "AVID".

        Avid is asking its stockholders to approve an amendment to Avid's certificate of incorporation to increase the number of authorized shares of Avid common stock from 50,000,000 to 100,000,000, which will provide shares for Avid's future corporate needs and enable the issuance of shares of Avid common stock in the merger. Pinnacle is asking its shareholders to approve the terms of the merger. The accompanying joint proxy statement/prospectus provides important information regarding Avid, Pinnacle and the merger. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 12 of the accompanying joint proxy statement/prospectus.

        Avid's board of directors unanimously recommends that Avid stockholders vote FOR the amendment to Avid's certificate of incorporation to increase the number of authorized shares of Avid common stock from 50,000,000 to 100,000,000.

        Pinnacle's board of directors unanimously recommends that Pinnacle shareholders vote FOR the approval of the terms of the merger.

        We cannot complete the merger unless Avid stockholders approve the amendment to Avid's certificate of incorporation and Pinnacle shareholders approve the terms of the merger. Your vote is important.

        Avid stockholders are cordially invited to attend Avid's annual meeting of stockholders that will be held on Wednesday, July 27, 2005, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, at 12:00 noon, local time. Pinnacle shareholders are cordially invited to attend Pinnacle's special meeting of shareholders that will be held on Wednesday, July 27, 2005, at the Sheraton Palo Alto Hotel, 625 El Camino Real, Palo Alto, California, at 9:00 a.m., local time.

        At Avid's annual meeting, Avid stockholders will also be asked to elect two Class III Directors, approve Avid's 2005 Stock Incentive Plan and ratify the selection of PricewaterhouseCoopers LLP as Avid's independent registered public accounting firm for the current fiscal year.

David A. Krall President and Chief Executive Officer Avid Technology, Inc.	Patti S. Hart President and Chief Executive Officer Pinnacle Systems, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities of Avid to be issued in the merger, or determined if this joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated June 13, 2005 and is expected to be first mailed to Avid stockholders and Pinnacle shareholders on or about June 16, 2005.

NOTICE OF 2005 ANNUAL MEETING OF STOCKHOLDERS

        The 2005 Annual Meeting of Stockholders of Avid Technology, Inc. will be held on Wednesday, July 27, 2005, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, at 12:00 noon, local time, to consider and act upon the following matters:

    1.
    To approve an amendment to Avid's certificate of incorporation to increase the number of authorized shares of Avid common stock from 50,000,000 to 100,000,000, which will provide shares for Avid's future corporate needs and enable the issuance of shares of Avid common stock in the proposed merger of a wholly-owned subsidiary of Avid with and into Pinnacle Systems, Inc. pursuant to which Pinnacle will become a wholly-owned subsidiary of Avid and each outstanding share of Pinnacle common stock will be converted into the right to receive 0.0869 of a share of Avid common stock plus $1.00 in cash.

    2.
    To elect two Class III Directors to serve on Avid's board of directors for the ensuing three years.

    3.
    To approve Avid's 2005 Stock Incentive Plan.

    4.
    To ratify the selection of PricewaterhouseCoopers LLP as Avid's independent registered public accounting firm for the current fiscal year.

    5.
    To approve adjournments or postponements of Avid's annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the amendment to Avid's certificate of incorporation.

    6.
    To transact such other business as may properly come before Avid's annual meeting or any adjournment or postponement thereof.

        Avid stockholders of record at the close of business on June 7, 2005 are entitled to notice of and to vote at Avid's annual meeting or any adjournment or postponement thereof. At the close of business on the record date, Avid had outstanding and entitled to vote 35,236,229 shares of common stock. A copy of Avid's Annual Report to Stockholders for 2004, which contains information of interest to Avid stockholders, is being sent to Avid stockholders with this notice and the joint proxy statement/prospectus. All Avid stockholders are cordially invited to attend Avid's annual meeting.

By Order of the Board of Directors,

Ethan E. Jacks Secretary

Tewksbury, Massachusetts
June 13, 2005

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND AVID'S ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

        A Special Meeting of Shareholders of Pinnacle Systems, Inc. will be held on Wednesday, July 27, 2005, at the Sheraton Palo Alto Hotel, 625 El Camino Real, Palo Alto, California, at 9:00 a.m., local time, to consider and act upon the following matters:

    1.
    To approve the terms of the merger set forth in the Agreement and Plan of Merger, dated as of March 20, 2005, by and among Pinnacle, Avid Technology, Inc. and a wholly-owned subsidiary of Avid, included as Annex A to the joint proxy statement/prospectus accompanying this notice, and in the agreement of merger to be filed with the Secretary of State of the State of California on the effective date of the merger, included as Annex B to the joint proxy statement/prospectus accompanying this notice, pursuant to which Pinnacle will become a wholly-owned subsidiary of Avid and each outstanding share of Pinnacle common stock will be converted into the right to receive 0.0869 of a share of Avid common stock plus $1.00 in cash.

    2.
    To approve adjournments or postponements of Pinnacle's special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the terms of the merger.

    3.
    To transact such other business as may properly come before Pinnacle's special meeting or any adjournment or postponement thereof.

        Pinnacle shareholders of record at the close of business on June 7, 2005 are entitled to notice of and to vote at Pinnacle's special meeting or any adjournment or postponement thereof. At the close of business on the record date, Pinnacle had outstanding and entitled to vote 71,252,985 shares of common stock. Holders of Pinnacle common stock are entitled to dissenters' rights under the California General Corporation Law in connection with the merger if specific conditions are met. All Pinnacle shareholders are cordially invited to attend Pinnacle's special meeting.

By Order of the Board of Directors,

Scott E. Martin Senior Vice President of Human Resources and Legal and Corporate Secretary

Mountain View, California
June 13, 2005

YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. WHETHER OR NOT YOU EXPECT TO ATTEND PINNACLE'S SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

Reference to Additional Information

        This joint proxy statement/prospectus incorporates important business and financial information about Avid and Pinnacle from other documents that are not included in or delivered with this joint proxy statement/prospectus. These documents are available to you without charge upon your written or oral request. Exhibits to these documents will be provided upon written or oral request and payment of an appropriate processing fee. To obtain documents incorporated by reference in this joint proxy statement/prospectus, you can request them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

if you are an Avid stockholder:
Dean Ridlon
Investor Relations Director
Avid Technology, Inc.
Avid Technology Park
One Park West
Tewksbury, Massachusetts 01876-1234
Telephone: (978) 640-5309

if you are a Pinnacle shareholder:
Demer IR Counsel, Inc.
1981 North Broadway, Suite 265
Walnut Creek, California 94596-3827
Telephone: (925) 938-2678 extension 224

        If you would like to request documents, please do so by July 20, 2005 in order to receive them before your meeting.

        See "Where You Can Find Additional Information" beginning on page 169.

Cautionary Statement Concerning Forward-Looking Statements

        This joint proxy statement/prospectus and the documents incorporated into this joint proxy statement/prospectus by reference contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management of Avid and Pinnacle. When Avid or Pinnacle uses words such as "believes," "expects," "anticipates," "intends," "plans," "estimates," "should," "likely" or similar expressions, Avid and Pinnacle are making forward-looking statements. In addition, forward-looking statements include the information concerning possible or assumed future results of operations of Avid or Pinnacle, including those set forth under the sections entitled:

  •
  "Questions and Answers About the Merger"

  •
  "Summary"

  •
  "Risk Factors"

  •
  "Selected Combined Company Unaudited Pro Forma Financial Data"

  •
  "The Merger—Background of the Merger"

  •
  "The Merger—Consideration of the Merger by Avid—Avid's Reasons for the Merger and Board Approval"

  •
  "The Merger—Consideration of the Merger by Pinnacle—Pinnacle's Reasons for the Merger and Board Recommendation"

        These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements, including but not limited to:

  •
  the possibility that the proposed merger will not close or that the closing will be delayed due to antitrust regulatory review or other factors;

  •
  the challenges and costs of assimilating the operations and personnel of Pinnacle into Avid;

  •
  the ability of Avid and Pinnacle to attract and retain highly qualified employees;

  •
  competitive factors, including pricing pressures;

  •
  reaction of customers of Pinnacle and Avid and related risks of maintaining pre-existing relationships of Pinnacle;

  •
  fluctuating currency exchange rates;

  •
  adverse changes in general economic or market conditions, particularly in the content-creation industry; and

  •
  other one-time events and other important factors.

        For a discussion of some of these important factors, you should read carefully the section of this joint proxy statement/prospectus entitled "Risk Factors." Avid and Pinnacle disclaim any obligation to update any forward-looking statements after the date of this joint proxy statement/prospectus.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:
What will Pinnacle shareholders receive in the merger?

A:
If the merger is completed, Pinnacle shareholders will receive for each share of Pinnacle common stock that they own 0.0869 of a share of Avid common stock plus $1.00 in cash. Pinnacle shareholders will receive a cash payment, without interest, in lieu of any fractional share of Avid common stock that they would otherwise be entitled to receive.

Q:
How will the merger affect outstanding options to purchase Pinnacle common stock?

A:
Immediately prior to the effective time of the merger, each unvested outstanding option to purchase Pinnacle common stock will be accelerated in full, and each option holder will have the right to exercise his or her option in exchange for Pinnacle common stock. Shares of Pinnacle common stock issued in connection with any such exercise will be converted into the right to receive the merger consideration described above. Each option to purchase Pinnacle common stock that is "in-the-money" but not exercised at the effective time of the merger will be automatically converted into the right to receive merger consideration equal in value to the number of shares of Pinnacle common stock subject to such option multiplied by the difference between the value a holder of Pinnacle common stock would receive in exchange for one share of Pinnacle common stock and the exercise price of such option. Options to purchase Pinnacle common stock that are "out-of-the-money" and not exercised prior to the effective time of the merger will be canceled upon the effective time with no right to receive any merger consideration. For a more complete description of the treatment of options, see the section entitled "The Merger Agreement—Treatment of Pinnacle Stock Options and ESPP" on page 94.

Q:
When do you expect to complete the merger of Avid and Pinnacle?

A:
We expect to complete the merger during the third calendar quarter of 2005, but neither Avid nor Pinnacle can predict the exact timing.

Q:
Do the boards of directors of Avid and Pinnacle recommend approval of the proposals required to complete the merger?

A:
Yes. For a more complete description of the recommendation of Avid's board of directors, see the sections entitled "The Merger—Consideration of the Merger by Avid—Avid's Reasons for the Merger and Board Approval" beginning on page 62 and "Proposals for Avid's 2005 Annual Meeting—Proposal 1: Amendment to Avid's Certificate of Incorporation—Board Recommendation" on page 138. For a more complete description of the recommendation of Pinnacle's board of directors, see the sections entitled "The Merger—Consideration of the Merger by Pinnacle—Pinnacle's Reasons for the Merger and Board Recommendation" beginning on page 70 and "Proposals for Pinnacle's Special Meeting—Proposal 1: Approval of the Terms of the Merger—Board Recommendation" on page 168.

Q:
What vote of Avid stockholders is required in order for Avid to complete the merger?

A:
In order to complete the merger, Avid must increase the number of shares of common stock authorized under its certificate of incorporation. Avid's board of directors voted unanimously to recommend to Avid stockholders that Avid's certificate of incorporation be amended to increase the number of shares of common stock authorized for issuance from 50,000,000 to 100,000,000. The purpose of this increase is to provide shares for future corporate needs, such as capital-raising transactions, stock dividends, stock splits, issuances under current or future stock plans and acquisitions, including the proposed merger with Pinnacle. In addition, Avid's board of directors voted unanimously to approve the merger. The affirmative vote of the holders of a majority of the outstanding shares of Avid common stock is required to approve the amendment to Avid's certificate of incorporation. Certain executive officers and directors of Avid have agreed to vote the shares of Avid common stock owned by them in favor of the amendment to Avid's certificate of incorporation. As of June 7, 2005, the record date for Avid's annual meeting, these officers and directors beneficially owned approximately 223,815 outstanding shares of Avid common stock, representing less than 1% of the outstanding shares of Avid common stock.

Q:
What vote of Pinnacle shareholders is required in order for Pinnacle to complete the merger?

A:
The affirmative vote of the holders of a majority of the outstanding shares of Pinnacle common stock is required to approve the terms of the merger. Certain executive officers and directors of Pinnacle have agreed to vote the shares of Pinnacle common stock owned by them in favor of the approval of the terms of the merger. As of June 7, 2005, the record date for Pinnacle's special meeting, these officers and directors beneficially owned approximately 231,134 outstanding shares of Pinnacle common stock, representing less than 1% of the outstanding shares of Pinnacle common stock.

Q:
What other proposals will be considered at Avid's annual meeting and Pinnacle's special meeting?

A:
Avid stockholders will consider and act upon the election of two Class III Directors, the approval of Avid's 2005 Stock Incentive Plan, the ratification of PricewaterhouseCoopers LLP as Avid's independent registered public accounting firm for the current fiscal year and the approval of adjournments or postponements of Avid's annual meeting if there are not sufficient votes to approve the amendment to Avid's certificate of incorporation. For a more complete description of these proposals, see the section entitled "Proposals for Avid's 2005 Annual Meeting" beginning on page 137.

  Pinnacle shareholders will consider and act upon the approval of adjournments or postponements of Pinnacle's special meeting if there are not sufficient votes to approve the terms of the merger. For a more complete description of this proposal, see the section entitled "Proposals for Pinnacle's Special Meeting" on page 168.

Q:
What do I need to do now?

A:
Avid and Pinnacle urge you to carefully read this joint proxy statement/prospectus, including its annexes, and to consider how the merger will affect you. You also may want to review the documents referenced under the section entitled "Where You Can Find Additional Information" beginning on page 169. You should then vote as soon as possible in accordance with the instructions provided in this joint proxy statement/prospectus and on the enclosed proxy card for your meeting.

Q:
How do I vote?

A:
If you are an Avid stockholder, you should indicate how you want to vote on your proxy card. You may also attend Avid's annual meeting and vote in person instead of submitting a proxy. If you are an Avid stockholder and fail either to return your proxy card or to vote in person at Avid's annual meeting, or if you mark your proxy "abstain," it will have the same effect as a vote against the approval of the amendment to Avid's certificate of incorporation. If you sign and mail in your proxy but fail to indicate your vote on your proxy, your proxy will be counted as a vote for the amendment to Avid's certificate of incorporation, unless your shares are held in street name. If your shares are held in street name, you will receive instructions from the holder of record that you must follow for your shares to be voted.

  If you are a Pinnacle shareholder, you should indicate how you want to vote on your proxy card. You may also attend Pinnacle's special meeting and vote in person instead of submitting a proxy. If you are a Pinnacle shareholder and fail either to return your proxy card or to vote in person at Pinnacle's special meeting, or if you mark your proxy "abstain," it will have the same effect as a vote against the approval of the terms of the merger for all purposes other than perfection of dissenters' rights. If you sign and mail in your proxy but fail to indicate your vote on your proxy, your proxy will be counted as a vote for the merger, unless your shares are held in street name. If your shares are held in street name, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Q:
If my shares are held in a brokerage account, will my broker vote my shares for me?

A:
No, your broker cannot vote your shares on the proposal for Avid stockholders to approve the amendment to Avid's certificate of incorporation or the proposal for Pinnacle shareholders to approve the terms of the merger without instructions from you on how to vote. Therefore, it is important that you follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you are an Avid stockholder and fail to follow the instructions provided by your broker, it will have the same effect as a vote against the amendment to Avid's certificate of incorporation. If you are a Pinnacle shareholder and fail to follow the instructions provided by your broker, it will have the same effect as a vote against the approval of the terms of the merger for all purposes other than perfection of dissenters' rights.

Q:
May I change my vote after I have mailed in my signed proxy card?

A:
Yes, if you are an Avid stockholder, you may change your vote at any time before the vote takes place at Avid's annual meeting. To change your vote, you may either submit a later-dated proxy card or send a written notice to Ethan E. Jacks at Avid Technology, Inc., Avid Technology Park, One Park West, Tewksbury, Massachusetts 01876, stating that you would like to revoke your proxy. In addition, you may attend Avid's annual meeting and vote in person. However, if you elect to vote in person at Avid's annual meeting and your shares are held by a broker, bank or other nominee, you must bring to Avid's annual meeting a proxy from the broker, bank or other nominee authorizing you to vote the shares.

  If you are a Pinnacle shareholder, you may change your vote at any time before the vote takes place at Pinnacle's special meeting. To change your vote, you may either submit a later-dated proxy card or send a written notice to Scott E. Martin at Pinnacle Systems, Inc., 280 North Bernardo Avenue, Mountain View, California 94043, stating that you would like to revoke your proxy. In addition, you may attend Pinnacle's special meeting and vote in person. However, if you elect to vote in person at Pinnacle's special meeting and your shares are held by a broker, bank or other nominee, you must bring to Pinnacle's special meeting a proxy from the broker, bank or other nominee authorizing you to vote the shares.

Q:
Should Pinnacle shareholders send in the certificates representing their shares of Pinnacle common stock?

A:
No, not at this time. After Avid and Pinnacle complete the merger, Avid's transfer agent will send instructions to Pinnacle shareholders regarding the exchange of shares of Pinnacle common stock for Avid common stock and cash. Avid stockholders should not submit their stock certificates at any time because their shares will not be converted in the merger.

Q:
What are the U.S. federal income tax consequences of the merger to Pinnacle shareholders?

A:
The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger so qualifies, a Pinnacle shareholder will recognize gain, but not loss, for U.S. federal income tax purposes equal to the lesser of (a) the excess of the sum of the cash and the fair market value, as of the effective time of the merger, of the shares of Avid common stock the Pinnacle shareholder receives over the Pinnacle shareholder's adjusted tax basis in the shares of Pinnacle common stock surrendered in exchange therefor and (b) the amount of cash the Pinnacle shareholder receives (excluding cash the Pinnacle shareholder receives in lieu of a fractional share of Avid common stock). In addition, a Pinnacle shareholder should recognize gain or loss for United States federal income tax purposes equal to the difference between the cash the Pinnacle shareholder receives in lieu of a fractional share of Avid common stock and the tax basis allocable to the fractional share. Pinnacle shareholders are urged to read the information regarding the material United States federal income tax consequences contained in the sections entitled "Summary—The Merger and Merger Agreement—Material United States Federal Income Tax Considerations" on page 10 and "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 85. In certain circumstances, including if the fair market value of Avid common stock at the effective time is below approximately $47 per share, the merger may not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, in which event each Pinnacle shareholder will recognize gain or loss equal to the difference between (a) the sum of the cash and the fair market value, as of the effective time of the merger, of the shares of Avid common stock received by the Pinnacle shareholder in the merger and (b) the Pinnacle shareholder's tax basis in the shares of Pinnacle common stock exchanged therefor. The tax consequences to a Pinnacle shareholder of the merger will depend on the shareholder's particular circumstances. Each Pinnacle shareholder should consult his, her or its tax advisor for a full understanding of the tax consequences of the merger to the shareholder.

Q:
What are the U.S. federal income tax consequences of the merger to holders of options to purchase Pinnacle common stock?

A:
Each holder of an option to purchase shares of Pinnacle common stock will have compensation income equal to the sum of the cash and the fair market value, as of the effective time of the merger, of the shares of Avid common stock payable to the option holder in exchange for his or her option. Avid may withhold any taxes required by law to be withheld from any amounts payable to a holder of an option to purchase shares of Pinnacle common stock pursuant to the merger.

Q:
Are Avid stockholders or Pinnacle shareholders entitled to dissenters' or appraisal rights in connection with the merger?

A:
If you are an Avid stockholder, you have no dissenters' or appraisal rights in connection with the merger. If you are a Pinnacle shareholder, you are entitled to dissenters' rights under the California General Corporation Law in connection with the merger if the specific conditions set forth in the section entitled "The Merger—Dissenters' Rights and Appraisal Rights," which begins on page 89, are met.

Q:
Whom may I contact with any additional questions?

A:
Avid stockholders may call Dean Ridlon, Investor Relations Director, Avid Technology, Inc. at (978) 640-5309 or write to him at Avid Technology Park, One Park West, Tewksbury, Massachusetts 01876-1234.

  Pinnacle shareholders may call Demer IR Counsel, Inc. at (925) 938-2678 extension 224 or write to Demer IR Counsel, Inc., 1981 North Broadway, Suite 265, Walnut Creek, California 94596-3827.

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this entire document and the documents to which we have referred you. See the section entitled "Where You Can Find Additional Information" beginning on page 169.

The Companies

Avid Technology, Inc.
Avid Technology Park
One Park West
Tewksbury, Massachusetts 01876
(978) 640-6789

        Avid develops, markets, sells and supports a wide range of software and hardware for digital media production, management and distribution. Digital media are video, audio or graphic elements in which the image, sound or picture is recorded and stored in digital values, as opposed to analog, or tape-based, signals. Avid's diverse range of product and service offerings enables customers to "Make, Manage and Move Media."

Pinnacle Systems, Inc.
280 North Bernardo Avenue
Mountain View, California 94043
(650) 526-1600

        Pinnacle is a supplier of digital video products to a variety of customers, ranging from individuals with little or no video experience to broadcasters with specific and sophisticated requirements. Pinnacle's digital video products allow Pinnacle's customers to capture, edit, store, view and play video, and to burn that programming onto a compact disc or digital versatile disc. For broadcasters, Pinnacle offers products that provide solutions for live-to-air, play-out, editing and news broadcasts. For consumers, Pinnacle offers low-cost, easy-to-use home video editing and viewing solutions that allow consumers to edit their home videos using a personal computer and view television programming on their computers. In addition, Pinnacle provides products that allow consumers to view on their television sets video and other media content stored on their computers.

The Merger and Merger Agreement

Stockholder Approval Required by Avid (Page 41)

        In order to complete the merger, Avid must increase the number of shares of common stock authorized under its certificate of incorporation. On February 16, 2005, Avid's board of directors voted unanimously to recommend to Avid stockholders that Avid's certificate of incorporation be amended to increase the number of shares of common stock authorized for issuance from 50,000,000 to 100,000,000. The purpose of this increase is to provide shares for future corporate needs, such as capital-raising transactions, stock dividends, stock splits, issuances under current or future stock plans, including the proposed stock incentive plan, and acquisitions, including the proposed merger with Pinnacle. The affirmative vote of the holders of a majority of the outstanding shares of Avid common stock is required to approve the amendment to Avid's certificate of incorporation. Certain executive officers and directors of Avid have agreed to vote the shares of Avid common stock owned by them in favor of the amendment to Avid's certificate of incorporation. As of June 7, 2005, the record date for Avid's annual meeting, these officers and directors beneficially owned approximately 223,815 outstanding shares of Avid common stock, representing less than 1% of the outstanding shares of Avid common stock.

Shareholder Approval Required by Pinnacle (Page 43)

        The affirmative vote of the holders of a majority of the outstanding shares of Pinnacle common stock is required to approve the terms of the merger. Certain executive officers and directors of Pinnacle have agreed to vote the shares of Pinnacle common stock owned by them in favor of the approval of the terms of the merger. As of June 7, 2005, the record date for Pinnacle's special meeting, these officers and directors beneficially owned approximately 231,134 outstanding shares of Pinnacle common stock, representing less than 1% of the outstanding shares of Pinnacle common stock.

Avid's Board Recommendation to Stockholders (Page 138)

        Avid's board of directors has voted unanimously to approve the merger and to recommend to Avid stockholders that Avid's certificate of incorporation be amended to increase the number of shares of common stock authorized for issuance from 50,000,000 to 100,000,000, which will provide shares for Avid's future corporate needs and will enable the issuance of shares of Avid common stock in the merger. Avid's board of directors has determined that the merger is fair to, and in the best interests of, Avid. Avid's board of directors unanimously recommends that Avid stockholders vote FOR the amendment to Avid's certificate of incorporation.

        Avid's board of directors considered a number of factors in determining to approve the merger agreement and the issuance of Avid common stock in the merger and to recommend the amendment to Avid's certificate of incorporation. These considerations are described below under the sections entitled "The Merger—Consideration of the Merger by Avid—Avid's Reasons for the Merger and Board Approval" beginning on page 62 and "Proposals for Avid's 2005 Annual Meeting—Proposal 1: Amendment to Avid's Certificate of Incorporation—Board Recommendation" on page 138.

Pinnacle's Board Recommendation to Shareholders (Page 168)

        Pinnacle's board of directors has unanimously approved the merger agreement and the merger. Pinnacle's board of directors has determined that the merger and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Pinnacle shareholders. Pinnacle's board of directors unanimously recommends that Pinnacle shareholders vote FOR the approval of the terms of the merger.

        Pinnacle's board of directors considered a number of factors in determining to approve the merger agreement and the merger. These considerations are described below under the section entitled "The Merger—Consideration of the Merger by Pinnacle—Pinnacle's Reasons For The Merger and Board Recommendation" beginning on page 70.

Structure of the Merger (Page 93)

        If all of the conditions to the merger are satisfied or waived, a wholly-owned subsidiary of Avid will merge with and into Pinnacle. After the merger, Pinnacle will become a wholly-owned subsidiary of Avid, and Pinnacle shareholders will become Avid stockholders.

What Holders of Pinnacle Common Stock Will Receive (Page 93)

        If the merger is consummated, each outstanding share of Pinnacle common stock will be converted into the right to receive 0.0869 of a share of Avid common stock plus $1.00 in cash. Based on the closing price of Avid common stock and the number of shares of Pinnacle common stock outstanding on March 18, 2005 and assuming that no options to purchase shares of Pinnacle common stock are exercised prior to the effective time of the merger:

  •
  Avid would issue a total of approximately 6.2 million shares of Avid common stock as a result of the merger, including shares of Avid common stock that would be issued to former Pinnacle option holders; and

  •
  Avid would pay a total of approximately $71.3 million in cash as a result of the merger, including cash that would be paid to former Pinnacle option holders.

        The 0.0869 of a share of Avid common stock plus $1.00 in cash that Pinnacle shareholders will receive for each share of Pinnacle common stock are fixed numbers. Regardless of fluctuations in the market prices of Avid or Pinnacle common stock, this number will not change between now and the effective date of the merger, but the value of the shares of Avid common stock to be received by Pinnacle shareholders will fluctuate with the market price of Avid common stock.

        Avid will not issue fractional shares of Avid common stock in connection with the merger. Instead, Avid will pay cash, without interest, for any fractional shares.

Treatment of Pinnacle Stock Options (Page 94)

        Immediately prior to the effective time of the merger, each unvested outstanding option to purchase Pinnacle common stock will be accelerated in full, and each option holder will have the right to exercise his or her option in exchange for Pinnacle common stock. Shares of Pinnacle common stock issued in connection with any such exercise will be converted into the right to receive the merger consideration described above. Each option to purchase shares of Pinnacle common stock not exercised at or prior to the effective time with an exercise price per share that is less than the value a holder of Pinnacle common stock would receive in exchange for one share of Pinnacle common stock in the merger will be cancelled and converted into the right to receive cash plus shares of Avid common stock. The value of the cash plus shares of Avid common stock received by the holder of an option to purchase shares of Pinnacle common stock will equal the number of shares of Pinnacle common stock subject to such option multiplied by the difference between the value a holder of Pinnacle common stock would receive in exchange for one share of Pinnacle common stock in the merger and the exercise price of such option. Each option to purchase shares of Pinnacle common stock not exercised at or prior to the effective time with an exercise price per share that is equal to or greater than the value a holder of Pinnacle common stock would receive in exchange for one share of Pinnacle common stock will be cancelled without payment of any consideration. For the purposes of calculating the shares of Avid common stock and cash to be received by holders of options to purchase shares of Pinnacle common stock, the value of a share of Avid common stock will be based on the last reported sales price of Avid common stock on the Nasdaq National Market on the effective date.

Conditions to the Merger (Page 101)

        The completion of the merger depends on the satisfaction of a number of conditions, including:

  •
  Avid stockholders must have approved the amendment to Avid's certificate of incorporation increasing the number of authorized shares of Avid common stock;

  •
  Pinnacle shareholders must have approved the terms of the merger;

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  the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the Hart-Scott-Rodino Act, shall have expired or been terminated, and all other necessary approvals under applicable antitrust laws shall have been obtained, except with respect to jurisdictions in which neither Avid nor Pinnacle derives significant sales;

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  the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part must have become effective and not be the subject of a stop order, and no proceedings seeking a stop order shall have been threatened or initiated; and

  •
  other conditions specified in the merger agreement shall have been satisfied.

        The party entitled to assert any condition to the merger may waive the condition.

No Solicitation by Pinnacle (Page 99)

        Pinnacle has agreed that until the effective time of the merger or the termination of the merger agreement, whichever occurs first, it will not, and will not authorize or permit any of its directors, officers, employees, affiliates or their representatives to, directly or indirectly:

  •
  solicit, initiate, knowingly or intentionally encourage, or take any other action to facilitate any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, any acquisition proposal, as defined in the merger agreement;

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  engage in any discussions or negotiations regarding, furnish to any person any information with respect to, or assist or participate in any effort or attempt by any person with respect to any acquisition proposal;

  •
  subject to applicable law and the satisfaction of certain conditions, withdraw or modify, or propose to withdraw or modify, the approval of the merger by Pinnacle's board of directors or the recommendation by Pinnacle's board of directors that Pinnacle shareholders approve the terms of the merger;

  •
  cause or permit Pinnacle to enter into any agreement, letter of intent, merger agreement or similar agreement constituting or relating to any acquisition proposal, except as specifically provided in the merger agreement; or

  •
  adopt, approve or recommend, or propose to adopt, approve or recommend, any acquisition proposal.

        Notwithstanding the foregoing, Pinnacle and its board of directors may furnish non-public information to, and enter into discussions or negotiations with, a person or entity in connection with an acquisition proposal that is reasonably likely to lead to a superior proposal, as defined in the merger agreement, if Pinnacle's board of directors determines in good faith, after consultation with its outside counsel and financial advisor, that such action is necessary for it to comply with its fiduciary duties to shareholders.

Termination of the Merger Agreement (Page 104)

        Avid and Pinnacle can mutually agree to terminate the merger agreement without completing the merger. In addition, Avid and Pinnacle can each terminate the merger agreement under the circumstances set forth in the merger agreement and described below in this joint proxy statement/prospectus.

Termination Fees and Expenses (Page 105)

        Avid and Pinnacle generally will bear their own expenses related to the merger. Avid and Pinnacle are each obligated to pay the other a termination fee of $15,000,000 if the merger agreement is terminated under specified circumstances set forth in the merger agreement and described below in this joint proxy statement/prospectus.

Opinion of Avid's Financial Advisor (Page 64)

        In connection with the merger, Piper Jaffray & Co., or Piper Jaffray, Avid's financial advisor, rendered a written opinion, dated March 19, 2005, to Avid's board of directors that, as of March 19, 2005 and based upon and subject to the assumptions, factors, qualifications and limitations set forth in its written opinion, the consideration proposed to be paid by Avid in the proposed merger was fair, from a financial point of view, to Avid. The full text of the written opinion of Piper Jaffray is included in this joint proxy statement/prospectus as Annex D. Avid urges its stockholders to read the opinion in its entirety to understand the procedures followed, the assumptions made, the matters considered and the limitations on the review undertaken by Piper Jaffray in providing its opinion. Piper Jaffray's opinion is directed to Avid's board of directors and relates only to the fairness of the consideration to be paid by Avid in the proposed merger from a financial point of view to Avid as of the date of the opinion. The written opinion does not constitute an opinion or recommendation to any Avid stockholder as to how the stockholder should vote with respect to the proposed amendment to Avid's certificate of incorporation.

Opinion of Pinnacle's Financial Advisor (Page 73)

        In connection with the merger, Lazard Frères & Co. LLC, or Lazard, Pinnacle's financial advisor, rendered a written opinion, dated March 20, 2005, to Pinnacle's board of directors that, as of March 20, 2005 and based upon and subject to the assumptions, factors and qualifications described in its written opinion, the consideration to be paid to Pinnacle shareholders in the merger is fair, from a financial point of view, to Pinnacle shareholders. The full text of the written opinion of Lazard is included in this joint proxy statement/prospectus as Annex E. Pinnacle encourages its shareholders to read the opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and the qualifications and limitations on the review undertaken by Lazard in connection with its opinion. Lazard's opinion is directed to Pinnacle's board of directors and only addresses the fairness to Pinnacle shareholders of the consideration to be paid to Pinnacle shareholders in the merger from a financial point of view as of the date of the opinion. The written opinion does not constitute an opinion or recommendation to any Pinnacle shareholder as to any matter relating to the merger.

Interests of Certain Persons in the Merger (Page 80)

        In considering the recommendation of Pinnacle's board of directors, Pinnacle shareholders should be aware of the interests that certain Pinnacle executive officers and directors have in the merger. These include:

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  severance payments, retention payments, acceleration of options and other potential benefits for certain executive officers and directors of Pinnacle that may be paid under pre-existing agreements, programs and stock option plans;

  •
  as of June 1, 2005, the executive officers and directors of Pinnacle held 260,809 shares of Pinnacle common stock and options to purchase 3,287,959 shares of Pinnacle common stock; and

  •
  customary rights to indemnification of directors and executive officers of Pinnacle against specified liabilities.

        In considering the fairness of the merger to Pinnacle shareholders, Pinnacle's board of directors took into account these interests. Some of these interests are different from, or in addition to, the interests of Pinnacle shareholders generally in the merger.

Material United States Federal Income Tax Considerations (Page 85)

        The merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. If the merger so qualifies, a Pinnacle shareholder will recognize gain, but not loss, for United States federal income tax purposes equal to the lesser of (a) the excess of the sum of the cash and the fair market value, as of the effective time of the merger, of the shares of Avid common stock the Pinnacle shareholder receives over the Pinnacle shareholder's adjusted tax basis in the shares of Pinnacle common stock surrendered in exchange therefor and (b) the amount of cash the Pinnacle shareholder receives (excluding cash the Pinnacle shareholder receives in lieu of a fractional share of Avid common stock). In addition, a Pinnacle shareholder should recognize gain or loss for United States federal income tax purposes equal to the difference between the cash the Pinnacle shareholder receives in lieu of a fractional share of Avid common stock and the tax basis allocable to the fractional share. Pinnacle shareholders are urged to read the information regarding the material United States federal income tax consequences contained in this joint proxy statement/prospectus carefully. In certain circumstances, including if the fair market value of Avid common stock at the effective time is below approximately $47 per share, the merger may not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, in which event a Pinnacle shareholder will recognize gain or loss equal to the difference between (a) the sum of the cash and the fair market value, as of effective time of the merger, of the shares of Avid common stock received by the Pinnacle shareholder in the merger and (b) the Pinnacle shareholder's tax basis in the shares of Pinnacle common stock exchanged therefor.

        Each holder of options to purchase shares of Pinnacle common stock will have compensation income equal to the sum of the cash and the fair market value, as of the effective time of the merger, of the shares of Avid common stock the option holder receives in exchange for his or her option. Avid may withhold any taxes required by law to be withheld from any amounts payable to a holder of an option to purchase shares of Pinnacle common stock pursuant to the merger.

        This tax treatment may not apply to certain Pinnacle shareholders, and certain Pinnacle shareholders may be subject to taxes other than United States federal income taxes. Pinnacle shareholders are urged to consult their own tax advisors for a full understanding of the tax consequences of the merger to them.

Accounting Treatment (Page 88)

        Avid will account for the merger as a purchase of a business, which means that the assets and liabilities of Pinnacle, including intangible assets, will be recorded at their fair value and the results of operations of Pinnacle will be included in Avid's results from the effective date of the merger.

Dissenters' Rights (Page 89)

        Under applicable law:

  •
  Avid stockholders have no dissenters' or appraisal rights with respect to the merger; and

  •
  Pinnacle shareholders are entitled to dissenters' rights under the California General Corporation Law in connection with the merger if the specific conditions set forth in the section entitled "The Merger—Dissenters' Rights and Appraisal Rights," which begins on page 89, are met.

How the Rights of Pinnacle Shareholders Will Differ as Avid Stockholders (Page 125)

        The rights of Pinnacle shareholders as Avid stockholders after the merger will be governed by Avid's certificate of incorporation and bylaws and the laws of the State of Delaware. Those rights differ from the rights of Pinnacle shareholders under Pinnacle's articles of incorporation and bylaws and the laws of the State of California.

Avid Price Information (Page 39)

        Shares of Avid common stock are listed on the Nasdaq National Market. On March 18, 2005, the last full trading day prior to the public announcement of the proposed merger, Avid common stock closed at $62.95 per share. On June 7, 2005, Avid common stock closed at $57.12 per share.

Pinnacle Price Information (Page 39)

        Shares of Pinnacle common stock are listed on the Nasdaq National Market. On March 18, 2005, the last full trading day prior to the public announcement of the proposed merger, Pinnacle common stock closed at $4.97 per share. On June 7, 2005, Pinnacle common stock closed at $5.77 per share.

RISK FACTORS

Risks Relating to the Merger

Because Pinnacle shareholders will receive a fixed ratio of 0.0869 of a share of Avid common stock plus $1.00 in cash for each share of Pinnacle common stock that they own at the closing of the merger, if Avid's stock price decreases for any reason, Pinnacle shareholders will receive less value for their Pinnacle common stock.

        At the closing of the merger, each share of Pinnacle common stock will be converted in accordance with a fixed exchange ratio into the right to receive 0.0869 of a share of Avid common stock plus $1.00 in cash. Accordingly, while the cash portion of the exchange ratio will not fluctuate, the then-current dollar value of Avid common stock that Pinnacle shareholders will receive upon the completion of the merger will depend entirely upon the market value of Avid common stock at the time the merger is completed, which may be lower than the closing price of Avid common stock on the last full trading day preceding the public announcement of the merger, the last full trading day prior to the date of this joint proxy statement/prospectus or the date of Avid's annual meeting and Pinnacle's special meeting. Moreover, the completion of the merger may occur some time after approvals from Avid stockholders and Pinnacle shareholders have been obtained. The market price of Avid common stock has experienced volatility in the past, with a trading high of $68.35 and low of $40.90 on the Nasdaq National Market between January 1, 2004 and the date of this joint proxy statement/prospectus, and neither Avid nor Pinnacle can predict or give any assurances as to the market price of Avid common stock at any time before or after the completion of the merger. Neither Avid nor Pinnacle may unilaterally terminate or renegotiate the merger agreement solely because of changes in the market price of Avid common stock or Pinnacle common stock. Any reduction in the price of Avid common stock will result in Pinnacle shareholders receiving less value in the merger at closing.

Avid may face challenges in integrating Avid and Pinnacle and, as a result, may not realize the expected benefits of the proposed merger.

        The successful integration of Avid and Pinnacle will require, among other things, integration of Pinnacle's operations, policies and personnel into Avid. Avid may not achieve successful integration in a timely manner, or at all, and Avid may not realize the benefits and synergies of the merger to the extent, or in the timeframe, anticipated. The diversion of the attention of Avid's management and any difficulties encountered in the process of combining the companies could cause disruption of the activities of the combined company's business. The inability to integrate the operations, policies and personnel of Avid and Pinnacle successfully, or any significant delay in achieving integration, could have a material adverse effect on the combined company after the merger and, as a result, on the market price of Avid common stock.

Customer, supplier, distributor and partner uncertainty about the merger or diversion of the attention of management of Avid or Pinnacle could harm the combined company, or the respective businesses of Avid and Pinnacle, whether or not the merger is completed.

        Existing or potential customers of Avid or Pinnacle may, in response to the announcement or consummation of the merger, delay or defer their purchasing decisions. In addition, customers and prospective customers could choose not to purchase their respective products or to reduce or eliminate current products because of perceived or actual conflicts of interest or doubts about the combined company's ability to provide products in a satisfactory manner. Furthermore, Avid and Pinnacle's respective suppliers, distributors and partners may experience uncertainty about their future relationship with the combined company and may limit their involvement with either company until or after the merger is completed. As a result, revenues that may have ordinarily been received by Avid or Pinnacle may be delayed or not earned at all. Additionally, the diversion of the attention of management of Avid or Pinnacle due to the merger could cause disruption in Avid's business, Pinnacle's business or the combined company's business, whether or not the merger is completed.

The merger could cause Pinnacle to lose key personnel, which could adversely affect Pinnacle's business.

        As a result of Pinnacle's change in ownership, current and prospective Pinnacle employees could experience uncertainty about their future roles within Avid. This uncertainty may adversely affect Pinnacle's ability to attract and retain key management, sales, marketing and technical personnel. Any failure to attract or retain key personnel could have a material adverse effect on the business of Pinnacle or the combined company.

Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger.

        Completion of the merger is conditioned upon Avid and Pinnacle obtaining required approvals and satisfying closing conditions, including:

  •
  approval by Pinnacle shareholders of the terms of the merger;

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  approval by Avid stockholders of an amendment to Avid's certificate of incorporation to increase the number of authorized shares of Avid common stock from 50,000,000 to 100,000,000;

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  Avid and Pinnacle receiving all material governmental authorizations, consents, orders and approvals, including the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Act; and

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  Avid and Pinnacle obtaining all other necessary approvals under applicable antitrust laws, except with respect to jurisdictions in which neither Avid nor Pinnacle derives significant sales.

        The requirement for certain governmental approvals could delay the completion of the merger for a significant period of time after Avid stockholders have approved the amendment to Avid's certificate of incorporation at Avid's annual meeting and Pinnacle shareholders have approved the terms of the merger at Pinnacle's special meeting. See "The Merger Agreement—Closing Conditions" beginning on page 101 for a discussion of the conditions to the completion of the merger and "The Merger—Regulatory Approvals in Connection with the Merger" on page 88 for a description of the regulatory approvals necessary in connection with the merger. No assurance can be given that these approvals will be obtained or that the required conditions to closing will be satisfied. Even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals. Any significant delay in obtaining required approvals and satisfying closing conditions relating to the merger may result in continued uncertainty about Avid's business and Pinnacle's business among customers, suppliers, distributors and partners of each company, could cause continued distraction to management of Avid or Pinnacle or could otherwise increase the risk of the merger not occurring.

If the fair market value of Avid common stock at the effective time is below approximately $47 per share, the merger will not qualify as a reorganization and the holders of Pinnacle common stock will recognize taxable gain or loss for United States federal income tax purposes on the entire portion of merger consideration received.

        Avid and Pinnacle intend that the merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, one of the requirements for a reorganization will not be satisfied, and the merger will not qualify as a reorganization, if the fair market value of Avid common stock at the effective time is below approximately $47 per share, assuming that the number of outstanding shares of Pinnacle common stock at the effective time of the merger is the same as the number of outstanding shares of Pinnacle common stock on June 7, 2005 and that none of Pinnacle's shareholders exercises dissenters' rights. If Pinnacle shareholders exercise dissenters' rights, even if the fair market value of Avid common stock is above approximately $47 per share, the merger may not qualify as a reorganization. If the merger does not qualify as a reorganization, the holders of Pinnacle common stock will recognize taxable gain or loss for United States federal income tax purposes on the entire portion of merger consideration received. See "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 85.

As a result of the merger, Avid will be a substantially larger and broader organization, and if Avid's senior executive team is unable to manage the combined company, its operating results will suffer.

        As a result of the merger, Avid will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to develop appropriate systems, policies, benefits and compliance programs. The inability to manage the organization of the combined company effectively could have a material adverse effect on the combined company after the merger and, as a result, on the market price of Avid common stock.

Failure to complete the merger may result in Avid or Pinnacle paying a termination fee to the other. Such a failure could also result in a decrease in the market price of Avid common stock or Pinnacle common stock and cause each company to incur legal and accounting fees.

        If the merger is not completed, Avid and Pinnacle may be subject to a number of material risks, including:

  •
  either Avid or Pinnacle may be required, under some circumstances, to pay the other a termination fee of $15,000,000;

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  the market price of Avid common stock or Pinnacle common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed;

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  both companies may experience a negative reaction to the termination of the merger from respective customers, suppliers, distributors or partners of each company; and

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  Avid and Pinnacle's respective costs incurred related to the merger, such as legal and accounting fees, must be paid even if the merger is not completed.

        If the merger agreement is terminated and Pinnacle's board of directors seeks another merger or business combination, Pinnacle shareholders cannot be certain that Pinnacle will be able to find a party willing to pay a price equivalent to or more attractive than the price Avid has agreed to pay in the merger.

Avid may face challenges associated with sales of home video editing and viewing products to consumers.

        A significant portion of Pinnacle's revenues are derived from sales of its home video editing and viewing products to consumers. The market for these products is highly competitive, and Avid expects to face price-based competition from competitors selling products similar to Pinnacle's consumer products. Personnel from Avid's M-Audio business have experience in the consumer channel, but Avid's experience in consumer video is limited. In addition, sales of consumer electronics and software increase in the second half of the year, reaching their peak during the year-end holiday season. As a result, to the extent that following the merger a larger percentage of Avid's revenues are from the consumer channel, Avid expects to experience greater seasonality in its revenues.

If Pinnacle's former shareholders and option holders sell the Avid common stock received in the merger immediately, they could cause a decline in the market price of Avid common stock.

        Avid's issuance of common stock in the merger will be registered with the Securities and Exchange Commission. As a result, those shares will be immediately available for resale in the public market, except that shares issued to Pinnacle's former shareholders and option holders who are affiliates of Pinnacle before the merger or who become affiliates of Avid after the merger will be subject to transfer restrictions under the federal securities laws. The number of shares of Avid common stock to be issued to Pinnacle's former shareholders and option holders in connection with the merger and immediately available for resale will equal approximately 15% of the number of outstanding shares of Avid common stock currently in the public market. Pinnacle shareholders and optionholders may sell the stock they receive immediately after the merger. If this occurs, or if other holders of Avid common stock sell significant amounts of Avid common stock immediately after the merger is completed, the market price of Avid common stock may decline.

Some of the executive officers and directors of Pinnacle have interests that may have influenced them to support or approve the merger.

        Some of Pinnacle's executive officers and directors may have been influenced to approve the merger because of arrangements that provide them with interests in the merger that are different from, or in addition to, the interests of Pinnacle shareholders generally in the merger. For example, as a result of the merger or other triggering events, Pinnacle or the combined company could be obligated to make cash severance and restricted stock unit payments to certain executive officers that, without giving effect to tax gross-up payments, could total a maximum of approximately $5.1 million assuming certain restricted stock units are valued at $5.77 per share, the closing price of Pinnacle's common stock on June 7, 2005. These arrangements are described under the section entitled "The Merger—Interests of Certain Persons in the Merger" beginning on page 80. Pinnacle's board of directors was aware of and took into account these arrangements when it approved the merger.

Risks Relating to Avid's Business

Poor global economic conditions could adversely affect demand for Avid's products and the financial condition of Avid's suppliers, distributors and resellers.

        The revenue growth and profitability of Avid's business depends primarily on the overall demand for Avid's products. If global economic conditions worsen, demand for Avid's products may weaken, as could the financial health of Avid's suppliers, distributors and resellers, which could adversely affect Avid's revenues and business.

Avid's performance will depend in part on continued customer acceptance of Avid's digital nonlinear editing products.

        Avid continues to introduce new digital non-linear products based on its Digital Nonlinear Accelerator architecture, including upgrades and enhancements to its Media Composer Adrenaline and NewsCutter Adrenaline systems, as well as Avid Xpress Pro with Avid Mojo and Avid DS Nitris hardware. Avid will need to continue to focus marketing and sales efforts on educating potential customers and Avid's resellers about the uses and benefits of these products. The future success of certain of these products that enable high-definition production, such as Avid DS Nitris, will also depend on demand for high definition content and appliances, such as television sets and monitors, that utilize the high definition standard. In addition, the introduction of new products involves other risks, including the possibility of defects or errors, failure to meet customer expectations, delays in shipping new products and the introduction of similar products by Avid's competitors. The introduction and transition to new products could also have a negative impact on Avid's existing products, which could adversely affect Avid's revenues and business.

The digital media business is large, widely dispersed and highly competitive, and Avid may not be successful in growing Avid's customer base or predicting customer demand in this business.

        Avid is continuing to enhance its status in the digital broadcast business and has augmented its NewsCutter product offering with the Avid Unity for News products, and other server, newsroom, and browser products. In this business, in addition to or in lieu of discrete point products, customers often seek complex solutions involving highly integrated components, including the configuration of unique workflows, from a single or multiple vendors. Success in this business requires, among other things, creating and implementing compelling solutions and developing a strong, loyal customer base.

        In addition, large, complex broadcast orders often require Avid to devote significant sales, engineering, manufacturing, installation, and support resources to ensure their successful and timely fulfillment. As the broadcast business converts from analog to digital, Avid's strategy has been to build Avid's broadcast solutions team in response to customer demand. To the extent that customer demand for Avid's broadcast solutions exceeds Avid's expectations, Avid may encounter difficulties in the short term meeting its customers' needs. Meanwhile, Avid's competitors may devote greater resources to the broadcast business than Avid does, or may be able to leverage their presence more effectively. If Avid is unsuccessful in expanding within the digital broadcast business or in predicting and satisfying customer demand, Avid's business and revenues could be adversely affected.

A portion of Avid's revenue is dependent on sales of large, complex solutions.

        Avid expects sales of large, complex solutions to continue to constitute a material portion of its net revenues, particularly as news stations convert from analog, or tape-based, processes to digital formats. Avid's quarterly and annual revenues could fluctuate if:

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  sales to one or more of Avid's customers are delayed or are not completed within a given quarter;

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  contract terms preclude Avid from recognizing revenues relating to one or more significant contracts during a particular quarter;

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  news stations' migrations to networked digital infrastructure slow down;

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  Avid is unable to complete complex customer installations on schedule;

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  Avid's customers reduce their capital investments in Avid's products in response to slowing economic growth; or

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  any of Avid's large customers terminates its relationship with Avid or significantly reduces the amount of business it does with Avid.

When Avid acquires other companies or businesses, Avid becomes subject to potential events or circumstances that could hurt its business.

        Avid periodically acquires other companies or businesses. For example, in January 2004, Avid acquired NXN Software GmbH, a company that manufactures asset and production management systems specifically targeted for the entertainment and computer graphics industries, and, in August 2004, Avid acquired Midiman, Inc. (d/b/a M-Audio), a provider of digital audio and MIDI solutions for electronic musicians and audio professionals. The risks associated with such acquisitions include, among others:

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  the difficulty of assimilating the operations, policies and personnel of the target companies;

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  the failure to realize anticipated returns on investment, cost savings and synergies;

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  the diversion of management's time and attention;

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  the dilution existing Avid stockholders experience if Avid issues common stock or other equity rights in the acquisition;

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  the potential loss of key employees of the target company;

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  the difficulty in complying with a variety of foreign laws and regulations;

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  the impairment of relationships with customers or suppliers;

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  the risks associated with contingent payments and earnouts;

  •
  the possibility of incurring debt and amortization expenses related to goodwill and other intangible assets; and

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  unidentified issues not discovered in due diligence, which may include product quality issues and legal contingencies.

        Such acquisitions often involve significant transaction-related costs and could cause disruption to normal operations. In the future, Avid may also make debt or equity investments. If so, Avid may fail to realize anticipated returns on such investments. If Avid is unable to overcome or mitigate these risks, they could adversely affect Avid's business and revenues.

Avid competes with many other enterprises, and Avid expects competition to intensify in the future.

        The digital video and audio businesses are highly competitive, with limited barriers to entry, and are characterized by pressure to reduce prices, incorporate new features and accelerate the release of new products. Some of Avid's current and potential competitors have substantially greater financial, technical, distribution, support and marketing resources than Avid does. Such competitors may use these resources to lower their product costs, allowing them to reduce prices to levels at which Avid could not operate profitably. Delays or difficulties in product development and introduction may also harm Avid's business. In addition to price, Avid's products must also compete favorably with Avid's competitors' products in terms of reliability, performance, ease of use, range of features, product enhancements, reputation and training. If Avid is unable to compete for its target customers effectively, its business and results of operations could suffer.

        New product announcements by Avid's competitors and by Avid also could have the effect of reducing customer demand for Avid's existing products. New product introductions require Avid to devote time and resources to training Avid's sales channels in product features and target customers, with the temporary result that the sales channels may have less time to devote to selling Avid's products. In addition, Avid's introduction of new products and expansion of existing product offerings can put Avid into competition with companies with whom Avid formerly collaborated. To the extent such companies discontinue their alliances with Avid, it could have a negative impact on Avid's business.

Avid's products are complex, and may contain errors or defects resulting from such complexity.

        As Avid continues to enhance and expand its product offerings, Avid's products have grown increasingly complex and, despite extensive testing and quality control, may contain errors or defects. Such errors or defects could cause Avid to issue corrective releases and could result in loss of revenues, delay of revenue recognition, increased product returns, lack of market acceptance and damage to Avid's reputation.

Avid has a significant presence in the audio business, and therefore the growth of its audio business will depend in part on its ability to successfully introduce new products.

        Avid's Digidesign division has a significant presence in the audio business, due in large part to a series of successful product introductions. Avid's future success will depend in part upon Avid's ability to offer, on a timely and cost-effective basis, new audio products and enhancements of Avid's existing audio products. This can be a complex and uncertain process, and Avid could experience design, manufacturing, marketing, or other difficulties that delay or prevent the introduction of new or enhanced products, or the integration of acquired products, which, in turn, could harm Avid's business.

        A component of M-Audio's business strategy is to expand into the highly competitive consumer channel, a sales channel in which Avid has limited experience. Historically, a significant portion of Avid's audio revenues has been derived from sales to professional musicians and studios. M-Audio is currently expanding its sales channel to include sales through the broader consumer channel. Members of M-Audio's senior staff have experience in this channel, but Avid's overall experience addressing the consumer channel is limited, and the process of developing a channel for non-specialty stores and establishing Avid's products in these stores will be difficult. While Avid is not anticipating that a material portion of its revenues will come through the consumer audio channel in the near term, there are costs related to pursuing the consumer channel that are, to a large extent, fixed. As a result, Avid may be unable to adjust its spending in a timely manner to compensate for any unexpected revenue shortfall, which would harm Avid's operating results. Also, to the extent Avid increases sales of its audio products through the consumer channel, Avid expects to experience greater seasonality in sales of such products. Typically, sales of consumer electronics and software increase in the second half of the year, reaching their peak during the year-end holiday season.

Avid's use of independent firms and contractors to perform some of Avid's product development and manufacturing activities could expose Avid to risks that could adversely impact Avid's revenues.

        Independent firms and contractors, some of whom are located in other countries, perform some of Avid's product development and manufacturing activities. Avid generally owns the software developed by these contractors. The use of independent firms and contractors, especially those located abroad, could expose Avid to risks related to governmental regulation, foreign taxation, intellectual property ownership and rights, exchange rate fluctuation, political instability and unrest, natural disasters and other risks, which could adversely impact Avid's revenues.

An interruption of Avid's supply of certain products or key components from Avid's sole source suppliers, or a price increase in such products or components, could hurt Avid's business.

        Avid is dependent on a number of specific suppliers for certain products and key components of Avid's products. Avid purchases these sole source products and components pursuant to purchase orders placed from time to time. Avid generally does not carry significant inventories of these sole source products and components and has no guaranteed supply arrangements. If any of Avid's sole source vendors should fail to produce such products or to supply or enhance such components, such failure could imperil Avid's supply and Avid's ability to continue selling and servicing products that use these components. Similarly, if any of Avid's sole source vendors should encounter technical, operating or financial difficulties, such difficulties could threaten Avid's supply of these products or components. While Avid believes that alternative sources for these products and components could be developed, or Avid's products could be redesigned to permit the use of alternative components, an interruption of Avid's supply could damage Avid's business and negatively affect Avid's operating results.

        Avid's gross profit margin varies from product to product depending primarily on the proportion and cost of third-party hardware included in each product. From time to time, Avid adds functionality and features to its products. If Avid effects such additions through the use of more, or more costly, third-party hardware, and is not able to increase the prices of such products to offset these increased costs, Avid's gross profit margin on these products could decrease and Avid's operating results could be adversely affected.

Avid relies on third-party software for some of its products and if Avid is unable to use or integrate such software, its product and service development may be delayed.

        Avid relies on certain software that Avid licenses from third parties, including software that is bundled with its products and sold to end users and software that is integrated with internally developed software and used in Avid's products to perform key functions. These third-party software licenses may not continue to be available on commercially reasonable terms, and the software may not be appropriately supported, maintained or enhanced by the licensors. The loss of licenses to, or inability to support, maintain and enhance, any such software, could result in increased costs, or in delays or reductions in product shipments until equivalent software could be developed, identified, licensed and integrated, which would likely harm Avid's business.

Qualifying and supporting Avid's products on multiple computer platforms is time consuming and expensive.

        Avid's software engineers devote significant time and effort to qualify and support Avid's products on various computer platforms, including Microsoft and Apple platforms. Computer platform modifications and upgrades require additional time to be spent to ensure that Avid's products function properly. To the extent that the current configurations of qualified and supported platforms change or Avid needs to qualify and support new platforms, Avid could be required to expend valuable engineering resources, which could adversely affect Avid's operating results.

Avid's operating results are dependent on several unpredictable factors.

        The revenue and gross profit from Avid's products depend on many factors, including:

  •
  mix of products sold;

  •
  cost and proportion of third-party hardware and software included in such products;

  •
  product distribution channels;

  •
  acceptance of Avid's new product introductions;

  •
  product offers and platform upgrades;

  •
  price discounts and sales promotion programs;

  •
  volume of sales of aftermarket hardware products;

  •
  costs of swapping or fixing products released to the market with defects;

  •
  provisions for inventory obsolescence;

  •
  competitive pressure on product prices;

  •
  costs incurred in connection with "solution" sales, which typically have longer selling and implementation cycles; and

  •
  timing of delivery of solutions to customers.

        Changes in any of these factors could adversely affect Avid's operating results.

Avid's international operations expose Avid to significant exchange fluctuations and regulatory, intellectual property and other risks that could harm Avid's operating results.

        Avid generally derives approximately half of its revenues from customers outside of the United States. This business is, for the most part, transacted through international subsidiaries and generally in the currency of the end-user customers. Therefore, Avid is exposed to the risk that changes in foreign currency could adversely impact its revenues, net income (loss) and cash flow. To hedge against the foreign exchange exposure of certain forecasted receivables, payables and cash balances of Avid's foreign subsidiaries, Avid enters into foreign currency forward-exchange contracts. The success of Avid's hedging program depends on forecasts of transaction activity in the various currencies. To the extent that these forecasts are over- or understated during periods of currency volatility, Avid could experience currency gains or losses.

        Other risks inherent in Avid's international operations include changes in regulatory practices, environmental laws, tax laws, trade restrictions and tariffs, longer collection cycles for accounts receivable, and greater difficulty in protecting intellectual property.

Avid's operating costs are tied to projections of future revenues, which may differ from actual results.

        Avid's operating expense levels are based, in part, on Avid's expectations of future revenues. Such future revenues are difficult to predict. A significant portion of Avid's business occurs near the end of each quarter, which can impact Avid's ability to forecast revenues on a quarterly basis with precision.

Further, Avid is generally unable to reduce quarterly operating expense levels rapidly in the event that quarterly revenues levels fail to meet internal expectations. Therefore, if quarterly revenue levels fail to meet internal expectations upon which expense levels are based, Avid's results of operations could be adversely affected.

Terrorism, acts of war and other catastrophic events may seriously harm Avid's business.

        Terrorism, acts of war or other catastrophic events may disrupt Avid's business and harm Avid's employees, facilities, suppliers, distributors, resellers or customers, which could significantly impact Avid's revenue and operating results. The increasing presence of these threats has created many economic and political uncertainties that could adversely affect Avid's business and stock price in ways that cannot be predicted. Avid is predominantly uninsured for losses and interruptions caused by terrorism, acts of war and other catastrophic events.

If Avid fails to maintain strong relationships with its resellers, distributors and suppliers, Avid's ability to deploy its products successfully may be harmed.

        Avid sells many of its video products and services, and substantially all of its audio products and services, indirectly through resellers and distributors. In Avid's audio segment, a few distributors account for a significant portion of Avid's revenues in that segment. The loss of one or more key distributors could reduce Avid's revenues. The resellers and distributors of Avid's video segment products typically purchase Avid software and Avid-specific hardware from Avid, and third-party components from various other vendors, in order to produce complete systems for resale. Any disruption to Avid's resellers and distributors, or their third-party suppliers, could reduce Avid's revenues. Increasingly, Avid is distributing its products directly, which could put Avid in competition with its resellers and distributors and could adversely affect Avid's revenues. In addition, Avid's resellers could diversify the manufacturers from whom they purchase products to sell to final end users, which could lead to a weakening of Avid's relationships with its resellers and could adversely affect its revenues.

        Most of the resellers and distributors of Avid's video products are not granted rights to return products after purchase, and actual product returns from such resellers and distributors have been insignificant to date. Avid's revenues from sales of audio products is generally derived, however, from transactions with distributors and authorized resellers that typically allow limited rights of return, inventory stock rotation and price protection. Accordingly, reserves for estimated returns and exchanges, and credits for price protection are recorded as a reduction of revenues upon shipment of the related products to such distributors and resellers, based upon Avid's historical experience. To date, actual returns have not differed materially from management's estimates. However, if returns of Avid's audio segment products were to exceed estimated levels, Avid's revenues and operating results could be adversely impacted.

Changes in accounting rules could adversely affect Avid's future operating results.

        Avid's financial statements are prepared in accordance with United States generally accepted accounting principles. These principles are subject to interpretation by various governing bodies, including the Financial Accounting Standards Board and the Securities and Exchange Commission which promulgate and interpret appropriate accounting regulations. Changes from current accounting regulations, including changes in the rules regarding accounting for stock-based compensation, may have a significant effect on Avid's reported financial results.

Avid's future growth could be harmed if Avid loses the services of certain employees.

        Avid's success depends upon the services of a talented and dedicated workforce, including members of Avid's executive team and employees in technical positions. The loss of the services of one or more key employees could harm Avid's business. Avid's success also depends upon Avid's ability to attract and retain highly skilled new employees. Competition for such employees is intense in the industries and geographic areas in which Avid operates. In the past, Avid has relied on its ability to grant stock options as one mechanism for recruiting and retaining highly skilled talent. If Avid's 2005 Stock Incentive Plan is not approved by Avid stockholders, Avid's ability to provide these incentives will be impaired. Even if Avid's 2005 Stock Incentive Plan is approved, changes in the accounting rules that will require Avid to expense stock options will impair Avid's ability to provide these incentives without incurring compensation costs. If Avid is unable to compete successfully for talented employees, its business could suffer.

If Avid fails to manage its growth effectively, its business could be harmed.

        Avid's success depends on its ability to manage the growth of its operations effectively. As a result of Avid's acquisitions and increasing demand for Avid's products and services, the scope of Avid's operations has grown both domestically and internationally. Avid's management team will face challenges inherent in efficiently managing an increased number of employees over larger geographic distances. These challenges include implementing effective operational systems, procedures and controls, as well as training new personnel. Inability to respond successfully to these challenges could have a material adverse effect on the growth of Avid's business.

Avid's websites could subject Avid to legal claims that could harm Avid's business.

        Some of Avid's websites provide information and services to Avid's customers. To the extent that materials may be posted on or downloaded from these websites and distributed to others, Avid may be subject to claims for defamation, negligence, copyright or trademark infringement, personal injury, or other theories of liability based on the nature, content, publication or distribution of such materials. In addition, although Avid has attempted to limit its exposure by contract, Avid may also be subject to claims for indemnification by end users in the event that the security of its websites is compromised. As these websites are available on a worldwide basis, they could potentially be subject to a wide variety of international laws.

Avid could incur substantial costs protecting its intellectual property or defending against a claim of infringement.

        Avid's ability to compete successfully and achieve future revenue growth depends, in part, on Avid's ability to protect its proprietary technology and operate without infringing upon the intellectual property rights of others. Avid relies upon a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions, as well as required hardware components and security keys, to protect its proprietary technology. However, Avid's means of protecting its proprietary rights may not be adequate. In addition, the laws of certain countries do not protect Avid's proprietary technology to the same extent as do the laws of the United States. From time to time, unauthorized parties have obtained, copied and used information that Avid considers proprietary. Policing the unauthorized use of Avid's proprietary technology is costly and time-consuming, and Avid is unable to measure the extent to which piracy of its software exists. Avid expects software piracy to be a persistent problem.

        Avid occasionally receives communications suggesting that its products may infringe the intellectual property rights of others. Avid's practice is to investigate the factual basis of such communications and negotiate licenses where appropriate. While it may be necessary or desirable in the future to obtain licenses relating to one or more products or relating to current or future technologies, Avid may be unable to do so on commercially reasonable terms. If Avid is unable to protect its proprietary technology or unable to negotiate licenses for the use of others' intellectual property, its business could be impaired.

        Avid also may be liable to some of its customers for damages that they incur in connection with intellectual property claims. Although Avid attempts to limit its exposure to liability arising from infringement of third-party intellectual property rights in its agreements with customers, Avid may not always be successful. If Avid is required to pay damages to its customers, or indemnify its customers for damages they incur, Avid's business could be harmed. Moreover, even if a particular claim falls outside of Avid's indemnity or warranty obligations to its customers, its customers may be entitled to additional contractual remedies against Avid.

Avid's association with industry organizations could subject Avid to litigation.

        Avid is a member of several industry organizations, trade associations and standards consortia. Membership in these and similar groups could subject Avid to litigation as a result of the activities of such groups. For example, in connection with its anti-piracy program, designed to enforce copyright protection of its software, Avid is a member of the Business Software Alliance. From time to time, the BSA undertakes litigation against suspected copyright infringers. These lawsuits could lead to counterclaims alleging improper use of litigation or violation of other local laws. To date, none of these lawsuits or counterclaims has had an adverse effect on Avid's results of operations, but should Avid become involved in material litigation, its cash flows or financial position could be adversely affected.

Compliance with rules and regulations concerning corporate governance has caused Avid's operating expenses to increase and has put additional demands on Avid's management.

        The Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission and the Nasdaq National Market increased the scope, complexity and cost of Avid's corporate governance, reporting and disclosure practices. These laws, rules and regulations also may divert management's attention from business operations, increase the cost of obtaining director and officer liability insurance and make it more difficult for Avid to attract and retain qualified executive officers, key personnel and members of Avid's board of directors.

If Avid experiences problems with its third-party leasing program, Avid's revenues could be adversely impacted.

        Avid has an established leasing program with a third party that allows certain of its customers to finance their purchases of Avid products. If this program ended abruptly or unexpectedly, some of Avid's customers might be unable to purchase Avid's products unless or until they were able to arrange for alternative financing, which could adversely impact Avid's revenues.

Avid's stock price may continue to be volatile.

        The market price of Avid common stock has experienced volatility in the past and could continue to fluctuate substantially in the future based upon a number of factors, most of which are beyond Avid's control. These factors include:

  •
  changes in Avid's quarterly operating results;

  •
  shortfalls in Avid's revenues or earnings compared to securities analysts' expectations;

  •
  changes in analysts' recommendations or projections;

  •
  fluctuations in investors' perceptions of Avid or Avid's competitors;

  •
  shifts in the markets for Avid's products;

  •
  development and marketing of products by Avid's competitors;

  •
  changes in Avid's relationships with suppliers, distributors, resellers, system integrators or customers;

  •
  announcements of major acquisitions;

  •
  a shift in financial markets; and

  •
  global macroeconomic conditions.

        Further, the stock market has experienced volatility with respect to the price of equity securities of high technology companies generally, and this volatility has, at times, appeared to be unrelated to or disproportionate to any of the factors above.

Risks Relating to Pinnacle's Business

There are various factors that may cause Pinnacle's future net revenue and operating results to fluctuate. As a result, quarter-to-quarter variations could result in a substantial decrease in the price of Pinnacle common stock and, after the merger, the price of Avid common stock, if Pinnacle's net revenue and operating results are below expectations.

        Pinnacle's net revenue and operating results have varied significantly in the past and may continue to fluctuate because of a number of factors, many of which are beyond Pinnacle's control. These factors include:

  •
  adverse changes in general economic conditions in any of the countries in which Pinnacle does business;

  •
  increased competition and pricing pressure;

  •
  the timing of significant orders from and shipments to major customers, including OEMs and Pinnacle's large broadcast accounts;

  •
  Pinnacle's ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities and at the compensation levels that Pinnacle needs to implement its business and product plans;

  •
  the timing and customer acceptance of Pinnacle's new products and upgrades;

  •
  the timing of customer acceptance of large system sales;

  •
  Pinnacle's success in developing, marketing and shipping new products;

  •
  Pinnacle's dependence on the distribution channels through which Pinnacle's products are sold;

  •
  the accuracy of Pinnacle and its resellers' forecasts of end-user demand;

  •
  the accuracy of inventory forecasts;

  •
  Pinnacle's ability to obtain sufficient supplies from its subcontractors on a timely basis;

  •
  the timing and level of consumer product returns;

  •
  foreign currency fluctuations;

  •
  Pinnacle's ability to integrate the operations of acquired businesses successfully and to retain the customers of acquired businesses;

  •
  delays and significantly higher costs associated with integrating the operations of acquired businesses than Pinnacle anticipated;

  •
  failure to realize expected benefits from the disposition of non-core businesses and the distraction to Pinnacle's management associated with such dispositions;

  •
  the discontinuation or sale of businesses resulting from Pinnacle's restructuring plan;

  •
  excess or obsolete inventories;

  •
  overdue or uncollectible accounts receivables;

  •
  the introduction of new products by major competitors;

  •
  intellectual property infringement claims by or against Pinnacle; and

  •
  changes to business terms and conditions with Pinnacle's large broadcast customers.

        Pinnacle also experiences significant fluctuations in orders and sales due to seasonal fluctuations, the timing of major trade shows and the sale of consumer products in anticipation of the holiday season. Sales usually slow down during the summer months of July and August, especially in Pinnacle's consumer business in Europe. Also, Pinnacle attends a number of annual trade shows, which can influence the ordering pattern for Pinnacle's products, including CEBIT in March, the NAB convention in April and the IBC convention in September.

        Pinnacle's operating expense levels are based, in part, on Pinnacle's expectations of future revenue. Such future revenue levels are difficult to forecast. Any shortfall in Pinnacle's quarterly net sales would have a disproportionate, negative impact on Pinnacle's quarterly net income. The resulting quarter-to-quarter variations in Pinnacle's revenue and operating results could create uncertainty about the direction or progress of Pinnacle's business, which could cause a decline in the price of Pinnacle common stock or, after the merger, a decline in the price of Avid common stock.

        Due to these factors, Pinnacle's future net revenue and operating results are not predictable with any significant degree of accuracy. As a result, Pinnacle believes that quarter-to-quarter comparisons of its operating results are not necessarily meaningful and should not be relied upon as indicators of future performance.

If Pinnacle does not compete effectively against other companies for Pinnacle's target customers, Pinnacle's business and operating results will be harmed.

        Pinnacle competes in the broadcast, professional, business and consumer video production business. Each of these businesses is highly competitive and diverse, and the technologies for Pinnacle's products can change rapidly. The competitive nature of these businesses results in pricing pressure and drives the need to incorporate product upgrades and accelerate the release of new products. New products are introduced frequently and existing products are continually enhanced. Pinnacle anticipates increased competition in the broadcast, professional, business and consumer video production businesses, particularly since the industry continues to undergo a period of rapid technological change and consolidation. Competition for Pinnacle's broadcast, professional, business and consumer video products is generally based on:

  •
  product performance;

  •
  breadth of product line;

  •
  quality of service and support;

  •
  market presence and brand awareness;

  •
  price; and

  •
  ability of competitors to develop new, higher performance, lower cost consumer video products.

        Certain competitors in the broadcast, professional, business and consumer video businesses have larger financial, technical, marketing, sales and customer support resources, greater name recognition and larger installed customer bases than Pinnacle does. In addition, some competitors have established relationships with Pinnacle's current and potential customers and offer a wide variety of video equipment that can be bundled in certain large system sales.

        Pinnacle's principal competitors for broadcast and professional customers include:

  •
  Adobe Systems, Inc.

  •
  Avid (prior to the proposed merger)

  •
  Chyron Corporation

  •
  Leitch Technology Corporation

  •
  Matsushita Electric Industrial Co. Ltd.

  •
  Quantel Ltd.

  •
  SeaChange Corporation

  •
  Sony Corporation

  •
  Thomson S.A.

        Pinnacle's principal competitors for business and consumer customers include:

  •
  Adobe Systems, Inc.

  •
  Apple Computer Inc.

  •
  Avid (prior to the proposed merger)

  •
  Hauppauge Digital, Inc.

  •
  Matrox Electronics Systems, Ltd.

  •
  Microsoft Corporation

  •
  Roxio, Inc.

  •
  Sonic Solutions

  •
  Sony Corporation

  •
  Ulead Systems, Inc.

        The preceding lists are not all-inclusive.

        Increased competition in the business for broadcast, professional, business or consumer customers could result in price reductions, reduced margins and loss of market share. If Pinnacle cannot compete effectively for these customers by offering products that are comparable in functionality, ease of use and price to those of Pinnacle's competitors, Pinnacle's revenue will decrease and Pinnacle's operating results will be adversely affected.

Pinnacle incurred losses in fiscal year 2004 and the first three quarters of fiscal year 2005 and may generate losses in the fourth quarter of fiscal year 2005.

        In its fiscal year ended June 30, 2004, Pinnacle recorded a net loss of approximately $54.2 million, which included acquisition-related amortization charges, in-process research and development costs related to the acquisition of certain assets of SCM Microsystems, Inc. and Dazzle Multimedia, Inc., restructuring costs, goodwill and other acquisition-related intangible asset impairment charges, interest expense related to the DES earnout settlement, and a loss from discontinued operations.

        Pinnacle incurred net losses of $9.9 million, $6.9 million and $0.6 million during the first, second and third quarters of its fiscal year ending June 30, 2005, respectively, and may incur net losses during the fourth quarter of its fiscal year ending June 30, 2005. In the future, Pinnacle's operating results and the price of its common stock may decline if economic conditions deteriorate, Pinnacle's revenue grows at a slower rate than in the past or declines, its expenses increase without a commensurate increase in Pinnacle's revenue, or Pinnacle takes any additional restructuring charges or charges related to the sale of assets.

The sale of Pinnacle's Steinberg and Sports businesses may not result in the anticipated benefits for Pinnacle's operating results or shareholders.

        On January 21, 2005, Pinnacle completed the sale of its Steinberg audio software business to Yamaha Corporation for $28.5 million in cash. On February 4, 2005, Pinnacle completed the sale of its Sports business for $12.0 million in cash. Pinnacle believes that the sale of these businesses will enable Pinnacle's management to focus on its core businesses where operating initiatives may result in greater growth of Pinnacle's revenue and operating results. However, since many of Pinnacle costs, such as corporate infrastructure costs, are fixed, particularly in the short term, the sale of these businesses will not result in significant cost reductions immediately. Therefore, because the revenue that these businesses generated historically will not be repeated in future periods, Pinnacle's operating results will be adversely affected until Pinnacle's costs are reduced or revenue that Pinnacle derived from its Steinberg and Sports products is replaced by revenue from its remaining businesses.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on Pinnacle's business and stock price.

        Pinnacle is in the process of documenting and testing Pinnacle's internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires an annual management assessment of the effectiveness of Pinnacle's internal control over financial reporting and a report by Pinnacle's independent registered public accounting firm addressing this assessment. During the course of Pinnacle's testing, Pinnacle has in the past identified, and may in the future identify, deficiencies which, despite the devotion of significant resources and management attention, Pinnacle may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404.

        Moreover, the process of documenting and testing Pinnacle's internal control procedures is more costly and challenging and requires additional management resources due to the fact that Pinnacle is relying on outside consultants and has international operations, particularly in Germany. It is also difficult for Pinnacle's management to predict how long it will take to complete the assessment of the effectiveness of Pinnacle's internal control over financial reporting, which heightens the risk of unexpected delays in completing the assessment on a timely basis. Pinnacle faces additional challenges to its ability to satisfy the requirements of the Sarbanes-Oxley Act in a timely manner due to its pending merger with Avid, the completion of which is consuming significant resources and management and staff attention, particularly in Pinnacle's finance department. In addition, since the announcement of the merger, Pinnacle has experienced an increase in the number of employee departures, particularly in its finance and accounting department.

        In addition, if Pinnacle fails to maintain the adequacy of Pinnacle's internal controls, as such standards are modified, supplemented or amended from time to time, Pinnacle may not be able to ensure that Pinnacle can conclude on an ongoing basis that Pinnacle has effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act or Pinnacle's independent registered public accounting firm may not be able to render an unqualified opinion concerning Pinnacle's assessment and the effectiveness of the internal control over financial reporting. If Pinnacle fails to achieve and maintain an effective internal control environment or Pinnacle's independent registered public accounting firm is unable to render an unqualified opinion, it could have a material adverse effect on investor confidence in Pinnacle's reported financial information, business and stock price.

Pinnacle may be unable to attract, retain and motivate key senior management and technical personnel, which could seriously harm Pinnacle's business.

        If certain of Pinnacle's key senior management and technical personnel leave or are no longer able to perform services for Pinnacle, this could materially and adversely affect Pinnacle's business and may result in certain payments to those managers. Pinnacle has entered into change of control severance agreements with certain executive officers that could result in the payment of certain benefits if management changes trigger benefits in accordance with those agreements. In the past Pinnacle has failed to retain key senior management and may do so in the future. Pinnacle believes that the efforts and abilities of Pinnacle's senior management and key technical personnel are very important to Pinnacle's continued success. As a result, Pinnacle's success is dependent upon Pinnacle's ability to attract and retain qualified technical and managerial personnel. Pinnacle may not be able to retain Pinnacle's key technical and managerial employees or attract, assimilate and retain such other highly qualified technical and managerial personnel as are required in the future. Also, employees may leave Pinnacle and subsequently compete against Pinnacle, or contractors may perform services for Pinnacle's competitors.

Pinnacle has recently experienced key personnel changes that could harm Pinnacle's business.

        Pinnacle has recently experienced several key personnel changes, particularly within Pinnacle's finance and accounting department. For example, during fiscal year 2005, Arthur D. Chadwick resigned from his position as Pinnacle's Senior Vice President Finance and Administration and Chief Financial Officer. In addition, an accounting director and Pinnacle's Director of Audit Services resigned during fiscal year 2005. Pinnacle believes that the efforts and abilities of Pinnacle's senior finance personnel are very important to Pinnacle's continued success and Pinnacle's ability to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act. For example, Mary Dotz was appointed as Pinnacle's Senior Vice President and Chief Financial Officer, effective January 17, 2005. Ms. Dotz replaced Suzy Seandel, who served as Pinnacle's interim Chief Financial Officer since October 2004. Ms. Seandel continues to serve as Pinnacle's Vice President Finance and Accounting. In addition, key sales personnel in Europe and the United States have recently resigned. Pinnacle's future success is dependent upon Pinnacle's ability to attract new and retain existing qualified finance and sales personnel. Pinnacle may not be able to retain Pinnacle's key finance and sales employees or attract, assimilate and retain such other highly qualified personnel as are required in the future, which could materially and adversely affect Pinnacle's business. If Pinnacle loses the services of either Ms. Dotz or Ms. Seandel or is unable to recruit qualified new personnel to replace recent departures in the finance and accounting department, Pinnacle's business could be adversely affected.

In the past, Pinnacle has recognized a substantial portion of Pinnacle's revenue in the last month or weeks of a given quarter and may do so again in future quarters.

        Pinnacle's sales were relatively even throughout the first, second and third quarters of fiscal year 2003 and the second, third and fourth quarters of fiscal year 2004. However, during the fourth quarter of fiscal year 2003, the first quarter of fiscal year 2004, and the first, second and third quarters of fiscal year 2005, Pinnacle recognized a substantial portion of its revenue in the last month or weeks of each quarter, and Pinnacle's revenue depended substantially on orders booked during the last month or weeks of such quarter. Pinnacle may recognize a substantial portion of Pinnacle's revenue in the last month or weeks of future quarters. This makes it difficult for Pinnacle to accurately predict total sales for the quarter until late in the quarter. If certain sales cannot be closed during those last weeks, sales may be recognized in subsequent quarters. This may cause Pinnacle's quarterly revenue to fall below analysts' expectations.

Since Pinnacle derives a large portion of its sales from foreign countries, it is subject to the risks of changing economic conditions throughout the world and foreign currency risks.

        During the nine months ended March 31, 2005, sales of Pinnacle's products by geographic region were comprised of the following: approximately 53.1% from Europe, 32.9% from the Americas, 9.9% from Asia Pacific and 4.1% from Japan. Sales of Pinnacle's products outside of North America represented approximately 62.0% of net sales in the fiscal year ended June 30, 2004. Because Pinnacle expects that international sales will continue to represent a significant portion of its net sales, Pinnacle is subject to the risks of changing economic conditions in other countries around the world, which may harm Pinnacle's future international sales and, consequently, Pinnacle's business. In addition, Pinnacle makes foreign currency denominated sales in many, primarily European, countries. This exposes Pinnacle to risks associated with currency exchange fluctuations. Pinnacle expects that in fiscal year 2005 and beyond, a majority of Pinnacle's European sales will continue to be denominated in local currencies, primarily the Euro. Pinnacle has developed natural hedges for some of this risk since most of the European operating expenses are also denominated in local currency. As these local currencies, and especially the Euro, fluctuate in value against the U.S. dollar, Pinnacle's sales, cost of sales, expenses and income may fluctuate when converted into U.S. dollars. While Pinnacle attempts to minimize these foreign exchange exposures by taking advantage of natural hedge opportunities and by continually assessing the need to use foreign currency forward exchange contracts to offset the risk associated with the effects of certain foreign currency exposures, Pinnacle's operational structure is such that fluctuations in foreign exchange rates can impact and cause fluctuations in Pinnacle's sales, cost of sales, expenses, income and cash balances.

Pinnacle's international presence and significant foreign operations may subject Pinnacle to additional risks and governmental regulation.

        Since Pinnacle conducts business internationally, with sales to foreign jurisdictions representing a significant portion of its operations, Pinnacle may be subject to the following risks:

  •
  unexpected changes in regulatory requirements;

  •
  export license requirements;

  •
  restrictions and controls on the export of critical technology;

  •
  political instability;

  •
  trade restrictions;

  •
  changes in tariffs;

  •
  difficulties in staffing and managing international operations; and

  •
  potential insolvency of international dealers and difficulty in collecting accounts.

        In addition, Pinnacle has significant operations in Europe, where a large number of engineers for its consumer division reside. Pinnacle's management, which is principally located in the United States, may experience difficulty managing geographically disparate operations, such as in Europe, and may encounter challenges with respect to managing foreign workforces, nationalizing foreign assets, including intellectual property, and developing software in multiple foreign languages.

If Pinnacle's products do not keep pace with the technological developments in the rapidly changing video production industry, Pinnacle's business may be materially adversely affected.

        The video production industry is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The introduction of products embodying new technologies or the emergence of new industry standards can render existing products obsolete or unmarketable. For example, the broadcast business is currently undergoing a transition from tape-based systems to information technology-based systems. Demand for Pinnacle's products may decrease if this transition slows or if Pinnacle is unable to adapt to the next generation of industry standards. In addition, Pinnacle's future growth will depend, in part, upon Pinnacle's ability to introduce new features and increased functionality for Pinnacle's existing products, improve the performance of existing products, respond to Pinnacle's competitors' new product offerings and adapt to new industry standards and requirements. Delays in the introduction or shipment of new or enhanced products, Pinnacle's inability to develop and introduce such new products in a timely manner, the failure of such products to gain significant customer acceptance or problems associated with new product transitions could materially harm Pinnacle's business, particularly on a quarterly basis.

        Pinnacle is critically dependent on the successful introduction, customer acceptance, manufacture and sale of new products that offer Pinnacle's customers additional features and enhanced performance at competitive prices. Once a new product is developed, Pinnacle must rapidly commence volume production. This process requires accurate forecasting of customer requirements and attainment of acceptable manufacturing costs. The introduction of new or enhanced products also requires Pinnacle to manage the transition from older, displaced products to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories and ensure that adequate supplies of new products can be delivered to meet customer demand. In addition, as is typical with any new product introduction, quality and reliability problems may arise. Any such problems could result in reduced bookings, manufacturing rework costs, delays in collecting accounts receivable, additional service warranty costs and limited customer acceptance of the product.

Pinnacle is dependent on contract manufacturers and single or limited source suppliers for Pinnacle's components. If these manufacturers and suppliers do not meet Pinnacle's demand, either in volume or quality, Pinnacle's business and financial condition could be materially harmed.

        Pinnacle relies on subcontractors to manufacture Pinnacle's professional and consumer products and the major subassemblies of Pinnacle's broadcast products. Pinnacle and Pinnacle's manufacturing subcontractors are dependent upon single or limited source suppliers for a number of components and parts used in Pinnacle's products, including certain key integrated circuits. Pinnacle's strategy to rely on subcontractors and single or limited source suppliers involves a number of significant risks, including:

  •
  loss of control over the manufacturing process;

  •
  potential absence of adequate manufacturing capacity;

  •
  potential delays in lead times;

  •
  unavailability of certain process technologies;

  •
  reduced control over delivery schedules, manufacturing yields, quality and cost; and

  •
  unexpected increases in component costs.

        As a result of these risks, the financial stability of, and Pinnacle's continuing relationships with, Pinnacle's subcontractors and single or limited source suppliers are important to Pinnacle's success. If any significant subcontractor or single or limited source supplier becomes unable or unwilling to continue manufacturing these subassemblies or providing critical components in required volumes, Pinnacle will have to identify and qualify acceptable replacements or redesign Pinnacle's products with different components. Additional sources may not be available and product redesign may not be feasible on a timely basis. This could materially harm Pinnacle's business. Any extended interruption in the supply of or increase in the cost of the products, subassemblies or components manufactured by third party subcontractors or suppliers could materially harm Pinnacle's business.

Pinnacle may be adversely affected if it becomes subject to intellectual property disputes or litigation.

        There has been substantial litigation regarding patent, trademark and other intellectual property rights involving technology companies. Companies are more frequently seeking to patent software and business methods because of developments in the law that may extend the ability to obtain such patents, which may result in an increase in the number of patent infringement claims. Pinnacle is also exposed to litigation arising from disputes in the ordinary course of business. This litigation, regardless of its validity, may:

  •
  be time-consuming and costly to defend;

  •
  divert management's attention away from the operation of Pinnacle's business;

  •
  subject Pinnacle to significant liabilities;

  •
  require Pinnacle to enter into royalty and licensing agreements that Pinnacle would not normally find acceptable; and

  •
  require Pinnacle to stop manufacturing or selling its products or to redesign them.

        Any of these results could materially harm Pinnacle's business.

        In the course of business, Pinnacle has received communications asserting that Pinnacle's products infringe patents or other intellectual property rights of third parties. Pinnacle is currently investigating the factual basis of such communications and will respond accordingly. It is likely that, in the course of Pinnacle's business, Pinnacle will receive similar communications in the future. While it may be necessary or desirable in the future to obtain licenses relating to one or more of Pinnacle's products, or relating to current or future technologies, Pinnacle may not be able to do so on commercially reasonable terms, or at all. These disputes may not be settled on commercially reasonable terms and may result in long and costly litigation. In the event there is a successful claim of patent infringement against Pinnacle requiring Pinnacle to pay royalties to a third party and Pinnacle fails to develop or license a substitute technology, Pinnacle's business, operating results or financial condition could be materially adversely affected. In cases where Pinnacle may choose to avoid litigation and agree to certain royalty terms, the payment of those royalties could have a material impact on Pinnacle's financial results. The magnitude of such royalties would be even higher if they pertained to intellectual property contained within Pinnacle's consumer products since the volume and numbers of consumer products sold by Pinnacle have increased significantly during the last few years.

Pinnacle may be adversely affected if Pinnacle initiates intellectual property litigation.

        It may be necessary for Pinnacle to initiate litigation against other companies in order to protect the patents, copyrights, trade secrets, trademarks and other intellectual property rights owned by

Pinnacle. Such litigation can be costly and there can be no assurance that companies involved in such litigation would be prevented from using Pinnacle's intellectual property. In addition, such actions could:

  •
  divert management's attention away from the operation of Pinnacle's business;

  •
  result in costly litigation that could materially affect Pinnacle's financial results; and

  •
  result in the loss of Pinnacle's proprietary rights.

Pinnacle may be unable to protect its proprietary information and procedures effectively.

        Pinnacle must protect its proprietary technology and operate without infringing the intellectual property rights of others. Pinnacle relies on a combination of patent, copyright, trademark and trade secret laws and other intellectual property protection methods to protect Pinnacle's proprietary technology. In addition, Pinnacle generally enters into confidentiality and nondisclosure agreements with its employees and OEM customers and limits access to, and distribution of, Pinnacle's proprietary technology. These steps may not adequately protect Pinnacle's proprietary information or give Pinnacle any competitive advantage. Others may independently develop substantially equivalent intellectual property, otherwise gain access to Pinnacle's trade secrets or intellectual property or disclose such intellectual property or trade secrets. Additionally, policing the unauthorized use of Pinnacle's proprietary technology is costly and time-consuming, and software piracy can be expected to be a persistent problem. If Pinnacle is unable to protect Pinnacle's intellectual property, Pinnacle's business could be materially harmed.

Pinnacle relies on independent distributors, dealers, VARs, OEMs and retail chains to market, sell and distribute many of Pinnacle's products. In turn, Pinnacle depends heavily on the success of these resellers. If these resellers are not successful in selling Pinnacle's products or if Pinnacle is not successful in opening up new distribution channels, Pinnacle's financial performance will be negatively affected.

        A significant portion of Pinnacle's sales are sourced, developed and closed through independent distributors, dealers, VARs, OEMs and retail chains. Pinnacle believes that these resellers have a substantial influence on customer purchase decisions, especially purchase decisions by large enterprise customers. These resellers may not effectively promote or market Pinnacle's products or may experience financial difficulties or even close operations. In addition, Pinnacle's dealers and retailers are not contractually obligated to sell Pinnacle's products. Therefore, they may, at any time, refuse to promote or distribute Pinnacle's products. Also, since many of Pinnacle's distribution arrangements are non-exclusive, Pinnacle's resellers may carry Pinnacle's competitors' products and could discontinue Pinnacle's products in favor of Pinnacle's competitors' products. Pinnacle also relies on certain information provided to Pinnacle by several of Pinnacle's distributors and retail chains to recognize revenue on a quarterly basis.

        Also, since these distribution channels exist between Pinnacle and the actual end users, Pinnacle may not be able to gauge current demand for products accurately and anticipate demand for newly introduced products. For example, dealers may place large initial orders for a new product based on their forecasted demand, which may or may not materialize.

        With respect to consumer product offerings, Pinnacle has expanded its distribution network to include several consumer channels, including large distributors of products to computer software and hardware retailers, which in turn sell products to end users. Pinnacle also sells its consumer products directly to certain retailers. Pinnacle's consumer product distribution network exposes Pinnacle to the following risks, some of which are out of Pinnacle's control:

  •
  Pinnacle is obligated to provide price protection to Pinnacle's retailers and distributors and, while the agreements limit the conditions under which product can be returned to Pinnacle, Pinnacle may be faced with product returns or price protection obligations;

  •
  these distributors or retailers may not continue to stock and sell Pinnacle's consumer products; and

  •
  retailers and distributors often carry competing products.

        As a result of these risks, Pinnacle could experience unforeseen variability in its revenue and operating results.

When Pinnacle accounts for employee stock options using the fair value method, Pinnacle's net loss could significantly increase.

        In December 2004, the Financial Accounting Standards Board issued SFAS No. 123 (revised 2004), "Share-Based Payment", or SFAS 123R, which replaces SFAS No. 123, "Accounting for Stock-Based Compensation," or SFAS 123, and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." As modified by SEC Press Release 2005-57, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first fiscal year beginning after June 15, 2005. Pinnacle is required to adopt SFAS 123R for fiscal year 2006, beginning July 1, 2005. The pro forma disclosures previously permitted under SFAS 123 no longer will be an alternative to financial statement recognition. As a result, beginning on July 1, 2005, Pinnacle will be required to record an expense for its stock-based compensation plans using the fair value method as described in SFAS 123R, which could significantly increase Pinnacle's net loss.

Compliance with new rules and regulations concerning corporate governance may be costly and time consuming.

        The Sarbanes-Oxley Act requires, among other things, that companies adopt new corporate governance measures and impose comprehensive reporting and disclosure requirements, set stricter independence and financial expertise standards for members of boards of directors and audit committees and imposes increased civil and criminal penalties for companies, their chief executive officers and chief financial officers for securities law violations. In addition, the Nasdaq National Market, on which Pinnacle common stock is traded, has adopted additional comprehensive rules and regulations relating to corporate governance. These laws, rules and regulations will increase the scope, complexity and cost of Pinnacle's corporate governance, reporting and disclosure practices, which could harm Pinnacle's results of operations and divert management's attention from business operations. These new rules and regulations may also make it more difficult and more expensive for Pinnacle to obtain director and officer liability insurance and make it more difficult for Pinnacle to attract and retain qualified members of Pinnacle's board of directors, particularly members willing to serve on Pinnacle's audit committee.

Pinnacle's goodwill and other intangible assets may become impaired, rendering their carrying amounts unrecoverable, and, as a result, Pinnacle may be required to record a substantial impairment charge that would adversely affect Pinnacle's financial position.

        In accordance with Financial Accounting Standards Board Statement No. 142, "Goodwill and Intangibles," or SFAS No. 142, Pinnacle evaluates, on an annual basis, or whenever significant events or changes occur in Pinnacle's business, whether its goodwill has been impaired. Pinnacle has chosen the first quarter of each fiscal year, which ends on September 30, as the period of the annual impairment test.

        In the quarter ended December 31, 2004, certain events triggered an interim impairment analysis of goodwill as required by SFAS No. 142. As a result, in the quarter ended December 31, 2004, Pinnacle concluded that Pinnacle's goodwill was impaired and recorded a goodwill impairment charge of $1.3 million for one of its reporting units during the quarter ended December 31, 2004.

        If Pinnacle determines that its goodwill has been impaired in future quarters, Pinnacle will be required to record impairment charges that may be substantial and would adversely affect its financial position and operating results.

Pinnacle may need additional capital in the future to support Pinnacle's growth, and such additional funds may not be available to Pinnacle.

        Pinnacle intends to expend substantial funds for capital expenditures and working capital related to Pinnacle's future expected net loss, new information technology systems, restructuring, and other working capital and general corporate purposes. Although Pinnacle believes its existing cash, cash equivalents and cash flow anticipated to be generated by future operations will be sufficient to meet Pinnacle's operating requirements for the next 12 months, Pinnacle may be required to seek additional financing within this period.

        If Pinnacle needs additional capital in the future, Pinnacle may seek to raise additional funds through public or private financing, or other arrangements. Any additional equity or debt financing may be dilutive to existing Pinnacle shareholders or have rights, preferences and privileges senior to those of existing Pinnacle shareholders. If Pinnacle raises additional capital through borrowings, the terms of such borrowings may impose limitations on how Pinnacle's management may operate the business in the future. Pinnacle's failure to raise capital on acceptable terms when needed could prevent Pinnacle from developing Pinnacle's products and its business.

Pinnacle has made use of a device to limit the possibility that Pinnacle is acquired, which may mean that a transaction that shareholders are in favor of or are benefited by may be prevented.

        Pinnacle's board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the rights, preferences, privileges and restrictions of such shares without any further vote or action by Pinnacle's shareholders. To date, Pinnacle's board of directors has designated 25,000 shares as Series A participating preferred stock in connection with Pinnacle's anti-takeover plan. The issuance of preferred stock under certain circumstances could have the effect of delaying or preventing an acquisition of Pinnacle or otherwise adversely affecting the rights of Pinnacle shareholders. The anti-takeover plan may have the effect of rendering more difficult or discouraging an acquisition of Pinnacle that is deemed undesirable by Pinnacle's board of directors. The anti-takeover plan may cause substantial dilution to a person or group attempting to acquire Pinnacle on terms or in a manner not approved by Pinnacle's board of directors, except pursuant to an offer conditioned on the negation, purchase or redemption of the rights issued under the anti-takeover plan. While Pinnacle's board of directors has amended its anti-takeover plan to permit the Avid merger and the other transactions contemplated by the merger agreement without triggering any distribution or adverse event under the anti-takeover plan, the anti-takeover plan may nonetheless limit the possibility for other transactions that Pinnacle shareholders may favor or by which they may be benefited.

AVID SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables set forth selected condensed consolidated financial data of Avid Technology, Inc. for the five years ended December 31, 2004, which are derived from Avid's audited consolidated financial statements. The tables also set forth selected condensed consolidated financial data of Avid as of and for the three months ended March 31, 2005 and 2004, which are derived from Avid's unaudited condensed consolidated financial statements for the quarter ended March 31, 2005. Operating results for the three months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2005. The financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Avid's Annual Report on Form 10-K for the year ended December 31, 2004 and in Avid's Quarterly Report on Form 10-Q for the three months ended March 31, 2005, and Avid's consolidated financial statements and notes thereto incorporated by reference into this joint proxy statement/prospectus. See "Where You Can Find Additional Information" beginning on page 169.

Consolidated Statements of Operations Data:

	For the Three Months Ended March 31,		For the Year Ended December 31,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands, except per share data)
Net revenues	$166,001	$127,374	$589,605	$471,912	$418,719	$434,638	$476,090
Cost of revenues	71,248	54,103	255,496	209,373	207,236	213,572	234,424

Gross profit	94,753	73,271	334,109	262,539	211,483	221,066	241,666

Operating expenses:
Research and development	24,679	22,292	94,940	85,552	82,346	86,140	82,900
Marketing and selling	39,647	29,854	135,811	109,704	100,761	113,053	119,469
General and administrative	8,497	5,886	29,780	23,208	19,819	23,313	27,504
Restructuring and other costs, net	—	—	—	3,194	2,923	8,268	—
Amortization of intangible assets	1,592	439	3,641	1,316	1,153	31,168	66,872
Impairment of intangible assets	—	—	1,187	—	—	—	—

Total operating expenses	74,415	58,471	265,359	222,974	207,002	261,942	296,745

Operating income (loss)	20,338	14,800	68,750	39,565	4,481	(40,876)	(55,079)
Other income, net	837	(560)	1,339	1,874	218	5,529	3,730

Income (loss) before income taxes	21,175	14,240	70,089	41,439	4,699	(35,347)	(51,349)
Provision for (benefit from) income taxes	1,429	(500)	(1,612)	550	1,700	2,800	5,000

Net income (loss)	$19,746	$14,740	$71,701	$40,889	$2,999	$(38,147)	$(56,349)

Net income (loss) per common share—basic	$0.56	$0.47	$2.21	$1.40	$0.11	$(1.49)	$(2.28)
Net income (loss) per common share—diluted	$0.53	$0.44	$2.05	$1.25	$0.11	$(1.49)	$(2.28)
Weighted average common shares outstanding—basic	34,987	31,202	32,485	29,192	26,306	25,609	24,683
Weighted average common shares outstanding—diluted	37,263	33,740	35,003	32,653	26,860	25,609	24,683

Consolidated Balance Sheet Data:

		As of December 31,
	As of March 31, 2005
		2004	2003	2002	2001	2000
	(in thousands)
Cash, cash equivalents and marketable securities	$176,192	$155,419	$196,309	$89,034	$72,961	$83,206
Working capital	201,771	176,384	196,605	94,130	85,490	96,585
Total assets	594,418	576,234	348,119	235,803	215,806	266,482
Long-term debt and other liabilities	1,569	1,689	607	1,427	13,020	13,449
Total stockholders' equity	449,658	424,621	227,105	123,564	104,758	137,850

PINNACLE SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following tables set forth selected condensed consolidated financial data of Pinnacle Systems, Inc. for the five years ended June 30, 2004. The financial data are derived from Pinnacle's audited consolidated financial statements, including the audited revised financial statements set forth in Pinnacle's Current Report on Form 8-K filed with the SEC on June 7, 2005, which were revised to reclassify and separately present Pinnacle's Sports and Steinberg businesses as discontinued operations for all applicable historical periods. The tables also set forth selected condensed consolidated financial data of Pinnacle as of and for the nine months ended March 31, 2005 and 2004, which are derived from Pinnacle's unaudited condensed consolidated financial statements set forth in Pinnacle's Quarterly Report on Form 10-Q/A for the three months ended March 31, 2005, which are presented on a basis consistent with the financial statements for the year ended June 30, 2004 included in Pinnacle's Current Report on Form 8-K that was filed by Pinnacle on June 7, 2005. Operating results for the nine months ended March 31, 2005 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2005. The financial data below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in Pinnacle's Current Report on Form 8-K filed June 7, 2005 and in Pinnacle's Quarterly Report on Form 10-Q/A for the three months ended March 31, 2005, and the audited and unaudited financial statements and notes thereto, incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find Additional Information" beginning on page 169.

Consolidated Statements of Operations Data:

	Nine Months Ended March 31,		Fiscal Year Ended June 30,
	2005	2004	2004	2003	2002	2001	2000
	(in thousands, except per share data)
Net sales	$212,568	$220,763	$295,658	$300,996	$216,238	$228,346	$228,704

Costs and expenses:
Cost of sales	118,206	130,180	158,688	142,399	108,105	131,651	110,032
Engineering and product development	24,036	27,591	36,916	34,109	28,872	31,743	27,676
Sales, marketing and service	55,420	61,821	93,387	83,956	67,247	60,855	54,589
General and administrative	19,984	17,567	22,025	19,019	15,607	13,711	10,537
Amortization of goodwill	—	—	—	—	12,569	8,897	6,982
Amortization of other intangible assets	2,544	3,883	4,861	5,579	10,606	9,881	10,147
Impairment of goodwill	1,310	5,950	12,311	—	—	—	—
Restructuring costs	5,597	3,640	3,640	—	—	—	—
Transaction costs	2,752	—	—	—	—	—	—
In-process research and development	—	2,193	2,193	—	—	—	3,500
Legal settlement	—	—	—	—	—	—	2,102
Acquisition settlement	—	—	—	—	—	12,880	—

Total costs and expenses	229,849	252,825	334,021	285,062	243,006	269,618	225,565

Operating income (loss)	(17,281)	(32,062)	(38,363)	15,934	(26,768)	(41,272)	3,139
Interest and other income (expense), net	1,276	1,515	1,679	2,601	2,208	1,838	3,403
Impairment of equity investments	—	—	—	—	—	(1,658)	—

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	(16,005)	(30,547)	(36,684)	18,535	(24,560)	(41,092)	6,542
Income tax expense	2,854	2,938	4,721	3,220	5,478	7,616	373

Income (loss) from continuing operations before cumulative effect of change in accounting principle	(18,859)	(33,485)	(41,405)	15,315	(30,038)	(48,708)	6,169

Discontinued operations:
Income (loss) from discontinued operations, net of taxes	1,454	(9,641)	(5,968)	(17,885)	(10,045)	(11,484)	1,418
Loss on sale of discontinued operations, net of taxes	—	—	(6,820)	—	—	—	—

Income (loss) from discontinued operations	1,454	(9,641)	(12,788)	(17,885)	(10,045)	(11,484)	1,418

Income (loss) before cumulative effect of change in accounting principle	(17,405)	(43,126)	(54,193)	(2,570)	(40,083)	(60,192)	7,587
Cumulative effect of change in accounting principle	—	—	—	(19,291)	—	(356)	—

Net income (loss)	$(17,405)	$(43,126)	$(54,193)	$(21,861)	$(40,083)	$(60,548)	$7,587

Income (loss) per share from continuing operations before cumulative effect of change in accounting principle:
Basic	$(0.27)	$(0.50)	$(0.62)	$0.25	$(0.53)	$(0.94)	$0.13
Diluted	$(0.27)	$(0.50)	$(0.62)	$0.24	$(0.53)	$(0.94)	$0.11
Income (loss) per share from discontinued operations:
Basic	$0.02	$(0.15)	$(0.19)	$(0.29)	$(0.17)	$(0.22)	$0.03
Diluted	$0.02	$(0.15)	$(0.19)	$(0.29)	$(0.17)	$(0.22)	$0.03
Cumulative effect per share of change in accounting principle:
Basic and diluted	$—	$—	$—	$(0.32)	$—	$(0.01)	—
Net income (loss) per share:
Basic	$(0.25)	$(0.65)	$(0.81)	$(0.36)	$(0.70)	$(1.17)	$0.16
Diluted	$(0.25)	$(0.65)	$(0.81)	$(0.36)	$(0.70)	$(1.17)	$0.14
Shares used to compute income (loss) per share:
Basic	69,498	66,526	67,069	61,247	56,859	51,729	48,311
Diluted	69,803	66,526	67,069	64,801	56,859	51,729	55,442

Consolidated Balance Sheet Data:

		As of June 30,
	As of March 31, 2005
		2004	2003	2002	2001	2000
	(in thousands)
Cash, cash equivalents and marketable securities	$133,429	$70,014	$78,843	$88,429	$47,751	$82,145
Working capital	132,991	81,327	106,616	115,698	114,422	138,330
Total assets	267,996	301,744	310,876	255,703	266,957	322,799
Long-term liabilities	822	2,078	7,984	700	7,103	10,611
Total shareholders' equity	202,311	210,682	226,157	205,908	220,362	259,620

        In December 2004, Pinnacle entered into a Share Purchase and Transfer Agreement to sell its wholly-owned subsidiary Steinberg Media Technologies GmbH (Steinberg). Pinnacle originally acquired Steinberg in January 2003. In February 2005, Pinnacle sold the assets of its Team Sports operations to XOS Technologies, Inc. Pinnacle originally acquired Team Sports in June 2000. In accordance with SFAS No. 144, Steinberg's and Team Sports' financial positions and results of operations have been reclassified and separately presented for all applicable reporting periods as discontinued operations.

SELECTED COMBINED COMPANY UNAUDITED PRO FORMA FINANCIAL DATA

        The following table sets forth selected unaudited pro forma condensed combined financial data based on the historical consolidated balance sheets and related historical consolidated statements of operations of Avid and Pinnacle using the purchase method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet has been prepared assuming the acquisition occurred on March 31, 2005. The unaudited pro forma condensed combined statements of operations have been prepared assuming the acquisition occurred on January 1, 2004. This information has been derived from and should be read in conjunction with the unaudited pro forma condensed combined financial statements and notes thereto included in this joint proxy statement/prospectus beginning on page 107.

Unaudited Pro Forma Condensed Combined Statement of Operations Data:

	Pro Forma Condensed Combined Twelve Month Period Ended December 31, 2004	Pro Forma Condensed Combined Three Month Period Ended March 31, 2005
	(in thousands, except per share data)
Net revenues	$933,083	$231,205
Cost of revenues	457,693	112,147

Gross profit	475,390	119,058
Total operating expenses	435,922	108,768

Operating income	39,468	10,290
Other income, net	1,777	1,087
Provision for income taxes	(3,324)	(2,371)

Income from continuing operations	$37,921	$9,006

Income from continuing operations per common share—basic	$0.98	$0.22
Income from continuing operations per common share—diluted	$0.92	$0.21
Weighted average common shares outstanding—basic	38,684	41,186
Weighted average common shares outstanding—diluted	41,202	43,462

Unaudited Pro Forma Condensed Combined Balance Sheet Data:

Pro Forma Condensed Combined as of March 31, 2005
(in thousands)
Cash, cash equivalents and marketable securities	$227,381
Working capital	249,090
Total assets	986,149
Long-term liabilities	2,391
Total stockholders' equity	772,756

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

        The following tables set forth certain historical per share data of Avid and Pinnacle and combined per share data on an unaudited pro forma and pro forma equivalent basis after giving effect to the merger using the purchase method of accounting and using the exchange ratio of 0.0869 of a share of Avid common stock plus $1.00 in cash for each outstanding share of Pinnacle common stock. The comparative historical and pro forma per share data should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes thereto and the separate historical consolidated financial statements of Avid and Pinnacle incorporated by reference or included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined per share data are not necessarily indicative of future operating results or the actual results that would have occurred had the merger been completed at the beginning of the periods presented.

	For the Twelve Month Period Ended December 31, 2004	For the Three Month Period Ended March 31, 2005
	(in thousands, except per share data)
Avid—Historical:
Net income per common share—basic	$2.21	$0.56
Net income per common share—diluted	$2.05	$0.53
Book value per common share	$12.19	$12.80
Weighted average common shares outstanding—basic	32,485	34,987
Weighted average common shares outstanding—diluted	35,003	37,263
Common shares outstanding	34,837	35,140
Pinnacle—Historical:
Loss from continuing operations per common share—basic	$(0.30)	$(0.10)
Loss from continuing operations per common share—diluted	$(0.30)	$(0.10)
Book value per common share	$2.93	$2.89
Weighted average common shares outstanding—basic	68,840	69,942
Weighted average common shares outstanding—diluted	68,840	69,942
Common shares outstanding	69,818	70,102
Pro Forma—Combined:
Income from continuing operations per common share—basic	$0.98	$0.22
Income from continuing operations per common share—diluted	$0.92	$0.21
Book value per common share	$18.22	$18.69
Weighted average common shares outstanding—basic	38,684	41,186
Weighted average common shares outstanding—diluted	41,202	43,462
Common shares outstanding	41,036	41,339
Pro Forma—Equivalent Share Data(1):
Income from continuing operations per common share—basic	$0.09	$0.02
Income from continuing operations per common share—diluted	$0.08	$0.02
Book value per common share	$1.58	$1.62

(1)
Amounts are based on pro forma combined amounts adjusted by the exchange ratio in the merger of 0.0869 of a share of Avid common stock for each share of Pinnacle common stock.

MARKET PRICE INFORMATION AND DIVIDEND POLICIES

Avid Market Price Information

        Avid common stock is listed on the Nasdaq National Market under the symbol "AVID". The table below shows the high and low sales prices of Avid common stock for each calendar quarter beginning January 1, 2003.

2003	High	Low
First Quarter	$24.15	$16.76
Second Quarter	$38.15	$21.86
Third Quarter	$57.95	$33.96
Fourth Quarter	$59.77	$44.65
2004	High	Low
First Quarter	$55.42	$38.43
Second Quarter	$61.68	$44.11
Third Quarter	$54.66	$40.90
Fourth Quarter	$62.57	$46.48
2005	High	Low
First Quarter	$68.35	$52.06
Second Quarter (through June 7, 2005)	$59.35	$47.64

        On June 7, 2005, the last reported sale price for Avid common stock on the Nasdaq National Market was $57.12 per share. The approximate number of holders of record of Avid common stock on June 7, 2005 was 374. This number does not include stockholders for whom shares were held in a "nominee" or "street" name.

Pinnacle Market Price Information

        Pinnacle common stock is listed on the Nasdaq National Market under the symbol "PCLE". The table below shows the high and low sales prices of Pinnacle common stock for each calendar quarter beginning January 1, 2003.

2003	High	Low
First Quarter	$14.45	$8.30
Second Quarter	$12.11	$8.86
Third Quarter	$13.80	$7.50
Fourth Quarter	$8.95	$6.60
2004	High	Low
First Quarter	$9.42	$7.12
Second Quarter	$9.91	$6.63
Third Quarter	$7.00	$3.25
Fourth Quarter	$6.24	$3.65
2005	High	Low
First Quarter	$6.18	$3.81
Second Quarter (through June 7, 2005)	$6.00	$4.55

        On June 7, 2005, the last reported sale price for Pinnacle common stock on the Nasdaq National Market was $5.77 per share. The approximate number of holders of record of Pinnacle common stock on June 7, 2005 was 246. This number does not include shareholders for whom shares were held in a "nominee" or "street" name.

Recent Closing Prices

        The following table sets forth the closing prices per share of Avid common stock and Pinnacle common stock as reported on the Nasdaq National Market on March 18, 2005, the last full trading day prior to the public announcement of the merger agreement, and June 7, 2005, the last full trading day for which closing prices were available. This table also sets forth the value of the consideration per share of Pinnacle common stock that would be received in cash and Avid common stock by a Pinnacle shareholder as a result of the merger based on the market price of Avid common stock on the dates set forth below. The equivalent price per share is equal to the closing price of a share of Avid common stock on that date multiplied by 0.0869 plus $1.00.

	Closing Price Avid Common Stock	Closing Price Pinnacle Common Stock	Consideration per Share of Pinnacle Common Stock
March 18, 2005	$62.95	$4.97	$6.47
June 7, 2005	$57.12	$5.77	$5.96

Dividend Policies

        Avid has never declared or paid cash dividends on its capital stock and currently intends to retain all available funds for use in the operation of its business. Avid does not anticipate paying any cash dividends in the foreseeable future.

        Pinnacle has never declared or paid cash dividends on its capital stock and currently intends to retain all available funds for use in the operation of its business. Pinnacle does not anticipate paying any cash dividends in the foreseeable future.

2005 ANNUAL MEETING OF AVID STOCKHOLDERS

Date, Time and Place of Meeting

        This joint proxy statement/prospectus is furnished to Avid stockholders in connection with the solicitation of proxies by Avid's board of directors for use at Avid's annual meeting of stockholders and at any adjournments or postponements of that meeting. Avid's annual meeting will be held on Wednesday, July 27, 2005, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, at 12:00 noon, local time.

        The notice of Avid's annual meeting, this joint proxy statement/prospectus, the accompanying proxy card and Avid's Annual Report to Stockholders for 2004 are being mailed to Avid stockholders on or about June 16, 2005.

Purposes of the Annual Meeting

        At Avid's annual meeting, Avid stockholders will be asked to consider and act upon the following matters:

  1.
  To approve an amendment to Avid's certificate of incorporation to increase the number of authorized shares of Avid common stock from 50,000,000 to 100,000,000, which will provide shares for Avid's future corporate needs and enable the issuance of shares of Avid common stock in the proposed merger of a wholly-owned subsidiary of Avid with and into Pinnacle, pursuant to which Pinnacle will become a wholly-owned subsidiary of Avid and each outstanding share of Pinnacle common stock will be converted into the right to receive 0.0869 of a share of Avid common stock plus $1.00 in cash.

  2.
  To elect two Class III Directors to serve on Avid's board of directors for the ensuing three years.

  3.
  To approve Avid's 2005 Stock Incentive Plan.

  4.
  To ratify the selection of PricewaterhouseCoopers LLP as Avid's independent registered public accounting firm for the current fiscal year.

  5.
  To approve adjournments or postponements of Avid's annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the amendment to Avid's certificate of incorporation.

  6.
  To transact such other business as may properly come before Avid's annual meeting or any adjournments or postponements thereof.

Record Date and Outstanding Shares

        At the close of business on June 7, 2005, the record date for the determination of Avid stockholders entitled to notice of and to vote at Avid's annual meeting, there were outstanding and entitled to vote an aggregate of 35,236,229 shares of Avid common stock, $.01 par value per share. Avid stockholders are entitled to one vote per share of Avid common stock.

Voting and Revocation of Proxies

        All proxies will be voted in accordance with Avid stockholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying notice of Avid's annual meeting. If you are an Avid stockholder, you may revoke your proxy at any time before it is voted at Avid's annual meeting. Any proxy may be revoked at any time before its exercise by delivery of written revocation or a subsequently dated proxy to Ethan E. Jacks at Avid Technology, Inc., Avid Technology Park, One Park West, Tewksbury, Massachusetts 01876, or by specifically revoking your proxy and voting in person at Avid's annual meeting. If you elect to vote in person at Avid's annual meeting and your shares are held by a broker, bank or other nominee, you must bring to Avid's annual meeting a proxy from the broker, bank or other nominee authorizing you to vote the shares.

        If you are an Avid stockholder and your shares are held in street name, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Votes Required

        Shares of Avid common stock represented in person or by proxy, including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for Avid stockholder approval, will be counted for purposes of determining whether a quorum is present at Avid's annual meeting. The affirmative vote of the holders of a majority of the shares of Avid common stock outstanding on the record date is required to approve the amendment to Avid's certificate of incorporation. The affirmative vote of the holders of a plurality of the shares of Avid common stock present or represented and voting at Avid's annual meeting is required for the election of the Class III Directors. The affirmative vote of the holders of a majority of the shares of Avid common stock present or represented and voting at Avid's annual meeting is required to approve Avid's 2005 Stock Incentive Plan, to ratify the selection of PricewaterhouseCoopers LLP as Avid's independent registered public accounting firm for the current fiscal year and to approve adjournments or postponements of Avid's annual meeting.

Quorum; Abstentions and Broker Non-Votes

        Shares that abstain from voting as to a particular matter and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, or broker non-votes, will not be counted as votes in favor of such matter and also will not be counted as votes cast or shares voting on such matter. Because shares that abstain from voting as to a particular matter and shares represented by broker non-votes are nonetheless considered outstanding shares, abstentions and broker non-votes will have the same effect as a vote against the proposed amendment to Avid's certificate of incorporation, which requires the affirmative vote of a majority of the shares of Avid common stock outstanding. Abstentions and broker non-votes will not affect the voting on the election of the Class III Directors, the approval of Avid's 2005 Stock Incentive Plan, the ratification of the selection of PricewaterhouseCoopers LLP as Avid's independent registered public accounting firm for the current fiscal year or the approval of adjournments or postponements of Avid's annual meeting.

Solicitation of Proxies and Expenses

        Avid and Pinnacle will share the costs, other than fees of accountants and attorneys, of preparing and mailing this joint proxy statement/prospectus, and Avid will bear the other costs relating to the solicitation of proxies from its stockholders. None of Avid's directors intends to oppose any action for which Avid stockholder approval is being solicited. Avid has retained the services of Georgeson Shareholder Communications to assist in obtaining proxies from brokers and nominees of Avid stockholders for Avid's annual meeting. The estimated cost of such services is $15,000 plus out-of-pocket expenses. In addition, Avid may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Certain of Avid's directors, officers and employees may solicit proxies, personally, by telephone or facsimile, on behalf of Avid's board of directors without additional compensation.

SPECIAL MEETING OF PINNACLE SHAREHOLDERS

Date, Time and Place of the Special Meeting

        This joint proxy statement/prospectus is furnished to Pinnacle shareholders in connection with the solicitation of proxies by Pinnacle's board of directors for use at Pinnacle's special meeting and at any adjournments or postponements of that meeting. The special meeting will be held on Wednesday, July 27, 2005, at the Sheraton Palo Alto Hotel, 625 El Camino Real, Palo Alto, California, at 9:00 a.m., local time.

        The notice of Pinnacle's special meeting, this joint proxy statement/prospectus and the accompanying proxy card are being mailed to Pinnacle shareholders on or about June 16, 2005.

Purposes of the Special Meeting

        At Pinnacle's special meeting, Pinnacle shareholders will be asked to consider and act upon the following matters:

  1.
  To approve the terms of the merger set forth in the Agreement and Plan of Merger, dated as of March 20, 2005, by and among Pinnacle, Avid and a wholly-owned subsidiary of Avid, included as Annex A to this joint proxy statement/prospectus, and in the agreement of merger to be filed with the Secretary of State of the State of California on the effective date of the merger, included as Annex B to this joint proxy statement/prospectus, pursuant to which Pinnacle will become a wholly-owned subsidiary of Avid and each outstanding share of Pinnacle common stock will be converted into the right to receive 0.0869 of a share of Avid common stock plus $1.00 in cash.

  2.
  To approve adjournments or postponements of Pinnacle's special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the terms of the merger.

  3.
  To transact such other business as may properly come before Pinnacle's special meeting or any adjournments or postponements thereof.

Record Date and Outstanding Shares

        At the close of business on June 7, 2005, the record date for the determination of Pinnacle shareholders entitled to notice of and to vote at Pinnacle's special meeting, there were outstanding and entitled to vote an aggregate of 71,252,985 shares of Pinnacle common stock, no par value per share. Shareholders are entitled to one vote per share of Pinnacle common stock.

Voting and Revocation of Proxies

        All proxies will be voted in accordance with the Pinnacle shareholders' instructions, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying notice of Pinnacle's special meeting. If you are a Pinnacle shareholder, you may revoke your proxy at any time before it is voted at Pinnacle's special meeting. Any proxy may be revoked by a Pinnacle shareholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to Pinnacle Systems, Inc., 280 North Bernardo Avenue, Mountain View, California 94303 Attention: Scott E. Martin, Corporate Secretary, or by specifically revoking your proxy and voting in person at Pinnacle's special meeting. If you elect to vote in person at Pinnacle's special meeting and your shares are held by a broker, bank or other nominee, you must bring to Pinnacle's special meeting a proxy from the broker, bank or other nominee authorizing you to vote the shares.

        If you are a Pinnacle shareholder and your shares are held in street name, you will receive instructions from the holder of record that you must follow for your shares to be voted.

Votes Required

        Shares of Pinnacle common stock represented in person or by proxy (including shares which abstain or do not vote for any reason with respect to one or more of the matters presented for shareholder approval) will be counted for purposes of determining whether a quorum is present at Pinnacle's special meeting. The affirmative vote of the holders of a majority of the shares of Pinnacle common stock outstanding on the record date is required to approve the proposal regarding the terms the merger. The affirmative vote of holders of a majority of the shares represented at Pinnacle's special meeting, either in person or by proxy, is required to approve the proposal regarding adjournments or postponements of Pinnacle's special meeting.

Quorum; Abstentions and Broker Non-Votes

        According to Pinnacle's bylaws, as amended, a quorum constitutes the presence in person or by proxy of the holders of a majority of the outstanding shares.

        Shares that abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, or broker non-votes, will not be counted as votes in favor of such matter, and also will not be counted as votes cast or shares voting on such matter. Because shares that abstain from voting as to a particular matter and shares represented by broker non-votes are nonetheless considered outstanding shares, abstentions and broker non-votes will have the same effect as a vote against such matter for all purposes other than perfection of dissenters' rights.

        Under the rules that govern brokers who have record ownership of shares that are held in "street name" for their clients, who are the beneficial owners of the shares, brokers have discretion to vote these shares on routine matters but not on non-routine matters. Proposals 1 and 2 are non-routine matters and shareholders' brokers will NOT have discretionary authority to vote shareholders' shares on proposals 1 and 2. Because shares that abstain from voting as to a particular matter and shares represented by broker non-votes are nonetheless considered outstanding shares, abstentions and the broker non-votes described above will have the same effect as a vote against approval of the proposed merger for all purposes other than perfection of dissenters' rights. Abstentions and broker non-votes will not affect the voting on the proposal regarding adjournments or postponements of Pinnacle's special meeting.

Solicitation of Proxies and Expenses

        Avid and Pinnacle will share the costs, other than fees of accountants and attorneys, of preparing and mailing this joint proxy statement/prospectus, and Pinnacle will bear the other costs relating to the solicitation of proxies from its shareholders. None of Pinnacle's directors intends to oppose any action for which Pinnacle shareholder approval is being solicited. Pinnacle has retained the services of MacKenzie Partners, Inc. to assist in obtaining proxies from brokers and nominees of Pinnacle shareholders for Pinnacle's special meeting. The estimated cost of such services is $7,500 plus out-of-pocket expenses. In addition, Pinnacle may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Certain of Pinnacle's directors, officers and employees may solicit proxies, personally, by telephone or facsimile, on behalf of Pinnacle's board of directors without additional compensation. Pinnacle expects MacKenzie Partners to tabulate the proxies and act as the inspector of elections. MacKenzie Partners can be contacted at the following address and phone number:

    MacKenzie Partners, Inc.
    105 Madison Avenue
    New York, NY 10016
    (800) 322-2885

THE MERGER

Background of the Merger

        Avid and Pinnacle have been familiar with each other for a number of years. In June 2000, Pinnacle acquired Avid Sports, Inc., a provider of sports editing and online sports media management solutions, which was then 30% owned by Avid, for stock and cash valued at approximately $25 million at closing. Avid has also been a customer of Pinnacle, with aggregate purchases of approximately $20.3 million since January 1, 2002. These purchases were primarily for specialized hardware for performing digital video effects. As a result of a greater reliance on software, host graphics processing and Avid-designed hardware for performing digital video effects in Avid's more recent products, Avid's purchases from Pinnacle have declined from $12.2 million in 2002 to $5.6 million in 2003 to $2.4 million in 2004 and to $160,000 in the first quarter of 2005. Avid and Pinnacle have also engaged in informal discussions in the past regarding the potential for a strategic combination of the two companies.

        Avid's board of directors and management regularly review Avid's competitive position in light of market changes, technological advances and other factors, with the objective of identifying strategic opportunities to enhance stockholder value. For example:

  •
  In September 2004, Avid acquired Avid Nordic AB, a Sweden-based reseller of Avid products operating in the Nordic and Belgium/Netherlands/Luxembourg regions of Europe, in order to expand its presence in these regions.

  •
  In August 2004, Avid acquired California-based Midiman, Inc. (d/b/a M-Audio), a leading provider of digital audio and MIDI (Music Instrument Digital Interface) solutions for electronic musicians and audio professionals, in order to bolster its investment in the home studio market segment—the fastest growing portion of Avid's audio business.

  •
  In January 2004, Avid acquired Germany-based NXN Software GmbH, a leading provider of asset and production management systems targeted for the entertainment and computer graphics industries, in order to enhance Avid's film and video postproduction, broadcast news and 3D product lines by enriching them with a feature set that facilitates media creation and management.

        Pinnacle's board of directors has from time to time evaluated the long-term strategy and potential strategic options for Pinnacle and considered various alternatives to enhance shareholder value. Alternatives considered by Pinnacle's board of directors included, for example:

  •
  a stand-alone scenario whereby Pinnacle would continue to sell and innovate in its current area of strategic focus and divest non-core operations;

  •
  an acquisition scenario whereby Pinnacle would remain independent while pursuing strategic incremental acquisitions to strengthen its market position and diversify its product portfolio and earnings base;

  •
  a sale scenario whereby Pinnacle would seek to sell the company to a larger company in related industries; and

  •
  a merger scenario whereby Pinnacle would seek to merge with another mid-size company in related industries in an effort to strengthen both companies.

        On March 1, 2004, Pinnacle's board of directors appointed Patti S. Hart to the positions of Chairman of the Board of Directors, President and Chief Executive Officer. As part of this management change, Pinnacle's board of directors authorized a review of Pinnacle's various businesses to determine which were core and non-core to its future. While historically Pinnacle had pursued an acquisition strategy pursuant to which it had purchased 22 companies since its initial public offering in

1994, this review led to the implementation of a reorganization plan in April 2004 in which Pinnacle would focus on and invest in those businesses that it had determined were core businesses and consider discontinuing or selling any non-core businesses, with the plan to rationalize its product lines, improve organizational efficiency, make operational improvements and invest in new information technology systems.

        In accordance with this strategy, in April 2004 Pinnacle began to explore the divestiture of Steinberg, its digital audio software company based in Germany, and, after consideration of several financial advisors, Pinnacle's board of directors authorized the engagement of Lazard to serve as Pinnacle's financial advisor with respect to the potential divestiture of the Steinberg business.

        In May 2004, a potential acquiror, referred to in this joint proxy statement/prospectus as Company A, inquired of Ms. Hart whether Pinnacle's board of directors would consider the acquisition of Pinnacle by Company A.

        On June 18, 2004, Pinnacle's board of directors held a meeting at Pinnacle's offices in Mountain View, California during which Ms. Hart presented the inquiry from Company A to Pinnacle's board of directors. At the meeting, Pinnacle's board of directors authorized the engagement of Lazard as Pinnacle's financial advisor with respect to discussions concerning a possible acquisition of Pinnacle by Company A, and appointed a transaction committee to assist management in exploring the possible acquisition of Pinnacle by Company A. Pinnacle's board of directors also authorized the sale of its interest in Jungle KK, Pinnacle's consumer software subsidiary based in Japan.

        On June 29, 2004, Pinnacle amended its existing nondisclosure agreement with Company A, previously entered into for the exploration of various strategic opportunities, to provide for due diligence to be conducted for a possible acquisition of Pinnacle by Company A.

        On June 30, 2004, Pinnacle sold its interest in Jungle KK.

        In June and July 2004, Company A engaged in business and legal due diligence regarding its potential acquisition of Pinnacle. During this period, legal advisors to Pinnacle and Company A negotiated terms of a draft merger agreement involving the acquisition of Pinnacle by Company A. On July 16, 2004, Company A withdrew from these discussions, citing other internal commitments that prevented it from proceeding at that time.

        On July 20, 2004, Pinnacle's board of directors held a meeting at Pinnacle's offices during which Lazard and management reported on the termination of discussions with Company A, and management reviewed the status of, and issues relating to, the potential divestiture of the Steinberg business. Pinnacle's board of directors authorized Lazard to begin contacting potential purchasers of the Steinberg business.

        On September 11, 2004, Ms. Hart met with David A. Krall, the President and Chief Executive Officer of Avid, at the International Broadcasting Convention in Amsterdam, The Netherlands. Mr. Krall and Ms. Hart discussed the possibility of a business combination between Avid and Pinnacle. Later that day, Ms. Hart met with representatives of Company A and was informed that Company A continued to have potential interest in Pinnacle, but would not be in a position to negotiate actively until late October 2004.

        In October 2004, Pinnacle began to explore alternatives for the potential sale of its Sports business, located in Massachusetts, and engaged Lazard as financial advisor for the potential sale of that division.

        Between September and December 2004, Mr. Krall and Ms. Hart had several telephone discussions concerning their respective businesses and the synergies that could be realized from a possible business combination, but no specific terms of a combination were discussed. Ms. Hart periodically communicated the status and substance of the conversations with Avid and with Company A to the members of Pinnacle's board of directors.

        On December 6, 2004, Ms. Hart; Pinnacle's Chief Operating Officer, Ajay Chopra; Pinnacle's then interim Chief Financial Officer, Suzy Seandel (participating by telephone); and representatives of Lazard met with representatives of Avid, including Mr. Krall; Avid's Chief Financial Officer, Paul J. Milbury; Avid's Chief Operating Officer, Avid Video, Joseph Bentivegna; and Avid's Vice President of Business Development and Chief Legal Officer, Ethan E. Jacks at Avid's executive offices in Tewksbury, Massachusetts. At the meeting, Pinnacle's representatives provided an overview of Pinnacle's business and strategy.

        At a regular meeting of Avid's board of directors held on December 8, 2004, Mr. Krall reported on his recent discussions with Pinnacle about a possible business combination between Avid and Pinnacle. Thereafter, Mr. Krall periodically updated members of Avid's board of directors on the status of discussions with Pinnacle.

        On December 10, 2004, Pinnacle's board of directors held a special telephonic board meeting at which it authorized Pinnacle to enter into an agreement to sell the Steinberg business to Yamaha Corporation. On December 20, 2004, Pinnacle entered into an agreement with Yamaha to sell the Steinberg business.

        In December 2004, Ms. Hart had a series of telephone discussions with representatives of Company A regarding a potential acquisition of Pinnacle by Company A. No specific terms were discussed.

        On January 5, 2005, Avid and Pinnacle entered into a confidentiality agreement relating to the provision of nonpublic information for Avid's use in evaluating a possible transaction with Pinnacle. This agreement was later amended on March 14, 2005 to supplement the confidentiality provisions in order to permit Avid representatives to have limited access to certain portions of Pinnacle's source code as part of Avid's due diligence investigation of Pinnacle.

        On January 6, 2005, Ms. Hart met with a representative of Company A at the Consumer Electronics Show in Las Vegas, Nevada, who informed Ms. Hart that Company A no longer was interested in an acquisition of the entire company, but had continued interest in selected portions of Pinnacle's Broadcast & Professional division. Ms. Hart advised the representative that due to the interdependent structure of the division, such a proposal would likely be considered by Pinnacle's board of directors only if it were for the entire Broadcast & Professional division, including associated contracts and liabilities.

        On January 10 and 11, 2005, Avid representatives conducted business due diligence on Pinnacle, including document review and conversations with Pinnacle's management, at the offices of DLA Piper Rudnick Gray Cary US LLP, or DLA Piper, counsel for Pinnacle.

        On January 14 and 18, 2005, representatives of Avid, Pinnacle and Lazard participated in conference calls in which Pinnacle and Lazard provided a briefing on Pinnacle's Business & Consumer division and updated the Avid representatives on the performance and strategy of the Broadcast & Professional division. No terms of a possible business combination of Avid and Pinnacle were discussed.

        On January 20, 2005, Lazard spoke with another company, referred to in this joint proxy statement/prospectus as Company B, which had contacted Pinnacle indicating an interest in purchasing selected Broadcast & Professional division assets of Pinnacle. Lazard informed Company B that due to the interdependent structure of the division, such a proposal would likely be considered by Pinnacle's board of directors only if it were for the entire division, including associated contracts and liabilities. Lazard offered to arrange for the exchange of confidential information to permit Company B to develop a specific proposal.

        On January 21, 2005, Pinnacle sold its Steinberg business to Yamaha Corporation.

        On January 21, 2005, representatives of Pinnacle, Lazard, Company A and the financial advisor to Company A, participated in a conference call in which representatives of Pinnacle and Lazard provided an update on the performance of Pinnacle's Broadcast & Professional division.

        On January 27, 2005, representatives of Pinnacle presented an overview of the Broadcast & Professional division to representatives of Company B by telephone conference call.

        Throughout January 2005, executives of Avid and Pinnacle and their representatives spoke periodically, and representatives of Pinnacle provided information to Avid relating to a possible business combination.

        On January 30, 2005, a representative of Lazard had a conversation with Mr. Krall, who advised Lazard as to the status of Avid's internal evaluation process, and indicated that Avid might submit an indication of interest to Pinnacle before Pinnacle's board meeting scheduled for February 3, 2005.

        On January 31, 2005, a Lazard representative had another conversation with Mr. Krall, who indicated potential interest in moving forward with a business combination transaction providing Pinnacle shareholders with consideration in the form of Avid common stock, with a current estimated value of $5.00 per share of Pinnacle common stock, but a potential for up to $6.00 per share upon completion of satisfactory due diligence. The Lazard representative indicated that the price would likely need to be higher to gain Pinnacle board approval, and requested a written proposal.

        On the same date, another Lazard representative had a conversation with representatives of the financial advisor to Company B. These representatives indicated Company B had an interest only in Pinnacle's Broadcast & Professional assets, and suggested a value of one times revenue or less.

        On February 1, 2005, a Lazard representative had a conversation with Mr. Krall, who communicated a possible valuation range of between $5.00 and $7.00 per share of Pinnacle common stock for the entire company, payable in Avid common stock, although Mr. Krall declined to put an offer in writing at that time.

        On February 2, 2005, Pinnacle received a written expression of interest from Company A for the potential purchase of Pinnacle's Broadcast & Professional division and all intellectual property relating to Pinnacle's Liquid professional video editing product line, including those elements within Pinnacle's Business & Consumer division, with a license back of the Liquid intellectual property to Pinnacle for use in the Business & Consumer division. The expression of interest indicated a potential purchase price of between $100 million and $120 million in cash.

        On February 3, 2005, at a regularly scheduled meeting of Pinnacle's board of directors, Ms. Hart briefed Pinnacle's board of directors regarding the discussions with Avid with respect to a potential merger and the other two parties who had expressed interest in the Broadcast & Professional division. Ms. Hart reviewed the written expression of interest received from Company A. Lazard, counsel and management reviewed with Pinnacle's board of directors various strategic alternatives as well as the possibility of continuing as an independent, stand alone entity without effecting any transaction. Pinnacle's board of directors discussed the risks and benefits of the various strategic alternatives, including Pinnacle's competitive position and the risks and prospects of its ongoing business. Pinnacle's board of directors also discussed difficulties that would be associated with a sale of Pinnacle's Broadcast & Professional division relating to the division of intellectual property and engineering personnel and the fact that such a transaction would result in Pinnacle being solely a consumer business relying upon a license back of key intellectual property from Company A and with its workforce principally located in Europe but its management located in the United States. Pinnacle's board of directors authorized management and Lazard to continue to pursue discussions with all of the interested parties for a potential business combination involving the entire company and, as an alternative, the sale of the Broadcast & Professional division.

        At the February 3, 2005 meeting, Pinnacle's board of directors also appointed an M&A committee comprised of three outside directors, Messrs. Krause, Finocchio and Motro, to provide guidance and direction to senior Pinnacle management and Pinnacle's financial and legal advisors regarding the various potential transactions. Ms. Hart conferred periodically with each member of the M&A Committee and each of the other members of Pinnacle's board of directors, and advised them of the status of negotiations in the period following the appointment of the committee through March 20, 2005. From time to time after its appointment, the M&A Committee met, generally with most of the other Pinnacle board members in attendance, to consider and provide guidance and direction regarding the various potential transactions.

        On February 4, 2005, Ms. Hart and representatives from Lazard spoke with representatives of Avid and provided an update as to the Pinnacle board's authorization to continue pursuing discussions. On that same day, Ms. Hart and representatives from Lazard also spoke with representatives of Company A and provided an update as to the Pinnacle board's authorization and, later that same day, Lazard spoke to representatives of the financial advisor to Company B and provided an update as to the Pinnacle board's authorization.

        On February 4, 2005, Pinnacle sold its Sports business to XOS Technologies, Inc.

        In early February 2005, Avid began consulting with outside financial and legal advisors about the possible transaction with Pinnacle. Avid retained Piper Jaffray as its financial advisor and Wilmer Cutler Pickering Hale and Dorr LLP, or Wilmer Hale, as its outside legal counsel.

        On February 7, 2005, representatives of Avid and Piper Jaffray held a conference call with representatives of Pinnacle's management and Lazard to discuss the diligence process. Commencing on February 11, 2005, Avid was permitted access to due diligence materials through Pinnacle's electronic dataroom at DLA Piper. Avid and its legal, accounting and financial advisors conducted due diligence regarding Pinnacle through March 20, 2005.

        On February 11, 2005, representatives of Company A held a conference call with Pinnacle representatives, including each party's counsel and financial advisors, to discuss key business and legal issues raised by a potential purchase of the Broadcast & Professional division, including the ownership or licensing of intellectual property.

        On February 15, 2005, representatives of Pinnacle's management and Lazard held a conference call with representatives of Avid's management and Piper Jaffray to discuss process with respect to Avid's due diligence review.

        On February 16, 2005, Ms. Hart had a telephone call with Company A to discuss the status of Company A's expression of interest to purchase the Broadcast & Professional division.

        On that same date, Company B advised Lazard that although it continued to have an interest in the potential purchase of the assets of Pinnacle's Broadcast & Professional division, it was not in a position to pursue a due diligence review in the near term due to internal commitments.

        At a regular meeting of Avid's board of directors held on February 15 and 16, 2005, Avid's management provided an update on the status of discussions with Pinnacle. At the conclusion of the meeting, Avid's board of directors authorized management to proceed with discussions with Pinnacle regarding a possible transaction.

        On February 17, 2005, Pinnacle and Avid representatives, including their respective counsel and financial advisors, held due diligence calls.

        On February 18, 2005, representatives of Company A held a meeting at DLA Piper's offices with Pinnacle representatives concerning certain business and legal issues relating to the potential sale of the Broadcast & Professional division.

        On February 23, 2005, DLA Piper delivered an initial draft of a proposed asset purchase agreement and license agreement to counsel for Company A, and Company A was permitted access to due diligence materials through Pinnacle's electronic dataroom at DLA Piper.

        In order to better understand Pinnacle's business and the potential of a business combination, Avid's representatives and financial advisors met with representatives of Pinnacle on February 23 and 24, 2005 at DLA Piper's offices. Discussions involved business, finance, human resources and legal representatives of both companies and focused in greater detail on due diligence matters and the potential benefits of a business combination between the two companies.

        On February 24, 2005, Pinnacle's M&A Committee, along with Ms. Hart and Mr. Chopra, held a meeting at which Pinnacle's management, Lazard and DLA Piper reviewed the status of discussions with each of Avid and Company A. Ms. Hart reviewed the potential benefits and risks of each transaction, including risks relating to the ownership of intellectual property significant to Pinnacle's Business & Consumer division under Company A's proposal. DLA Piper reviewed legal considerations relating to the potential transactions, including the possibility of antitrust regulatory review and shareholder approval requirements. The M&A Committee authorized Pinnacle's management and advisors to proceed with discussions with both Avid and Company A.

        On February 28, 2005, representatives of Company A met with Mr. Chopra in Munich, Germany to review certain intellectual property diligence matters.

        On February 28, 2005, Avid's counsel, Wilmer Hale, delivered an initial draft merger agreement and related agreements to Pinnacle's counsel, DLA Piper, in order to begin negotiating some of the terms of a possible transaction.

        On March 2 and 3, 2005, representatives of Avid visited Pinnacle's operations in Braunschweig, Germany to conduct due diligence.

        On March 3, 2005, Ms. Hart and a Lazard representative met with representatives of Company A and its financial advisor to discuss Company A's potential acquisition of Pinnacle's Broadcast & Professional division.

        On March 4, 2005, Messrs. Krall, Milbury and Jacks and Ms. Hart, together with representatives of Lazard and Piper Jaffray, met in New York, New York to discuss a potential business combination between the two companies. The parties discussed the business strategy and prospects of their respective companies and the strategic rationale for a potential transaction. Mr. Krall indicated orally a willingness to pursue a stock-for-stock business combination with a valuation of approximately $6.25 to $6.50 per share of Pinnacle common stock. Lazard representatives requested that Avid submit a proposal in writing.

        On March 6, 2005, after consultation with its financial and legal advisors, Avid delivered to Pinnacle a written, non-binding expression of interest for a stock-for-stock business combination with a fixed exchange ratio to be based on the 20-day trading average of Avid common stock prior to signing and with an expected value of $6.50 per Pinnacle share, subject to Avid's satisfactory completion of due diligence and other conditions. Avid also requested that Pinnacle enter into an exclusivity arrangement with Avid.

        On March 7, 2005, Avid's board of directors had an update conference call regarding the possible transaction with Pinnacle. During the call, Avid's management and financial and legal advisors summarized the status of due diligence and discussions with Pinnacle, including the principal open issues, and the process and estimated timing if the transaction proceeded.

        On March 7, 2005, Pinnacle's M&A Committee held a telephonic meeting in which Ms. Hart, Mr. Chopra and an additional member of Pinnacle's board of directors participated. Ms. Hart reviewed the status of discussions with each of the interested parties, including the terms of the written non-binding expression of interest from Avid, and reviewed strategic alternatives available to Pinnacle. Ms. Hart reviewed negotiations to date with Avid regarding the proposed exchange ratio and advised Pinnacle's M&A Committee that Avid had refused to consider a collar. Lazard reviewed a financial presentation regarding the potential business combination with Avid and the potential sale of the Broadcast & Professional division and discussed the potential transactions and other alternatives. DLA Piper provided legal advice to the M&A Committee regarding the potential transactions with Avid and Company A, including a discussion of the fiduciary duties of the directors considering the transactions, the potential terms of the transactions and legal considerations, including antitrust review, the potential structures, and process and timing considerations. Ms. Hart and the Lazard representatives noted that Mr. Krall had indicated a desire to travel to California to meet with the M&A Committee to discuss the potential business combination. The M&A Committee, along with an additional member of Pinnacle's board of directors, met in an executive session with DLA Piper and reviewed the alternatives available to Pinnacle. At the conclusion of this executive session, the M&A Committee expressed support for continuing discussions with all interested parties, and directed that no exclusivity arrangement be finalized. The M&A Committee directed management and Lazard to attempt to increase the consideration set forth in Avid's expression of interest.

        During the evening of March 7, 2005, Ms. Hart contacted Mr. Krall and sought an increase in the price included in Avid's expression of interest. Mr. Krall declined to consider increasing the consideration payable to Pinnacle shareholders and advised that he would cancel his proposed visit to California to meet with the M&A Committee and the proposed diligence meetings scheduled for the following week if the M&A Committee insisted on such an increase as a condition to further discussions.

        On March 8, 2005, the M&A Committee held a telephonic meeting in which Ms. Hart, Mr. Chopra and an additional member of Pinnacle's board of directors participated. Ms. Hart reported on her conversation with Mr. Krall. The M&A Committee authorized Ms. Hart to request a meeting with Mr. Krall at which Mr. Krall would provide further information regarding the potential strategic and other benefits of the proposed business combination with Avid. The M&A Committee authorized DLA Piper to deliver comments to Wilmer Hale on the draft acquisition agreements. In a conversation Ms. Hart held with Mr. Krall later that evening, Mr. Krall indicated that he would meet with the M&A Committee to provide further information regarding the potential business combination, but due to inclement weather, such meeting could not take place until Saturday, March 12.

        On March 9, 2005, the M&A Committee held a telephonic meeting in which Ms. Hart, Mr. Chopra and an additional member of Pinnacle's board of directors participated. Ms. Hart and representatives of Lazard and DLA Piper provided a briefing regarding the status of negotiations with Avid.

        On March 9, 2005, DLA Piper delivered proposed revisions to the draft merger and related agreements to Wilmer Hale. From March 10, 2005 through March 20, 2005, representatives and legal advisors of Avid and Pinnacle engaged in negotiations regarding the merger agreement and related agreements. During this period, representatives of Avid and Pinnacle also continued to conduct due diligence and engaged in discussions relating to the potential financial terms of the transaction.

        On March 11, 2005, Avid's board of directors held a special meeting to discuss the potential transaction with Pinnacle. At the meeting, Avid's management reviewed the status of the negotiations, indicating that the parties had not reached agreement on significant issues, and discussed with the board the strategic rationale for the possible transaction, the major due diligence findings to date, and challenges involved in integrating Pinnacle's business with Avid should a transaction be consummated.

Avid's board of directors then received a presentation on financial considerations relating to the potential transaction from representatives of Piper Jaffray. Following Piper Jaffray's presentation, Avid's legal advisors summarized legal issues arising out of the potential merger, including the need for antitrust regulatory clearance in the United States and various foreign jurisdictions. At the conclusion of the meeting, Avid's board of directors authorized management to continue discussions with Pinnacle regarding a possible transaction.

        On March 12, 2005, the M&A Committee held a meeting at the offices of DLA Piper, in which Ms. Hart and Mr. Chopra also participated, and received a briefing from management and Lazard on the status of the negotiations with Avid and Company A, the operating, strategic and financial considerations of the two potential transactions, and financial information concerning Avid and Pinnacle. Additional members of Pinnacle's board of directors attended all or a portion of the meeting. Lazard reviewed a presentation regarding the financial implications of the two potential transactions and possible alternative transactions, as well as information regarding Avid and Pinnacle. DLA Piper reviewed the fiduciary duties of Pinnacle's board of directors and reviewed the status of negotiations on the merger agreement and related agreements. Mr. Krall and Mr. Milbury attended a portion of the meeting of the M&A Committee and provided an overview of Avid's business, financial results and prospects, and Avid's strategic rationale for the potential business combination.

        Following the presentation by Messrs. Krall and Milbury, the M&A Committee met in an executive session with DLA Piper and discussed the alternatives available to Pinnacle. The M&A Committee and the outside directors then met with management, Lazard and DLA Piper and authorized continuing negotiations with Avid for a potential strategic business combination. The M&A Committee noted that the expression of interest by Avid provided for an exchange ratio, to be based on the average trading price of Avid common stock over the 20 trading days prior to signing, which then had a value of $6.50. The M&A Committee noted that the Avid common stock price had been declining. The M&A Committee directed Ms. Hart and Lazard to communicate the M&A Committee's view that the consideration payable to Pinnacle shareholders to be embodied in the final exchange ratio should not be adversely impacted by the decline in recent trading prices for Avid common stock, although the Committee recognized that the value of the transaction would fluctuate following the announcement of the transaction. At this meeting, the M&A Committee also directed Ms. Hart to communicate in writing to Company A the need to address each of Pinnacle's specific concerns regarding the potential sale of the Business & Professional division, including issues relating to intellectual property and the noncompete provisions, by the close of business on March 14, 2005, including a response in writing to the draft agreements that Pinnacle had previously provided to Company A.

        On March 13, 2005, Ms. Hart delivered a letter to Company A making these requests and, in a telephone call that same day, Ms. Hart and a Lazard representative discussed with a senior representative of Company A Pinnacle's request for a specific response on the various issues outlined by Pinnacle. On March 13, 2005, representatives of Company A and its financial advisor had a conference call with representatives of Pinnacle and Lazard on diligence matters.

        On March 14, 2005, Company A provided a written response to Pinnacle on the issues raised by Pinnacle in its March 13, 2005 correspondence and proposed revisions to the draft agreements presented by DLA Piper, which included an affirmation of a proposed purchase price of $120 million for the acquisition of Pinnacle's Broadcast & Professional division and certain assets and all business activities of Pinnacle's Liquid professional video editing product line. The response indicated that the assets that Company A sought to purchase could include intellectual property significant to Pinnacle's Business & Consumer division.

        On March 14 and 15, 2005, Avid continued its due diligence review of Pinnacle at the offices of DLA Piper.

        On March 15, 2005, representatives of Pinnacle and its financial advisors visited Avid's headquarters to conduct a due diligence review of Avid. Pinnacle's representatives met with various members of Avid's management, and received presentations and asked questions regarding Avid's business, product strategy, operations, finances and legal matters. Later that day, Ms. Hart and Mr. Chopra held a telephonic conference call with representatives of Avid and Piper Jaffray, in which Mary Dotz, Pinnacle's Chief Financial Officer, and a representative of Lazard also participated, to discuss Pinnacle's expected financial performance and to provide updated Pinnacle forecasts for future periods.

        On the evening of March 15, 2005, Pinnacle's board of directors held a telephonic meeting during which Ms. Hart and the legal and financial advisors to Pinnacle reviewed with Pinnacle's board of directors the status of negotiations with Company A, including the response by Company A to the issues raised by Pinnacle, the open business issues with Company A, and Pinnacle's negotiating posture and negotiating strategy regarding the transaction. Ms. Hart and the legal and financial advisors to Pinnacle also reviewed the status of negotiations with Avid and the status of due diligence. Lazard discussed financial considerations relating to the proposed merger with Avid. DLA Piper provided a briefing on the fiduciary duties of Pinnacle's board of directors, reviewing with Pinnacle's board of directors the fact that the sale to Avid as proposed was a strategic business combination in which the shareholders could participate in the possible appreciation of the combined entity, and summarized the principal terms of the Avid merger agreement and the remaining open issues between the parties. Pinnacle's board of directors discussed the strategic rationale for the potential merger with Avid and the risks and benefits of the transaction, including the conditions to the consummation of the transaction. Pinnacle's board of directors discussed the benefits and risks of Company A's proposal, including the conditions to the transaction, the risk of protracted negotiations relating to the division of intellectual property rights and engineering personnel with no assurances of terms acceptable to Pinnacle and the potential benefits and risks to Pinnacle of Pinnacle continuing as an independent, stand-alone entity following such proposed transaction that would result in Pinnacle becoming solely a consumer business with its workforce principally located in Europe but its management located in the United States. Pinnacle's board of directors also discussed the benefits and risks of not effecting any transaction, and continuing as an independent, stand-alone entity.

        On March 16, 2005, a series of telephonic conference calls were held by Ms. Hart, Mr. Krall, Mr. Milbury and the respective financial and legal advisors for Avid and Pinnacle to discuss the outstanding issues between the parties, including the proposed exchange ratio and the terms of the merger agreement. Lazard and Ms. Hart communicated the view of the M&A Committee that the value of the transaction consideration payable to Pinnacle shareholders should not be negatively impacted by any decline in the trading price of Avid common stock through signing, so that the recent decline in the trading price of Avid common stock would result in the need for a higher exchange ratio than that proposed by Avid. Following these calls, Avid's representatives convened a telephone conference call for senior management of Avid and Pinnacle and the parties' respective financial and legal advisors, and communicated a package of terms, including a proposed fixed exchange ratio for a stock-for-stock, tax-free reorganization, and responses to Pinnacle's remaining issues on the merger agreement, accommodating most of the issues raised by Pinnacle. The proposed fixed exchange ratio represented an implied value of $6.53 per share of Pinnacle common stock based on the prior trading day's closing prices for Avid common stock, $6.71 per share based on the average of the prior 20 trading days' closing prices of Avid common stock, and $6.34 per share based on the closing trading price of Avid common stock that day. As proposed, the exchange ratio would not be affected by subsequent trading prices for Avid common stock.

        On March 16, 2005, the M&A Committee, along with Ms. Hart, Mr. Chopra and additional members of Pinnacle's board of directors, held a telephonic meeting at which Ms. Hart, Lazard and DLA Piper reported on the status of negotiations with Avid and reviewed the proposal from Avid, including the proposed exchange ratio and Avid's responses to outstanding issues on the merger agreement. Lazard reviewed financial considerations relating to the proposed transaction with Avid, and DLA Piper provided legal advice regarding the potential terms. The M&A Committee authorized management, Lazard and DLA Piper to continue negotiations with Avid to document the transaction as proposed.

        On March 17, 2005, Ms. Hart and a representative of Lazard held a telephone conference call with representatives of Company A to discuss the terms of Company A's proposal.

        On March 17, 2005, Mr. Krall advised Ms. Hart that Avid had an interest in modifying the form of consideration so that Pinnacle shareholders would receive $1.00 in cash and the remainder of the consideration in Avid common stock, based on a revised exchange ratio designed to give equivalent value, taking into account the cash component, to the previously proposed fixed exchange ratio. The parties and their financial advisors negotiated regarding the proposed exchange ratio, and Avid proposed a revised exchange ratio as a result of these negotiations.

        On the morning of March 18, 2005, the M&A Committee, along with Ms. Hart, Mr. Chopra and additional members of Pinnacle's board of directors, held a telephonic conference call in which Ms. Hart and Lazard reviewed the proposed change in the consideration and the revised exchange ratio. Lazard provided a presentation on financial considerations for the revision and DLA Piper reviewed legal considerations relating to the potential transaction, including the fact that the potential transaction would not necessarily result in a tax-free reorganization and the final tax treatment would depend on the trading price of Avid common stock at the time of closing. The M&A Committee considered the benefits and risks of the change and directed that negotiations should proceed with the change in the proposed merger consideration.

        Later on March 18, 2005, Pinnacle's board of directors held a special meeting at the offices of DLA Piper to discuss the potential merger of Pinnacle and Avid and the potential transaction with Company A. At that meeting, senior management of Pinnacle and representatives of Lazard and DLA Piper reviewed with Pinnacle's board of directors various matters relating to the potential business combination with Avid and the other potential transaction with Company A, including the results of their business and financial due diligence review of Avid, the respective progress and status of negotiations with Avid and Company A, and the risks and benefits of the respective potential transactions. Pinnacle's board of directors discussed the risks and uncertainties relating to the potential transaction with Company A, including the difficulties relating to the division of intellectual property and engineering personnel and the fact that such a transaction would result in Pinnacle being solely a consumer business with its workforce principally located in Europe but its management located in the United States. Management and representatives of Lazard and DLA Piper reviewed the structure of the potential business combination with Avid, including the proposed consideration and the tax treatment of the transaction, and representatives of Lazard reviewed the financial terms of the potential transaction. Pinnacle's board of directors discussed the merger consideration and the structure of the transaction, including the cash component and the fixed exchange ratio, noting that Avid had been unwilling to consider a collar. DLA Piper discussed the fiduciary duties of Pinnacle's board of directors and further reviewed with the board certain legal considerations relating to each of the potential transactions, including antitrust regulatory review and the respective risks, benefits and conditions to each transaction. DLA Piper also reviewed the principal terms of the Avid merger agreement and voting agreements. Pinnacle's board of directors directed management and its advisors to continue discussions with both parties. Ms. Hart reviewed proposals relating to retention benefits for certain Pinnacle employees and reviewed the interests certain persons might have in the merger. The compensation committee of Pinnacle's board of directors then met to review the effect of the transaction with regard to Ms. Hart's existing employment and change of control agreements with Pinnacle and the employee retention plan for other employees then being proposed by management. After discussion, the compensation committee approved a modified version of the employee retention plan.

        On March 19, 2005, a representative of Lazard held a telephonic conference call with representatives of the financial advisor to Company A regarding the status of Pinnacle's internal evaluation of Company A's proposal.

        Avid's board of directors held a special meeting on March 19, 2005 to consider the proposed transaction with Pinnacle. At the meeting, Avid's senior management updated Avid's board of directors on the final results of Avid's due diligence review. Representatives of Piper Jaffray made a financial presentation to Avid's board of directors and delivered Piper Jaffray's oral opinion that, as of that date, and based upon and subject to the considerations described in its subsequently delivered written opinion, the merger consideration to be paid by Avid pursuant to the merger agreement was fair to Avid from a financial point of view. Avid's legal representatives provided a summary of the principal terms of the merger agreement and voting agreements, and reviewed the process and timing for the proposed transaction, including with respect to regulatory approvals. Following the presentations and discussion, Avid's board of directors unanimously approved the merger agreement, the proposed merger and the issuance of shares and payment of cash pursuant to the merger.

        On March 20, 2005, Pinnacle's board of directors held a special meeting at which the proposed merger with Avid was discussed and considered by Pinnacle's board of directors. At this meeting, Pinnacle's senior management reviewed the strategic and business considerations relating to the Avid transaction, and the risks and benefits of the transaction. Representatives of DLA Piper reviewed the final terms of the Avid merger agreement and voting agreements. Lazard reviewed the financial terms of the proposed merger with Avid, summarized a financial presentation regarding the merger consideration, and delivered its oral opinion, subsequently confirmed in writing, to Pinnacle's board of directors that, as of March 20, 2005, based upon and subject to the factors and assumptions set forth in its opinion, the merger consideration as set forth in the merger agreement was fair, from a financial point of view, to the holders of Pinnacle common stock. Following the presentations and discussion, Pinnacle's board of directors voted unanimously to approve the merger agreement and resolved to recommend that Pinnacle shareholders vote to approve the terms of the merger.

        On March 20, 2005, Avid and Pinnacle executed the merger agreement and the voting agreements, and Ms. Hart communicated to a representative of Company A that Pinnacle would not be continuing discussions with Company A because of the non-solicitation provisions of the merger agreement. On March 21, 2005, Avid and Pinnacle issued a joint press release announcing the execution of the merger agreement.

        On March 28, 2005, a private equity firm, referred to in this joint proxy statement/prospectus as Company C, submitted a written proposal to Pinnacle to acquire Pinnacle for $6.25 per share in a cash transaction that Company C represented would not involve any material regulatory approvals or shareholder vote. The proposal indicated that Company C contemplated a combination of Pinnacle with a portfolio software company, which is a business partner of Pinnacle, owned by Company C. The proposal indicated that Company C was prepared to enter into a confidentiality agreement immediately, undertake confirmatory due diligence and negotiate a definitive agreement containing substantially similar (and in some cases less restrictive) terms and conditions as the merger agreement with Avid, except that Company C contemplated a cash tender offer followed by a second step merger. As required by the merger agreement between Avid and Pinnacle, Pinnacle informed Avid of the receipt of, and provided Avid with a copy of, the March 28, 2005 letter from Company C.

        On March 31, 2005, Pinnacle's board of directors held a special telephonic meeting to consider the potential transaction with Company C, with representatives from Lazard and DLA Piper in attendance. DLA Piper advised Pinnacle's board of directors regarding its fiduciary duties and Pinnacle's obligations under the Avid merger agreement. Pinnacle's board of directors reviewed and discussed with its advisors the terms of Company C's proposal in comparison to the Avid transaction, including:

  •
  the structure and form of consideration proposed by Company C, including the possibility that Company C might not proceed with a tender offer structure after negotiations;

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  the tax consequences of the proposed Company C transaction compared to the Avid transaction;

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  the timing considerations related to each of the two transactions;

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  the possible conditions to the transaction proposed by Company C compared to those in the Avid transaction;

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  the information available to Pinnacle's board of directors and its advisors regarding Company C and its affiliates, including the apparent lack of experience of Company C and the portfolio company in completing transactions of similar size and complexity, and the lack of definitive information regarding the financial resources of Company C and possible risks associated with Company C's ability to obtain required financing; and

  •
  the lack of specificity regarding the particular issues requiring due diligence or the time required for the due diligence process.

        Pinnacle's board of directors noted the historical and recent post-announcement trading prices of Avid common stock and considered the possible fluctuation in the trading price of Avid common stock during the pendency of the Avid transaction. Pinnacle's board of directors also considered the potential risks and benefits of the business combination with Avid, including the strategic rationale and the possible appreciation in value of the combined company if the benefits of the combination were realized. Pinnacle's board of directors noted that the Avid transaction permitted Pinnacle shareholders who continued to hold Avid stock following the transaction to participate in the possible appreciation of the combined business if the strategic benefits of the combination were realized, while the Company C proposal was a cash transaction and Pinnacle shareholders would not have the ability to participate in any appreciation in the value of the combined business after the transaction. In addition, Pinnacle's board of directors considered:

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  risks associated with a due diligence process with Company C, including the possibility that due diligence would disrupt Pinnacle's business or that a transaction might not be proposed by Company C on similar terms following a due diligence process;

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  the absence of a specific plan for financing by Company C and the possibility of complications arising due to participation of multiple parties;

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  risks related to the potential delay and distraction associated with such a process on Pinnacle's business;

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  the possible effect of such risks on the terms of Company C's proposal;

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  the possible impact of the participation of Pinnacle in negotiations or due diligence with Company C on the likelihood of consummation of the Avid transaction; and

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  risks related to the condition of Avid stockholder approval.

        After a review and discussion of the possible benefits and risks of Company C's proposal compared with the Avid transaction, Pinnacle's board of directors determined in good faith, after consultation with Lazard and DLA Piper, that Company C's proposal was not reasonably likely to lead to a "superior proposal," as defined in the Avid merger agreement. On April 1, 2005, Pinnacle informed Company C of this determination.

        On April 1, 2005, Company C submitted a letter to Pinnacle reiterating its continued interest in a possible acquisition of Pinnacle for $6.25 per share in a cash transaction, providing information as to the potential interest of a co-investor in participating in Company C's financing of the proposed acquisition and limited additional information concerning Company C's financial resources, and reiterating the proposed terms, conditions and process set forth in its prior letter. As required by the merger agreement between Avid and Pinnacle, Pinnacle informed Avid of the receipt of, and provided Avid with a copy of, the April 1, 2005 letter from Company C.

        On April 4, 2005, Pinnacle's board of directors held a special telephonic meeting to consider the communication from Company C, with representatives from Lazard and DLA Piper in attendance. DLA Piper advised Pinnacle's board of directors regarding its fiduciary duties and Pinnacle's obligations under the merger agreement. Pinnacle's board of directors reviewed the historical and recent post-announcement trading prices of Avid common stock and noted the possible fluctuation in the trading price of Avid common stock during the pendency of the Avid transaction. Pinnacle's board of directors also reviewed the conditions to the Avid transaction, including the respective stockholder and shareholder vote requirements for Avid and Pinnacle. Pinnacle's board of directors reviewed the additional information provided by Company C in its April 1, 2005 letter, including the representation by Company C of an indication of interest of a co-participant in the financing for the proposed acquisition, although the third party had made no commitment. Pinnacle's board of directors considered the possible impact of a co-participant in the diligence process if one were commenced. Pinnacle's board of directors reviewed an analysis prepared by Lazard regarding the potential tax implications of the Company C transaction and an analysis of the historical trading prices of Avid common stock. Pinnacle's board of directors noted that Company C had not increased its price per share, nor had it provided any specificity regarding the particular issues requiring due diligence or the time required for due diligence, and it had also not provided any specific plan for financing, definitive information regarding its financial resources, or any commitment by third parties for such financing.

        Pinnacle's board of directors also reviewed the considerations relating to both the Company C proposal and the Avid transaction previously reviewed at its meeting held on March 31, 2005, including the difference in the amount, form and structure of consideration offered by Company C and Avid and the risks and benefits of the respective transactions. Pinnacle's board of directors also discussed the risks of a due diligence process with Company C, the possibility that due diligence would disrupt Pinnacle's business and the possibility that a transaction might not be proposed by Company C on similar terms following a due diligence process.

        Pinnacle's board of directors concluded that the information provided by Company C in its April 1, 2005 letter did not change the prior conclusion of Pinnacle's board of directors regarding the Company C proposal. After a review and discussion of the possible benefits and risks of Company C's proposal compared to the Avid transaction, Pinnacle's board of directors determined in good faith, after consultation with Lazard and DLA Piper, that Company C's proposal was not reasonably likely to lead to a "superior proposal," as defined in the Avid merger agreement. On April 4, 2005, Pinnacle informed Company C of this determination.

        On April 7, 2005, a representative of Company C sent an electronic mail correspondence to Mr. Chopra in response to Mr. Chopra's cancellation of a routine business meeting that had been previously scheduled with the portfolio software company owned by Company C. The correspondence repeated Company C's interest in acquiring Pinnacle and its desire to engage in discussions with Pinnacle's board of directors regarding the proposed acquisition, stating Company C's belief that its proposed cash offer was superior to Avid's offer along multiple dimensions and requesting that this communication and interest be disseminated to Pinnacle's board of directors. The electronic mail correspondence was provided by Ms. Hart to all Pinnacle directors and provided to Avid.

        On April 13, 2005, Pinnacle made a public announcement regarding its preliminary expectations of net sales for its third quarter of fiscal 2005, indicating that it anticipated third-quarter net sales of approximately $64 million to $66 million, lower than its previous expectations of $70 million to $73 million (as adjusted for the sale of Pinnacle's Sports business in Pinnacle's third fiscal quarter). Pinnacle noted in the announcement that initial uncertainty regarding the potential impact of the Avid transaction contributed to its revised sales outlook, as orders had slowed from Pinnacle's distribution channels, principally in Europe, in the last 10 days of the quarter.

        On April 13, 2005, Company C submitted a letter to Pinnacle reaffirming its continued interest in a possible acquisition of Pinnacle, indicating a proposed purchase price range of $6.25 to $7.00 per share in a cash transaction, with the final value to be determined following expedited, confirmatory diligence, and acknowledging Pinnacle's announcement of its revised expectations for its third fiscal quarter results. The letter also indicated that Company C had engaged in discussions with a large strategic partner very familiar with Pinnacle that had expressed an interest in an immediate purchase of a portion of Pinnacle's business, but advised that Company C would be prepared to complete a transaction for all of Pinnacle with or without participation of this strategic partner. The letter reiterated the proposed conditions set forth in its prior letter to Pinnacle dated March 28, 2005. As required by the merger agreement between Avid and Pinnacle, Pinnacle informed Avid of the receipt of, and provided Avid with a copy of, the April 13, 2005 letter from Company C.

        On April 14, 2005, Pinnacle's board of directors held a special telephonic meeting during which Pinnacle's board of directors considered the latest correspondence from Company C, with representatives from Lazard and DLA Piper in attendance. DLA Piper advised Pinnacle's board of directors regarding its fiduciary duties and Pinnacle's obligations under the Avid merger agreement. Pinnacle's board of directors reviewed the historical and recent post announcement trading prices of Avid common stock and noted the possible fluctuation in the trading price of Avid common stock during the pendency of the Avid transaction. Pinnacle's board of directors reviewed the additional information provided by Company C in its April 13, 2005 letter, including the acknowledgement of Pinnacle's announcement of revised revenue expectations, Company C's indication of a willingness to proceed with a transaction with a range of possible values from $6.25 to $7.00 subject to due diligence, and the reference to a strategic partner interested in a portion of Pinnacle's business. Pinnacle's board of directors reviewed considerations relating to both the Company C proposal and the Avid transaction, including:

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  the ambiguity of the Company C purchase price as expressed as a range, with the low end of the range being no different than the amount previously offered, and no commitment to proceed at the high end of the range;

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  the difference in the amount and forms of consideration and structures of the transactions offered by Company C and Avid;

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  the potential risks and benefits of the respective transactions;

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  the conditions to the Avid transaction and the likely conditions to a transaction with Company C;

  •
  the continued lack of a specific plan for financing by Company C and the possibility of complications arising due to participation by multiple parties;

  •
  the requirement that Avid obtain stockholder approval of an amendment to its certificate of incorporation to increase the number of authorized shares of Avid common stock in order to enable the issuance of Avid common stock in the merger, and Avid's plans regarding solicitation of proxies and other communication relating to stockholder approval;

  •
  the indication by Company C of its continued interest despite Pinnacle's preannouncement, subject to diligence;

  •
  the continued lack of specificity by Company C regarding the particular issues requiring due diligence and the time required for due diligence;

  •
  the risks related to the due diligence process with Company C, including the ambiguity of Company C's indication of its willingness to engage in "expedited, confirmatory diligence" when the price being offered was not established for such confirmatory diligence and specific diligence issues were not identified, the possible impact of adding yet another participant to the due diligence process and the possible adverse impact of a further due diligence process on Pinnacle's business; and

  •
  the impact of discussions or due diligence with Company C on the transaction with Avid, including possible delay or distraction in Avid's efforts to obtain Avid stockholder approval.

        After a review and discussion of the possible benefits and risks of Company C's proposal compared to the Avid transaction, Pinnacle's board of directors determined in good faith, after consultation with Lazard and DLA Piper, that Company C's proposal was not reasonably likely to lead to a "superior proposal," as defined in the Avid merger agreement. On April 15, 2005, Pinnacle informed Company C of this determination.

        On April 27, 2005, Pinnacle made a public announcement regarding its operating results for its third fiscal quarter ended March 31, 2005, including net sales of $65.2 million compared to net sales of $82.1 million for the corresponding quarter of fiscal 2004. In the analyst conference call following the earnings announcement, Pinnacle stated that, based upon then-available information, it anticipated its net sales in the fourth fiscal quarter ending June 30, 2005 will be below its net sales for the third fiscal quarter ended March 31, 2005.

        On April 21 and 28, 2005, Pinnacle's board of directors held special telephonic meetings during which Pinnacle's management and representatives of Lazard and DLA Piper provided Pinnacle's board of directors with updates on the status of the Avid merger.

        On May 5, 2005, at a regularly scheduled meeting of Pinnacle's board of directors, Pinnacle's management and representatives of Lazard and DLA Piper provided Pinnacle's board of directors with an update on the status of the Avid merger.

        On May 6, 2005, Company C submitted a letter to Pinnacle reaffirming its continued interest in a possible acquisition of Pinnacle, indicating a proposed purchase price of $7.00 per share in a cash transaction, with existing Pinnacle options to be cancelled for a cash payment equal to the difference between the applicable strike price and $7.00. In the letter, Company C proposed a streamlined two-phase due diligence approach with phase one consisting of confirmatory business and financial due diligence, to be completed within five business days after Pinnacle's provision of the relevant information and access to Pinnacle's management, and phase two consisting of finalization of a merger agreement and follow-up due diligence, which the letter stated was not anticipated to take longer than ten days. Company C attached a list of specific business and financial due diligence issues to the letter. The letter also indicated that Company C did not require any shareholder vote or similar process to proceed, and that Company C would consider structuring the transaction as a tender offer, which would not require a vote of the Pinnacle shareholders. The letter further clarified the availability of financing to fund the proposed transaction, noting that a large strategic partner very familiar with Pinnacle (not further identified in the letter, but subsequently disclosed by Company C to Pinnacle to be Company A) had expressed interest in an immediate purchase of a portion of Pinnacle's business. In addition, the letter stated that Company C was partnering with an established technology buyout fund, referred to in this joint proxy statement/prospectus as Company D, and Company D co-signed the letter to Pinnacle. In the letter, Company C further stated that Company C and Company D were prepared to fully finance the transaction with equity irrespective of the availability of a concurrent sale of a portion of Pinnacle's business to the large strategic partner and irrespective of the availability of debt financing. The letter stated that Company C was flexible with respect to acquiring Pinnacle or solely the portion of the business not sought by the large strategic partner, noting that should Pinnacle and its advisors revisit the current strategic approach or should Pinnacle and/or Avid desire to explore a restructuring of the proposed Avid merger, Company C would also be willing to pursue a purchase of the portion of the business not sought by the large strategic partner on "terms that would provide more value to Pinnacle shareholders as compared to [its] current strategy." The letter noted that the proposal therein remained subject to the other points in Company C's prior letter to Pinnacle dated March 28,

2005. As required by the merger agreement between Avid and Pinnacle, Pinnacle informed Avid of the receipt of, and provided Avid with a copy of, the May 6, 2005 letter from Company C.

        On May 7, 2005, Pinnacle's board of directors held a special telephonic meeting during which Pinnacle's board of directors considered the latest correspondence from Company C, with representatives from Lazard and DLA Piper in attendance. DLA Piper advised Pinnacle's board of directors regarding its fiduciary duties and Pinnacle's obligations under the Avid merger agreement. A representative of Lazard reviewed with Pinnacle's board of directors the proposal contained in the May 6, 2005 letter. Pinnacle's board of directors reviewed considerations relating to both Company C's latest proposal and the Avid transaction, including:

  •
  the proposed purchase price was stated at $7.00 as opposed to the range of $6.25 to $7.00 previously proposed by Company C;

  •
  the difference in the amount and form of consideration and possible differences in the structure of the transactions offered by Company C and Avid;

  •
  the potential risks and benefits of the respective transactions;

  •
  the conditions to the Avid transaction and the likely conditions to a transaction with Company C;

  •
  the additional details provided in the May 6, 2005 letter on the plan for financing by Company C, including the interest of Company D in the transaction, evidenced by its signing of the letter, Company D's experience with transactions of this size and type, and resources available to Company D, and the expressed willingness of Company C and Company D to proceed with the transaction irrespective of the availability of debt financing;

  •
  the requirement that Avid obtain stockholder approval of an amendment to its certificate of incorporation to increase the number of authorized shares of Avid common stock in order to enable the issuance of Avid common stock in the merger, and Avid's plans regarding solicitation of proxies and other communication relating to stockholder approval;

  •
  the details provided in the May 6, 2005 letter regarding the specific issues requiring due diligence and the timeline proposed for due diligence;

  •
  the risks related to the due diligence process with Company C, the possible adverse impact of a further due diligence process on Pinnacle's business, and the risks of multiple participants in the diligence process; and

  •
  the impact of discussions or due diligence with Company C on the transaction with Avid, including possible delay or distraction in Avid's efforts to obtain Avid stockholder approval.

After a review and discussion of the possible benefits and risks of Company C's proposal compared to the Avid transaction, Pinnacle's board of directors determined in good faith, (i) after consultation with Lazard and DLA Piper, that the proposal of Company C contained in the May 6, 2005 letter was reasonably likely to lead to a "superior proposal," as defined in the Avid merger agreement, and (ii) after consultation with DLA Piper, that Pinnacle's board of directors was required by its fiduciary obligations in response to such letter to participate in discussions or negotiations with Company C and furnish Pinnacle information to Company C and its representatives.

        Later on May 7, 2005, Pinnacle informed Avid of its determination and sent a letter to Company C, a copy of which was also provided to Avid, notifying Company C that Pinnacle was willing to provide confidential information to Company C and engage in discussions and negotiations in furtherance of a transaction with substantially the terms set forth in the May 6, 2005 letter, subject to:

  •
  the two phases of due diligence described in the May 6, 2005 letter being run concurrently so that the parties could negotiate the merger agreement and other transaction documents in parallel with the diligence process, with a goal to complete the entire process as soon as practicable;

  •
  Pinnacle making its management team available to Company C's integrated diligence team to expedite the diligence review and providing electronic access to a data room; and

  •
  Pinnacle continuing to engage in discussions only so long as its board of directors believed that the transaction being negotiated was reasonably likely to lead to a "superior proposal" as defined in the Avid merger agreement.

Pinnacle included with its letter to Company C a proposed nondisclosure agreement to be executed regarding the confidential information to be provided by Pinnacle. On May 8, 2005, Company C executed a nondisclosure agreement regarding the confidential information to be provided by Pinnacle on terms no less restrictive than the confidentiality agreement between Avid and Pinnacle, and Pinnacle provided a copy of the signed nondisclosure agreement to Avid.

        During the week of May 9, 2005 and on May 16, 2005, representatives of Company C and Company D conducted business and financial due diligence on Pinnacle at the offices of DLA Piper, which included presentations by Pinnacle's management, and representatives of Company C and Company D were provided access to Pinnacle's electronic data room. Throughout May 2005, Company C and Company D continued to conduct a due diligence review of Pinnacle. As required by the merger agreement between Avid and Pinnacle, Pinnacle provided to Avid any materials provided to Company C and Company D not previously provided to Avid.

        On May 20, 2005, Company C's counsel delivered an initial draft merger agreement to Pinnacle's counsel, DLA Piper, in order to begin negotiating some of the terms of a possible transaction. As required by the merger agreement between Avid and Pinnacle, Pinnacle informed Avid of the receipt of, and provided Avid with a copy of, the initial draft merger agreement from Company C. Thereafter representatives of DLA Piper and Company C's counsel negotiated terms of the proposed merger agreement between Pinnacle and Company C.

        On May 23, 2005, Ms. Hart and representatives from Lazard and DLA Piper provided an update by telephone conference call to Pinnacle's board of directors regarding the progress on the due diligence review by Company C and Company D as well as the status of discussions regarding structure, financing, terms and timing of a possible transaction with Company C and Company D. Ms. Hart also updated Pinnacle's board of directors on the status of the merger with Avid. Ms. Hart and representatives from Lazard and DLA Piper noted that Avid's chief executive officer had reaffirmed Avid's consumer strategy at a recent investor conference, including the strategic value of the combination with Pinnacle. Pinnacle's board of directors determined in good faith, after consultation with Lazard and DLA Piper, that based on the information currently available, the transaction proposed by Company C was still reasonably likely to lead to a "superior proposal," as defined in the Avid merger agreement.

        On May 31, 2005, a representative of Company C informed a representative of Lazard that Company C would not be able to proceed with a transaction with a purchase price at $7.00. The representative of Company C stated that after completing its financial analysis of Pinnacle, and in light of the increase in the recent trading price of Avid common stock, Company C believed that due to the status of the debt markets it would be unable to obtain the necessary financing on acceptable terms to support an offer to Pinnacle that would constitute a "superior proposal," as defined in the Avid merger agreement.

        On May 31, 2005, Pinnacle's board of directors held a special telephonic meeting during which Pinnacle's board of directors considered the information from Company C, with representatives of Lazard and DLA Piper in attendance. A representative of Lazard summarized the conversation with the representative of Company C. DLA Piper advised Pinnacle's board of directors regarding its fiduciary duties and Pinnacle's obligations under the Avid merger agreement. After a review and discussion of the recent information regarding Company C's proposal compared to the Avid transaction, Pinnacle's board of directors determined in good faith, after consultation with Lazard and DLA Piper, that the discussions with Company C did not continue to appear reasonably likely to lead to a "superior proposal," as defined in the Avid merger agreement. On June 1, 2005, Pinnacle informed Avid and Company C of this determination and terminated discussions with Company C and Company D.

Consideration of the Merger by Avid

  Avid's Reasons for the Merger and Board Approval

        Avid believes that its acquisition of Pinnacle presents a compelling strategic opportunity for Avid to expand its product offerings and customer base significantly. Following the completion of the merger, Avid will offer a full range of digital media solutions for professionals and consumers, ranging from home video and audio editing applications to the most advanced content creation products for enterprise customers in the film, video, television, broadcast, audio and computer graphics industries.

        Avid also expects that as a result of the acquisition it will derive synergies from a number of sources, including the development of new products, leveraging of the existing channels and sales forces of both companies to reach more customers, operational efficiencies from combining functions where appropriate, the consolidation of redundant facilities and infrastructure, and the reduction of public company expenses.

        The decision of Avid's board of directors to approve the merger and the issuance of Avid common stock in the merger was based on various potential benefits of the merger. In reaching its decision to approve the merger, Avid's board of directors considered a number of factors, including the following:

  •
  information concerning Avid and Pinnacle's respective businesses, operating results, financial condition, operations, management, competitive positions and prospects;

  •
  the complementary nature of each company's digital media products and user bases, allowing the combined company to serve the full spectrum of digital media customer needs from entry-level consumer products to high-end professional products;

  •
  the expected synergies from the combined research and development and marketing and sales efforts of the two companies following the merger and the potential operational benefits from the combination, including reduced public company costs;

  •
  the results of Avid's due diligence review of Pinnacle's business, finances and operations; and

  •
  the opinion of Avid's financial advisor that, as of March 19, 2005, and based upon and subject to the considerations described in its written opinion, the merger consideration to be paid by Avid pursuant to the merger agreement was fair to Avid from a financial point of view.

        Avid's board of directors also considered a number of factors relating to each of Pinnacle's two operating segments.

        In the broadcast segment, Avid's board of directors considered the following factors, among others:

  •
  Professional broadcasters continue to look for more efficient ways to work, and the acquisition of Pinnacle will significantly enhance the family of broadcast solutions and capabilities Avid can offer to these customers. Once completed, the acquisition will extend Avid's end-to-end broadcast production pipeline with an expanded and integrated set of solutions and individual components, including world-class products such as Pinnacle's Deko on-air graphics system, MediaStream playout servers and Liquid non-linear editing and post-production solutions, as well as other complementary software and services, customer relationships, sales channels and domain expertise.

  •
  Avid's current broadcast product line—which includes solutions and components for ingest, editing, storage, media asset management and playout—is built on open standards that enable integration with a range of third-party products, including systems from Pinnacle. For example, Avid's iNEWS system can be integrated with Pinnacle's Deko on-air graphics system to provide automated control of newsroom content. Avid expects to achieve additional integration between Avid and Pinnacle products after the acquisition is completed.

  •
  The acquisition will permit Avid to offer a richer set of offerings to broadcasters who are transitioning from analog to all-digital production. For example, Avid's global sales teams will be able to present a broader portfolio of products—including Pinnacle's broadcast playout servers and on-air graphics systems—to existing customers and prospects.

        In the consumer segment, Avid's board of directors took into account a number of factors, including the following:

  •
  Following the acquisition, customers will be able to choose from a wide range of products from Avid, the company that pioneered the industry of digital nonlinear editing. Customers who use Avid and Pinnacle products will benefit from their solutions being road-mapped, designed, engineered, upgraded and supported by a team that includes some of the industry's most talented scientists, engineers and product designers.

  •
  Pinnacle's consumer video business—which to date has shipped more than 10 million units—will provide Avid with an immediate avenue into that segment and complements Avid's 2004 acquisition of M-Audio, which enabled Avid to expand into the consumer end of the audio business. Avid expects Pinnacle's consumer video business will form the basis for a new consumer video division at Avid. Avid expects to be able to leverage Pinnacle's well-established sales channels throughout the world to increase sales of other Avid products.

  •
  The acquisition will permit Avid to reach into the next generation of video editors while they are still learning their craft. While not all of the millions of customers who use Pinnacle's consumer products will move up to Avid's professional solutions, they will have the choice to pursue professional editing by upgrading through the range of professional products offered by Avid.

        During the course of its deliberations concerning the merger, Avid's board of directors also identified and considered a variety of risks relating to the merger, including the following:

  •
  the risk that the potential benefits sought in the merger might not be fully realized;

  •
  the challenges, costs and diversion of management time associated with combining and integrating the two companies following the closing;

  •
  the fact that Avid has relatively little experience in the consumer video business, and the possibility that the acquisition could slow Avid's revenue growth or reduce its operating margins;

  •
  the possibility that the merger might not be completed;

  •
  the possible expense and delays associated with obtaining antitrust regulatory approval for the merger;

  •
  the effect of the public announcement of the merger on Avid and Pinnacle's respective businesses, including employees, customers and suppliers;

  •
  the fact that the merger agreement is not subject to termination by Avid solely as a result of any failure by Pinnacle to meet internal projections or forecasts or published revenue or earnings predictions, any cancellation or deferral of customer orders, reductions in sales, disruption in supplier, distributor, partner or similar relationships, or loss of broadcast employees attributable to the public announcement or pendency of the merger or any decrease in the trading price of Pinnacle common stock; and

  •
  the other risks described in this joint proxy statement/prospectus under the section entitled "Risk Factors."

        This discussion of information and factors considered by Avid's board of directors is not intended to be exhaustive, but is intended to summarize all material factors considered by Avid's board of directors. In view of the wide variety of factors considered by Avid's board of directors, Avid's board of directors did not find it practicable to quantify or otherwise assign relative weights to the specific factors considered. However, after taking into account all of the factors set forth above, Avid's board of directors unanimously agreed that the merger agreement and the merger were fair to, and in the best interests of, Avid and that Avid should enter into the merger agreement.

  Opinion of Avid's Financial Advisor

        Avid retained Piper Jaffray to render to Avid's board of directors an opinion as to the fairness, from a financial point of view, of the consideration to be paid by Avid in the merger.

        Piper Jaffray delivered to Avid's board of directors on March 19, 2005, its opinion, as of that date and based upon and subject to the assumptions, factors, qualifications and limitations set forth in the written opinion and described below, that the consideration proposed to be paid by Avid in the proposed merger was fair, from a financial point of view, to Avid. A copy of Piper Jaffray's written opinion is attached to this joint proxy statement/prospectus as Annex D and is incorporated into this joint proxy statement/prospectus by reference.

        While Piper Jaffray rendered its opinion and provided certain analyses to Avid's board of directors, Piper Jaffray was not requested to and did not make any recommendation to Avid's board of directors as to the specific form or amount of the consideration to be paid by Avid in the proposed merger, which was determined through negotiations between Pinnacle and Avid. Piper Jaffray's written opinion, which was directed to Avid's board of directors, addresses only the fairness, from a financial point of view, of the proposed consideration to be paid by Avid in the proposed merger, does not address Avid's underlying business decision to participate in the merger and does not constitute a recommendation to any Avid stockholder as to how any stockholder should vote with respect to the proposed amendment to Avid's certificate of incorporation to increase the number of Avid's authorized shares of common stock which will enable the issuance of shares of Avid common stock in the merger.

        In arriving at its opinion, Piper Jaffray's review included:

  •
  a draft of the merger agreement dated March 18, 2005;

  •
  publicly available financial and other data with respect to Avid and Pinnacle;

  •
  internal financial information of Pinnacle prepared for financial planning purposes and furnished by the management of Pinnacle;

  •
  internal financial information of Avid on a stand-alone basis and as a combined company with Pinnacle, prepared for financial planning purposes and furnished by the management of Avid;

  •
  Wall Street research estimates for Avid and Pinnacle;

  •
  reported prices and trading activity of the common stock of Avid and Pinnacle and similar information for certain other companies Piper Jaffray deemed comparable to Avid and Pinnacle; and

  •
  financial terms, to the extent publicly available, of certain transactions Piper Jaffray deemed comparable to the proposed merger.

        In addition, Piper Jaffray conducted discussions with members of senior management of Avid and Pinnacle with respect to the business and prospects of Avid and Pinnacle on a stand-alone basis and on a combined basis following the merger.

        In delivering its opinion to Avid's board of directors, Piper Jaffray prepared and delivered to Avid's board of directors written materials containing various analyses and other information material to the opinion. Here is a summary of the analyses contained in the materials:

  Implied Consideration

        Giving effect to the 0.0869 of a share of Avid common stock consideration and $1.00 cash consideration, the implied value of the consideration offered to Pinnacle in the merger was determined to be $6.47 per share of Pinnacle common stock (based on the closing price for Avid common stock on March 18, 2005). Based on the number of outstanding Pinnacle common shares and common share equivalents, Piper Jaffray calculated the aggregated implied equity value of the consideration payable in the merger to be approximately $461.5 million. Piper Jaffray also calculated the implied enterprise value (which is equity value plus debt and less cash) of Pinnacle to be approximately $333.1 million.

  Historical Trading Analysis

        Piper Jaffray reviewed the price performance, trading volume and stock trading history of Pinnacle and Avid common stock over selected periods during the previous 12 months. Piper Jaffray presented the stock trading information contained in the following table:

	Pinnacle	Avid
Closing price on March 18, 2005	$4.97	$62.95
Closing price 1 week prior	4.24	64.86
Closing price 4 weeks prior	4.28	65.43
6 month closing average	4.75	57.61
1 year closing average	5.55	52.74
52 week high trade	9.91	68.35
52 week low trade	3.25	40.90

        Piper Jaffray also presented selected price and volume distribution data of Pinnacle and Avid.

  Pinnacle Comparable Company Analysis

        Piper Jaffray compared financial information and valuation ratios relating to Pinnacle to corresponding data and ratios from ten publicly traded companies Piper Jaffray deemed comparable to Pinnacle. This group was Adobe Systems Incorporated, Avid, AutoDesk, Inc., InterVideo, Inc., Leitch Technology Corporation, Macromedia, Inc., Macrovision Corporation, SeaChange International, Inc., Sonic Solutions and Thomson S.A. Piper Jaffray selected this group by applying the following criteria:

  •
  publicly traded companies that are engaged in providing digital media solutions;

  •
  companies with primary Standard Industrial Codes, or SIC codes, similar to that of Pinnacle; and

  •
  companies that Piper Jaffray deemed similar to Pinnacle's business.

        Piper Jaffray used publicly available Wall Street research estimates for Avid and the comparable company group, except for Pinnacle for which Piper Jaffray used Pinnacle's management's estimates. This analysis produced multiples of selected valuation data which Piper Jaffray compared to multiples for Pinnacle derived from the implied value payable in the merger.

			Comparable Companies
	Pinnacle
			Low		Mean		Median		High
Enterprise value to latest twelve months revenue	1.1	x	0.8	x	4.1	x	4.3	x	10.0	x
Enterprise value to estimated calendar 2005 revenue	1.1		0.8		3.4		3.0		8.9
Enterprise value to estimated calendar 2006 revenue	1.0		0.8		3.2		2.8		8.1
Latest twelve months price to earnings ratio	NM	(1)	16.3		29.3		29.4		41.8
Price to earnings ratio for calendar 2005	59.5		13.3		24.8		22.8		39.0
Price to earnings ratio for calendar 2006	30.3		9.3		20.0		19.4		34.1

(1)
Data not meaningful because Pinnacle did not have positive earnings in the twelve months ended December 31, 2004.

  Merger and Acquisition Analysis

        Piper Jaffray reviewed five merger and acquisition transactions that it deemed comparable to the merger. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

  •
  transactions involving companies with primary SIC codes similar to that of Pinnacle;

  •
  transactions involving the companies comparable to Pinnacle that are identified above;

  •
  transactions in which the company being acquired had a business that Piper Jaffray deemed similar to Pinnacle's business in the digital media industry;

  •
  transactions completed between January 1, 2000 and March 18, 2005; and

  •
  transactions that were not share repurchases or acquisitions of a minority interest.

        Piper Jaffray compared the resulting multiples of selected valuation data to multiples for Pinnacle derived from the implied value payable in the merger.

			Comparable Transactions
	Pinnacle
			Low		Mean		Median		High
Enterprise value to latest twelve months revenue	1.1	x	0.9	x	1.7	x	1.7	x	2.9	x
Enterprise value to next twelve months revenue	1.1		0.8		1.5		1.7		2.3
Equity value to latest twelve months net income	NM	(1)	24.4		36.8		36.8		49.3
Equity value to next twelve months net income	59.5		9.8		38.1		12.9		91.6

(1)
Data not meaningful because Pinnacle did not have positive earnings in the twelve months ended December 31, 2004.

  Premiums Paid Analysis

        Piper Jaffray reviewed 35 completed merger and acquisition transactions that it deemed comparable to the merger to determine the implied premiums payable in the transactions over recent trading prices. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

  •
  transactions involving companies with primary SIC codes similar to that of Pinnacle;

  •
  transactions involving the ten companies deemed by Piper Jaffray to be comparable to Pinnacle that were used for the Pinnacle comparable company analysis above;

  •
  transactions completed between January 1, 2003 and March 18, 2005;

  •
  transactions with equity values between $75 million and $1 billion;

  •
  transactions in which the company being acquired was publicly traded; and

  •
  transactions that were not share repurchases, acquisitions of a minority interest or acquisitions of a division.

        The table below shows a comparison of those premiums to the premium payable to Pinnacle shareholders based on the implied value payable in the merger. The premium calculations for Pinnacle common stock are based upon an assumed announcement date of March 19, 2005:

		Comparable Transactions
	Pinnacle
		Low	Mean	Median	High
One day before announcement	30.2%	(0.5)%	34.5%	23.3%	260.0%
One week before announcement	52.6	(3.9)	34.9	27.5	239.6
Four weeks before announcement	51.2	(2.7)	46.2	40.0	267.4

  Pinnacle Discounted Cash Flow Analysis

        Piper Jaffray performed a discounted cash flow analysis for Pinnacle in which it calculated the present value of the projected future cash flows of Pinnacle using Pinnacle's management's projections. Piper Jaffray estimated a range of theoretical values for Pinnacle based on the net present value of its implied annual cash flows and a terminal value for Pinnacle in 2009 calculated based upon a multiple of revenue. Piper Jaffray applied a range of discount rates of 15% to 20% and a range of terminal value multiples of 1.0x to 1.5x of projected 2009 revenue:

Equity Value of Pinnacle (in millions)
Low	$407.9
Mid	489.9
High	586.6
Per Share Equity Value of Pinnacle
Low	$5.82
Mid	6.99
High	8.37

  Pro Forma Analysis

        Piper Jaffray analyzed pro forma effects resulting from the impact of the merger on the projected earnings per share of the combined company for the calendar years 2005 and 2006. Piper Jaffray performed this analysis using Wall Street research estimates for Avid and Pinnacle's management's estimates for Pinnacle, including adjustments to revenue and cost savings, such as headcount reductions, facility closures, public company costs and manufacturing efficiencies, that Avid's management estimates the combined company may realize following consummation of the merger. Piper Jaffray determined that the merger could be accretive for calendar year 2006 to the projected stand-alone earnings per share of Avid when taking into account Avid's management's revenue and cost savings adjustments.

  Analysis of Avid Common Stock

        Piper Jaffray reviewed general background information concerning Avid, including recent financial and operating results and outlook.

        Piper Jaffray compared selected financial information and valuation ratios for Avid to the corresponding data and ratios from twelve publicly traded companies deemed comparable to Avid. This group was Adobe Systems Incorporated, Apple Computer, Inc., AutoDesk, Inc., Dolby Laboratories, Inc., Digital Theater Systems, Inc., Harman International Industries, Incorporated, Leitch Technology Corporation, Macromedia, Inc., Macrovision Corporation, Pinnacle, SeaChange International, Inc. and Thomson S.A. Piper Jaffray selected this group by applying the following criteria:

  •
  publicly traded companies that are engaged in providing software and hardware for digital media production, management and distribution;

  •
  companies with primary SIC codes similar to that of Avid; and

  •
  companies that Piper Jaffray deemed similar to Avid's business.

        The stock price used in the calculations was Avid's closing price of $62.95 on March 18, 2005. Piper Jaffray used publicly available Wall Street research estimates for Avid and the comparable company group, except for Pinnacle for which Piper Jaffray used Pinnacle's management's estimates. This analysis produced multiples of selected valuation data as follows:

			Comparable Companies
	Avid
			Low		Mean		Median		High
Enterprise value to latest twelve months revenue	3.7	x	0.7	x	3.9	x	3.5	x	10.0	x
Enterprise value to estimated calendar 2005 revenue	3.1		0.7		3.4		2.6		8.9
Enterprise value to estimated calendar 2006 revenue	2.8		0.6		3.2		2.3		8.1
Latest twelve months price to earnings ratio	29.4		16.4		37.6		36.0		67.1
Price to earnings ratio for calendar 2005	23.8		13.4		31.1		30.9		45.7
Price to earnings ratio for calendar 2006	20.4		9.3		24.2		23.3		35.5

  Miscellaneous Considerations

        In reaching its conclusion as to the fairness of the merger consideration and in its presentation to Avid's board of directors, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the analyses and factors, would create a misleading view of the processes underlying the opinion.

        The analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to Pinnacle, Avid or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies to which Pinnacle and Avid were compared and other factors that could affect the public trading value of the companies.

        For purposes of its opinion, Piper Jaffray relied upon and assumed the accuracy, completeness and fairness of the financial statements and other information provided to it by Pinnacle and Avid or otherwise made available to it and did not assume responsibility for the independent verification of that information. Information prepared for financial planning purposes was not prepared with the expectation of public disclosure. Piper Jaffray relied upon the assurances of the management of Pinnacle and Avid that the information provided to it by Pinnacle and Avid was prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning and pro forma data, reflects the best currently available estimates and judgment of Avid and Pinnacle's respective management and that they are not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading. Piper Jaffray expressed no opinion as to such financial planning and pro forma data or the assumptions on which it was based. Piper Jaffray relied on assumptions of Avid's management regarding cost savings and other pro forma effects anticipated to result from the merger.

        For purposes of its opinion, Piper Jaffray assumed that neither Avid nor Pinnacle is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the proposed merger between Avid and Pinnacle. For purposes of its opinion, Piper Jaffray assumed that all necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect Avid or Pinnacle or alter the terms of the merger.

        In arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any specific assets or liabilities of Pinnacle or Avid, and was not furnished with any such appraisals or valuations. Piper Jaffray expressed no opinion as to the liquidation value of any entity. Piper Jaffray expressed no opinion as to the price at which shares of Pinnacle or Avid common stock have traded or at which the shares of Pinnacle, Avid or the combined company may trade at any future time. The opinion is based on information available to Piper Jaffray and the facts and circumstances as they existed and were subject to evaluation on the date of the opinion. Events occurring after that date could materially affect the assumptions used in preparing the opinion. Piper Jaffray has not undertaken to and is not obligated to affirm or revise its opinion or otherwise comment on any events occurring after the date it was given.

        Piper Jaffray assumed that the merger would qualify as a reorganization under the United States Internal Revenue Code and did not independently verify that such tax treatment will be available in respect of the merger. Piper Jaffray expressed no view with respect to the tax treatment that will be required to be applied to the merger. Piper Jaffray relied on advice of outside counsel of Avid and Pinnacle and the independent accountants to Avid, and on the assumptions of Avid's management, as to all legal, tax and financial reporting matters with respect to Avid, Pinnacle and the merger agreement.

        Piper Jaffray was not requested to opine as to, and the opinion does not address, the basic business decision to proceed with or effect the merger. Piper Jaffray expressed no opinion as to whether any alternative transaction might produce superior benefits to Avid or its stockholders. Piper

Jaffray's opinion relates solely to the aggregate consideration payable to the equity and option holders of Pinnacle as a whole. Piper Jaffray did not analyze any class separately and did not express any opinion regarding the consideration allocated or paid to any specific class of securities.

        Piper Jaffray, as a customary part of its investment banking business, evaluates businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Piper Jaffray provides research coverage on and maintains a market in the common stock of Avid and Pinnacle and has written research reports on Avid and Pinnacle during the last 12 months. Piper Jaffray previously acted as Avid's financial advisor in connection with an acquisition transaction by Avid for which it received a customary fee. In the ordinary course of its business, Piper Jaffray and its affiliates (including its employees) may actively trade securities of Avid and Pinnacle for their own accounts or the accounts of their customers and, accordingly, may at any time hold a long or short position in those securities.

        Under the terms of Piper Jaffray's engagement letter with Avid, Avid:

  •
  paid a fee of $500,000 to Piper Jaffray as a result of Piper Jaffray providing Avid's board of directors with Piper Jaffray's opinion with respect to the fairness of the consideration, from a financial point of view, to be paid pursuant to the merger agreement; and

  •
  shall pay a fee of $3,000,000 upon consummation of the merger for Piper Jaffray's financial advisory services (against which the fee of $500,000 described above will be credited).

        Avid has agreed to reimburse Piper Jaffray for its reasonable out-of-pocket expenses incurred in performance of its services, including the reasonable fees and expenses of its legal counsel up to a maximum expense reimbursement of $50,000. In addition, Avid agreed to indemnify Piper Jaffray against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Piper Jaffray's engagement.

Consideration of the Merger by Pinnacle

  Pinnacle's Reasons for the Merger and Board Recommendation

        In reaching its decision to approve the terms and conditions of the merger and recommend that the holders of shares of Pinnacle common stock vote for the approval of the terms of the merger, Pinnacle's board of directors considered a number of factors, including, but not limited to:

  •
  historical and current information concerning Pinnacle and Avid's respective businesses, financial performances and conditions, operations, management, competitive positions and prospects;

  •
  the competitive market environment in which Pinnacle operates, taking into account the greater resources of competitors compared to Pinnacle and Pinnacle's status as a relatively small technology company;

  •
  the alternatives available to Pinnacle, including engaging in another business combination or continuing as an independent company;

  •
  the risks and uncertainties associated with the continuation of Pinnacle's current strategy of selling the remainder of Pinnacle's non-core operations, including the uncertainties in achieving terms favorable to Pinnacle and its shareholders, the risk of compromising intellectual property or other assets necessary for Pinnacle's continuing core business, the risks of business or regulatory concerns in such transactions, as well as the distraction to management that would result from continued divestiture activity;

  •
  the larger size and greater resources of Avid as compared to Pinnacle, as well as the greater diversification and stability afforded to Pinnacle shareholders in a combined company with Avid;

  •
  the complementary nature of each company's digital media products and user bases, allowing the combined company to serve the full spectrum of digital media customer needs from entry-level consumer products to high-end professional products;

  •
  the premium represented by the merger consideration to the range of recent trading prices of Pinnacle common stock as of the time of approving the merger;

  •
  the assessment by Pinnacle's board of directors and Pinnacle's management that the merger and Avid's operating strategy are consistent with Pinnacle's long-term strategic goals to seek to profitably grow its business by expanding its geographic scope, platform coverage and product offerings;

  •
  the fact that the transaction was structured as a merger whereby Avid, through Pinnacle, would assume the liabilities of Pinnacle's installed base and would be contractually obligated to continue existing support obligations;

  •
  the expected synergies from the combined research and development and marketing and sales efforts of the two companies following the merger and the potential operational benefits from the combination, including reduced public company costs;

  •
  the results of the due diligence review of Avid's business, finances and operations;

  •
  the terms and conditions of the merger agreement, including:

  •
  the fact that the merger agreement is not subject to termination by Avid solely as a result of any failure by Pinnacle to meet internal projections or forecasts or published revenue or earnings predictions, any cancellation or deferral of customer orders, reductions in sales, disruption in supplier, distributor, partner or similar relationships or loss of broadcast employees attributable to the public announcement or pendency of the merger or any decrease in the trading price of Pinnacle common stock;

  •
  the limited number and nature of the conditions to Avid's obligation to close the merger;

  •
  the fact that the merger agreement includes provisions permitting Pinnacle to respond in certain circumstances to proposals for an acquisition of Pinnacle, subject to compliance with the terms of the merger agreement, including the payment of a termination fee;

  •
  the determination that an exchange ratio that is fixed and not subject to adjustment for a significant portion of the merger consideration is appropriate to reflect the strategic purpose of the merger and consistent with market practice for a merger of this type, and that the fixed exchange ratio fairly captures the respective ownership interests of the Pinnacle shareholders and Avid stockholders in the combined company based on valuations of Pinnacle and Avid at the time of the approval by Pinnacle's board of directors of the merger agreement;

  •
  the determination that the cash portion of the merger consideration provides a stable value for a portion of the merger consideration and thereby mitigates fluctuations caused by near-term market volatility for Avid common stock; and

  •
  the opinion of Pinnacle's financial advisor that, as of March 20, 2005, and based on and subject to the matters set forth in its written opinion as described below, the merger consideration is fair, from a financial point of view, to holders of Pinnacle common stock and the related financial analyses.

Pinnacle's board of directors also considered the potential risks of the merger, including the following:

  •
  the relatively high trading prices of Avid common stock used in calculating the exchange ratio compared to historical trading prices for Avid common stock;

  •
  the risk of a decrease in the trading price of Avid common stock between signing and closing that would reduce the aggregate value of the merger consideration Pinnacle shareholders would receive upon the closing of the merger;

  •
  the risk of non-consummation of the merger and the risk of deterioration of Pinnacle's business whether or not the merger closes;

  •
  the risk that Pinnacle had not contacted all possible bidders due to the potential significant harm to Pinnacle's business from premature disclosure of a possible transaction involving Pinnacle or one or more of its divisions, although Pinnacle's board of directors believed this risk was mitigated by the terms of the merger agreement, which permitted Pinnacle to terminate the merger agreement in favor of a superior proposal, and the fact that Pinnacle's board of directors believed that Pinnacle had negotiations with the acquirors most likely to be able to consummate a transaction;

  •
  the interests of certain Pinnacle executive officers and directors as described in the section entitled "The Merger—Interests of Certain Persons in the Merger," which begins on page 80;

  •
  the challenges and costs of combining the two businesses and the substantial expenses to be incurred in connection with the merger, including the risks that delays or difficulties in completing the integration could adversely affect the combined company's operating results and preclude the achievement of some benefits anticipated from the merger;

  •
  that a significant portion of Avid's revenues is derived from higher-end professional-oriented products, and the likelihood that Avid will face increasing competition in that area;

  •
  the potential loss of customers of either company as a result of any such customer's unwillingness to do business with the combined company, market confusion or response to potential service disruptions as a result of the integration process;

  •
  the potential disruption to partner and/or channel relationships important to either company as a result of the merger;

  •
  the possible loss of key management, technical or other personnel of either Avid or Pinnacle as a result of the management and other changes that will be implemented in integrating the businesses;

  •
  the potential risks and difficulties of integrating Pinnacle and Avid's respective businesses;

  •
  the risk that the merger may not be eligible for treatment as a tax-free reorganization for U.S. federal income tax purposes, with the result that holders of Pinnacle common stock would recognize taxable gain or loss for U.S. federal income tax purposes on the entire portion of merger consideration received;

  •
  the risk of diverting management's attention from other strategic priorities to implement merger integration efforts;

  •
  the risk that anticipated product synergies and cost savings will not be realized; and

  •
  other risks as described above under "Risk Factors."

        The foregoing discussion of the factors and risks considered by Pinnacle's board of directors is not intended to be exhaustive but summarizes the material factors and risks considered by Pinnacle's board of directors in making its recommendation. In view of the wide variety of factors and risks considered in connection with its evaluation of the merger and the complexity of these matters, Pinnacle's board of directors did not find it useful, and did not attempt, to quantify, rank or otherwise assign relative weights to these factors and risks. In considering the factors and risks described above, individual members of Pinnacle's board of directors may have given different weight to different factors and risks.

Pinnacle's board of directors conducted an overall analysis of the factors and risks described above, including thorough discussions with, and questioning of, Pinnacle's management and Pinnacle's legal and financial advisors. Pinnacle's board of directors concluded that certain of the risks could be managed or mitigated and that, on balance, the potential benefits of the merger outweighed the risks of the merger. Based on the totality of the information presented, Pinnacle's board of directors determined that Pinnacle should proceed with the merger agreement and the merger and determined that the merger and the transactions contemplated thereby are advisable, fair to, and in the best interests of Pinnacle and its shareholders, and recommends that holders of Pinnacle common stock approve the terms of the merger agreement and the transactions contemplated thereby, including the merger.

  Opinion of Pinnacle's Financial Advisor

        Under an agreement dated June 21, 2004, as amended on February 3, 2005, Pinnacle retained Lazard to act as its sole investment banker in connection with the merger. As part of this engagement, Pinnacle requested that Lazard evaluate the fairness, from a financial point of view, to Pinnacle shareholders of the consideration to be paid to such holders in the merger. Lazard has delivered to Pinnacle's board of directors a written opinion, dated March 20, 2005, that, as of that date, based upon and subject to certain assumptions, factors and qualifications set forth therein, the consideration to be paid in the merger to the holders of Pinnacle common stock is fair, from a financial point of view, to such holders.

        The full text of the Lazard opinion is included as Annex E to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. The description of the Lazard opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the Lazard opinion set forth in Annex E. You are urged to read the Lazard opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with the opinion. Lazard's written opinion is directed to Pinnacle's board of directors and only addresses the fairness to the holders of Pinnacle common stock of the consideration to be paid to such holders in the merger from a financial point of view as of the date of the opinion. Lazard's written opinion does not address the merits of the underlying decision by Pinnacle to engage in the merger or the relative merits of the merger as compared to other business strategies or transactions that might have been available to Pinnacle and does not constitute an opinion or recommendation to any shareholder as to how the shareholder should vote on any matter relating to the merger. Lazard's opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of the Lazard opinion. Lazard assumes no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of the opinion. The following is only a summary of the Lazard opinion. You are urged to read the entire opinion.

        In the course of performing its review and analyses in rendering its opinion, Lazard:

  •
  reviewed the financial terms and conditions of the merger agreement;

  •
  analyzed certain publicly available historical business and financial information relating to Pinnacle and Avid;

  •
  reviewed the most recent versions of various internal financial forecasts and other data prepared by and provided by the managements of each of Pinnacle and Avid relating to their respective businesses;

  •
  held discussions with members of the senior management of each of Pinnacle and Avid with respect to the businesses and prospects of Pinnacle and Avid, respectively, the strategic objectives of each, and the possible benefits which might be realized following the merger;

  •
  reviewed public information with respect to certain other companies in lines of businesses Lazard believed to be generally comparable to the businesses of Pinnacle and Avid;

  •
  reviewed the financial terms, to the extent publicly available, of certain business combinations involving companies in lines of businesses Lazard believed to be generally comparable to those of Pinnacle and Avid;

  •
  reviewed the historical stock prices and trading volumes of Pinnacle common stock and Avid common stock; and

  •
  conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

        Lazard relied upon the accuracy and completeness of the information provided to it, and did not assume any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Pinnacle or Avid, or concerning the solvency or fair value of Pinnacle or Avid. With respect to financial forecasts and prospects, Lazard assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Pinnacle and Avid as to the future financial performance of Pinnacle and Avid, respectively. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they were based.

        In rendering its opinion, Lazard assumed that the merger would be consummated on the terms described in the merger agreement, including among other things, that the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code, as amended, and that the merger will be consummated without any waiver of any material terms or conditions. In addition, Lazard assumed that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on the combined company.

        Lazard did not express any opinion as to the price at which shares of Pinnacle common stock or Avid common stock might trade subsequent to the announcement of the merger or as to the price at which shares of Avid common stock might trade subsequent to the merger.

        Lazard has in the past provided investment banking services to Pinnacle for which Lazard has received customary fees. In addition, in the ordinary course of Lazard's business, Lazard may actively trade shares of the common stock and other securities of Pinnacle and Avid for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

        The following is a brief summary of the material financial and comparative analyses which Lazard deemed to be appropriate for this type of transaction and that were performed by Lazard in connection with rendering its opinion. The summary of Lazard's analyses described below is not a complete description of the analyses underlying Lazard's opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances, and, therefore, is not readily susceptible to summary description. In arriving at its opinion, Lazard considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of the analyses. The financial analyses summarized below include information presented in tabular format. In order to fully understand Lazard's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Lazard's financial analyses.

  Contribution Analysis

        Lazard performed a contribution analysis based on the relative contribution of each of Pinnacle and Avid to the combined pro forma entity, based on the projections of the managements of Pinnacle and Avid and public information. Lazard calculated the relative contribution by both Pinnacle and Avid to the combined entity with respect to projected financial data including revenues and EBITA without projected cost savings.

        The following table illustrates the relative contribution to revenues and EBITA of both Pinnacle and Avid to the combined company:

	Contribution of Pinnacle	Contribution of Avid
2004 Revenues	34.1%	65.9%
2004 EBITA	1.5	98.5
2005E Revenues	30.3	69.7
2005E EBITA	6.7	93.3
2006E Revenues	29.6	70.4
2006E EBITA	11.8	88.2

        "EBITA" is a company's income before interest, taxes and amortization. "2005E" and "2006E" mean projections for 2005 and 2006, respectively.

        Under the merger agreement, Pinnacle shareholders are expected to receive approximately 14.2% of the fully-diluted equity of the combined company, plus $71.3 million in cash, based on:

  •
  the per share merger consideration of 0.0869 of a share of Avid common stock plus $1.00 cash; and

  •
  the $62.95 closing price per share of Avid common stock on March 18, 2005.

  Precedent Transaction Premiums Paid Analysis

        Lazard performed a precedent transaction premiums paid analysis based upon the premiums paid in selected transactions. In conducting its analysis, Lazard analyzed the premiums paid in the following subsets of precedent transactions:

  •
  selected precedent transactions over $100 million (which were not "merger of equal" transactions and were not transactions in the real estate and banking industries); and

  •
  selected precedent technology transactions over $100 million (which were not "merger of equal" transactions).

        The analysis was based on the one-day, one-week and one-month implied premiums for the transactions indicated. The implied premiums in this analysis were calculated comparing the implied per share transaction price at announcement of the transaction to the stock price of the company being acquired and enterprise value one-day, one-week and one-month prior to the announcement of the transaction. The results of these calculations are as follows:

  Share Price

	No. of Transactions	1-Day	1-Week	1-Month
All transactions	357	27.9%	30.5%	34.6%
Technology transactions	108	32.1	34.1	45.3
Pinnacle/Avid transaction	—	30.2	52.6	51.2

  Enterprise Value

	No. of Transactions	1-Day	1-Week	1-Month
All transactions	357	23.0%	26.7%	32.6%
Technology transactions	108	38.4	43.2	57.5
Pinnacle/Avid transaction	—	50.0	96.7	93.5

  Exchange Ratio Analysis

        Lazard performed an adjusted historical exchange ratio analysis based upon the ratio of closing prices of Pinnacle common stock minus $1.00 divided by the closing prices of Avid common stock over the six months ended March 18, 2005. Lazard then compared the Avid common stock exchange ratio portion of the merger consideration to these adjusted historical exchange ratios. Over the six months ended March 18, 2005, the analysis indicated adjusted historical exchange ratios ranging from 0.0479x on March 8, 2005 to 0.0934x on November 12, 2004 compared to the exchange ratio of 0.0869x in the merger. On March 18, 2005, the adjusted historical exchange ratio was 0.0631x.

        Lazard also calculated the implied per share value of the merger consideration based on the historical trading values of Avid common stock over the six months ended March 18, 2005. Lazard then calculated the premium implied by dividing the implied per share value of the merger consideration by the then-current trading value of Pinnacle common stock. Over the six months ended March 18, 2005, the analysis indicated implied premiums and discounts to the then-current Pinnacle trading prices ranging from a 5.8% discount on November 12, 2004 to a 62.3% premium on March 8, 2005. As of March 18, 2005, the implied per share merger consideration represented a 30.2% premium.

  Sum of the Parts Valuation

        Lazard performed a sum of the parts valuation by performing the following analyses on Pinnacle's two primary reporting divisions individually and then aggregating the results together because the two divisions have significantly different economics and peer groups. Based on the number of shares of Pinnacle common stock outstanding as of March 18, 2005, these analyses resulted in a range of implied values per share for Pinnacle of $5.35 to $6.92. This compares to the implied value of the Avid offer as of March 18, 2005 of $6.47 per share.

	Low	High
	(in millions except per share amount)
Cash	$128	$128
Broadcast & Professional (range suggested by analyses)	70	120
Business & Consumer (range suggested by analyses)	175	235

Equity Value	373	483
Implied Value per Share	$5.35	$6.92

        Lazard compared the projected financial performance and the resulting multiples as of March 18, 2005 of Pinnacle to the following publicly traded companies having businesses or other characteristics that Lazard deemed reasonably comparable to the businesses conducted by Pinnacle's two divisions:

Broadcast & Professional:	Business & Consumer:
Profitable Companies:	Sonic Solutions
Thomson S.A.	CyberLink Corporation
Avid	InterVideo, Inc.
Tandberg Television	Ulead Systems, Inc.
Harmonic Inc.	Logitech International S.A.
SeaChange International, Inc.	palmOne, Inc.
Creative Technology Ltd.
Unprofitable Companies:	D-Link Corporation
Leitch Technology Corporation	Iomega Corporation
Concurrent Computer Corporation	Hauppauge Digital, Inc.

        The forecasted financial information used by Lazard for Pinnacle in the course of this analysis was based on Pinnacle's management's projections, and the forecasted financial information used by Lazard for the comparable companies in the course of this analysis was based on research estimates and estimates published by Institutional Brokers Estimate System. The historical financial information used by Lazard in the course of this analysis was based on publicly available historical information. Calculations were made based on the closing price per share of each company's common stock as of March 18, 2005. Based on this information, Lazard calculated the following median multiples for the comparable companies listed above. For Pinnacle's Broadcast & Professional division, which was not profitable throughout the forecast period after allocation of corporate general and administrative expenses, Lazard performed this analysis on the unprofitable comparable companies only.

  Broadcast & Professional (Unprofitable Companies Only)

	2004		2005E
Enterprise Value as a multiple of:
Revenues	1.11	x	0.98	x
EBITA	N/A		8.4
P/E	N/A		14.7

  Business & Consumer

	2004		2005E
Enterprise Value as a multiple of:
Revenues	0.96	x	0.83	x
EBITA	10.9		7.3
P/E	17.1		13.0

        "Enterprise Value" is the market value of a company's common equity based on a diluted number of shares outstanding plus total debt less cash and equivalents and net present value of net operating loss tax benefits. "P/E" is equal to a company's stock price divided by its projected net income per share. "2005E" mean projections for 2005.

        Applying the derived revenue and EBITA multiples to the appropriate revenue and EBITA data for the relevant Pinnacle division, Lazard determined a range of implied enterprise values for

Pinnacle's two divisions. Based on this analysis, Lazard calculated a range of implied enterprise values for Pinnacle's Broadcast & Professional division of $74 million to $128 million based on 2005 estimated revenues, a range of implied enterprise values for Pinnacle's Business & Consumer division of $186 million to $269 million based on 2005 estimated revenues and a range of implied enterprise values for Pinnacle's Business & Consumer division of $114 million to $179 million based on 2005 estimated EBITA.

        Lazard reviewed selected publicly available financial information for merger and acquisition transactions in each of the broadcast & professional industry and the business & consumer industry. The following transactions were selected as comparable for purposes of the precedent transactions analysis because they involved acquisitions since November 2000 of companies whose principal line of business is similar to that of Pinnacle's divisions in the same industry. The financial information used by Lazard in the course of this analysis was based on historical information.

  Broadcast & Professional

Date Announced	Acquiror	Target	Transaction Value as a Multiple of LTM Revenue
April 2004	Accel-KKR	Alias Systems Corp.	0.80	x
August 2003	Eastman Kodak Company	LaserPacific Media Corporation	0.96
December 2001	Thomson S.A.	Grass Valley Group	0.86
January 2001	Thomson S.A.	Phillips Professional Broadcast	0.65

  Business & Consumer

Date Announced	Acquiror	Target	Transaction Value as a Multiple of LTM Revenue
May 2005	InterVideo, Inc.	Ulead Systems, Inc.	1.14	x
December 2004	Yamaha Corporation	Steinberg Audio Software Business	1.22
August 2004	Avid	Midiman, Inc. d/b/a/ M-Audio	3.46
August 2004	Sonic Solutions	Roxio—Software Division	0.93
April 2004	Accel-KKR	Alias Systems Group	0.87
December 2003	Vision Technologies Kinetics, Inc.	Miltope Group, Inc.	0.80
June 2003	Pinnacle	Dazzle Multimedia, Inc.	1.00
May 2003	Adobe Systems, Inc.	Syntrillium Software	1.74
May 2003	Sony Pictures Digital	Sonic Foundry assets	1.20
December 2002	Pinnacle	Steinberg Media Technologies AG	1.20
July 2001	Apple Computer, Inc.	Emagic	NA
February 2001	Logitech International S.A.	Labtec Inc.	1.26
November 2000	Avocent Corporation	Equinox Systems, Inc.	1.85

        "Transaction Value" is equal to the sum of the purchase price of common equity on a fully diluted basis and the value of the net debt, any minority interests and preferred stock. "LTM Revenue" is a company's revenue for the last twelve months.

        Applying the derived revenue multiples to the appropriate revenue data for the relevant Pinnacle division, Lazard determined a range of implied enterprise values for Pinnacle's two divisions. Based on this analysis, Lazard calculated a range of implied enterprise values for Pinnacle's Broadcast & Professional division of $66 million to $98 million and a range of implied enterprise values for Pinnacle's Business & Consumer division of $167 million to $669 million.

        Lazard also segregated the precedent transactions comparable to Pinnacle's Business & Consumer division into consumer software and consumer hardware transaction universes. Using the median revenue multiples for each of the consumer software and consumer hardware transactions, Lazard derived implied enterprise values for Pinnacle's Business & Consumer division of $232 million and $244 million.

        Using projections provided by the management of Pinnacle, Lazard performed a discounted cash flow analysis valuing Pinnacle's Business & Consumer division based on the present value of projected unlevered free cash flow for 2005 to 2007 and the present value of the terminal value in 2007. The analysis assumed a range of terminal year exit multiples of EBITA of 9.0x to 12.0x and a range of discount rates of 13% to 15%, based on estimates relating to the weighted average cost of capital. Using this analysis, Lazard derived a range of implied enterprise value for Pinnacle's Business & Consumer division of $143 million to $261 million.

        Lazard did not perform a discounted cash flow analysis valuing Pinnacle's Broadcast & Professional division because this division was not profitable throughout the forecast period after allocation of corporate general and administrative expenses.

  Pro Forma Merger Analysis

        Lazard reviewed selected historical financial information as well as current Wall Street research analyst ratings and projections for Avid. Lazard analyzed the potential pro forma effect of the merger on Avid's estimated earnings per share for the third and fourth quarters of calendar year 2005 and for calendar year 2006, using projections provided by the management of Pinnacle for Pinnacle's income before interest and taxes, less estimated interest income at a rate of 1.5% and taxes of 28%, and Wall Street estimates for Avid, and applying the exchange ratio of 0.0869x in the merger.

        Assuming a range of annualized synergies resulting from the merger, this analysis indicated the following accretion/(dilution) to Avid's estimated earnings per share:

Assumed Annualized After-Tax Synergies	Q3 2005	Q4 2005	2006
$ 0.0 million	(8.4%)	(4.9%)	(4.4%)
3.3 million	(5.7)	(2.7)	(2.2)
6.5 million	(3.1)	(0.4)	(0.0)
9.8 million	(0.5)	1.9	2.2
13.0 million	2.2	4.1	4.4
16.3 million	4.8	6.4	6.6
After-tax Synergies Required for No Accretion or Dilution (in millions)	$2.8	$1.9	$7.1

  Miscellaneous

        Lazard's opinion and financial analyses were not the only factors considered by Pinnacle's board of directors in their evaluation of the merger and should not be viewed as determinative of the views of

Pinnacle's board of directors or Pinnacle's management. Lazard has consented to the inclusion of and references to its opinion in this joint proxy statement/prospectus.

        Under the terms of Lazard's engagement, as amended, Pinnacle paid $1,000,000 to Lazard when Lazard provided Pinnacle's board of directors with its opinion with respect to the fairness of the consideration to be paid pursuant to the merger agreement, and Pinnacle will pay a fee (against which the $1,000,000 described above will be credited) upon the closing of the merger that is based upon the trading price of Avid common stock on the closing date of the merger. Based on Avid's trading price of $57.12 on June 7, 2005, the fee would be approximately $3,960,000.

        Pinnacle has agreed to reimburse Lazard for travel and other out-of-pocket expenses incurred in performing its services, including the fees and expenses of its legal counsel. In addition, Pinnacle agreed to indemnify Lazard against certain liabilities, including liabilities under the federal securities laws relating to or arising out of Lazard's engagement.

        Lazard is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for real estate, corporate and other purposes. Lazard was selected to act as investment banker to Pinnacle because of its expertise and its reputation in investment banking and mergers and acquisitions and its independence with respect to the merger and the transactions contemplated by the merger agreement.

Interests of Certain Persons in the Merger

        In considering the recommendation of Pinnacle's board of directors regarding the merger agreement, Pinnacle shareholders should be aware that some of Pinnacle's directors and executive officers may have interests in the merger that are different from, or in addition to, their interests as Pinnacle shareholders. These interests may create an appearance of a conflict of interest. Pinnacle's board of directors was aware of these potential conflicts of interest during its deliberations on the merits of the merger and in making its decision to recommend to the Pinnacle shareholders that they vote to approve the terms of the merger.

  Change-in-Control Severance Agreements and Employment Agreements

        Patti S. Hart Offer Letter and Employment Agreement.    Pursuant to the offer letter and employment agreement, dated March 1, 2004, between Pinnacle and Patti S. Hart, if Ms. Hart's employment is terminated without "cause" (as defined below) or by voluntary resignation for "good reason" (as defined below) either prior to the merger or more than 12 months after the merger, she will continue to receive her then-current rate of compensation for a period of 15 months following termination and will receive 125% of her target performance bonus for the year of termination. Based upon her current compensation and bonus target levels, if terminated under this scenario, Ms. Hart would be entitled to receive approximately $1,062,500 under these conditions. Alternatively, if Ms. Hart's employment is terminated without cause or by voluntary resignation for good reason within 12 months after the merger, she will receive a lump sum payment equal to the sum of 24 months of compensation at the rate of compensation in effect immediately prior to such termination and 200% of her target performance bonus for the year of termination. Based upon her current compensation and bonus target levels, if terminated under this scenario, Ms. Hart would be entitled to receive approximately $1,700,000 under these conditions.

        Additionally, pursuant to a stock unit agreement between Pinnacle and Ms. Hart, dated February 18, 2005, the vesting of all 250,000 stock units issued to and held by Ms. Hart under that agreement will be accelerated in full upon the merger so that the stock units would be immediately payable and vested in their entirety upon termination of Ms. Hart's employment by Pinnacle without

"cause" (as defined below) or if Ms. Hart resigns for "good reason" (as defined below) within 12 months of the merger. Based on the closing price of Pinnacle common stock as reported on the Nasdaq National Market on June 7, 2005, Ms. Hart's stock units will be worth $1,422,500.

        "Cause" is defined as:

  •
  continued failure by Ms. Hart to substantially perform her principal duties and responsibilities, other than as a result of disability or death, after 30 days written notice from Pinnacle specifying the nature of her failure and demanding that such failure be remedied;

  •
  her material and continuing breach, which breach has a material adverse effect on Pinnacle's business, of her obligations to Pinnacle after 30 days written notice specifying the nature of her breach and demanding that such breach be remedied;

  •
  her conviction of, or plea of guilty or nolo contendere to, a felony or crime involving moral turpitude; or

  •
  an act or acts of dishonesty undertaken by her and intended to result in substantial gain or personal enrichment at the expense of Pinnacle.

        "Good Reason" means, without Ms. Hart's written consent:

  •
  a reduction in her salary or target bonus or a material reduction in her benefits;

  •
  a material diminution of her duties, authority or responsibilities as in effect immediately prior to such diminution;

  •
  her relocation to a location more than 50 miles from her current California office location; or

  •
  failure of a successor to assume and perform the obligations under the offer letter and employment agreement;

provided, however, that in the event Ms. Hart believes that she has grounds to claim good reason for a voluntary termination, then she agrees to provide written notice specifying the purported grounds for her belief and Pinnacle shall have 30 days after receipt of such written notice to cure such purported grounds.

        If Ms. Hart's employment with Pinnacle terminates voluntarily by her or for cause by Pinnacle, then she will be eligible only for severance benefits in accordance with Pinnacle's established policies as then in effect.

        The above compensation arrangements payable to Ms. Hart may be treated as "excess parachute payments" under Section 280G of the Internal Revenue Code and be subject to an excise tax as a result of the merger. Ms. Hart's offer letter provides that upon an excise tax imposed, Pinnacle will pay Ms. Hart, within 30 days of the date she is subject to the excise tax, a gross up payment so that the net amount she receives from the compensation under the offer letter and gross up payment after deduction of any federal, state and local income, employment tax and excise tax on the gross up payment will be equal to the compensation arrangements noted in the offer letter and stock unit agreement. The gross up payment shall not exceed $2,500,000.

        Ajay Chopra Change of Control Severance Agreement.    In January 2003, Pinnacle entered into an amended and restated change of control severance agreement with Ajay Chopra. This agreement was amended in September 2004 and provides that if Mr. Chopra's employment is involuntarily terminated or terminated by Pinnacle other than for cause, in each case as defined in the agreement or if he is involuntarily terminated within three months prior to or within 12 months after the merger, he will receive, within 30 days of such termination, a lump sum payment equal to the sum of 12 months of compensation at the rate of compensation in effect immediately prior to such termination and 100% of his target performance bonus for the fiscal year of termination. For 12 months after such termination,

Pinnacle, at its cost, will also continue to make available to Mr. Chopra and his dependents any health, life or other similar insurance coverage that he participated in on the date of his termination; provided, however, that he constitutes a "qualified beneficiary" as defined in Section 4980B(g)(1) of the Internal Revenue Code and he elects continuation coverage pursuant to COBRA within the required time periods. Based upon his current compensation and bonus target levels, if terminated under any of the above scenarios, Mr. Chopra would be entitled to receive approximately $440,000 plus the cost of health or life insurance coverage for Mr. Chopra and his dependents for 12 months after the termination.

        David Barnby Change of Control Severance Agreement.    In December 2004, Pinnacle entered into a change of control severance agreement with David Barnby. This is agreement provides that if Mr. Barnby's employment is involuntarily terminated, as defined in the agreement, within three months prior to or within 12 months after the merger, he will receive, within 30 days of the involuntary termination, a lump sum payment equal to the sum of 18 months of compensation at the rate of compensation in effect immediately prior to such termination. If Mr. Barnby's employment terminates due to his death or disability following his involuntary termination within three months prior to or within 12 months after the merger, his personal or legal representatives, executors, administrators, successor, heirs, distributes, devisees and legatees shall be entitled to receive a lump sum payment equal to the sum of 18 months of compensation at the rate of compensation in effect immediately prior to such termination. Based upon his current compensation and bonus target levels, if terminated under the above scenario, Mr. Barnby would be entitled to receive approximately $439,850.

        Other Officers' Change of Control Severance Agreements.    Pinnacle has also entered into change of control severance agreements with Leslie Adams, Warren Allgyer, Jay Anderson, Marina Bogard, Mary Dotz and Scott Martin. These agreements provide that if the employment of any of these individuals is terminated by Pinnacle other than for cause, as defined in their respective agreements, or if the employment of any of these individuals is involuntarily terminated within three months prior to or within 12 months after the merger, such individual will receive a lump sum payment equal to the sum of six months of compensation at the rate of such individual's compensation in effect immediately prior to such termination and 50% of his or her target performance bonus for the fiscal year of termination. For six months after such termination, Pinnacle will also continue to make available to these individuals and their respective dependents any health, life or other similar insurance coverage that they participated in on the date of their termination; provided, however, that they each constitute a "qualified beneficiary" as defined in Section 4980B(g)(1) of the Internal Revenue Code and they elect continuation coverage pursuant to COBRA within the required time periods. Based upon their current compensation and bonus target levels, if terminated under any of the above scenarios, each of these Pinnacle executive officers would be entitled to receive between approximately $153,000 and $196,000.

  Potential Consulting Agreements

        To assist Avid with the integration of the Pinnacle business after the closing of the merger, Avid may enter into short-term consulting agreements with one or more of the executive officers of Pinnacle.

  Accelerated Vesting of Options to Purchase Pinnacle Common Stock

        Under the terms of the merger agreement, vesting on all unvested outstanding options to purchase Pinnacle common stock accelerates in full at the closing such that all outstanding options become fully vested and exercisable.

        As of June 1, 2005, Pinnacle's current executive officers and members of Pinnacle's board of directors held the following options:

Executive Officers	Total Options Held	Vested & Exercisable Options	Unvested Options	Weighted Average Exercise Price of all Outstanding Options
Patti S. Hart	775,000	242,187	532,813	$7.56
Ajay Chopra	731,000	513,416	217,584	$7.74
Leslie Adams	65,000	16,250	48,750	$7.21
Warren Allgyer	104,000	35,270	68,730	$8.84
Jay Anderson	221,959	146,229	75,730	$9.28
David Barnby	200,000	0	200,000	$5.74
Marina Bogard	235,000	58,750	176,250	$7.00
Mary Dotz	200,000	0	200,000	$4.78
Scott E. Martin	230,000	57,500	172,500	$7.30
Outside Directors
L. Gregory Ballard	91,000	76,000	15,000	$8.28
Terri A. Dial	40,000	0	40,000	$4.92
Robert J. Finocchio, Jr.	60,000	15,000	45,000	$6.67
L. William Krause	130,000	115,000	15,000	$8.76
John C. Lewis	125,000	110,000	15,000	$7.35
Harry Motro	80,000	35,000	45,000	$6.89

  Pinnacle Employee Retention Plan

        Pinnacle's board of directors has approved an employee retention plan under which certain employees and consultants at Pinnacle will receive a one-time cash bonus payment in most cases equal to 25% of their base salary if the employee is employed by Pinnacle on the earlier of the closing of the merger and the termination of the merger agreement. In some cases the retention bonus is lower and in other cases higher than 25% of the individual's base salary. The cash bonus is due 30 days after the event triggering the payment of the one-time cash bonus. Pinnacle's board of directors has allocated approximately $2.0 million under the employee retention plan.

        Pursuant to the employee retention plan, Scott E. Martin entered into a retention bonus agreement with Pinnacle. Under the terms of the retention agreement, Mr. Martin will receive a one-time cash bonus payment of $100,000 within 30 days of the earliest to occur of:

  •
  the event triggering the payment of the one-time cash bonus;

  •
  termination of Mr. Martin's employment "without cause," as defined in the change of control severance agreement between Mr. Martin and Pinnacle; or

  •
  Mr. Martin's voluntary resignation from Pinnacle for "good reason," as defined in the change of control severance agreement between Mr. Martin and Pinnacle.

  Indemnification; Directors' and Officers' Insurance

        Under the terms of the merger agreement, Avid has agreed that it will, and will cause the company surviving the merger to, honor all of the indemnification obligations of Pinnacle to its directors and officers that exist on the date of the merger agreement to the fullest extent authorized or permitted by law.

        In addition, Avid has agreed in the merger agreement that it will, and will cause the company surviving the merger to, indemnify each person who served as a director or officer of Pinnacle or its subsidiaries prior to the completion of the merger to the fullest extent authorized or permitted by law, in connection with claims related to facts or events that occurred on or before the completion of the merger. Furthermore, Avid has agreed that it will, and will cause the company surviving the merger to, advance expenses incurred by any person who served as a director or officer of Pinnacle prior to the completion of the merger in defending, serving as a witness or otherwise participating in any claim related to facts or events that occurred on or before the completion of the merger, including any expenses incurred by such person in enforcing their rights with respect to indemnification or advancement. As used in the merger agreement, the term "claim" means any threatened, asserted, pending or completed action, suit or proceeding, or any inquiry or investigation, which, in the good faith belief of a person who served as a director or officer of Pinnacle prior to the completion of the merger, might lead to an action, suit or proceeding, resulting from such person's service as a director, officer, trustee, employee, agent or fiduciary of Pinnacle. As used in the merger agreement, "expenses" means attorneys' fees and all other costs, expenses and obligations incurred in connection with investigating, defending, being a witness or otherwise participating in a claim.

        For six years after the completion of the merger, the articles of incorporation and bylaws of the company surviving the merger will contain provisions regarding elimination of liability of directors, indemnification of directors, officers and employees, and advancement of expenses that are no less advantageous to the directors, officers and employees who were indemnified by Pinnacle immediately prior to completion of the merger as the exculpation, indemnification and advancement provisions that were contained in the articles of incorporation and bylaws of Pinnacle in effect at the time the merger agreement was executed. The certificate of incorporation or articles of incorporation, as applicable, and bylaws of each of Avid and Pinnacle generally eliminate personal liability of the directors and officers of the respective companies and provide indemnification to such directors and officers, in each case to the fullest extent permitted by applicable law.

        The merger agreement also provides that Avid will maintain, for a period of six years after completion of the merger, the directors' and officers' fiduciary liability insurance policies maintained by Pinnacle, or policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured, with respect to claims arising from facts or events that occurred on or before the completion of the merger, although Avid will not be required to make annual premium payments in excess of 150% of the annual premiums currently paid by Pinnacle and its subsidiaries for directors' and officers' liability insurance.

        The interests described above may influence Pinnacle's directors and executive officers in making their recommendation that Pinnacle shareholders approve the terms of the merger. Pinnacle shareholders should be aware of these interests when they consider the recommendation by Pinnacle's board of directors that they vote in favor of the approval of the terms of the merger.

Board of Directors and Management of Avid Following the Merger

        Following the merger, the directors and officers of Avid will be the directors and officers of the combined company.

Ownership of Avid Following the Merger

        Based on the closing price of Avid common stock and the number of shares of Pinnacle common stock outstanding on March 18, 2005 and assuming that no options to purchase shares of Pinnacle common stock are exercised prior to the effective time of the merger:

  •
  Avid stockholders will own approximately 85% of the combined company; and

  •
  Pinnacle's former shareholders and option holders will own approximately 15% of the combined company.

Material United States Federal Income Tax Consequences of the Merger

        The following summary discusses the material United States federal income tax consequences of the merger to Pinnacle shareholders. The following discussion is based on existing provisions of the Internal Revenue Code, existing Treasury Regulations, and current administrative rulings and court decisions, all of which are subject to change and to differing interpretations, possibly with retroactive effect. This discussion assumes that Pinnacle shareholders hold their shares of Pinnacle common stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held as an investment).

        We do not discuss all United States federal income tax considerations that may be relevant to a particular shareholder in light of such shareholder's particular circumstances, or to shareholders subject to special treatment under the federal income tax laws, including:

  •
  dealers in securities or foreign currencies;

  •
  shareholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

  •
  tax-exempt organizations;

  •
  qualified or nonqualified retirement plans;

  •
  non-United States persons or entities;

  •
  financial institutions or insurance companies;

  •
  shareholders who acquired Pinnacle common stock in connection with stock option or stock purchase plans or in other compensatory transactions; or

  •
  shareholders who hold Pinnacle common stock as part of an integrated investment, including a "straddle," comprised of shares of Pinnacle common stock and one or more other positions.

        In addition, we do not discuss the tax consequences of the merger under foreign, state or local tax law.

        Accordingly, we urge each Pinnacle shareholder to consult his, her or its own tax advisor as to the specific tax consequences to such Pinnacle shareholder of the merger, including any applicable federal, state, local and foreign tax consequences.

        The completion of the merger is conditioned upon the delivery of an opinion by each of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Avid, and DLA Piper Rudnick Gray Cary US LLP, counsel to Pinnacle, that the merger will constitute a reorganization for United States federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code, provided that the control test described in the following paragraph is satisfied. This condition shall be of no force or effect if neither Wilmer Cutler Pickering Hale and Dorr LLP nor DLA Piper Rudnick Gray Cary US LLP is able to render an opinion that the control test is satisfied.

        For purposes of the merger agreement, the control test will be satisfied if the aggregate amount of cash to be received by Pinnacle shareholders pursuant to the merger does not exceed 20% of the sum of the aggregate amount of cash and the aggregate fair market value of the shares of Avid common stock received by Pinnacle shareholders pursuant to the merger. For purposes of the control test, the fair market value of a share of Avid common stock at the effective time will equal the last reported sales price of Avid common stock at 4:00 p.m., eastern time, end of regular trading hours on The Nasdaq National Market on the effective date and cash includes cash paid to Pinnacle shareholders perfecting dissenters' rights and cash in lieu of fractional shares.

        Neither Avid nor Pinnacle will request a ruling from the Internal Revenue Service regarding the tax consequences of the merger. The tax opinions, if delivered, will not bind the Internal Revenue Service and do not prevent the Internal Revenue Service from successfully asserting a contrary position. In addition, if any of the representations or assumptions upon which the opinions are based is inconsistent with the actual facts, such opinions by their terms will no longer apply, and the tax consequences of the merger could be adversely affected.

        The parties intend that the merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. However, the control test will not be satisfied, and the merger will not qualify as a reorganization, if the fair market value of Avid common stock at the effective time is below approximately $47 per share, assuming that the number of outstanding shares of Pinnacle common stock at the effective time of the merger is the same as the number of outstanding shares of Pinnacle common stock on June 7, 2005 and that no Pinnacle shareholders exercise dissenters' rights. If Pinnacle shareholders exercise dissenters' rights, even if the fair market value of Avid common stock is above approximately $47 per share, the merger may not qualify as a reorganization.

        Provided that the merger qualifies as a reorganization within the meaning of Section 368, the following material U.S. federal income tax consequences will result from such qualification:

  •
  A Pinnacle shareholder will recognize gain, but not loss, equal to of the lesser of (a) the excess of the sum of the cash and the fair market value, as of the effective time of the merger, of the shares of Avid common stock received over the Pinnacle shareholder's adjusted tax basis in the shares of Pinnacle common stock surrendered in exchange therefor and (b) the amount of cash received by the Pinnacle shareholder (excluding cash received in lieu of a fractional share of Avid common stock). Gain or loss must be calculated separately for each identifiable block of shares surrendered in the exchange, and a loss realized on one block of shares may not be used to offset a gain realized on another block of shares. For this purpose, a "block" consists of shares acquired at the same cost in a single transaction.

    Solely for purposes of determining the character of the gain, if any, recognized by a Pinnacle shareholder in the merger, cash received by a Pinnacle shareholder (excluding cash received in lieu of a fractional share of Avid common stock) in exchange for Pinnacle common stock will be treated as if Avid issued Avid common stock in the merger with a value equal to such cash and then redeemed such shares, subject to the provisions of Section 302 of the Internal Revenue Code. If the deemed redemption of shares has the effect of the distribution of a dividend (applying Section 302 and the constructive ownership rules of Section 318(a) of the Internal Revenue Code), then the gain shall be taxable as ordinary income to the extent of the Pinnacle shareholder's ratable share of undistributed accumulated earnings and profits of Pinnacle. The remainder, if any, of the gain will be capital gain. Under current law, dividends received by noncorporate Pinnacle shareholders may be subject to United States federal income tax at lower rates than other types of ordinary income if certain holding period requirements and other conditions are met. If the deemed redemption does not have the effect of the distribution of a dividend (applying Sections 302 and 318(a)), but rather is a redemption treated as an exchange, such gain will be capital gain. This capital gain will be long-term capital gain if the shares of Pinnacle common stock exchanged in the merger were held for more than one year at the effective time of the merger and will be short-term capital gain if the shares were held for a shorter period.

  •
  Cash received by a Pinnacle shareholder in lieu of a fractional share of Avid common stock will be treated as received as a distribution in redemption of such fractional share, subject to the provisions of Section 302, as if such fractional share had been issued pursuant to the merger and then redeemed by Avid. A Pinnacle shareholder should recognize capital gain or loss with respect to cash received in lieu of a fractional share equal to the difference, if any, between the amount of cash received and the tax basis allocable to such fractional share.

  •
  The aggregate tax basis of the shares of Avid common stock received by a Pinnacle shareholder in the merger, including any fractional share of Avid common stock not actually received, will be equal to the aggregate tax basis of the shares of Pinnacle common stock surrendered in exchange therefor, reduced by the amount of cash received in exchange for such shares of Pinnacle common stock (other than cash received in lieu of a fractional share of Avid common stock) and increased by the amount of gain recognized by the Pinnacle shareholder (other than gain attributable to cash received in lieu of a fractional share).

  •
  The holding period of the shares of Avid common stock received by a Pinnacle shareholder in the merger will include the holding period of the shares of Pinnacle common stock surrendered in exchange therefor in the merger.

  •
  Avid, the wholly-owned Avid subsidiary and Pinnacle will not recognize gain or loss solely as a result of the merger.

        If the merger does not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, a Pinnacle shareholder will recognize capital gain or loss with respect to the shareholder's shares of Pinnacle common stock exchanged in the merger equal to the difference between (a) the sum of the cash and the fair market value, as of the effective time of the merger, of the shares of Avid common stock received by the shareholder in the exchange and (b) such shareholder's tax basis in the shares of Pinnacle common stock. In such event, the shareholder's aggregate tax basis in the shares of Avid common stock so received would equal their fair market value as of the effective time of the merger, and the Pinnacle shareholder's holding period for such shares would begin the day after the merger.

        The above discussion does not apply to Pinnacle shareholders who properly perfect dissenters' rights. A Pinnacle shareholder who perfects dissenters' rights with respect to such shareholder's shares of Pinnacle common stock will recognize capital gain or loss equal to the difference between such shareholder's tax basis in such shares and the amount of cash received in exchange for such shares. For information relating to dissenters' rights, please see "The Merger—Dissenters' Rights and Appraisal Rights" beginning on page 89.

        Each holder of options to purchase shares of Pinnacle common stock will have compensation income equal to the sum of the cash and the fair market value, as of the effective time of the merger, of the shares of Avid common stock payable to the option holder in exchange for his or her options. Avid may withhold any taxes required by law to be withheld from any amounts payable to a holder of an option to purchase Pinnacle common stock pursuant to the merger.

        Certain noncorporate shareholders of shares of Pinnacle common stock may be subject to backup withholding, at a current rate of 28%, on cash received pursuant to the merger. Backup withholding will not apply, however, to a Pinnacle shareholder who (1) furnishes a correct taxpayer identification number and certifies that the Pinnacle shareholder is not subject to backup withholding on Internal Revenue Service Form W-9 or a substantially similar form, (2) provides a certification of foreign status on an appropriate Form W-8 or successor form or (3) is otherwise exempt from backup withholding. If a Pinnacle shareholder does not provide a correct taxpayer identification number on Internal Revenue Service Form W-9 or a substantially similar form, the Pinnacle shareholder may be subject to penalties imposed by the Internal Revenue Service. Amounts withheld, if any, are generally not an additional tax and may be refunded or credited against the Pinnacle shareholder's federal income tax liability, provided that the Pinnacle shareholder furnishes the required information to the Internal Revenue Service.

Accounting Treatment of the Merger

        Avid will account for the merger as a purchase of a business, which means that the assets and liabilities of Pinnacle, including intangible assets, will be recorded at their fair value and the results of operations of Pinnacle will be included in Avid's results from the effective date of the merger.

Regulatory Approvals in Connection with the Merger

        The obligations of both Avid and Pinnacle to effect the merger are subject to the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act having expired or been terminated, and all other necessary approvals under applicable antitrust laws being obtained, except with respect to jurisdictions in which neither Avid nor Pinnacle derives significant sales.

        On April 15, 2005, Avid and Pinnacle each filed a pre-merger notification and report form with the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the Hart-Scott-Rodino Act. On May 12, 2005, Avid and Pinnacle each submitted additional documents in connection with the filing.

        On May 12, 2005, Avid filed a Form RS with the European Commission to commence the process of seeking antitrust approval from the European Commission in lieu of individual antitrust approvals from the authorities in European Economic Area member states under their respective national laws. On June 9, 2005, the European Commission informed Avid that the deadline for any member state to veto the Form RS filing had passed, and Avid is now in the process of preparing and filing a Form CO with the European Commission to continue the process of seeking antitrust approval for the merger.

Nasdaq Listing of Shares Issued in the Merger

        All shares of Avid common stock to be issued in the merger shall be listed on the Nasdaq National Market as of the effective time of the merger.

Restrictions on Sales of Shares of Avid Common Stock Received in the Merger

        The shares of Avid common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable, except for shares issued to any person who is deemed to be an "affiliate" of Pinnacle prior to the merger. Persons who may be deemed to be affiliates of Pinnacle prior to the merger include individuals or entities that control, are controlled by or are under common control of Pinnacle, and may include officers and directors, as well as principal shareholders of Pinnacle prior to the merger. Affiliates of Pinnacle will be notified separately of their affiliate status.

        Persons who may be deemed to be affiliates of Pinnacle prior to the merger may not sell any of the shares of Avid common stock received by them in connection with the merger except pursuant to:

  •
  an effective registration statement under the Securities Act covering the resale of those shares;

  •
  an exemption under paragraph (d) of Rule 145 under the Securities Act; or

  •
  any other applicable exemption under the Securities Act.

        Avid's registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover the resale of shares of Avid common stock to be received in connection with the merger by persons who may be deemed to be affiliates of Pinnacle prior to the merger.

Dissenters' Rights and Appraisal Rights

  Avid Stockholders

        Avid stockholders are not entitled to exercise dissenters' rights or appraisal rights or to demand payment for their shares of Avid common stock under applicable law as a result of the merger.

  Pinnacle Shareholders

        The following summarizes Chapter 13 of the California General Corporation Law, which sets forth the procedures for Pinnacle shareholders to dissent from the merger and to demand statutory dissenters' rights under the California General Corporation Law. This summary does not purport to be a complete statement of the provisions of California law relating to the rights of dissenting Pinnacle shareholders and is qualified in its entirety by reference to Sections 1300 through 1313 of the California General Corporation Law, the full text of which is attached as Annex F to this joint proxy statement/prospectus. Failure to follow the following procedures exactly could result in the loss of dissenters' rights.

        If Pinnacle shareholders approve the terms of the merger by a majority of the outstanding shares entitled to vote thereon and the merger agreement is not abandoned or terminated, Pinnacle shareholders who vote against the terms of the merger may, by complying with Sections 1300 through 1313 of the California General Corporation Law, be entitled to dissenters' rights as described therein. To exercise dissenters' rights, a Pinnacle shareholder must comply with all of the procedures required by California law. The record holders of Pinnacle common stock who do exercise their dissenters' rights with respect to the approval of the terms of the merger are referred to herein as "Dissenting Shareholders," and the shares of stock with respect to which they exercise dissenters' rights are referred to herein as "Dissenting Shares." If a Pinnacle shareholder has a beneficial interest in Pinnacle common stock that is held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenters' rights he, she or it may have, such beneficial shareholder must act promptly to cause the holder of record to follow the steps summarized below timely and properly.

        Dissenters' rights cannot be validly exercised by persons other than Pinnacle shareholders of record, regardless of the beneficial ownership of the shares.

        Any Pinnacle shareholder who holds his, her or its shares in a brokerage account or other nominee form and who wishes to exercise dissenters' rights is urged to consult with his, her or its broker to determine appropriate procedures for exercising dissenters' rights by such nominee.

        Any Pinnacle shareholder who wishes to exercise dissenters' rights or who wishes to preserve his, her or its right to do so should review this section and Annex F (sections 1300 through 1313 of the California General Corporation Law) carefully and should consult his, her or its legal advisor, since failure to timely comply with the procedures set forth therein will result in the loss of such rights.

  Dissenters' Rights Under California Law

        In order for any Pinnacle shareholder who holds freely transferable shares (i.e., shares with respect to which there exists no restrictions on transfer imposed by Pinnacle or by any law or regulation) to receive dissenters' rights, at least 5% of the outstanding shares of Pinnacle common stock must satisfy each of the following requirements to qualify as Dissenting Shares under the California General Corporation Law:

  •
  the Pinnacle common stock must have been outstanding on June 7, 2005, the record date;

  •
  the Pinnacle common stock must have been voted against the merger; and

  •
  no later than the date of Pinnacle's special meeting, the holder of such Pinnacle common stock must make a written demand that Pinnacle repurchase the Pinnacle common stock at fair market value (as described below).

        The above requirements having been met, the holder of such Pinnacle common stock must submit certificates for endorsement upon notice of approval of the merger agreement (as described below).

        In order for any Pinnacle shareholder who holds shares with respect to which there exists any restriction on transfer imposed by Pinnacle or by any law or regulation, such shareholder must meet the bullet point requirements listed above to receive dissenters' rights with respect to such transfer-restricted shares, but no minimum number of outstanding shares are required to perfect dissenters' rights.

  Demand for Repurchase of Shares

        Pursuant to Sections 1300 through 1313 of the California General Corporation Law, holders of Dissenting Shares may require Pinnacle to repurchase their Dissenting Shares at a price equal to the fair market value of such shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

        A vote against the merger does not in and of itself constitute a demand for appraisal under the California General Corporation Law.

        No later than the date of Pinnacle's special meeting, a Dissenting Shareholder must demand that Pinnacle repurchase such shareholder's Dissenting Shares in a statement setting forth the number and class of Dissenting Shares held of record by such Dissenting Shareholder that the Dissenting Shareholder demands that Pinnacle repurchase such Dissenting Shares and a statement of what the Dissenting Shareholder claims to be the fair market value of the Dissenting Shares as of the day before the announcement of the proposed merger. The statement of fair market value in such demand by the Dissenting Shareholder constitutes an offer by the Dissenting Shareholder to sell the Dissenting Shares at such price. A Pinnacle shareholder who elects to exercise dissenters' rights pursuant to Chapter 13 should mail or deliver the written demand to:

    Pinnacle Systems, Inc.
    280 N. Bernardo Avenue
    Mountain View, California 94043
    Attention: Scott E. Martin, Corporate Secretary

        If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand that Pinnacle repurchase such shares on behalf of a Pinnacle shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as an agent for such owner or owners. A record holder, such as a broker who holds shares as nominee for several beneficial owners, may exercise dissenters' rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and, where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

  Submission of Certificates for Endorsement

        Next, the Dissenting Shareholder must affirmatively vote his, her or its shares against the approval of the terms of the merger at Pinnacle's special meeting. If a Dissenting Shareholder fails to vote at all, abstains from voting on the proposal regarding the terms of the merger or votes "FOR" that proposal at Pinnacle's special meeting, he, she or it will lose the right to payments as a Dissenting Shareholder and such shareholder will be paid the merger consideration described in the merger agreement.

        After Pinnacle's special meeting, if Pinnacle shareholders have approved the terms of the merger and, in the case of freely transferable shares, at least 5% of the Pinnacle shareholders have properly delivered demands for payment to Pinnacle and voted against the approval of the terms of the merger, Pinnacle is required, within ten days, to mail to each appropriately Dissenting Shareholder notice of approval of the terms of the merger, a statement of the price determined by Pinnacle to represent the fair market value of Dissenting Shares (which will constitute an offer by Pinnacle to purchase such Dissenting Shares at such stated price), and a description of the procedures such holders should follow in order to exercise their rights as Dissenting Shareholders.

        Within 30 days after the notice of approval of the terms of the merger is mailed to shareholders, the shareholder must also submit to Pinnacle, for endorsement as Dissenting Shares, the stock certificates representing the Pinnacle shares as to which the Dissenting Shareholder is exercising dissenters' rights.

  Payment for Dissenting Shares

        If upon the Dissenting Shareholder's surrender of the certificates representing the Dissenting Shares, Pinnacle and a Dissenting Shareholder agree upon the price to be paid for the Dissenting Shares and agree that such shares are Dissenting Shares, then the agreed price is required by law to be paid to the Dissenting Shareholder with interest thereon at the legal rate on judgments from the date of the agreement within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived.

        If Pinnacle denies that shares are Dissenting Shares or the Pinnacle shareholder fails to agree with Pinnacle as to the fair market value of the shares, then, within the time period provided by Section 1304(a) of the California General Corporation Law, any Pinnacle shareholder who has made a valid written demand and has not voted in favor of approval of the terms and conditions of the merger may file a complaint in the superior court in the proper California county requesting a determination as to whether the shares are Dissenting Shares or as to the fair market value of the holder's shares, or both, or may intervene in any pending action brought by any other Pinnacle shareholder.

        On the trial of the action, the court determines the issues. If the status of the shares as Dissenting Shares is in issue, the court first resolves that issue. If the fair market value of the Dissenting Shares is in issue, the court determines, or appoints one or more impartial appraisers to determine, the fair market value of the shares.

        If the court appoints an appraiser or appraisers, they proceed to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of the appraisers, make and file a report in the office of the clerk of the court. Thereafter, on the motion of any party, the report is submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

        If the single appraiser or a majority of the appraisers fails to make and file a report within 10 days after the date of their appointment or within such further time as the court allows, or if the court does not confirm the report, the court determines the fair market value of the Dissenting Shares. Subject to Section 1306 of the California General Corporation Law, judgment is rendered against the corporation for payment of an amount equal to the fair market value of each Dissenting Share multiplied by the number of Dissenting Shares that any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest at the legal rate from the date on which the judgment is entered.

        The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, is assessed or apportioned as the court considers equitable. However, if the price determined by the court is more than 125% of the price offered by the corporation, the corporation pays the costs (including, in the discretion of the court, attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date the shareholder made the demand and submitted shares for endorsement).

        Except as expressly limited by Chapter 13 of the California General Corporation Law, holders of Dissenting Shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined.

        For federal income tax purposes, Pinnacle shareholders who receive cash for their shares of Pinnacle common stock after exercising dissenters' rights will recognize taxable gain or loss.

        If a Pinnacle shareholder fails to perfect his, her or its dissenting rights or effectively withdraws or loses such rights, such holder's Pinnacle common stock will thereupon be deemed to have been canceled and converted as set forth in the merger agreement.

        Failure to follow the steps required by Chapter 13 of the California General Corporation Law for perfecting dissenters' rights may result in the loss of dissenters' rights, in which event you will be entitled to receive the consideration with respect to your Dissenting Shares in accordance with the merger agreement. In view of the complexity of the provisions of Chapter 13 of the California General Corporation Law, if you are a Pinnacle shareholder and are considering exercising your dissenters' rights under the California General Corporation Law, you should consult your own legal advisor.

Delisting and Deregistration of Pinnacle Common Stock Following the Merger

        When the merger is complete, Pinnacle common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934.

THE MERGER AGREEMENT

        The following is a brief summary of the material provisions of the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus and is incorporated by reference into this summary. While we believe that this summary covers the material terms of the merger agreement, this summary may not contain all of the information that is important to Avid stockholders and Pinnacle shareholders. Avid and Pinnacle encourage all Avid stockholders and Pinnacle shareholders to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger and related matters.

General

        Following the approval of the terms of the merger by Pinnacle shareholders, the approval by Avid stockholders of the amendment to increase the number of authorized shares of Avid common stock from 50,000,000 to 100,000,000 and the satisfaction or waiver of the other conditions to the merger, a wholly-owned subsidiary of Avid named Highest Mountain Corporation will be merged into Pinnacle. Pinnacle will be the surviving entity of the merger and will then be a wholly-owned subsidiary of Avid. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing of an agreement of merger, included as Annex B to this joint proxy statement/prospectus, with supporting Officers' Certificates with the Secretary of State of the State of California.

        The merger agreement has been included as Annex A to this joint proxy statement/prospectus to provide you with information regarding its terms. It is not intended to provide you with any other factual information about Avid or Pinnacle. Such information can be found elsewhere in this joint proxy statement/prospectus and in other public filings each of Avid and Pinnacle makes with the Securities and Exchange Commission, which are available without charge at www.sec.gov or as more fully described in the section titled "Where You Can Find Additional Information" beginning on page 169.

Merger Consideration

        If the merger is consummated, each outstanding share of Pinnacle common stock will be converted into the right to receive 0.0869 of a share of Avid common stock plus $1.00 in cash. Based on the closing price of Avid common stock and the number of shares of Pinnacle common stock outstanding on March 18, 2005, and assuming that no options to purchase shares of Pinnacle common are exercised prior to the effective time of the merger:

  •
  Avid would issue a total of approximately 6.2 million shares of Avid common stock as a result of the merger, including shares of Avid common stock that would be issued to former Pinnacle option holders; and

  •
  Avid would pay a total of approximately $71.3 million in cash as a result of the merger, including cash that would be paid to former Pinnacle option holders.

        The 0.0869 of a share of Avid common stock plus $1.00 that Pinnacle shareholders will receive for each share of Pinnacle common stock are fixed numbers. Regardless of fluctuations in the market prices of Avid or Pinnacle common stock, this number will not change between now and the effective date of the merger, but the value of the shares of Avid common stock to be received by Pinnacle shareholders will fluctuate with the market price of Avid common stock.

        Avid will not issue fractional shares of Avid common stock in connection with the merger. Instead, Avid will pay cash, without interest, for any fractional shares.

Treatment of Pinnacle Stock Options and ESPP

        Immediately prior to the effective time of the merger, each unvested outstanding option to purchase Pinnacle common stock will be accelerated in full, and each option holder will have the right to exercise his or her option in exchange for Pinnacle common stock. Shares of Pinnacle common stock issued in connection with any such exercise will be converted into the right to receive the merger consideration as described above. Each option to purchase shares of Pinnacle common stock not exercised at or prior to the effective time with an exercise price per share that is less than the value a holder of Pinnacle common stock would receive in exchange for one share of Pinnacle common stock will be cancelled and converted into the right to receive cash plus shares of Avid common stock. The value of the cash plus shares of Avid common stock received by the holder of an option to purchase shares of Pinnacle common stock will equal the number of shares of Pinnacle common stock subject to such option multiplied by the difference between the value a holder of Pinnacle common stock would receive in exchange for one share of Pinnacle common stock and the exercise price of such option. Each option to purchase shares of Pinnacle common stock not exercised at or prior to the effective time with an exercise price per share that is equal to or greater than the value a holder of Pinnacle common stock would receive in exchange for one share of Pinnacle common stock will be cancelled without payment of any consideration. For the purposes of calculating the shares of common stock and cash to be received by holders of options to purchase shares of Pinnacle common stock, the value of a share of Avid common stock will be based on the last reported sales price of Avid common stock on the Nasdaq National Market on the effective date.

        Pinnacle's 2004 Employee Stock Purchase Plan will be terminated in accordance with its terms as of or prior to the effective time of the merger.

No Fractional Shares

        Avid will not issue any fractional shares of Avid common stock in the merger. Instead, each holder of shares of Pinnacle common stock converted in connection with the merger who would otherwise be entitled to receive a fraction of a share of Avid common stock will receive cash, without interest, in an amount equal to the product of the fractional share multiplied by the last reported sales price of Avid common stock on The Nasdaq National Market on the effective date. As of the effective date of the merger, in addition to the cash issuable upon conversion of Pinnacle outstanding common stock and in connection with the canceling of options to purchase shares of Pinnacle common stock, Avid shall deposit with the exchange agent cash in an amount sufficient to cover any payment in lieu of fractional shares or any dividends or distributions.

Exchange of Pinnacle Stock Certificates for Avid Stock Certificates and Cash

        As soon as reasonably practicable after the effective time of the merger, Avid's exchange agent will mail to each record holder of Pinnacle common stock a letter of transmittal and instructions for surrendering his, her or its certificates. Only those holders who properly surrender their certificates in accordance with the instructions will receive the cash and certificates representing shares of Avid common stock, cash in lieu of any fractional shares of Avid common stock and any dividends or distributions to which they are entitled. The surrendered certificates representing shares of Pinnacle common stock will be canceled.

        Pinnacle shareholders should not send in their certificates until they receive a letter of transmittal from the exchange agent.

Unexchanged Pinnacle Stock Certificates

        After the effective time of the merger, under the merger agreement, each certificate representing shares of Pinnacle common stock that has not been surrendered will only represent the right to receive:

  •
  shares of Avid common stock issuable upon exchange of shares of Pinnacle common stock;

  •
  cash payable upon exchange of shares of Pinnacle common stock, including cash in lieu of any fractional shares of Avid common stock; and

  •
  any dividends or distributions on shares of Avid common stock after the effective time of the merger.

        Following the effective time of the merger, Pinnacle will not register any transfers of shares of Pinnacle common stock on its stock transfer books.

        No dividends or other distributions declared or made on or after the effective time of the merger with respect to shares of Avid common stock will be paid to the holder of any unsurrendered Pinnacle certificate with respect to the shares of Avid common stock that the holder is entitled to receive. Upon surrender of the certificate, Avid will pay to the record holder of the certificate, without interest, any dividends or distributions with respect to the shares of Avid common stock that have a record date on or after the effective time of the merger and have become payable between the effective time of the merger and the time of surrender.

Transfers of Ownership and Lost Certificates

        If any certificate representing shares of Pinnacle common stock is lost, stolen or destroyed, a Pinnacle shareholder must provide an appropriate affidavit of that fact to Avid. Avid may also require the Pinnacle shareholder to deliver a bond as indemnity against any claim that may be made against Avid or Pinnacle with respect to any certificates alleged to have been lost, stolen or destroyed. Only upon receipt of the affidavit and bond, if requested, will Avid's exchange agent issue the shares of Avid common stock; any cash payable upon exchange of the shares of Pinnacle common stock, including the cash payable for fractional shares of Avid common stock; and any dividends or distributions that have become payable between the effective time of the merger and the time of surrender.

Representations and Warranties

        The merger agreement contains representations and warranties of each of Avid and Pinnacle relating to:

  •
  their organization, existence, good standing, corporate power and similar corporate matters;

  •
  their capitalization;

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  the authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

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  the absence of conflicts, violations and defaults under their corporate charters and bylaws and other agreements and documents;

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  the identification of required governmental filings and consents and third-party consents;

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  the accuracy of filings with the Securities and Exchange Commission;

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  the absence of changes in their respective businesses from the date of the most recent balance sheet; and

  •
  receipt of an opinion from financial advisors.

        Pinnacle also provided representations and warranties to Avid relating to:

  •
  the absence of undisclosed liabilities;

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  the accuracy of tax returns, the absence of unpaid taxes and tax matters relating to the merger;

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  real property leases;

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  intellectual property;

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  material contracts;

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  litigation and product liability;

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  environmental matters;

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  employee benefit plans;

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  compliance with laws;

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  permits;

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  labor matters;

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  insurance;

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  inventory;

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  assets;

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  warranty claims;

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  customers and suppliers;

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  the absence at the time of the signing of the merger agreement of discussions with third parties regarding an acquisition proposal;

  •
  an amendment to the Pinnacle rights plan ensuring that the merger and associated actions do not result in the ability of any person to exercise any rights thereunder;

  •
  privacy policies; and

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  broker's fees.

        The assertions embodied in the above representations and warranties are qualified by information in a confidential disclosure schedule that Pinnacle provided to Avid in connection with the signing of the merger agreement. While Pinnacle does not believe that the confidential disclosure schedule contains material information that Pinnacle is required to disclose publicly other than information that has already been so disclosed by Pinnacle, the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement, including certain nonpublic information. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in part by the underlying disclosure schedule. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and the representations and warranties will not reflect any such subsequent changes in facts.

        Avid also provided representations to Pinnacle relating to:

  •
  tax matters relating to the merger; and

  •
  the operations of Highest Mountain Corporation, the wholly-owned subsidiary of Avid being merged into Pinnacle.

        The representations and warranties of the parties to the merger agreement will not survive the consummation of the merger.

Conduct of Pinnacle's Business Pending the Merger

        Except as contemplated by the merger agreement or consented to in writing by Avid, Pinnacle has agreed that it will carry on its business in the ordinary course and use commercially reasonable efforts, consistent with past practices, to maintain its business organization, keep available the services of its present officers and employees, and preserve its advantageous relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be materially unimpaired at the effective time. Pinnacle has agreed that, with specified exceptions, neither it nor any of its subsidiaries will, without the prior written consent of Avid:

  •
  declare, set aside or pay any dividends on, or make any other distributions in respect of, its shares of capital stock, or split, combine or reclassify any of its capital stock, or purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire shares of its capital stock or any other of its securities;

  •
  issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities other than as provided in the merger agreement;

  •
  amend its articles of incorporation or bylaws;

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  acquire any business or any business organization or division, or any material assets (other than inventory, licenses of technology and other items in the ordinary course of business);

  •
  sell, lease, license or dispose of any property or assets, except in the ordinary course of business;

  •
  whether or not in the ordinary course of business, sell, dispose of or otherwise transfer any assets material to Pinnacle;

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  adopt or implement any shareholder rights plan or amend Pinnacle's existing shareholder rights plan other than as provided in the merger agreement;

  •
  enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of Pinnacle or any of its subsidiaries;

  •
  incur any indebtedness for borrowed money;

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  issue, sell, amend or guarantee any debt securities;

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  make any loans or advances, except routine employee advances in the ordinary course of business, or capital contributions to, or investment in, any other person;

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  enter into hedging agreements or other related financial agreements, except in the ordinary course of business;

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  make or commit to any capital expenditure, except for $500,000 per month in the ordinary course of business;

  •
  make any changes in financial accounting methods or practices, unless required by generally accepted accounting principles;

  •
  pay, discharge, settle or satisfy any claims, liabilities or obligations, other than the payment, discharge or satisfaction in the ordinary course of business;

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  waive any material benefits, release or assign any rights under, or fail to enforce any confidentiality, standstill or similar agreements to which Pinnacle is a party;

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  except in the ordinary course of business, modify, amend or terminate any material contract or agreement, or waive, release or assign any material rights or claims;

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  enter into any material contract or agreement, except in the ordinary course of business;

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  license any material intellectual property rights to or from any third party, except in the ordinary course of business;

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  take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant, except as provided in the merger agreement;

  •
  increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, except as provided in the merger agreement;

  •
  amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, except as provided in the merger agreement;

  •
  pay any material benefit not provided for as of the date of the merger agreement under any benefit plan, except as provided in the merger agreement;

  •
  grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or remove any existing restrictions in any benefit plans or agreements, or awards made thereunder, except as provided in the merger agreement;

  •
  take any action, other than in the ordinary course of business, to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract, arrangement or benefit plan;

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  make or rescind any tax election, settle or compromise any tax liability, or make any amendment to any tax return;

  •
  commence any offering of shares of Pinnacle common stock pursuant to Pinnacle's 2004 Employee Stock Purchase Plan;

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  initiate, compromise or settle any material litigation or arbitration proceeding;

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  open or close any facility or office;

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  fail to maintain insurance at levels substantially comparable to levels existing as of the date of the merger agreement;

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  fail to pay accounts payable and other obligations incurred in the ordinary course of business; or

  •
  authorize, commit or agree to take any action that would materially impair or prevent the satisfaction of the conditions to the merger agreement, other than as specifically provided in the merger agreement.

Alternative Transactions

        Pinnacle has agreed that until the effective time of the merger or the termination of the merger agreement, whichever occurs first, it will not, and will not authorize or permit any of its directors, officers, employees, affiliates or their representatives to, directly or indirectly:

  •
  solicit, initiate, knowingly or intentionally encourage, or take any other action to facilitate any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to, any acquisition proposal;

  •
  engage in any discussions or negotiations regarding, furnish to any person any information with respect to, or assist or participate in any effort or attempt by any person with respect to any acquisition proposal;

  •
  subject to applicable law and the satisfaction of certain conditions, withdraw or modify, or propose to withdraw or modify, the approval of the merger by Pinnacle's board of directors or the recommendation by Pinnacle's board of directors that Pinnacle shareholders approve the principal terms of the merger;

  •
  cause or permit Pinnacle to enter into any agreement, letter of intent, merger agreement or similar agreement constituting or relating to any acquisition proposal, except as specifically provided in the merger agreement; or

  •
  adopt, approve or recommend, or propose to adopt, approve or recommend, any acquisition proposal.

        Pinnacle further agreed to cease all discussions, negotiations and other activities prohibited by the foregoing that existed on the date the merger agreement was signed and to notify Avid within 24 hours of the receipt of any acquisition proposal or request for nonpublic information in connection with any acquisition proposal. Pinnacle also agreed to keep Avid informed of any material change in the terms of an acquisition proposal, to provide copies of all written material provided to Pinnacle in connection with any acquisition proposal and consider in good faith the terms of any counterproposal made by Avid.

        An "acquisition proposal" is any inquiry, proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, share exchange or other business combination involving Pinnacle; any proposal for the issuance by Pinnacle of over 20% of its equity securities, other than as set forth in the merger agreement; or any proposal or offer to acquire in any manner, directly or indirectly, over 20% of the equity securities or assets that constitute or account for over 20% of the consolidated net revenues, net income or assets of Pinnacle, in each case other than the merger described in this joint proxy statement/prospectus.

        Notwithstanding the foregoing, Pinnacle may, prior to Pinnacle shareholder approval of the merger, furnish information with respect to Pinnacle to any person making an acquisition proposal and engage in discussions or negotiations with such person, provided that:

  •
  such proposal did not result from a breach by Pinnacle of, or actions of its representatives inconsistent with, the foregoing provisions; and

  •
  Pinnacle's board of directors determines in good faith after consultation with outside legal counsel, in response to an acquisition proposal made or received after the date of the merger agreement, that such action was necessary for Pinnacle's board of directors to comply with its fiduciary duties to Pinnacle shareholders, and determines in good faith, after consultation with outside legal counsel and a nationally recognized independent financial advisor, that the acquisition proposal is reasonably likely to lead to a superior proposal.

        A "superior proposal" is any written proposal made by a third party, other than one made in response to any solicitation by Pinnacle or its representatives that is in violation of or inconsistent with the terms of the merger agreement, to acquire substantially all the equity securities or assets of Pinnacle pursuant to a tender or exchange offer, a merger, a consolidation or a sale of Pinnacle's assets:

  •
  on terms which Pinnacle's board of directors determines in its good faith judgment to be more favorable from a financial point of view to Pinnacle shareholders than the merger described in this joint proxy statement/prospectus, following consultation with a nationally recognized independent financial advisor, taking into account all the terms and conditions of such proposal and the merger described in this joint proxy statement/prospectus, including any proposal by Avid to amend the terms of the merger agreement; and

  •
  that, in the good faith judgment of Pinnacle's board of directors, is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Shareholder and Stockholder Meetings

        Each of Avid and Pinnacle has agreed to hold a meeting of its stockholders or shareholders, respectively, as promptly as practicable after the registration statement of which this joint proxy statement/prospectus forms a part is declared effective, and in any event within 45 days after effectiveness.

        Except as set forth below, Pinnacle's board of directors is obligated to recommend to Pinnacle shareholders approval of the terms of the merger. Pinnacle's board or directors may, in response to a superior proposal, withdraw or modify its recommendation to approve the terms of the merger if Pinnacle's board of directors determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so, but only at a time that is prior to Pinnacle's shareholder meeting and is after the third business day following Avid's receipt of notice advising Avid that Pinnacle's board of directors desires to withdraw or modify the recommendation due to the existence of a superior proposal. The withdrawal or modification of the recommendation of Pinnacle's board of directors to approve the terms of the merger will not affect Pinnacle's obligation to hold the special meeting of Pinnacle shareholders unless the merger agreement is terminated.

        Subject to the determination by Avid's board of directors after consultation with its outside legal counsel that it is required to withdraw or modify its recommendation to comply with its fiduciary duties, Avid's board of directors is obligated to recommend approval of the amendment to its certificate of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000.

Indemnification; Directors' and Officers' Insurance

        Avid has agreed that, for a period of six years following the effective time of the merger, it will cause Pinnacle to honor all of Pinnacle's obligations to indemnify the present and former directors and officers of Pinnacle against losses arising out of or pertaining to matters existing or occurring at or prior to the effective time of the merger. Avid has also agreed to cause Pinnacle, for six years after the merger, to maintain in effect, with specified exceptions, a directors' and officers' liability insurance policy covering those persons who were covered by the directors' and officers' liability insurance policy of Pinnacle on March 20, 2005, with coverage in amount and scope at least as favorable to such persons as the current coverage provided by Pinnacle, provided that Avid will not be required to expend in excess of 150% of the annual premium currently paid by Pinnacle for such coverage.

Regulatory Approvals

        Avid and Pinnacle have also agreed to use their respective commercially reasonable efforts to take all actions to complete the merger, including:

  •
  obtaining any necessary governmental consents, licenses, permits, waivers, approvals, authorizations or orders;

  •
  making all necessary filings under any applicable domestic or foreign law, including the federal or state securities laws; and

  •
  obtaining any governmental clearances or approvals required under federal, state or foreign antitrust laws, except with respect to jurisdictions in which neither Avid nor Pinnacle derives significant sales.

Closing Conditions

        The obligations of both Avid and Pinnacle to effect the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the Avid stockholders must have approved the amendment to Avid's certificate of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000;

  •
  the Pinnacle shareholders must have approved the principal terms of the merger;

  •
  the waiting period applicable to the consummation of the merger under the Hart-Scott-Rodino Act shall have expired or been terminated, and all other necessary approvals under applicable antitrust laws shall have been obtained, except with respect to jurisdictions in which neither Avid nor Pinnacle derives significant sales;

  •
  Avid and Pinnacle must have made all filings and obtained all authorizations, consents, orders and approvals required to be obtained from or filed with any governmental entity;

  •
  the registration statement of which this joint proxy statement/prospectus forms a part must have become effective and not be the subject of a stop order, and no proceedings for that purpose can have been threatened or initiated by the Securities and Exchange Commission;

  •
  no court or government agency shall have enacted, issued, promulgated, enforced or entered into any order, stay, decree, judgment, injunction, statute, rule or regulation that is in effect and that has the effect of making the merger illegal or otherwise prohibiting the merger; and

  •
  there shall not be instituted or pending any action or proceeding by any governmental entity seeking to restrain, prohibit or otherwise interfere with the ownership or operation by Avid of all or any portion of the business of Pinnacle or Avid or compelling Avid to dispose of or hold separate all or any portion of the business or assets of Pinnacle or Avid; seeking to impose or confirm limitations on the ability of Avid effectively to exercise full rights of ownership of the shares of Pinnacle, including the right to vote any such shares on any matters properly presented to shareholders; or seeking to require divestiture by Avid of any such shares.

        In addition, the obligations of Avid to effect the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of Pinnacle in the merger agreement must be true and correct as of the date of the merger agreement and, unless they speak as of an earlier date, as of the effective time of the merger, except, other than specified representations, where the failure to be true and correct has not had and would not, individually or in the aggregate, reasonably be likely to result in a material adverse effect on Pinnacle;

  •
  Pinnacle must have performed, in all material respects, its obligations required to be performed on or prior to the closing date by it under the merger agreement; and

  •
  if the control test under Section 368(a) of the Internal Revenue Code is satisfied, as described more fully beginning on page 85, Avid must have received an opinion from Wilmer Cutler Pickering Hale and Dorr LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, provided that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such an opinion, then the condition will be deemed satisfied if DLA Piper Rudnick Gray Cary LLP renders the opinion.

        A material adverse effect on Pinnacle is any material adverse change, event, circumstance, development or effect on:

  •
  Pinnacle's assets, business, liabilities, capitalization, condition or results of operations taken as a whole;

  •
  Pinnacle's ability to consummate the merger; or

  •
  the ability of Avid to operate Pinnacle's business after the effective date.

        However, the following items are not taken into account in determining whether there has been a material adverse effect on Pinnacle:

  •
  any decrease in the market price or trading volume of Pinnacle common stock;

  •
  any failure by Pinnacle to meet internal projections or forecasts or published revenue or earnings predictions for any period ending on or after March 20, 2005;

  •
  any cancellation or deferral of customer orders; reductions in sales; disruption in supplier, distributor, partner or similar relationships; or loss of broadcast employees, in each case to the extent attributable to the merger; or

  •
  any adverse change, event, circumstance, development or effect that results from changes attributable to conditions affecting the industries in which Pinnacle participates or the economy as a whole in the United States or the other countries in which Pinnacle conducts its principal operations or derives significant sales.

        In addition, the obligations of Pinnacle to effect the merger are subject to the satisfaction or waiver of the following conditions:

  •
  the representations and warranties of Avid in the merger agreement must be true and correct as of the date of the merger agreement and, unless they speak as of an earlier date, as of the effective time of the merger, except, other than specified representations, where the failure to be true and correct have not and would not, individually or in the aggregate, reasonably be likely to result in a material adverse effect on Avid;

  •
  Avid must have performed, in all material respects, its obligations required to be performed on or prior to the closing date by it under the merger agreement;

  •
  if required by the rules of The Nasdaq National Market, the filing by Avid of the Notification Form for Listing of Additional Shares with respect to the shares of Avid common stock that will be issued to Pinnacle shareholders in the merger; and

  •
  if the control test under Section 368(a) of the Internal Revenue Code is satisfied, as described more fully beginning on page 85, Pinnacle must have received an opinion from DLA Piper Rudnick Gray Cary LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue

    Code, provided that if DLA Piper Rudnick Gray Cary LLP does not render such an opinion, then the condition will be deemed satisfied if Wilmer Cutler Pickering Hale and Dorr LLP renders the opinion.

        A material adverse effect on Avid is any material adverse change, event, circumstance, development or effect on:

  •
  Avid's assets, business, liabilities, capitalization, condition or results of operations taken as a whole; or

  •
  Pinnacle's ability to consummate the merger.

        However, the following items are not taken into account in determining whether there has been a material adverse effect on Avid:

  •
  any decrease in the market price or trading volume of Avid common stock;

  •
  any failure by Avid to meet internal projections or forecasts or published revenue or earnings predictions for any period ending on or after March 20, 2005;

  •
  any cancellation or deferral of customer orders; reductions in sales; disruption in supplier, distributor, partner or similar relationships or loss of broadcast employees, in each case to the extent attributable to the merger; or

  •
  any adverse change, event, circumstance, development or effect that results from changes attributable to conditions affecting the industries in which Avid participates or the economy as a whole in the United States or the other countries in which Avid conducts its principal operations or derives significant sales.

Voting Agreements

        As an inducement to Avid to enter into the merger agreement, on March 20, 2005, Patti S. Hart, Ajay Chopra, Mary Dotz, Scott E. Martin, L. Gregory Ballard, Robert J. Finocchio, Jr., L. William Krause, John C. Lewis and Harry Motro, each of whom is a director or executive officer of Pinnacle, entered into a voting agreement with Avid and Pinnacle. Pursuant to this agreement, these Pinnacle directors and executive officers agreed to vote their shares of Pinnacle common stock in favor of the approval of the principal terms of the merger and against any other acquisition proposal. As of June 7, 2005, these shareholders beneficially owned an aggregate of approximately 231,134 outstanding shares of Pinnacle common stock. These shares represented less than 1% of the outstanding shares of Pinnacle common stock on June 7, 2005, the record date for the special meeting of Pinnacle shareholders. Each person also irrevocably appointed Avid as his or her proxy to vote his or her shares accordingly. The voting agreement is included in Annex C to this joint proxy statement/prospectus.

        As an inducement to Pinnacle to enter into the merger agreement, on March 20, 2005, Patricia A. Baker, Joseph Bentivegna, Ethan E. Jacks, David A. Krall, David M. Lebolt, Paul J. Milbury, Michael J. Rockwell, Charles L. Smith and William J. Warner, each of whom is a director or executive officer of Avid, entered into a voting agreement with Avid and Pinnacle. Pursuant to this agreement, these Avid directors and executive officers agreed to vote their shares of Avid common stock in favor of the amendment to Avid's certificate of incorporation to increase the number of authorized shares from 50,000,000 to 100,000,000. As of June 7, 2005, these stockholders beneficially owned an aggregate of approximately 223,815 outstanding shares of Avid common stock. These shares represented less than 1% of the outstanding shares of Avid common stock on June 7, 2005, the record date for the annual meeting of Avid stockholders. Each person also irrevocably appointed Pinnacle as his or her proxy to vote his or her shares accordingly. The voting agreement is included in Annex C to this joint proxy statement/prospectus.

Termination; Expenses and Termination Fees

  Termination

        The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger by mutual written consent of Avid and Pinnacle. In addition, either Avid or Pinnacle may terminate the merger agreement upon written notice at any time prior to the effective time of the merger under the following circumstances:

  •
  if the merger is not completed by August 20, 2005, which date may be extended by either party until November 20, 2005 if approvals under applicable antitrust laws have not been obtained on or prior to August 20, 2005, provided that the right of a party to terminate the merger agreement for this reason is not available to any party whose failure to fulfill any obligation under the merger agreement has been the principal cause of, or resulted in the failure of, the merger to occur on or before that date;

  •
  if any governmental order, decree, ruling or action permanently restraining, enjoining or otherwise prohibiting the merger shall become final and non-appealable;

  •
  if the meeting of Pinnacle shareholders has been held and completed, and the requisite vote of Pinnacle shareholders to approve the principal terms of the merger was not obtained; or

  •
  if the meeting of Avid stockholders has been held and completed, and the requisite vote of Avid stockholders in favor of the amendment to Avid's certificate of incorporation to increase the number of authorized shares from 50,000,000 to 100,000,000 was not obtained.

        In addition, Avid can terminate the merger agreement upon written notice if:

  •
  Pinnacle's board of directors fails to recommend, or withdraws or modifies its recommendation, that Pinnacle shareholders approve the principal terms of the merger or fails, upon receipt of an acquisition proposal or amendment to an acquisition proposal, to reconfirm its recommendation within ten business days after Avid requests it to do so;

  •
  Pinnacle's board of directors approves or recommends an acquisition proposal other than the merger, or recommends a tender offer or, within ten business days after a tender offer, fails to recommend against a tender offer;

  •
  Pinnacle materially breaches its obligations under the merger agreement not to solicit other acquisition proposals;

  •
  Pinnacle materially breaches any of its covenants to file and obtain the effectiveness of this joint proxy statement/prospectus or to hold its shareholder meeting;

  •
  Pinnacle fails to hold the meeting of its shareholders and submit for approval the principal terms of the merger by August 19, 2005 or, if either party has elected to extend the date as a result of approvals under applicable antitrust laws not having been obtained on or prior to August 20, 2005, by November 18, 2005; or

  •
  Pinnacle breaches any representation or warranty or fails to perform any covenant or agreement that would cause the conditions to the obligation of Avid to effect the transaction not to be satisfied, and that breach is not cured within 20 days of receiving written notice of the breach.

        In addition, Pinnacle can terminate the merger agreement upon written notice if:

  •
  the Avid board of directors fails to recommend, or withdraws or modifies its recommendation, that the Avid stockholders approve the amendment to Avid's certificate of incorporation to increase the number of authorized shares from 50,000,000 to 100,000,000;

  •
  Avid materially breaches any of its covenants to file and obtain the effectiveness of this joint proxy statement/prospectus or to hold its stockholder meeting;

  •
  Avid fails to hold the meeting of its stockholders and submit for approval the amendment to Avid's certificate of incorporation to increase the number of authorized shares from 50,000,000 to 100,000,000 by August 19, 2005 or, if either party has elected to extend the date as a result of approvals under applicable antitrust laws not having been obtained on or prior to August 20, 2005, by November 18, 2005;

  •
  Pinnacle provides written notice to Avid of its bona fide intention to enter in a written agreement for a superior proposal, provided that two business days have elapsed following Avid's receipt of such notification which includes the material terms of such superior proposal and a copy of the written agreement providing for such superior proposal, Pinnacle shall have reasonably cooperated with Avid with the intent of enabling Avid to make an offer at least as favorable to Pinnacle shareholders as the superior offer, Avid has not within such two-day period made an offer that is at least as favorable to Pinnacle shareholders, at the end of such two-day period Pinnacle's board of directors reasonably believes that alternative acquisition proposal continues to be a superior proposal, and Pinnacle, concurrently with such termination, pays the termination fee set forth below; or

  •
  Avid breaches any representation, warranty or fails to perform any covenant or agreement that would cause the conditions to the obligation of Avid to effect the transaction not to be satisfied, and that breach is not cured within 20 days of receiving written notice of the breach.

        If either Avid or Pinnacle terminates the merger agreement because of any of the reasons above, all obligations of the parties under the merger agreement will terminate, except specified provisions, including those relating to the obligation to pay fees and expenses described below. However, no termination shall relieve Avid or Pinnacle from liability or damages resulting from any breach by that party of the merger agreement.

  Costs and Expenses

        Generally, Avid and Pinnacle will bear their own expenses incurred in connection with the merger. However, Avid and Pinnacle will share equally the filing fee of Avid's pre-merger notification report under the Hart-Scott-Rodino Act, fees and expenses incurred in connection with seeking approvals under all other applicable antitrust laws, and the fees and expenses incurred in connection with preparing, filing and mailing this joint proxy statement/prospectus, other than accountants' and attorneys' fees.

  Termination Fees

        Pinnacle must pay Avid a termination fee of $15,000,000 upon termination of the merger agreement:

  •
  by Avid because Pinnacle's board of directors fails to recommend, or withdraws or modifies its recommendation, that the Pinnacle shareholders approve the principal terms of the merger or, upon receipt of an acquisition proposal or amendment to an acquisition proposal, fails to reconfirm its recommendation within ten business days after Avid requests it to do so;

  •
  by Avid because Pinnacle's board of directors approves or recommends an acquisition proposal other than the merger, or recommends a tender offer or, within ten business days after a tender offer, fails to recommend against that tender offer;

  •
  by Avid because Pinnacle materially breaches its obligations under the merger agreement not to solicit other acquisition proposals;

  •
  by Avid because Pinnacle materially breaches any of its covenants to file and obtain the effectiveness of this joint proxy statement/prospectus or to hold its shareholder meeting;

  •
  by Avid because Pinnacle fails to hold the meeting of its shareholders and submit for approval the principal terms of the merger by August 19, 2005 or, if either party has elected to extend the date as a result of approvals under applicable antitrust laws not having been obtained on or prior to August 20, 2005, by November 18, 2005;

  •
  by Pinnacle after Pinnacle has provided written notice to Avid of its bona fide intention to enter in a written agreement for a superior proposal and the other conditions to Pinnacle terminating the merger agreement in connection with a superior proposal have been satisfied; or

  •
  by Avid or Pinnacle because the meeting of Pinnacle shareholders has been held and the requisite vote of the Pinnacle shareholders to approve the principal terms of the merger was not obtained, but only if a third party has publicly announced before the termination of the merger agreement an acquisition proposal, which has not been withdrawn or abandoned, that would involve a tail transaction, and within one year after such termination, a tail transaction is consummated or an agreement with respect to a tail transaction is entered into.

        A "tail transaction" is a merger or combination of Pinnacle, the issuance by Pinnacle of over 20% of its equity securities, or the acquisition, directly or indirectly, of more than 20% of the equity securities of Pinnacle or assets that constitute or account for over 20% of the consolidated net revenues, net income or assets of Pinnacle.

        Avid must pay Pinnacle a termination fee of $15,000,000 upon termination of the merger agreement:

  •
  by Pinnacle because the Avid board of directors fails to recommend, or withdraws or modifies its recommendation, that the Avid stockholders approve the amendment to Avid's certificate of incorporation to increase the number of authorized shares from 50,000,000 to 100,000,000;

  •
  by Pinnacle because Avid materially breaches any of its covenants to file and obtain the effectiveness of this joint proxy statement/prospectus or to hold its stockholder meeting; or

  •
  by Pinnacle because Avid fails to hold the meeting of its stockholders and submit for approval the amendment to Avid's certificate of incorporation to increase the number of authorized shares from 50,000,000 to 100,000,000 by August 19, 2005 or, if either party has elected to extend the date as a result of approvals under applicable antitrust laws not having been obtained on or prior to August 20, 2005, by November 18, 2005.

Amendment

        Generally, the board of directors of each of Avid and Pinnacle may agree to amend the merger agreement at any time before or after the approval of the matters presented in connection with the merger by Avid stockholders or Pinnacle shareholders, provided that after such approvals are obtained, the merger agreement may not be amended in a way which by law requires further approval by Avid stockholders or Pinnacle shareholders unless such further approval is obtained. Amendments must be in writing and signed by all parties.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

        The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the proposed acquisition by Avid of Pinnacle. These unaudited pro forma condensed combined financial statements are derived from the historical consolidated financial statements of Avid, which are incorporated by reference into this joint proxy statement/prospectus, and the historical consolidated financial statements of Pinnacle, which are incorporated by reference in this joint proxy statement/prospectus, including the financial statements that were set forth in Pinnacle's Current Report on Form 8-K that was filed by Pinnacle on June 7, 2005. These historical financial statements have been adjusted as described in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2004 also gives effect to the acquisition by Avid of M-Audio completed in August 2004 as though Avid had acquired M-Audio on January 1, 2004.

        The unaudited pro forma condensed combined balance sheet has been prepared assuming the acquisition of Pinnacle occurred on March 31, 2005. The unaudited pro forma condensed combined statements of operations have been prepared assuming the acquisitions of Pinnacle and M-Audio occurred on January 1, 2004. In all cases, the purchase method of accounting has been applied, which requires an allocation of the purchase price to the assets acquired and liabilities assumed, at fair value.

        The purchase price allocation for the acquisition of Pinnacle reflected in the unaudited condensed combined financial statements is preliminary and is subject to revision. The final purchase price allocation for the acquisition of Pinnacle will be completed after the transaction closes, and will be based on formal third-party valuations of identifiable intangible assets, and an in-depth analysis of the value of other assets acquired and liabilities assumed. The final purchase price allocation for the acquisition of Pinnacle may differ materially from the preliminary estimate due to the final purchase price and the different valuations and differences in useful lives and amortization methods applied to the tangible and intangible assets. Therefore, the unaudited pro forma condensed combined financial statements are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the acquisition of Pinnacle been completed as of the dates presented. No effect has been given in these pro forma financial statements for synergistic benefits that may be realized through the combination of the two companies or costs that may be incurred in integrating their operations. Additionally, the unaudited pro forma condensed combined financial statements should not be considered representative of future consolidated results of operations or financial position.

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Three Months Ended March 31, 2005

(in thousands, except per share data)

	Avid Historical	Pinnacle Historical	Pro Forma Adjustments		Avid Pro Forma
Net revenues	$166,001	$65,237	$(33	)(2)	$231,205
Cost of revenues	71,248	35,802	(33 2,505 2,625	)(2) (3) (4)	112,147

Gross profit	94,753	29,435	(5,130)		119,058
Operating expenses:
Research and development	24,679	7,376	548	(3)	32,603
Marketing and selling	39,647	18,508	(539	)(3)	57,616
General and administrative	8,497	6,705	(2,272	)(3)	12,930
Restructuring and other costs, net	—	(175)	—		(175)
Amortization of intangible assets	1,592	848	1,450 (848	(4) )(5)	3,042
Transaction costs	—	2,752	—		2,752

Total operating expenses	74,415	36,014	(1,661)		108,768

Operating income (loss)	20,338	(6,579)	(3,469)		10,290
Other income, net	837	368	242 (360	(3) )(6)	1,087

Income (loss) from continuing operations before income taxes	21,175	(6,211)	(3,587)		11,377
Provision for income taxes	1,429	942	—		2,371

Income (loss) from continuing operations	$19,746	$(7,153)	$(3,587)		$9,006

Income (loss) from continuing operations per common share—basic	$0.56	$(0.10)			$0.22
Income (loss) from continuing operations per common share—diluted	$0.53	$(0.10)			$0.21
Weighted average common shares outstanding—basic	34,987	69,942	6,199 (69,942	(15) )(15)	41,186
Weighted average common shares outstanding—diluted	37,263	69,942	6,199 (69,942	(15) )(15)	43,462

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Statement of Operations

for the Twelve Months Ended December 31, 2004

(in thousands, except per share data)

	Avid Historical	M-Audio Historical through August 2004(1)	Pinnacle Historical	Pro Forma Adjustments		Avid Pro Forma
Net revenues	$589,605	$41,814	$304,323	$(2,659	)(2)	$933,083
Cost of revenues	255,496	23,541	160,564	(2,033 8,468 10,500 709 729 (281	)(2) (3) (4) (7) (8) )(9)	457,693

Gross profit	334,109	18,273	143,759	(20,751)		475,390
Operating expenses:
Research and development	94,940	3,369	35,625	1,833 104	(3) (11)	135,871
Marketing and selling	135,811	7,804	84,201	(3,184 (921) 435	)(3) (8) (11)	224,146
General and administrative	29,780	10,777	24,400	(7,595 (337) 1,121 (496) (812)	)(3) (9) (11) (12) (13)	56,838
Restructuring and other costs, net	—	—	6,093	—		6,093
Amortization of intangible assets	3,641	—	3,539	5,800 (3,539 2,346	(4) )(5) (7)	11,787
Impairment of goodwill	—	—	7,671	(7,671	)(5)	—
Impairment of other intangible assets	1,187	—	—	—		1,187

Total operating expenses	265,359	21,950	161,529	(12,916)		435,922

Operating income (loss)	68,750	(3,677)	(17,770)	(7,835)		39,468
Other income, net	1,339	224	1,964	(479 (191 (1,080	)(3) )(8) )(6)	1,777
Loss on derivative	—	31,290	—	(31,290	)(14)	—

Income (loss) from continuing operations before income taxes	70,089	(34,743)	(15,806)	21,705		41,245
Provision for (benefit from) income taxes	(1,612)	795	4,810	(669	)(10)	3,324

Income (loss) from continuing operations	$71,701	$(35,538)	$(20,616)	$22,374		$37,921

Income (loss) from continuing operations per common share—basic	$2.21		$(0.30)			$0.98
Income (loss) from continuing operations per common share—diluted	$2.05		$(0.30)			$0.92
Weighted average common shares outstanding—basic	32,485		68,840	6,199 (68,840	(15) )(15)	38,684
Weighted average common shares outstanding—diluted	35,003		68,840	6,199 (68,840	(15) )(15)	41,202

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Unaudited Pro Forma Condensed Combined Balance Sheet

March 31, 2005

(in thousands)

	Avid Historical	Pinnacle Historical	Pro Forma Adjustments		Avid Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$92,227	$99,089	$(71,330 (10,910	)(1) )(2)	$109,076
Marketable securities	83,965	34,340	—		118,305
Accounts receivable, net	97,182	30,876	(52	)(3)	128,006
Inventories	55,150	27,876	(432	)(3)	82,594
Prepaid expenses and other current assets	16,438	5,673	—		22,111

Total current assets	344,962	197,854	(82,724)		460,092
Property and equipment, net	29,523	12,945	—		42,468
Intangible assets, net	45,010	6,324	(6,324 100,000	)(4) (5)	145,010
Goodwill	166,473	43,440	(43,440 156,223	)(4) (5)	322,696
Other long-term assets	8,450	7,433	—		15,883

Total assets	$594,418	$267,996	$123,735		$986,149

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$25,877	$13,877	$(52	)(3)	$39,702
Accrued expenses and other current liabilities	61,572	37,250	5,500	(6)	104,322
Deferred revenues	55,742	13,736	(2,500	)(7)	66,978

Total current liabilities	143,191	64,863	2,948		211,002
Long-term liabilities	1,569	822	—		2,391

Total liabilities	144,760	65,685	2,948		213,393

Stockholders' equity:
Common stock	351	380,835	(380,835 62	)(8) (9)	413
Additional paid-in capital	552,494	—	360,036	(9)	912,530
Accumulated deficit	(103,030)	(186,892)	(432 187,324 (37,000	)(3) (8) )(10)	(140,030)
Deferred compensation	(3,547)	—	—		(3,547)
Accumulated other comprehensive income	3,390	8,368	(8,368	)(8)	3,390

Total stockholders' equity	449,658	202,311	120,787		772,756

Total liabilities and stockholders' equity	$594,418	$267,996	$123,735		$986,149

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

1.     Basis of Presentation

        On March 20, 2005, Avid signed a definitive agreement to acquire Pinnacle in a cash and stock transaction to be accounted for as a purchase under the accounting principles generally accepted in the United States. Under the terms of the agreement, Pinnacle common shareholders will receive 0.0869 of a share of Avid common stock plus $1.00 in cash for each share of Pinnacle common stock outstanding at the closing of the transaction. Each option to purchase Pinnacle common stock that is "in-the-money" (for which the exercise price is less than the value of the shares of Avid common stock plus cash consideration that would be received upon exercise of the option) but not exercised at the effective time of the merger will be automatically converted into the right to receive merger consideration equal in value to the number of shares of Pinnacle common stock subject to such option multiplied by the difference between the value a holder of Pinnacle common stock would receive in exchange for one share of Pinnacle common stock and the exercise price of such option. Options to purchase Pinnacle common stock that are "out-of-the-money" and not exercised prior to the effective time of the merger will be canceled upon the effective time with no right to receive any merger consideration. The merger is subject to satisfaction of a number of closing conditions, including shareholder and regulatory approvals, and is expected to close in the third quarter of calendar 2005.

        The accompanying unaudited pro forma condensed combined financial statements present the pro forma results of operations and financial position of Avid and Pinnacle on a combined basis based on the historical financial information of each company and after giving effect to the merger. The unaudited pro forma condensed combined balance sheet has been prepared assuming the acquisition occurred on March 31, 2005. The unaudited pro forma condensed combined statements of operations have been prepared assuming the acquisitions occurred on January 1, 2004. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2004 also gives effect to the acquisition by Avid of M-Audio completed in August 2004. Avid's fiscal year end is December 31, while Pinnacle's fiscal year end is June 30. Therefore, the unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2004 includes the results of operations for Avid's fiscal year ended December 31, 2004 and the results of operations for Pinnacle's year ended December 31, 2004.

        The unaudited pro forma combined financial statements are based on estimates and assumptions, which are preliminary and have been made solely for purposes of developing such pro forma information. The estimated pro forma adjustments arising from the proposed merger are derived from the estimated purchase price and estimated fair value of the assets acquired and liabilities assumed. The final determination of the purchase price allocation will be based on the fair value of the assets acquired, including the fair value of in-process research and development and other identifiable intangibles, and the fair value of liabilities assumed as of the date the merger is consummated. The excess of purchase price over the fair value of assets and liabilities acquired is allocated to goodwill. The final determination of purchase price, fair value and resulting goodwill may differ significantly from that reflected in the unaudited pro forma condensed combined financial statements.

        A summary of the estimated purchase price allocation is as follows (in thousands):

Estimated consideration:
Value of Avid shares issued	$360,098
Cash consideration	71,330
Transaction costs	6,260

Total estimated purchase consideration:	$437,688

Preliminary allocation of the purchase consideration as of March 31, 2005:
Fair value of net tangible assets acquired	$144,465
Identifiable intangible assets	100,000
In-process research and development	37,000
Goodwill	156,223

$437,688

        In accordance with FASB Statement of Financial Accounting Standards No. 141, Business Combinations, Avid has calculated the stock-related purchase price based upon a price of $58.09 per share of Avid common stock. This per share price represents the average closing price of Avid common stock from March 17, 2005 through March 23, 2005, which consists of the period beginning two business days prior to and ending two business days after the merger announcement date of March 21, 2005. Avid calculated the value of shares issued by multiplying the estimated number of shares of Pinnacle common stock outstanding on the closing date of the merger of 71,330,000, which assumes full conversion of all applicable outstanding Pinnacle common stock equivalents for which the exercise price is less than the value of the Avid common stock plus cash to be received, by the exchange ratio in the merger agreement of 0.0869 to determine an estimated 6,199,000 Avid common stock shares that Avid would issue as consideration. The 6,199,000 shares estimated to be issued multiplied by the estimated price of $58.09 per share calculates the estimated total stock-related purchase price of $360,098,000. The final number of shares of Avid common stock to be issued is expected to differ from 6,199,000 because the number of shares of Avid common stock to be issued with respect to outstanding options to purchase shares of Pinnacle common stock is dependent on the closing price of Avid common stock on the effective date of the merger, the number of outstanding shares of Pinnacle common stock may increase prior to the effective date as a result of option exercises and Pinnacle shareholders may elect to exercise dissenters' rights and receive cash in lieu of the cash and stock contemplated by the merger agreement. Avid calculated the estimated cash consideration by multiplying the estimated 71,330,000 shares of Pinnacle common stock outstanding by the $1.00 per share consideration in the merger agreement. Avid has also included an estimated $6,260,000 of its transaction costs as purchase consideration, which include Avid's legal and accounting fees, investment bankers' fees, due diligence fees, filing and printing fees and fees paid for directors' and officers' liability insurance premiums for the former members of Pinnacle's board of directors as a condition of the merger with respect to pre-merger matters.

        The amount allocated to identifiable intangible assets represents Avid's preliminary estimate of the identifiable assets acquired from Pinnacle, which include completed and core technology, customer relationships and contracts, and tradenames and trademarks. Recording the identifiable intangible assets results in the establishment of a deferred tax liability of approximately $35 million, which is offset by the release in like amount of Avid's valuation allowance on its deferred tax assets. The amount allocated to in-process research and development represents an estimate of the fair value of purchased in-process technology for research projects that, as of the expected closing date of the merger, will not have reached technological feasibility and have no alternative future use. The amount allocated to in-process research and development will be charged to the statement of operations in the period the merger is consummated.

        The merger is expected to give rise to the consolidation and elimination of certain personnel and duplicate facilities. The pro forma balance sheet includes an adjustment to record the estimated liability associated with change-in-control severance agreements between Pinnacle and certain of its employees in accordance with Emerging Issue Task Force (EITF) No. 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination." The pro forma balance sheet does not include any other adjustments related to the consolidation and elimination of personnel or facilities that may be recorded as Avid does not expect that a final integration plan will be established until just prior to or immediately after the closing of the merger.

2.     Pro Forma Adjustments

        Pro forma adjustments reflect only those adjustments that are factually supportable and do not include the impact of contingencies that will not be known until the later of the closing of the merger or the resolution of the contingency. The following are brief descriptions of each of the pro forma adjustments included in the unaudited pro forma condensed combined financial statements:

  Footnotes to Pro Forma Condensed Combined Statement of Operations

        1)    To include the results of operations of M-Audio from January 1, 2004 through August 20, 2004, the date M-Audio was acquired by Avid. Avid has included the results of operations of M-Audio in Avid's historical consolidated financial statements from August 20, 2004.

        2)    To eliminate the effects of transactions between Avid and Pinnacle.

        3)    Certain Pinnacle amounts have been reclassified to conform to Avid's financial statement presentation.

        4)    To record the amortization expense for the estimated identifiable intangible assets from the acquisition of Pinnacle by Avid. The preliminary estimated identifiable intangible assets and their related estimated useful lives are as follows:

Intangible Asset	Estimated Fair Value	Estimated Useful Life
	(in thousands)
Completed and core technology	$42,000	4 years
Customer relationships and contracts	42,000	10 years
Trademarks and tradenames	16,000	10 years

Total intangible assets	$100,000

        5)    To reverse amortization of intangible assets and impairment of goodwill resulting from acquisitions previously consummated by Pinnacle.

        6)    To record the reduction in investment income resulting from the reduced cash balance after payments to effect the acquisition of Pinnacle.

        7)    To record the amortization expense for the identifiable intangible assets from the acquisition of M-Audio by Avid. The identified intangible assets and their related estimated useful lives are as follows:

Intangible Asset	Estimated Fair Value	Estimated Useful Life
	(in thousands)
Customer relationships	$28,000	12 years
Trade name	4,700	6 years
Non-competition agreements	1,200	2 years
Technology-based assets	4,500	4 years

	$38,400

        8)    Certain M-Audio amounts have been reclassified to conform to Avid's financial statement presentation.

        9)    To reverse amortization of intangible assets resulting from acquisitions previously comsummated by M-Audio.

        10)  To adjust the effective tax rate of M-Audio to that of the combined company.

        11)  To record the additional amortization of deferred stock compensation expense for unvested stock options exchanged in the acquisition of M-Audio by Avid, assuming the acquisition of M-Audio by Avid occurred on January 1, 2004. The deferred compensation is being amortized over the remaining vesting period of the assumed options. The amortization expense has been recorded in the expense category associated with the departmental classification of the grantee.

        12)  To eliminate non-recurring charges related to the acquisition of M-Audio by Avid.

        13)  To reverse stock compensation expense relating to stock options issued by M-Audio.

        14)  To reverse the loss associated with a put-arrangement on the preferred shares of M-Audio, since the equity structure of M-Audio has been replaced by the acquisition of M-Audio by Avid.

        15)  The pro forma weighted average common shares outstanding are calculated as follows:

Weighted average common shares outstanding—basic	Twelve Months Ended December 31, 2004	Three Months Ended March 31, 2005
	(in thousands)	(in thousands)
Historical Avid weighted common shares outstanding—basic	32,485	34,987
Shares estimated to be issued for Pinnacle acquisition	6,199	6,199

Pro forma weighted common shares outstanding—basic	38,684	41,186

Weighted average common shares outstanding—diluted
Historical Avid weighted common shares outstanding—diluted	35,003	37,263
Shares estimated to be issued for Pinnacle acquisition	6,199	6,199

Pro forma weighted common shares outstanding—diluted	41,202	43,462

        Note that Pinnacle's historical weighted average common shares outstanding as of March 31, 2005 and December 31, 2004 of 69,942,000 and 68,840,000, respectively, will be cancelled upon consummation of the merger.

  Footnotes to Pro Forma Condensed Combined Balance Sheet

        1)    To record Avid's cash consideration for the acquisition of Pinnacle.

        2)    To reduce cash for Avid and Pinnacle's estimated transaction costs.

        3)    To eliminate the effects of transactions between Avid and Pinnacle.

        4)    To reverse goodwill and other intangible assets from acquisitions previously consummated by Pinnacle.

        5)    To record the preliminary estimated identifiable intangible assets and goodwill from the acquisition of Pinnacle.

        6)    To record the estimated liability associated with change-in-control severance agreements between Pinnacle and certain of its employees in accordance with EITF 95-3.

        7)    To adjust deferred revenue to the fair value associated with performance obligations assumed by Avid.

        8)    To reverse Pinnacle historical equity balances.

        9)    To record Avid's equity consideration for the acquisition of Pinnacle.

        10)  To reflect the estimated fair value of in-process research and development. Because this expense is directly attributable to the acquisition of Pinnacle and will not have a continuing impact, it is not reflected in the pro forma condensed combined statement of operations. However, this item will be recorded as an expense in the period that the acquisition of Pinnacle is completed.

INFORMATION CONCERNING AVID

        Avid develops, markets, sells and supports a wide range of software and hardware for digital media production, management and distribution. Digital media are video, audio or graphic elements in which the image, sound or picture is recorded and stored in digital format, as opposed to analog, or tape-based, signals. Avid's diverse range of product and service offerings enables customers to "Make, Manage and Move Media."

        Make Media.    Avid's Video and Film Editing and Effects segment offers digital, non-linear video and film editing systems and 3D and special-effects software that enable users to manipulate moving pictures and sound in a faster, easier, more creative, and more cost-effective manner than using traditional analog tape-based systems. Non-linear systems allow editors to access material instantaneously rather than requiring them to work sequentially. Avid's Audio segment offers digital audio software applications and hardware systems for music, film, television, video, broadcast, streaming media and web development. These systems are based upon proprietary audio hardware, software and control surfaces, and allow users to record, edit, mix, process and master audio in an integrated manner.

        Manage Media.    Avid provides complete network, storage and database solutions based on Avid Unity™ MediaNetwork technology. This technology enables users to share and manage media assets simultaneously throughout a project or organization. The ability to manage digital media assets effectively is a critical component of success for many broadcast and media companies with multiple nonlinear editing workstations in a range of geographic locations. As a result, professionals can collaborate seamlessly on all production elements and streamline the process for cost-effectively delivering compelling media experiences and quickly "re-purposing" or finding new uses or markets for media assets.

        Move Media.    Avid offers products that allow Avid's customers to distribute media over multiple platforms—including air, cable or satellite, or through the Internet. In addition, Avid provides technology for playback directly to air for broadcast television applications. Many of Avid's products also support the broadcast of streaming Internet video.

        Avid's products are used worldwide in production and post-production facilities; film studios; network, affiliate, independent and cable television stations; recording studios; advertising agencies; government and educational institutions; corporate communication departments; and by game developers and Internet professionals. Projects produced by Avid's customers using Avid's products have been honored with Oscar®, Emmy® and Grammy® awards, as well as a host of other international awards. In addition, Avid has also received numerous awards for technical innovations, including Oscars, Emmys and a Grammy. Oscar is a registered trademark and service mark of the Academy of Motion Picture Arts and Sciences. Emmy is a registered trademark of ATAS/NATAS. Grammy is a registered trademark of The National Academy of Recording Arts and Sciences, Inc.

        Avid was incorporated under the laws of Delaware in 1987.

INFORMATION CONCERNING PINNACLE

  Business

        Pinnacle is a supplier of digital video products to a variety of customers, ranging from individuals with little or no video experience to broadcasters with specific and sophisticated requirements. Pinnacle's digital video products allow its customers to capture, edit, store, view and play video and to burn that programming onto a compact disc or digital versatile disc. The increase in the number of video distribution channels, including cable television, direct satellite broadcast, video-on-demand, DVDs and the Internet have led to a rapid increase in demand for video content.

        Pinnacle's products use standard computer and network architecture, along with specialized hardware and software designed to provide digital video solutions to users around the world. For broadcasters, Pinnacle offers products that provide solutions for live-to-air, play-out, editing and news markets. For consumers, Pinnacle offers low-cost, easy-to-use home video editing and viewing solutions that allow consumers to edit their home videos using a personal computer and/or view television programming on their computers. In addition, Pinnacle provides products that allow consumers to view on their television sets video and other media content stored on their computers.

        Pinnacle was incorporated under the laws of California in 1986.

  Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth information regarding the beneficial ownership of Pinnacle common stock as of June 1, 2005 by:

  •
  each shareholder known by Pinnacle to beneficially own more than five percent of Pinnacle common stock;

  •
  individuals who served as Pinnacle's chief executive officer during fiscal year ended June 30, 2004, Pinnacle's next four most highly compensated executive officers for services rendered in all capacities to Pinnacle for the fiscal year ended June 30, 2004 and two additional individuals who would have been named executive officers but did not serve as one of Pinnacle's executive officers at the end of the fiscal year ended June 30, 2004;

  •
  each of Pinnacle's current directors; and

  •
  all of Pinnacle's current directors and executive officers as a group.

        Unless otherwise noted, the Pinnacle shareholders named in the table have sole voting and investment power with respect to all shares of Pinnacle common stock owned by them, subject to applicable common property laws.

Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares Underlying Options	Total Shares Beneficially Owned	Percent of Shares Beneficially Owned(1)
5% Shareholders:
Mac-Per-Wolf Company(2) 310 S. Michigan Ave., Suite 2600 Chicago, Illinois 2600	6,795,458	0	6,795,458	9.5%
FMR Corp.(3) 82 Devonshire Street Boston, Massachusetts 02109	6,278,729	0	6,278,729	8.8%
Barclays Global Investors, NA(4) 45 Fremont Street San Francisco, CA 94105	3,791,095	0	3,791,095	5.3%
Current Directors and Officers:
Patti S. Hart(5)	8,101	258,333	266,434	*
Warren Allgyer	13,224	39,603	52,827	*
L. Gregory Ballard	5,000	79,333	84,333	*
Ajay Chopra(6)	198,033	560,437	758,470	1.1%
Terri A. Dial	0	0	0	*
Robert J. Finocchio, Jr.	0	18,333	18,333	*
L. William Krause	0	118,333	118,333	*
John C. Lewis	15,000	113,333	128,333	*
Harry Motro	0	38,333	38,333	*
Former Officers:
Charles J. Vaughan(5)	132,140	168,333	300,473	*
J. Kim Fennell(5)	3,121	0	3,121	*
Mark L. Sanders(5)	265,431	705,375	970,806	1.4%
Georg Blinn(7)	8,230	131,875	140,105	*
Arthur D. Chadwick(8)	110,847	0	110,847	*
William Loesch(9)	12,397	0	12,397	*
All current directors and executive officers as a group (15 persons)	260,809	1,527,370	1,788,179	2.5%

*
Less than 1%

(1)
This table is based upon information supplied by officers, directors and principal Pinnacle shareholders. Applicable percentage of ownership is based on 71,229,613 shares of Pinnacle common stock outstanding as of June 1, 2005. For each named person, this percentage includes Pinnacle common stock that such person has the right to acquire either currently or within 60 days of June 1, 2005, including upon the exercise of an option. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares.

(2)
Information based solely on the Schedule 13G/A filed on May 9, 2005 with the Securities and Exchange Commission by Mac-Per-Wolf Company. Such entity is a parent holding company filing on behalf of its two subsidiaries: (i) PWMCO, LLC, a broker dealer registered under Section 15 of the Securities Act of 1933, as amended, and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and (ii) Perkins, Wolf, McDonnell and Company, LLC, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

(3)
Information based solely on the Schedule 13G filed on February 14, 2005 with the Securities and Exchange Commission by FMR Corp. FMR Corp. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported in the Schedule 13G. The investment management companies, which include several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients.

(4)
Information based solely on the Schedule 13G filed on February 17, 2004 with the Securities and Exchange Commission by Barclays Global Investors, N.A., such entity beneficially owned 2,632,421 shares of Pinnacle common stock. According to such Schedule 13G, 1,110,174 shares were beneficially owned by Barclays Global Fund Advisors, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, which acts as investment adviser to various companies. According to such Schedule 13G, 48,500 shares were beneficially owned by Barclays Bank plc, a bank as defined in Section 3(a)(6) of the Exchange Act, as amended.

(5)
On March 1, 2004, Pinnacle's board of directors appointed Patti S. Hart to the positions of chairman of Pinnacle's board of directors, and Pinnacle's president and chief executive officer, replacing Mr. Vaughan who had served as Pinnacle's interim president and chief executive officer from November 2003 through February 2004 and replacing Mr. Sanders who held the position of chairman of Pinnacle's board of directors from July 2002 through February 2004. Mr. Fennell held the position of Pinnacle's chief executive officer and president from July 1, 2002 until November 3, 2003. The above table presents information for Mr. Vaughan and Mr. Sanders as of February 29, 2004 and for Mr. Fennell as of November 3, 2003, as Pinnacle does not have complete information regarding their transactions after their departures.

(6)
Includes 33,492 shares beneficially held for Mr. Chopra's children, and Mr. Chopra holds voting and dispositive power over these shares.

(7)
Effective September 30, 2004, Mr. Blinn terminated employment as vice president, general manager, Pinnacle Systems GmbH. The above table presents information for Mr. Blinn as of September 30, 2004 as Pinnacle does not have complete information regarding his stock transactions after that date.

(8)
Effective October 20, 2004, Mr. Chadwick resigned from his position as Pinnacle's senior vice president, finance and administration and chief financial officer. The above table presents information for Mr. Chadwick as of October 20, 2004 as Pinnacle does not have complete information regarding his stock transactions after that date.

(9)
Mr. Loesch's employment as vice president/general manager of content editing and viewing with Pinnacle terminated on August 31, 2004. The above table presents information for Mr. Loesch as of August 31, 2004 as Pinnacle does not have complete information regarding his stock transactions after that date.

DESCRIPTION OF AVID CAPITAL STOCK

        The following description of Avid capital stock summarizes the material terms and provisions of the indicated securities. For the complete terms of Avid common stock, preferred stock and preferred stock purchase rights, please refer to Avid's certificate of incorporation, bylaws and rights agreement that are incorporated by reference into the registration statement that includes this joint proxy statement/prospectus. The terms of these securities may also be affected by the General Corporation Law of the State of Delaware.

        Avid is authorized by its certificate of incorporation to issue 50,000,000 shares of common stock, $0.01 par value per share, of which 35,236,229 shares were issued and outstanding on June 7, 2005, and 1,000,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date of this prospectus. If the proposal to amend Avid's certificate of incorporation is approved, Avid will, upon filing the amendment to its certificate of incorporation, be authorized to issue 100,000,000 shares of common stock. All outstanding shares of Avid common stock are duly authorized, validly issued, fully paid and nonassessable.

  Common Stock

        Voting.    For all matters submitted to a vote of Avid stockholders, each holder of Avid common stock is entitled to one vote for each share registered in his or her name on Avid's books. Avid common stock does not have cumulative voting rights. As a result, subject to the voting rights of any outstanding Avid preferred stock, of which there currently is none, persons who hold more than 50% of the outstanding Avid common stock entitled to elect members of Avid's board of directors can elect all of the directors who are up for election in a particular year.

        Dividends.    If Avid's board of directors declares a dividend, holders of Avid common stock will receive payments from Avid's funds that are legally available to pay dividends. However, this dividend right is subject to any preferential dividend rights Avid may grant to the persons who hold preferred stock, if any is outstanding.

        Liquidation and Dissolution.    If Avid is liquidated or dissolves, the holders of its common stock will be entitled to share ratably in all the assets that remain after it pays its liabilities and any amounts it may owe to the persons who hold preferred stock, if any is outstanding.

        Other Rights and Restrictions.    Holders of Avid common stock do not have preemptive rights, and they have no right to convert their common stock into any other securities. Avid common stock is not subject to redemption by Avid. The rights, preferences and privileges of Avid common stockholders are subject to the rights of Avid stockholders of any series of preferred stock that Avid may issue in the future. Avid's certificate of incorporation and bylaws do not restrict the ability of a holder of Avid common stock to transfer his or her shares of common stock.

        Listing.    Avid common stock is listed on the Nasdaq National Market.

        Transfer Agent and Registrar.    The transfer agent and registrar for Avid common stock is EquiServe Trust Company, N.A., Canton, Massachusetts.

  Preferred Stock

        Avid's board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to 1,000,000 shares of preferred stock, in one or more series. Each series of preferred stock shall have the number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by Avid's board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights.

        Avid stockholders have granted Avid's board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of Avid common stock will be subject to, and may be adversely affected by, the rights of holders of any Avid preferred stock that may be issued in the future. The issuance of Avid preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of outstanding Avid voting stock.

        As of the date of this joint proxy statement/prospectus, Avid's board of directors had designated 50,000 shares of preferred stock as series A junior participating preferred stock, or series A preferred stock, in connection with its stockholder rights plan. The rights, preferences and privileges of the series A preferred stock are described below.

  Series A Junior Participating Preferred Stock

        The following description is a summary of the material terms of Avid's series A preferred stock. This summary of series A preferred stock is not complete and is qualified by reference to Avid's certificate of incorporation. Avid's certificate of incorporation, and not this description, defines the rights of holders of series A preferred stock. A copy of Avid's certificate of incorporation is incorporated by reference into the registration statement that includes this joint proxy statement/prospectus. As of the date of this joint proxy statement/prospectus, there are no shares of series A preferred stock outstanding.

        Voting.    Each share of series A preferred stock is entitled to 1,000 votes, subject to adjustment if Avid effects a stock split or issues a stock dividend. Except as provided below, each share of series A preferred stock votes together with the holders of Avid common stock and all of Avid's other capital stock on all matters voted on by Avid stockholders.

        Dividends.    The holders of shares of series A preferred stock are entitled to quarterly cash dividends equal to the greater of $10.00 and 1,000 times the dividend declared per share of Avid common stock, if any, other than dividends payable in common stock or by a subdivision of outstanding Avid common stock.

        Liquidation and Dissolution.    If Avid is liquidated or dissolved or wound up, then it must pay the holders of outstanding shares of series A preferred stock, before it makes any payment to the holders of shares of Avid stock ranking junior to the series A preferred stock, an amount equal to $1,000 per share, plus all accrued and unpaid dividends, or if greater, an amount equal to 1,000 times the amount to be paid to holders of Avid common stock. For purposes of this liquidation preference, neither the consolidation, merger or other business combination of Avid with another entity nor the sale of all or any of its property, assets or business will be treated as a liquidation, dissolution or winding up of Avid.

        Merger, Consolidation, etc.    If Avid is a party to any merger, consolidation or similar transaction in which shares of its common stock are exchanged or changed into stock or securities of another entity, cash or property of another entity, then the series A preferred stock will be exchanged or changed into an amount per share equal to 1,000 times the aggregate amount of consideration into which or for which each share of Avid common stock is changed or exchanged in the merger, consolidation or similar transaction.

        Adjustments for Stock Splits and Other Events.    In the event that Avid declares a dividend on its common stock that is payable in common stock or it effects a subdivision, combination or consolidation of the outstanding shares of its common stock into a greater or lesser number of shares, then in each case the amount payable to holders of series A preferred stock will be increased or reduced in proportion to the resulting increase or decrease in the total number of shares of Avid common stock outstanding.

        Redemption.    Avid may not redeem the series A preferred stock.

  Stockholder Rights Plan

        On February 29, 1996, Avid's board of directors adopted a stockholder rights plan. Under the plan, each Avid common stockholder received a dividend of one preferred stock purchase right, or a right, for each outstanding share of common stock that the stockholder owned at the close of business on March 11, 1996. In addition, each share of Avid common stock issued after March 11, 1996 receives one preferred stock purchase right. The rights trade automatically with shares of Avid common stock and become exercisable only under the circumstances described below. The rights will expire upon the close of business on February 28, 2006, subject to earlier expiration or termination as described in the rights agreement.

        The purpose of the rights is to encourage potential acquirors to negotiate with Avid's board of directors before attempting a takeover bid and to provide Avid's board of directors with leverage in negotiating on behalf of Avid stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. They should not, however, interfere with any merger or other business combination approved by Avid's board of directors.

        The following description is a summary of the material terms of Avid's stockholder rights plan. It does not restate all of the terms of the plan. The rights agreement, and not this description, defines the terms and provisions of the plan. Avid has filed a copy of its rights agreement as an exhibit to its Current Report on Form 8-K, which Avid filed with the Securities and Exchange Commission on March 8, 1996 and which is incorporated by reference into the registration statement which includes this joint proxy statement/prospectus. You may obtain a copy at no charge by writing to Avid at the address listed under the caption "Where You Can Find Additional Information" on page 169.

        Exercise of Rights.    Until a right is exercised, the holder of a right will not have any rights as a stockholder. Currently, the rights are not exercisable. When the rights become exercisable, if ever, holders of the rights will be able to purchase from Avid a unit equal to 1/1000th of a share of its series A preferred stock at a purchase price of $115 per unit, subject to adjustment.

        In general, the rights will become exercisable upon the earlier of:

  •
  ten business days following a public announcement that a person or group has acquired beneficial ownership of 20% or more of the outstanding shares of Avid common stock; and

  •
  ten business days after the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of Avid common stock.

        Flip-In Event.    If a person or group becomes the beneficial owner of 20% or more of Avid common stock, then each right, other than those rights held by the person or group that exceeded the 20% threshold, will then entitle its holder to receive, upon exercise, a number of shares of Avid common stock which is equal to the exercise price of the right divided by one-half of the market price of Avid common stock on the date of the occurrence of the flip-in event. However, the rights are not exercisable following such an event until such time as the rights are no longer redeemable by Avid, as described below.

        Flip-Over Event.    If at any time after a person or group becomes the beneficial owner of 20% or more of Avid common stock,

  •
  Avid is acquired in a merger or other transaction in which it does not survive or in which its common stock is changed or exchanged; or

  •
  50% or more of its assets or earning power is sold or transferred,

then each holder, other than the person or group that exceeded the 20% threshold, of a right will be entitled to receive, upon exercise, a number of shares of common stock of the acquiring company in the transaction equal to the exercise price of the right divided by one-half of the market price of the acquiring company's common stock on the date of the occurrence of the flip-over event.

        Exchange of Rights.    At any time after a flip-in event, Avid's board of directors may exchange the rights (other than those rights held by the person or group that exceeded the 20% threshold), in whole or in part, at an exchange ratio of one share of Avid common stock or 1/1000th of a share of Avid series A preferred stock (or of a share of a class or series of Avid preferred stock having equivalent rights, preferences and privileges) for each right.

        Redemption of Rights.    At any time prior to earliest of the close of business on the tenth day after the occurrence of a flip-in event, the occurrence of a flip-over event or February 28, 2006, Avid may redeem the rights in whole, but not in part, at a price of $.01 per right.

  Warrants

        As of June 7, 2005, there was one outstanding warrant to purchase an aggregate of 1,155,235 shares of Avid common stock at an exercise price of $47.64 per share. The warrant does not confer upon the holder thereof any rights as an Avid stockholder until the warrant is exercised.

  Certain Effects of Authorized but Unissued Stock

        Avid has shares of common stock and preferred stock available for future issuance without stockholder approval. Avid may utilize these additional shares for a variety of corporate purposes, including acquisition, capital-raising transactions, consisting of either equity or convertible debt, stock dividends, stock splits and issuances under current or future stock plans.

        The existence of unissued and unreserved common stock and preferred stock may enable Avid's board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of Avid by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of its management. In addition, if Avid issues preferred stock, the issuance could adversely affect the voting power of holders of Avid common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

  Delaware Law and Specified Charter and Bylaw Provisions

        Business Combinations.    Avid is subject to the provisions of section 203 of the General Corporation Law of the State of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

        Staggered Board.    Avid's certificate of incorporation provides for the division of its board of directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, Avid's bylaws provide that directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by the vote of the holders of a majority of the outstanding shares of that class or series. Under Avid's bylaws, unless and until filled by the stockholders, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of Avid's board of directors, may be filled by vote of a majority of the directors then in office. The classification of Avid's board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Avid.

        Limitation of Liability; Indemnification.    Avid's certificate of incorporation contains provisions permitted under the General Corporation Law of the State of Delaware relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The limitation of liability described above does not alter the liability of Avid's directors and officers under federal securities laws. Furthermore, Avid's certificate of incorporation contains provisions to indemnify its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. These provisions do not limit or eliminate Avid's right or the right of any Avid stockholder to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his or her duty of care. Avid believes that these provisions will assist it in attracting and retaining qualified individuals to serve as directors.

        Stockholder Action; Special Meeting of Stockholders.    Avid's certificate of incorporation provides that stockholders may take action only at a duly called annual or special meeting of stockholders and may not take action by written consent. Avid's bylaws provide that special meetings of its stockholders may be called only by the chairman of the board of directors, the president or by a majority of the board of directors.

        Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Avid's bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude Avid stockholders from bringing matters before an annual meeting or special meeting of stockholders, including nominating candidates for election as directors.

COMPARISON OF PINNACLE SHAREHOLDER AND AVID STOCKHOLDER RIGHTS

        After consummation of the merger, the holders of Pinnacle common stock who receive Avid common stock and cash under the terms of the merger agreement will become stockholders of Avid. As Pinnacle shareholders, their rights are presently governed by California law and by Pinnacle's articles of incorporation and Pinnacle's bylaws. After consummation of the merger, as Avid stockholders, the rights of the former Pinnacle shareholders will be governed by Delaware law and by Avid's certificate of incorporation and Avid's bylaws. The following discussion summarizes the material differences between the rights of holders of Pinnacle common stock and the rights of holders of Avid common stock and differences between the charters and bylaws of Pinnacle and Avid. This summary does not purport to be complete and is qualified in its entirety by reference to Pinnacle's articles of incorporation and Pinnacle's bylaws, Avid's certificate of incorporation and Avid bylaws, and the relevant provisions of California and Delaware law.

Size of the Board of Directors

Pinnacle

Under California law, although changes in the number of directors must in general be approved by a majority of the outstanding shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders.

Pinnacle's bylaws provide Pinnacle's board of directors with the authority to set the exact number of directors within the range of five to nine. The number of directors of Pinnacle is currently fixed at eight.

Avid

In accordance with Delaware law, Avid's bylaws authorize Avid's board of directors to change the number of directors by resolution without stockholder approval.

The number of directors of Avid is currently fixed at seven.

Classified Board of Directors

    A classified board of directors is one on which a certain number of the directors are elected on a rotating basis each year. This method of electing directors makes changes in the composition of the board of directors, and thus a potential change in control of a corporation, a lengthier and more difficult process.

    Pinnacle

Under California law, directors generally must be elected annually; however, a corporation that is listed on the New York Stock Exchange or the American Stock Exchange, or has outstanding securities qualified for trading on the Nasdaq National Market, is permitted to adopt a classified board of directors.

Pinnacle's articles of incorporation and bylaws do not provide for a classified board of directors.

Avid

Delaware law permits, but does not require, a classified board of directors, with staggered terms under which one-half or one-third of the directors are elected for terms of two or three years, respectively.

Avid's certificate of incorporation provides that Avid's board of directors shall be divided into three classes with staggered terms of three years.

Removal of Directors

Pinnacle

Under California law, any director or the entire board of directors may be removed, with or without cause, with the approval of a majority of the outstanding shares entitled to vote; however, no individual director may be removed—unless the entire board of directors is removed—if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. In addition, when, by the provisions of the articles of incorporation, the holders of shares of a class or series, voting as a class or series, are entitled to elect one or more directors, any director so elected may be removed only by the vote of holders of shares of that class or series.

Pinnacle's directors may not be removed without cause if less than the entire board of directors is being removed and the votes cast against a director's removal would be sufficient to elect the director under cumulative voting.

Avid

Under Delaware law, except as otherwise provided in a corporation's certificate of incorporation, a director of a corporation that has a classified board of directors may only be removed by the stockholders for cause.

Avid's bylaws provide that, except as otherwise provided by Delaware law, directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote in an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by the vote of the holders of a majority of the outstanding shares of that class or series.

Filling Vacancies on the Board of Directors

Pinnacle

Under California law, any vacancy on the board of directors (other than one created by removal of a director) may be filled by the board of directors. Unless otherwise specified in a corporation's articles of incorporation or bylaws, if the number of directors in office at the time a vacancy occurs is less than a quorum, a vacancy may be filled by the unanimous written consent of the directors then in office, by the affirmative vote of a majority of the directors at a meeting held pursuant to notice or waivers of notice, or by a sole remaining director. A vacancy created by removal of a director may be filled by the board of directors only if the board of directors is so authorized by the corporation's articles of incorporation or bylaws.

Pinnacle's bylaws allow any newly created directorship on the board of directors or any vacancy in the board of directors to be filled by a majority of the directors then in office, even though less than a quorum, unless the vacancy was created by the removal of a director by the vote of the shareholders or by court order. In this case, the vacancy must be filled by the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present.

Avid

Under Delaware law, unless otherwise provided in the corporation's certificate of incorporation or bylaws, vacancies and newly created directorships may be filled by a majority of the directors then in office.

Avid's bylaws provide that, unless and until filled by the stockholders, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board of directors, may be filled by vote of a majority of the directors then in office.

Interested Director Transactions

Pinnacle

Under California law, certain contracts or transactions in which one or more of a corporation's directors has a material financial interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met.

Under California law, the conditions under which a contract or transaction with an interested director would not be void or voidable are as follows:

  •
  the shareholders approved the contract or transaction after full disclosure of the material facts as to the contract or transaction and as to the director's interest; or

  •
  the disinterested directors approved the contract or transaction after full disclosure of material facts and the contract or transaction was also "just and reasonable" as to the corporation at the time the contract or transaction was approved.

With respect to whether a contract or transaction was just and reasonable as to the corporation at the time the contract or transaction was approved, California law explicitly places the burden of proof on the interested director. Under California law, if shareholder approval is sought, the interested director is not entitled to vote his shares with respect to any action regarding such contract or transaction. If approval of the board of directors is sought, the contract or transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors (except that interested directors may be counted for purposes of establishing a quorum), and the contract or transaction must be just and reasonable to the corporation.

Avid

Under Delaware law, certain contracts or transactions in which one or more of a corporation's directors has an interest are not void or voidable because of such interest, provided that certain conditions, such as obtaining the required approval and fulfilling the requirements of good faith and full disclosure, are met.

Under Delaware law, the conditions under which a contract or transaction with an interested director would not be void or voidable are as follows:

  •
  the stockholders or disinterested directors approve the contract or transaction after the material facts as to the director's relationship or interest as to the contract or transaction are disclosed; or

  •
  the contract or transaction is fair as to the corporation at the time it is approved.

Under Delaware law, if board of director approval is sought, the contract or transaction can be approved by a majority of the disinterested directors even though they comprise less than a quorum.

Limitation of Liability

Pinnacle

Under California law, corporations are permitted to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care.

Under California law, a corporation may not eliminate the liability of a director to a corporation or its shareholders for monetary damages where such liability is based on:

  •
  intentional misconduct or knowing and culpable violation of law;

  •
  acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director;

  •
  receipt of an improper personal benefit;

  •
  acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders;

  •
  acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders;

  •
  interested transactions between the corporation and a director in which a director has a material financial interest; or

  •
  liability for improper distributions, loans or guarantees.

Pinnacle's articles of incorporation contain a provision limiting the liability of its directors for monetary damages to the fullest extent of California law.

Avid

Under Delaware law corporations are permitted to adopt a provision in their charters eliminating the liability of a director to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty of care.

Under Delaware law, a corporation may not eliminate the liability of a director to a corporation or its stockholders for monetary damages where such liability is based on:

  •
  breaches of the director's duty of loyalty to the corporation or its stockholders;

  •
  acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

  •
  the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

  •
  transactions in which the director received an improper personal benefit.

Such limitation of liability provisions do not affect the availability of non-monetary remedies such as injunctive relief or rescission.

Avid's certificate of incorporation contains a provision limiting the liability of directors to the fullest extent permitted by Delaware law.

Indemnification

California corporations may include in their articles of incorporation a provision that extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. Pinnacle's articles of incorporation include a provision providing that Pinnacle is authorized to indemnify its directors and officers to the maximum extent permitted by California law. Pinnacle's bylaws also include provisions providing that Pinnacle shall indemnify its officers and directors. Additionally, Pinnacle has entered into separate indemnification agreements with each of its executive officers, directors and certain employees.

Delaware law states that the indemnification provided by statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. Avid's certificate of incorporation provides that Avid shall indemnify its directors and officers to the maximum extent permissible under Delaware law.

Cumulative Voting

    Cumulative voting entitles a shareholder to cast as many votes as there are directors to be elected multiplied by the number of shares registered in such shareholder's name. The shareholder may cast all of such votes for a single nominee or may distribute them among any two or more nominees.

    Pinnacle

Under California law, shareholders have the right to cumulative voting unless a corporation has outstanding shares listed on the New York Stock Exchange or the American Stock Exchange, or has outstanding securities qualified for trading on the Nasdaq National Market and has elected to eliminate shareholders' cumulative voting rights.

Pinnacle has not eliminated the right of cumulative voting; therefore, cumulative voting is available to Pinnacle shareholders.

Avid

Under Delaware law cumulative voting in the election of directors is not available unless specifically provided for in the certificate of incorporation.

Avid's certificate of incorporation provides that there shall be no cumulative voting.

Voting by Ballot

Pinnacle

California law provides that elections for directors need not be by written ballot unless a shareholder demands election by ballot at the meeting and before voting begins or unless a corporation's bylaws so require.

Pinnacle's bylaws provide that, upon the demand of any shareholder made at a meeting before the voting begins, the election of directors shall be by written ballot.

Avid

Under Delaware law, the restriction on a corporation's stockholders to vote for directors exclusively by written ballot may be lifted if so provided in the corporation's certificate of incorporation.

Avid's certificate of incorporation provides that no action by the stockholders may be taken by a written action in lieu of a meeting.

Power to Call Special Meetings; Advance Notice of Business and Nominees

Pinnacle

Under California law, a special meeting of shareholders may be called by the board of directors, the chairman of the board of directors, the president, the holders of shares entitled to cast not less than 10% percent of the votes at such meeting and such additional persons as are authorized by the articles of incorporation or the bylaws.

Pinnacle's bylaws allow the board of directors, the chairman of the board of directors, the president, or one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at the meeting to call a special meeting of shareholders. If a special meeting is called by any person or persons other than the board of directors, Pinnacle's bylaws require that the request shall be in writing and shall specify the time of the meeting and the general nature of the business proposed to be transacted.

Avid

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws.

Avid's bylaws authorize the chairman of the board of directors, the president or a majority of the board of directors to call a special meeting of stockholders.

Actions by Written Consent

    Elimination of the ability of shareholders to act by written consent could lengthen the amount of time required to take shareholder actions because certain actions by written consent are not subject to the minimum notice requirements of a shareholders' meeting and could deter hostile takeover attempts. If the ability of shareholders to act by written consent is eliminated, a holder or group of holders controlling a majority interest of a corporation's capital stock, for example, would not be able to amend such corporation's bylaws or remove its directors pursuant to a shareholders' written consent.

    Pinnacle

Under California law, shareholders may take action by written consent in lieu of voting at a shareholders meeting. California law permits a corporation, pursuant to a provision in a corporation's articles of incorporation to eliminate the ability of shareholders to act by written consent.

Pinnacle's bylaws provide for shareholder action by written consent.

Avid

Under Delaware law, stockholders may take action by written consent in lieu of voting at a stockholders meeting. Delaware law permits a corporation, pursuant to a provision in a corporation's certificate of incorporation, to eliminate the ability of stockholders to act by written consent.

Avid's certificate of incorporation and bylaws do not permit stockholder action by written consent in lieu of a meeting.

Stockholder Voting on Mergers and Similar Transactions

Pinnacle

California law generally requires that the holders of a majority of the outstanding voting shares of the acquiring and target corporations approve statutory mergers. California law contains an exemption from this voting requirements for reorganizations in which shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than 5/6ths of the voting power of the surviving or acquiring corporation or its parent entity.

California law also requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding.

Avid

Delaware law generally requires that the holders of a majority of the outstanding voting shares of the acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger (unless the corporation provides otherwise in its certificate of incorporation) if:

  •
  the merger agreement does not amend the existing certificate of incorporation;

  •
  each share of the surviving corporation outstanding before the merger is equal to an identical outstanding or treasury share after the merger; and

  •
  the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

Delaware law also requires that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation that adversely affects a specific class of shares, increases or decreases the number of authorized shares of a class of shares, or increases or decreases the par value of the shares of a class of shares.

Provisions Relating to Certain Business Combinations

Pinnacle

California law provides that, except where the fairness of the terms and conditions of the transaction has been approved by the California Commissioner of Corporations and except in a "short-form" merger (i.e., the merger of a parent corporation with a subsidiary in which the parent owns at least 90% of the outstanding shares of each class of the subsidiary's stock), if the surviving corporation or its parent corporation owns, directly or indirectly, shares of the target corporation representing more than 50% of the voting power of the target corporation prior to the merger, the nonredeemable common stock of a target corporation may be converted only into nonredeemable common stock of the surviving corporation or its parent corporation, unless all of the shareholders of the class consent. The effect of this provision is to prohibit a cash-out merger of minority shareholders, except where the majority shareholders already own 90% or more of the voting power of the target corporation and could, therefore, effect a short-form merger to accomplish such a cash-out of minority shareholders.

Avid

Section 203 of the General Corporation Law of the State of Delaware prohibits "business combinations," including mergers, consolidations, sale and leases of assets, issuances of securities and similar transactions, by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15% or more of a corporation's voting stock, for three years after the person or entity becomes an interested stockholder, unless:

  •
  prior to the time that the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  after completion of the transaction in which the stockholder became an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares held by directors who are also officers and shares granted under certain employee benefit plans; or

  •
  after the stockholder becomes an interested stockholder, the business combination is approved by the board of directors and the holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

The merger of Avid and Pinnacle is not subject to the restriction on business combinations set forth in Section 203. Avid's board of directors has unanimously approved and adopted the merger and the merger agreement.

Dissenters' Rights and Appraisal Rights

Pinnacle

Under California law, if the approval of the outstanding shares of the corporation is required for a merger or reorganization, each shareholder entitled to vote on the transaction who did not vote in favor of the merger or reorganization may require the corporation to purchase for cash at fair market value the shares owned by such shareholder. No dissenters' rights are available for shares listed on any national securities exchange certified by the Commissioner of Corporations or listed on the Nasdaq National Market, unless (a) there exists with respect to such shares any restriction on transfer imposed by the corporation or by any law or regulation or (b) if demands for payment are filed with respect to 5% or more of the outstanding shares of a class of capital stock, and in the case of either (a) or (b) the shares were voted against the merger.

Since shares of Pinnacle common stock are listed on the Nasdaq National Market, demands for payment with respect to 5% or more of the outstanding shares of Pinnacle common stock must be filed with Scott E. Martin, the Corporate Secretary of Pinnacle, before Pinnacle's special meeting. More information regarding Dissenters' Rights are described in "The Merger—Dissenters' Rights and Appraisal Rights."

Avid

Under Delaware law, stockholders of a corporation that is a constituent corporation in a merger generally have the right to demand and receive payment of the fair value of their stock in lieu of receiving the merger consideration. However, appraisal rights are not available to holders of shares listed on a national securities exchange; designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc.; or held of record by more than 2,000 stockholders; unless, however, holders of stock are required to accept in the merger anything other than any combination of (a) shares of stock or depositary receipts of the surviving corporation in the merger; (b) shares of stock or depositary receipts of another corporation that, at the effective date of the merger, will be either listed on a national securities exchange, designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders; (c) cash in lieu of fractional shares of the stock or depositary receipts received; or (d) any combination of (a), (b) and (c).

In addition, appraisal rights are not available to the holders of shares of the surviving corporation in the merger if the merger does not require the approval of the stockholders of that corporation.

With respect to the proposed merger, appraisal rights are not available to stockholders of Avid.

Sources and Payment of Dividends

Pinnacle

Under California law, no distributions to a corporation's shareholders may be made unless:

  •
  the amount of the retained earnings of the corporation immediately prior to the distribution equals or exceeds the amount of the proposed distribution; or

  •
  immediately after the distribution, the sum of the assets of the corporation (excluding certain items) is at least equal to 1 1/4 times its liabilities and the current assets of the corporation is at least equal to its current liabilities, or if the average of the earnings of the corporation before taxes on income and before interest expense for the two preceding fiscal years was less than the average of the interest expense of the corporation for those fiscal years, at least equal to 1 1/4 times its current liabilities.

  Avid

Under Delaware law, subject to any restriction in the corporation's certificate of incorporation, the board of directors may declare and pay dividends out of surplus of the corporation, which is defined as net assets less statutory capital, or if no surplus exists, out of the net profits of the corporation for the year in which the dividend is declared and/or the preceding year; provided, however, that if the capital of the corporation has been diminished to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having preference upon the distribution of assets, the board of directors may not declare and pay dividends out of the corporation's net profits until the deficiency in the capital has been repaired. Avid's certificate of incorporation contains no provisions restricting dividends on Avid common stock.

Rights of Purchase and Redemption

Pinnacle

Under California law, any corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem these shares unless it meets the requirements for making distributions set forth above.

Avid

Under Delaware law, any corporation may purchase, redeem and dispose of its own shares, except that it may not purchase or redeem these shares if the capital of the corporation is impaired or would become impaired as a result of the redemption. However, at any time a corporation may purchase or redeem any of its shares that are entitled upon any distribution of assets to a preference over another class of its stock or, if no shares entitled to such a preference are outstanding, any of its own shares, if these shares will be retired upon acquisition or redemption, thereby reducing the capital of the corporation.

Rights of Inspection

Pinnacle

California allows any shareholder to inspect and copy the shareholder list for a purpose reasonably related to such person's interest as a shareholder. California law provides, in addition, an absolute right to inspect and copy the corporation's shareholder list by persons holding an aggregate of 5% or more of a corporation's voting shares, or under certain other circumstances, shareholders holding an aggregate of 1% or more of such shares.

Pinnacle's bylaws provide that any shareholder has the right to inspect the list of shareholders for a purpose reasonably related to the shareholder's interests as a shareholder. In addition, Pinnacle's bylaws provide that any shareholder or shareholders who hold at least 5% in the aggregate of the outstanding shares entitled to vote or who holds at least 1% of such voting shares and has filed a Schedule 14A with the Securities and Exchange Commission relating to the election of directors may inspect the list of shareholders without giving a reason.

Avid

Delaware law allows any stockholder to inspect and copy the stockholder list for a purpose reasonably related to such person's interest as a stockholder. Delaware law does not provide for any such absolute right of inspection.

Avid's bylaws provide that an officer of Avid shall prepare, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting and that any stockholder has the right to inspect the list of stockholders for any purpose germane to the meeting of stockholders.

Derivative Actions

Pinnacle

California law provides that a shareholder bringing a derivative action on behalf of the corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met concerning the fairness of allowing the action to go forward. The shareholder must make his or her demand on the board of directors before filing suit. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond.

Avid

Under Delaware law, a stockholder may initiate a derivative action to enforce a right of a corporation if the corporation wrongfully fails to enforce the right itself. An individual may also commence a class action suit on behalf of himself and other similarly situated stockholders to enforce an obligation owed to the stockholders directly where the requirements for maintaining a class action under Delaware law have been met. The complaint must state that the plaintiff was a stockholder at the time of the transaction of which the plaintiff complains or that the plaintiff's shares thereafter devolved on the plaintiff by operation of law and, with respect to a derivative action, allege with particularity the efforts made by the plaintiff to obtain the action the plaintiff desires from the directors or allege with particularity that such effort would have been futile. In addition, under Delaware law the plaintiff must remain a stockholder through the duration of the suit. The action will not be dismissed or compromised without the approval of the Delaware Court of Chancery.

Dissolution

Pinnacle

Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation. Thus, shareholders holding 50% or more of the voting power may authorize Pinnacle's dissolution.

Avid

Under Delaware law, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by stockholders holding 100% of the total voting power of the corporation. Only if a dissolution is initially approved by the board of directors may it be approved by a simple majority of the corporation's outstanding shares of capital stock entitled to vote. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Avid's certificate of incorporation contains no such supermajority voting requirement.

PROPOSALS FOR AVID'S 2005 ANNUAL MEETING

Proposal 1: Amendment to Avid's Certificate of Incorporation

  Overview

        The first proposal on the agenda for Avid's annual meeting is the approval of the amendment to Avid's certificate of incorporation increasing the number of authorized shares of Avid capital stock.

        At the meeting, Avid will ask its stockholders to approve an amendment to its certificate of incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000. The purpose of this increase is to provide shares for future corporate needs, such as capital-raising transactions, stock dividends, stock splits, issuances under current or future stock plans and acquisitions, including the proposed merger with Pinnacle. In addition, to effect this change, the total number of shares of capital stock, including shares of preferred stock, authorized in Avid's certificate of incorporation would increase from 51,000,000 to 101,000,000.

        On February 16, 2005, Avid's board of directors voted unanimously to recommend to Avid stockholders that Avid's certificate of incorporation be amended to increase the number of shares of common stock authorized for issuance by 50,000,000. Under Delaware corporate law, Avid is required to obtain approval from its stockholders to amend its certificate of incorporation to increase the number of shares of common stock authorized for issuance.

        If approved by Avid stockholders, the increase in authorized shares would become effective as soon as reasonably practicable after Avid's annual meeting at such time as Avid files a Certificate of Amendment to its Third Amended and Restated Certificate of Incorporation, as amended, with the Delaware Secretary of State. A copy of the proposed amendment is included as Annex F to this joint proxy statement/prospectus.

  Reasons for Proposal

        Avid's certificate of incorporation currently authorizes Avid to issue up to 51,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock and 1,000,000 shares of preferred stock. As of March 31, 2005, Avid had a total of approximately 35.1 million shares of common stock outstanding and approximately 10.1 million additional shares of common stock reserved for issuance pursuant to Avid's equity compensation plans, an outstanding warrant and as potential earnout consideration in connection with Avid's acquisition of M-Audio in August 2004. As a result, as of March 31, 2005, Avid had approximately 4.8 million shares of common stock available for future issuance in excess of the outstanding common stock and shares of common stock reserved for potential future issuance. If the Pinnacle merger described in this joint proxy statement/prospectus is consummated, Avid would be required to issue approximately 6,200,000 shares of common stock. Accordingly, in order to consummate the merger, Avid stockholders must approve this proposal.

        Avid's board of directors also believes that it is important to have available for issuance authorized shares of common stock to provide for Avid's future corporate needs. The additional authorized shares would be available for issuance from time to time in the discretion of Avid's board of directors, without further stockholder action, except as may be required for a particular transaction by law or the rules and regulations of the Nasdaq National Market. The shares would be issuable for any proper corporate purpose, including acquisitions, capital-raising transactions consisting of either equity or convertible debt, stock dividends, stock splits or issuances under current or future stock plans, such as the proposed 2005 Stock Incentive Plan. Avid's board of directors believes that these additional shares will provide Avid with the ability to issue shares in the future without potential expense and delay incident to obtaining stockholder approval for a particular issuance. Except to the extent described in this joint proxy statement/prospectus, Avid does not currently have any plans, understandings or agreements for the issuance or use of the additional shares of common stock to be approved under this proposal.

  Principal Effects on Outstanding Common Stock

        Holders of Avid common stock are entitled to one vote per share on all matters submitted to a vote of Avid stockholders and to receive ratably dividends, if any, as may be declared from time to time by Avid's board of directors from funds legally available therefor, subject to the payment of any outstanding preferential dividends declared with respect to any Avid preferred stock that from time to time may be outstanding. Upon Avid's liquidation, dissolution or the winding up of Avid's business, holders of Avid common stock are entitled to share ratably in any assets available for distribution to Avid stockholders after payment of all of Avid's obligations, subject to the rights of the holders of any Avid preferred stock then outstanding to receive preferential distributions.

        The proposed amendment to Avid's certificate of incorporation to increase the number of authorized shares of common stock will not affect the rights of existing holders of common stock except to the extent that future issuances of common stock will reduce each existing stockholder's proportionate ownership. Holders of common stock do not have any preemptive rights to subscribe for the purchase of any shares of common stock, which means that current holders of Avid common stock do not have a prior right to purchase any new issue of common stock in order to maintain their proportionate ownership.

        The issuance of additional shares of Avid common stock could have the effect of making it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of Avid. Avid is not aware of any attempts on the part of a third party to effect a change of control of Avid, and the amendment has been proposed for the reasons stated above and not in response to any unsolicited offer or takeover attempt.

  Board Recommendation

        Avid's board of directors believes the amendment to Avid's certificate of incorporation is in Avid's best interest and the best interest of Avid stockholders and recommends that Avid stockholders vote "FOR" the proposal to increase the number of shares of common stock authorized for issuance under Avid's certificate of incorporation from 50,000,000 to 100,000,000.

Proposal 2: Election of Avid Directors

  Security Ownership of Certain Beneficial Owners and Management

        The following table sets forth certain information as of June 1, 2005 with respect to the beneficial ownership of Avid common stock by:

  •
  each person known by Avid to own beneficially more than five percent of the outstanding shares of Avid common stock;

  •
  each of Avid's directors;

  •
  each executive officer named in the Summary Compensation Table set forth under the caption "Executive Compensation" below; and

  •
  all of Avid's directors and executive officers as a group.

Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Common Stock Outstanding(%)(1)(2)
5% Stockholders
FMR Corp.(3) 82 Devonshire Street Boston, MA 02109	3,240,630	9.2%
Waddell & Reed Financial, Inc.(4) 6300 Lamar Avenue Overland Park, KS 66202	2,035,254	5.8
Oak Associates, Ltd.(5) 3875 Embassy Parkway Suite 250 Akron, OH 44333	2,021,000	5.8
Directors and Officers(6)
George H. Billings(7)	10,000	*
Elizabeth M. Daley	0	*
John V. Guttag(8)	33,000	*
Nancy Hawthorne(9)	38,000	*
Pamela F. Lenehan(10)	40,000	*
William J. Warner(11)	146,700	*
David A. Krall(12)	451,714	1.3
Charles L. Smith(13)	52,489	*
Michael J. Rockwell(14)	29,413	*
Paul J. Milbury(15)	28,212	*
David M. Lebolt(16)	31,562	*
Joseph Bentivegna(17)	23,201	*
All directors and executive officers as a group (15 persons)(18)	950,311	2.6

*
Less than 1%

(1)
The number of shares beneficially owned by each Avid stockholder, director and executive officer is calculated pursuant to rules promulgated by the Securities and Exchange Commission. Under those rules, a person or entity is considered to beneficially own all shares for which the person has sole or shared voting power or investment power, and all shares that the person or entity has the right to acquire on, or within 60 days after, June 1, 2005. The inclusion herein of any shares of Avid common stock deemed beneficially owned does not constitute an admission of beneficial ownership of such shares. Unless otherwise indicated, each person or entity listed above has sole voting and/or investment power with respect to the shares listed as of June 1, 2005.

(2)
In calculating the percentage of Avid common stock beneficially owned by each person or entity listed, the number of shares deemed outstanding includes 35,212,744 shares outstanding as of June 1, 2005, plus, for that person or entity only, any shares subject to stock options that were exercisable on, or within 60 days after, June 1, 2005.

(3)
Beneficial ownership as of December 31, 2004, as reported in an amendment to a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. Includes (a) 2,925,800 shares owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., (b) 209,600 shares owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., (c) 30 shares owned by Strategic Advisers, Inc., a wholly-owned subsidiary of FMR Corp. and (d) 105,200 shares owned by Fidelity International Limited, an entity that FMR Corp. voluntarily includes in its Schedule 13G filings. FMR Corp. and Edward C. Johnson, the Chairman of FMR Corp., have sole power to dispose of 2,925,800 shares. The board of trustees of each of the subsidiaries of FMR Corp. have the sole power to vote and direct the voting of 2,925,800 shares. Fidelity International Limited has sole power to vote and the sole power to dispose of 105,200 shares. Edward C. Johnson is the Chairman of Fidelity International Limited.

(4)
Beneficial ownership as of December 31, 2004, as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 8, 2005. Includes 602,304 shares beneficially owned by Waddell & Reed Ivy Investment Company, an investment advisory subsidiary of Waddell & Reed Financial, Inc., and 1,432,950 shares beneficially owned by Waddell & Reed Investment Management Company, an investment advisory subsidiary of Waddell & Reed Inc., which is a subsidiary of Waddell & Reed Financial, Inc.

(5)
Beneficial ownership as of December 31, 2004 as reported in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2005.

(6)
The address for each director and executive officer is c/o Avid Technology, Inc., One Park West, Tewksbury, Massachusetts 01876.

(7)
Consists of shares of Avid common stock issuable upon the exercise of outstanding stock options.

(8)
Consists of 30,000 shares of Avid common stock issuable upon the exercise of outstanding stock options and 3,000 shares of Avid common stock held in trust for the benefit of Dr. Guttag's children.

(9)
Consists of shares of Avid common stock issuable upon the exercise of outstanding stock options.

(10)
Consists of shares of Avid common stock issuable upon the exercise of outstanding stock options.

(11)
Includes 10,000 shares of Avid common stock issuable upon the exercise of outstanding stock options.

(12)
Includes 414,259 shares of Avid common stock issuable upon the exercise of outstanding stock options.

(13)
Includes 27,021 shares of Avid common stock issuable upon the exercise of outstanding stock options.

(14)
Consists of shares of Avid common stock issuable upon the exercise of outstanding stock options.

(15)
Includes 25,212 shares of Avid common stock issuable upon the exercise of outstanding stock options.

(16)
Consists of shares of Avid common stock issuable upon the exercise of outstanding stock options.

(17)
Includes 14,125 shares of Avid common stock issuable upon the exercise of outstanding stock options.

(18)
Includes 723,496 shares of Avid common stock issuable upon the exercise of outstanding stock options.

  General

        Avid's board of directors is divided into three classes (designated Class I, Class II and Class III Directors), with one class being elected each year and members of each class holding office for a three-year term. Avid's board of directors currently consists of seven members, two of whom are Class I Directors (with terms expiring at Avid's 2006 annual meeting), two of whom are Class II Directors (with terms expiring at Avid's 2007 annual meeting), and three of whom are Class III Directors (two of whom have been nominated for re-election at Avid's annual meeting this year for terms expiring at Avid's 2008 annual meeting). William J. Warner, a current Class III Director, has decided not to stand for re-election at Avid's annual meeting.

        The persons named in the enclosed proxy will vote to elect Elizabeth M. Daley and John V. Guttag as Class III Directors, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Both nominees have indicated their willingness to serve if elected, but if either or both of the nominees should be unable or unwilling to serve, proxies may be voted for substitute nominee(s) designated by Avid's board of directors.

  Directors

        Set forth below regarding each continuing director and each of the nominees for director is his or her name, age as of March 31, 2005, all positions he or she holds with Avid, if any, principal occupation, business experience during at least the past five years, the names of other publicly held corporations for which he or she serves as a director, and the year during which he or she first became a member of Avid's board of directors.

        There are no family relationships among any of the directors and executive officers of Avid.

  Nominees

  Class III Directors (Terms to expire at Avid's 2008 annual meeting)

        Elizabeth M. Daley, 62, became a director in February 2005. Ms. Daley has been Dean of the School of Cinema-Television at the University of Southern California since 1991 and Executive Director of the Annenberg Center for Communication at the University of Southern California since 1993.

        John V. Guttag, 56, became a director in October 2002. Dr. Guttag has been a professor at the Massachusetts Institute of Technology since January 1979, and served as Chair of the Department of Electrical Engineering and Computer Science from January 1999 to September 2004. In addition, Dr. Guttag is co-head of the Network and Mobile Systems Group within MIT's Laboratory for Computer Science.

  Board Recommendation

        Avid's board of directors recommends that Avid stockholders vote "FOR" the election of Ms. Daley and Dr. Guttag as Class III Directors.

  Continuing Members of Avid's Board of Directors

  Class I Directors (Terms to expire at Avid's 2006 annual meeting)

        George H. Billings, 54, became a director in March 2004. Since 1987, Mr. Billings has been the President of Billings & Co., a management consulting firm focused on the wireless communications and related industries. Mr. Billings also served as Chief Operating Officer from March 1998 to June 1998, and as Chief Executive Officer from June 1998 to May 1999 of Silicon Wireless, Ltd., a developer of wireless communication technology. In addition, from May 1992 to May 1997, Mr. Billings served first as the Chief Operating Officer and later as Vice Chairman of Radio Movil Digital Americas, Inc., a

wireless dispatch communications company with investments in South America. Previously, Mr. Billings served as General Manager of the Washington-Baltimore Cellular Telephone Company Partnership (d/b/a Cellular One), and as Vice President of Corporate Development of the Communications Satellite Corporation.

        Nancy Hawthorne, 53, became a director in October 1997. Since August 2001, Ms. Hawthorne has served as Chair and Chief Executive Officer of Clerestory, LLC, a financial advisory and investment firm. From 1996 until July 1997, Ms. Hawthorne was Chief Executive Officer and Managing Partner of Hawthorne, Krauss & Associates, LLC, a provider of consulting services to corporate management. From July 1997 until July 2001, Ms. Hawthorne was self-employed, providing a variety of financial strategy consulting services. Previously, Ms. Hawthorne served as Treasurer and the Chief Financial Officer of Continental Cablevision. Ms. Hawthorne also serves as a director of the Metropolitan Series Fund, Inc., a mutual fund established by the Metropolitan Life Insurance Company.

  Class II Directors (Terms to expire at Avid's 2007 annual meeting)

        David A. Krall, 44, has served as a director since October 2000 and has been an employee since 1995. Mr. Krall has served as Avid's President and Chief Executive Officer since April 2000, and served as Avid's President and Chief Operating Officer from October 1999 until April 2000. Previously, Mr. Krall served as Chief Operating Officer of Digidesign, Avid's audio division, from July 1998 to October 1999, and as Vice President of Engineering of Digidesign from June 1996 to July 1998.

        Pamela F. Lenehan, 52, has served as a director since April 2001. Since June 2002, Ms. Lenehan has served as President of Ridge Hill Consulting, LLC, a strategy and financial consulting firm. From September 2001 until June 2002, Ms. Lenehan was self-employed as a private investor. From March 2000 until September 2001, Ms. Lenehan was Vice President and Chief Financial Officer of Convergent Networks, Inc., a manufacturer of switching equipment. From February 1995 until January 2000, she was Senior Vice President, Corporate Development and Treasurer of Oak Industries, Inc., a manufacturer of telecommunications components. Previously, Ms. Lenehan was a Managing Director of Investment Banking at Credit Suisse First Boston and a Vice President of Corporate Banking at Chase Manhattan Bank. Ms. Lenehan is a member of the board of directors of Spartech Corporation, a processor of engineered thermoplastics.

  Avid's Board of Directors and Committee Meetings

        During 2004, Avid's board of directors met eight times and acted by written consent once. With the exception of Mr. Warner, each director was present for at least 75% of the aggregate number of Avid's board of directors meetings and meetings held by all committees on which that director then served. Mr. Warner attended five of the eight meetings of Avid's board of directors. One of the meetings of Avid's board of directors that Mr. Warner missed was due to a hospitalization for a broken hip and another was due to the funeral of a family member.

        Avid's corporate governance guidelines provide that directors are expected to attend Avid's annual meeting of stockholders. All of Avid's directors attended Avid's 2004 annual meeting of stockholders.

        Avid's board of directors has established three standing committees—audit, compensation, and nominating and governance—each of which operates under a charter that has been approved by Avid's board of directors. Current copies of each committee's charter are available on the corporate governance section of Avid's website at www.avid.com and can be accessed by clicking on "Company," "Investors" and "Corporate Governance." In addition, a copy of Avid's audit committee charter, as in effect on the date of this joint proxy statement/prospectus, is attached to this joint proxy statement/prospectus as Annex H.

        Avid's board of directors has determined that Mr. Billings, Ms. Daley, Dr. Guttag, Ms. Hawthorne and Ms. Lenehan are independent directors as defined under the rules of the Nasdaq National Market. Accordingly, each of the members of each of the three standing committees of Avid's board of directors is an independent director as defined under the rules of the Nasdaq National Market.

  Avid's Audit Committee

        Avid's audit committee's responsibilities include:

  •
  appointing, approving the compensation of, and assessing the independence of Avid's independent registered public accounting firm;

  •
  overseeing the work of Avid's independent registered public accounting firm, including reviewing certain reports required to be made by the independent registered public accounting firm;

  •
  overseeing the work of Avid's internal auditor, including approving the internal audit annual plan submitted by the internal auditor;

  •
  reviewing and discussing with management and the independent registered public accounting firm Avid's annual and quarterly financial statements and related disclosures;

  •
  monitoring Avid's internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics; and

  •
  meeting independently with Avid's internal auditing staff, the independent registered public accounting firm and management.

        Avid's audit committee is authorized to retain independent legal, accounting and other advisors, and compensate them for their services.

        Avid's audit committee met thirteen times and acted by written consent once during 2004. The current members of Avid's audit committee are Mr. Billings, Ms. Hawthorne and Ms. Lenehan. Mr. Billings was appointed to Avid's audit committee in May 2004. Mr. Billings replaced Charles T. Brumback, a former member of Avid's board of directors, who served on Avid's audit committee in 2004 until his retirement in May 2004.

        Avid's board of directors has determined that each of Mr. Billings, Ms. Hawthorne and Ms. Lenehan is an "audit committee financial expert" as defined in Item 401(h) of Regulation S-K.

  Avid's Compensation Committee

        Avid's compensation committee's responsibilities include:

  •
  annually reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer's compensation;

  •
  determining the Chief Executive Officer's compensation;

  •
  reviewing and approving, or making recommendations to Avid's board of directors with respect to, the compensation of Avid's other executive officers;

  •
  overseeing an evaluation of Avid's senior executives;

  •
  overseeing and administering Avid's cash and equity incentive plans; and

  •
  reviewing and making recommendations to Avid's board of directors with respect to director compensation.

        Avid's compensation committee is authorized to retain independent legal, accounting and other advisors, and compensate them for their services.

        Avid's compensation committee met five times and acted by written consent three times during 2004. The current members of Avid's compensation committee are Dr. Guttag, Ms. Hawthorne and Ms. Lenehan. Dr. Guttag was appointed to Avid's compensation committee in May 2004, and Ms. Hawthorne was appointed to Avid's compensation committee in November 2004. During 2004, Mr. Brumback served on Avid's compensation committee until his retirement in May 2004, and Robert M. Halperin, a former member of Avid's board of directors, served on Avid's compensation committee until his retirement in September 2004.

  Avid's Nominating and Governance Committee

        Avid's nominating and governance committee's responsibilities include:

  •
  identifying individuals qualified to become members of Avid's board of directors;

  •
  recommending to Avid's board of directors the persons to be nominated for election as directors and to each of the committees of Avid's board of directors;

  •
  reviewing and making recommendations to Avid's board of directors with respect to management succession planning;

  •
  developing and recommending to Avid's board of directors corporate governance principles; and

  •
  overseeing an annual evaluation of Avid's board of directors.

        Avid's nominating and governance committee is authorized to retain advisors and consultants, and to compensate them for their services.

        Avid's nominating and governance committee met eight times and acted by written consent four times during 2004. The current members of Avid's nominating and governance committee are Mr. Billings, Ms. Daley and Ms. Hawthorne. Mr. Billings was appointed to Avid's nominating and governance committee in May 2004, and Ms. Daley was appointed to Avid's nominating and governance committee in March 2005. During 2004, Dr. Guttag served on Avid's nominating and governance committee until May 2004, and Mr. Halperin served on Avid's nominating and governance committee until his retirement in September 2004.

  Compensation Committee Interlocks and Insider Participation

        None of Avid's executive officers is a member of the compensation committee of another corporation or other entity (or serves an equivalent function for such corporation or other entity) whose executive officers served on Avid's board of directors.

  Director Candidates

        The process followed by Avid's nominating and governance committee to identify and evaluate director candidates includes requests to members of Avid's board of directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by members of Avid's nominating and governance committee and Avid's board of directors.

        In considering whether to recommend any particular candidate for inclusion in Avid's board of directors' slate of recommended director nominees, Avid's nominating and governance committee considers the criteria set forth in Avid's Corporate Governance Guidelines. These criteria include the candidate's integrity, business acumen, knowledge of Avid's business and industry, age, experience, commitment to participate as a director, and conflicts of interest that would impair such candidate's ability to act in the interests of all stockholders. Avid's nominating and governance committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. Avid's nominating and governance committee believes that the backgrounds and qualifications of Avid's directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow Avid's board of directors to fulfill its responsibilities.

        Stockholders may recommend individuals to Avid's nominating and governance committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of Avid common stock for at least a year as of the date such recommendation is made, to the Nominating and Governance Committee, c/o Corporate Secretary, Avid Technology, Inc., Avid Technology Park, One Park West, Tewksbury, MA 01876.

        Assuming that appropriate biographical and background material has been provided on a timely basis, Avid's nominating and governance committee will evaluate stockholder-recommended candidates by following substantially the same process, and considering substantially the same criteria, as it follows for candidates submitted by others. If Avid's board of directors decides to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in Avid's proxy card for the next annual meeting.

        At the annual meeting, stockholders will be asked to consider the election of Ms. Daley, who has been nominated for election to Avid's board of directors for the first time. During 2005, Ms. Daley was appointed by Avid's board of directors as a new director. Ms. Daley was originally proposed to Avid's nominating and corporate governance committee by one of Avid's executive officers, and Avid's board of directors determined to include her among its nominees.

  Communicating with Avid's Board of Directors

        Avid's board of directors will give appropriate attention to written communications that are submitted by Avid stockholders, and will respond if and as appropriate. The chairman of Avid's board of directors (if an independent director, or otherwise the chairman of Avid's nominating and governance committee), with the assistance of Avid's general counsel, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he or she considers appropriate.

        Avid stockholders who wish to send communications on any topic to Avid's board of directors should address such communications to the board of directors, c/o Corporate Secretary, Avid Technology, Inc., Avid Technology Park, One Park West, Tewksbury, MA 01876.

  Director Compensation

        During 2004, the members of Avid's board of directors who were not employees of Avid were each paid an annual retainer of $25,000 and a fee of $1,500 for each board of directors meeting attended. In addition, the chairman of Avid's board of directors received an annual fee of $7,500 and each non-employee director received a fee of $1,000 for attendance at each committee meeting. Under Avid's 1993 Director Stock Option Plan, non-employee directors may elect to receive their fees as options in lieu of cash. Such options are fully exercisable upon grant, have an exercise price equal to half of the fair market value of Avid common stock on the date of grant, and cover a number of shares equal in value to the cash that would otherwise be payable divided by the exercise price.

        Under Avid's 1993 Director Stock Option Plan, members of Avid's board of directors who are not employees of Avid receive an option to purchase 10,000 shares of Avid common stock upon their initial election to Avid's board of directors at an exercise price per share equal to the fair market value per share on the date of grant. In addition, each director receives an option to purchase 10,000 shares of Avid common stock on the date of each annual meeting of stockholders at an exercise price per share equal to the fair market value per share on the date of grant, provided the director has then served a minimum of six months on Avid's board of directors. Grants to directors of stock options upon their initial election to Avid's board of directors vest twelve months from the date of grant. Grants to directors of annual stock options vest on the earlier of twelve months from the date of the grant and immediately prior to the next annual meeting of Avid stockholders following the date of grant, unless otherwise specified in the applicable option agreement.

        Avid does not pay or grant options to directors who are also Avid's employees for their service on Avid's board of directors. Avid reimburses all of Avid's directors for out-of-pocket expenses incurred in connection with performing their duties as directors.

  Executive Compensation

        The following table sets forth certain information for each of the last three fiscal years regarding the compensation of Avid's Chief Executive Officer and the five other most highly compensated executive officers, collectively, the named executive officers, as required under the rules of the Securities and Exchange Commission.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other ($)(1)	Restricted Stock Awards ($)(2)	Securities Underlying Options (Shares)(#)	All Other Compensation ($)(3)
David A. Krall President and Chief Executive Officer	2004 2003 2002	490,000 420,000 420,000	673,750 568,722 —	4,500 — —	— — —	64,000 150,000 50,000	6,296 5,143 4,714
Charles L. Smith Vice President and General Manager, Avid Video	2004 2003 2002	315,000 300,000 300,000	236,250 221,580 —	4,500 — —	453,760 — —	41,000 40,000 15,000	6,500 6,000 5,500
Paul J. Milbury Vice President and Chief Financial Officer	2004 2003 2002	305,000 300,000 300,000	209,687 184,650 —	4,500 — —	— — —	25,000 40,000 15,000	6,500 6,000 5,500
Joseph Bentivegna Vice President and Chief Operating Officer, Avid Video	2004 2003 2002	300,000 280,000 280,000	187,500 172,340 —	4,500 — —	453,760 — —	21,000 30,000 15,000	6,500 5,143 4,714
David M. Lebolt Vice President and General Manager, Digidesign	2004 2003 2002	300,000 289,992 260,205	187,500 157,611 40,075	— — —	— — —	21,000 30,000 75,000	6,500 6,000 5,500
Michael J. Rockwell Vice President and Chief Technology Officer	2004 2003 2002	300,000 250,000 250,000	187,500 153,875 —	4,500 — —	— — —	21,000 40,000 30,000	6,500 6,000 4,948

(1)
In each case, consists of amounts paid by Avid for financial planning services provided to Avid's executive officers.

(2)
The dollar value of the restricted stock awards are calculated by multiplying the closing market price of Avid common stock on the date of grant by the number of shares awarded.

(3)
In each case, consists of a matching contribution under Avid's 401(k) plan.

Option Grants in Last Fiscal Year

        The following table sets forth certain information regarding options granted to the named executive officers during the fiscal year ended December 31, 2004.

					Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (4)
	Individual Grants
		Percent of Total Options Granted to Employees in FiscalYear(%)(2)
Name	Number of Securities Underlying Options Granted (#)(1)		Exercise Price ($/share)(3)	Expiration Date
					5%($)	10%($)
David A. Krall	64,000	5.6	42.91	2/10/2014	1,727,096	4,376,799
Charles L. Smith	21,000 20,000	1.9 1.8	42.91 55.67	2/10/2014 11/19/2014	566,703 700,211	1,436,137 1,774,473
Paul J. Milbury	25,000	2.2	42.91	2/10/2014	674,647	1,709,687
Joseph Bentivegna	21,000	1.9	42.91	2/10/2014	566,703	1,436,137
David M. Lebolt	21,000	1.9	42.91	2/10/2014	566,703	1,436,137
Michael J. Rockwell	21,000	1.9	42.91	2/10/2014	566,703	1,436,137

(1)
Options vest over a four-year period, with twelve and one-half percent of the shares of each option vesting and becoming exercisable six months after the date of grant of the option and the remaining shares vesting in equal monthly installments over the following three and one-half years.

(2)
Based on grants of options to Avid's employees during 2004 to purchase up to an aggregate of 1,134,730 shares of Avid common stock.

(3)
Fair market value of Avid common stock on the date of grant.

(4)
Potential realizable value is based on an assumption that the market price of Avid common stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the ten-year term. These values are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect Avid's estimate or projection of future stock price. Actual gains, if any, on stock option exercises will depend upon the future performance of Avid common stock.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

        The following table sets forth information regarding options exercised by the named executive officers during the fiscal year ended December 31, 2004.

Name	Shares Acquired on Exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End Exercisable/Unexercisable($)(1)
David A. Krall	144,012	5,894,095	348,675/177,750	15,385,828/6,505,967
Charles L. Smith	80,175	2,813,684	7,603/67,978	234,714/1,780,904
Paul J. Milbury	75,052	2,653,616	6,462/54,478	162,470/1,896,321
Joseph Bentivegna	70,792	2,370,188	1,999/39,437	78,522/1,279,722
David M. Lebolt	83,813	3,006,516	6,458/67,416	309,950/2,761,214
Michael J. Rockwell	75,165	2,528,590	11,975/51,000	413,476/1,791,531

(1)
The per-share value of unexercised in-the-money options is calculated by subtracting the option exercise price from $61.75, the last sale price of Avid common stock on December 31, 2004, as reported on The Nasdaq National Market.

Equity Compensation Plan Information

        The following table provides information about Avid common stock that may be issued upon exercise of options, warrants and rights under all of Avid's equity compensation plans as of December 31, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Available for Future Issuance Under Avid's Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity Compensation Plans Approved by Security Holders(1)	1,286,329		$24.19	1,389,563	(2)
Equity Compensation Plans Not Approved by Security Holders(3)	2,297,860	(4)	24.19	438,020

Total	3,584,189	(4)	24.19	1,827,583

(1)
Includes Avid's 1991 Digidesign Stock Option Plan, 1993 Stock Incentive Plan, 1993 Director Stock Option Plan, 1994 Stock Option Plan, 1996 Employee Stock Purchase Plan and 1997 Stock Incentive Plan.

(2)
Includes 4,916 shares of Avid common stock issued in connection with the offering period under Avid's 1996 Employee Stock Purchase Plan that ended on January 31, 2005.

(3)
Includes Avid's 1997 Stock Option Plan, 1998 Stock Option Plan, 1998 Avid-Softimage Stock Option Plan, Amended and Restated 1999 Stock Option Plan and 2002 Midiman Stock Option Plan.

(4)
Excludes an additional 454,270 shares of Avid common stock that may be issued as earnout consideration related to Avid's acquisition of Midiman, Inc. in connection with previously exercised and currently outstanding options under Avid's 2002 Midiman, Inc. Stock Option/Stock Issuance Plan.

        The following are summaries of Avid's equity compensation plans that have not been approved by Avid stockholders:

  Avid's 1997 Stock Option Plan

        Avid's 1997 Stock Option Plan was adopted by Avid's board of directors in December 1997 and provides for the grant of non-statutory stock options to employees for up to 1,000,000 shares of Avid common stock. As of December 31, 2004, there were 224,397 shares reserved for issuance upon exercise of outstanding options and 483 shares available for future grant under the plan.

  Avid's 1998 Stock Option Plan

        Avid's 1998 Stock Option Plan was adopted by Avid's board of directors in December 1998 and provides for the grant of non-statutory stock options to employees for up to 1,500,000 shares of Avid common stock. As of December 31, 2004, there were 392,625 shares reserved for issuance upon exercise of outstanding options and 762 shares available for future grant under the plan.

  1998 Avid-Softimage Stock Option Plan

        The 1998 Avid-Softimage Stock Option Plan was adopted by Avid's board of directors in June 1998 in conjunction with Avid's acquisition of Softimage Inc. (now known as Softimage Co.) and provides for the grant of non-statutory stock options for up to 2,000,000 shares of Avid common stock. As of December 31, 2004, there were 31,565 shares reserved for issuance upon exercise of outstanding options under the plan. No additional shares will be issued under this plan.

  Avid's Amended and Restated 1999 Stock Option Plan

        Avid's 1999 Stock Option Plan was adopted by Avid's board of directors in November 1999 and originally provided for the grant of non-statutory stock options for up to 1,250,000 shares of Avid common stock. The plan was amended by Avid's board of directors in February 2000, February 2001 and December 2001 to increase the number of shares authorized for issuance. In addition, in May 2000, Avid's board of directors amended and restated the plan to allow for the issuance of grants of restricted stock and to increase the number of shares authorized for issuance under the plan. As a result of the various amendments, there is currently an aggregate of 4,750,000 shares of Avid common stock authorized for issuance under the plan, of which up to 500,000 shares may be issued as restricted stock. As of December 31, 2004, there were 1,428,895 shares reserved for issuance upon exercise of outstanding options and 331,440 shares available for future grants, of which 215,487 shares were available for issuance as restricted stock.

  Avid's 2002 Midiman, Inc. Stock Option/Stock Issuance Plan

        Avid's 2002 Midiman, Inc. Stock Option/Stock Issuance Plan was assumed by Avid in August 2004 in conjunction with Avid's acquisition of Midiman, Inc. (d/b/a M-Audio) and provides for the grant of incentive stock options, non-statutory stock options and restricted stock for up to 864,113 shares of Avid common stock. As of December 31, 2004, there were 220,378 shares reserved for issuance upon exercise of outstanding options under the plan and 105,335 shares available for future grant under the plan. There are an additional 454,270 shares of Avid common stock that may be issued as earnout consideration for Avid's acquisition of M-Audio in connection with previously exercised and currently outstanding options under Avid's 2002 Midiman, Inc. Stock Option/Stock Issuance Plan.

  Description of Plan Terms

        Except as specifically noted, Avid's 1997, 1998 and 1999 plans, and the 1998 Avid-Softimage and 2002 Midiman plans, have substantially similar terms. Each plan is administered by Avid's board of directors or a committee of Avid's board of directors. Under each of the 1997, 1998 and 1999 plans, Avid may grant options and, under the 1999 plan, restricted stock, to any employee other than an executive officer or director. Under Avid's 2002 Midiman plan, Avid may grant options and restricted stock to employees, officers and independent contractors; however those awards may not be made to anyone who was employed by Avid immediately prior to the closing of the acquisition of M-Audio.

        When it grants an option, Avid's board of directors sets forth the terms of the option. Specifically, it determines:

  •
  who receives the option;

  •
  the number of shares of Avid common stock covered by the option;

  •
  the exercise price of the option (which may be less than, equal to or greater than the fair market value of the common stock on the date of grant); and

  •
  the duration of the option.

        The 1997, 1998 and 1999 plans, and the 1998 Avid-Softimage and 2002 Midiman plans, contain provisions addressing the consequences of a change in control of Avid. If Avid undergoes a change of control, Avid must provide that all outstanding options are either assumed or substituted for by the acquiring or succeeding corporation. If the acquiring or succeeding corporation does not assume, or substitute for, the outstanding options, then Avid's board of directors must either cash out or accelerate the options to make them fully exercisable prior to the change of control.

  Employment and Other Agreements

        Avid has employment agreements with Avid's named executive officers and certain other executive officers that provide for severance benefits. The agreements can be terminated by either Avid or the officer upon 12 months' prior notice. If Avid terminates the officer's employment other than for cause, or if the officer terminates for good reason, Avid must pay the officer his or her base salary and provide the officer with comparable benefits for the 12 months following his or her termination. Avid must also pay the officer his or her target incentive compensation for the year of termination, multiplied by the actual plan pay-out factor and prorated for the number of months that the officer actually worked for Avid. Furthermore, any stock options and shares of restricted stock that were due to vest within 12 months of the officer's date of termination will vest immediately upon termination. Finally, pursuant to Avid's agreement with Mr. Krall, in addition to the benefits described above, Avid must pay Mr. Krall the amount by which his monthly base salary at the time of termination exceeds the monthly compensation from any new employer for the period from the first to the second anniversary of his termination.

        Avid also has change of control agreements with its named executive officers and certain other executive officers. These agreements provide that, if the officer is terminated by Avid without cause or if the officer terminates his or her employment with Avid for good reason within two years following a change in control of Avid, the officer will receive any earned but unpaid salary and a bonus payment for the year of termination equal to the highest bonus targeted or received in the current year or preceding two years, prorated for the number of days the officer worked for Avid during the year of termination, and a lump sum severance payment equal to one and one-half times the sum of his or her annual base salary plus the highest bonus payment targeted or received in the then-current or preceding two years. In addition, the officer is entitled to receive benefits comparable to those he or she received while employed by Avid for the 24 months following the date of termination. The change of control agreements also require that, as part of the severance payment, Avid compensate the officer in an amount equal to any excise tax imposed by Section 4999 of the Internal Revenue Code. However, an executive officer who would otherwise be entitled to a gross-up payment relating to any excise tax imposed by Section 4999 will not be entitled to receive a gross-up payment, but instead will have his or her parachute payments reduced to a level that will not subject the executive officer to the excise tax, if the cut-back will not reduce the after-tax amount the executive officer would receive, after taking into account the parachute payment and the gross-up payment, by more than $50,000. Finally, all unvested stock options and shares of restricted stock then held by the officer will vest immediately and be exercisable for a period of 24 months following the officer's termination.

  Deferred Compensation Plan

        Avid's executive officers and directors, along with Avid's U.S.-based vice-presidents, are eligible to participate in Avid's deferred compensation plan. Avid's deferred compensation plan was established to provide participants with the opportunity to defer the receipt of up to 60% of their base compensation and all or a portion of their bonuses or director's fees. Under Avid's deferred compensation plan, Avid credits each participant's account with the amount that would have been earned had the deferred amounts been invested in one or more of the various investment options (as selected by the participant) that are available under Avid's deferred compensation plan. The available investment options are the same investment options as are available to all employees under Avid's 401(k) plan.

        Participants who terminate their employment with Avid after attainment of age 55 will be paid in a lump sum or installments over two to ten years. Participants who terminate employment with Avid before attaining age 55 or due to death or disability will be paid in a lump sum. Participants who experience an unforeseen financial emergency may receive, while still employed, a lump sum distribution of an amount necessary to alleviate the emergency. Participants are not permitted to withdraw funds from their accounts for any other reason other than in connection with termination, death or disability, or an unforeseen financial emergency. In addition, Avid is not required to make any contributions to Avid's deferred compensation plan. The benefits payable under Avid's deferred compensation plan represent an unfunded and unsecured contractual obligation of Avid to pay the value of the deferred compensation in the future. As of December 31, 2004, there was an obligation of $919,218 in Avid's deferred compensation plan.

  Report of the Compensation Committee of Avid's Board of Directors on Executive Compensation

        The Compensation Committee of the board of directors (the "Compensation Committee") of Avid, which is composed exclusively of non-employee, independent directors, administers Avid's executive officer compensation program. In this role, the Compensation Committee oversees the development of compensation plans and policies for executive officers, annually reviews and approves all executive officer compensation and administers Avid's stock incentive plans. The Compensation Committee charter, which is reviewed and revised periodically by the Compensation Committee and the board of directors, outlines these responsibilities. The Compensation Committee directly engages an outside compensation consulting firm to advise the Compensation Committee on all matters related to executive compensation. In addition, Avid's Human Resources, Legal, Tax and Finance Departments provide support to the Compensation Committee.

        Overview of Compensation Philosophy and Program.    Avid's executive compensation program is designed to achieve the following objectives:

  •
  attract, motivate and retain talented, high-caliber individuals whose contributions are critical to the long-term success of Avid;

  •
  link a substantial portion of each executive officer's compensation to the performance of Avid and the individual executive officer; and

  •
  provide a balanced mix of cash and equity compensation to align the short- and long-term interests of Avid's executive officers with those of its stockholders.

        Avid's executive compensation program consists of the following components:

  •
  base salary;

  •
  annual cash incentive compensation;

  •
  long-term equity incentive compensation; and

  •
  other benefit programs.

        Each year the Compensation Committee conducts an annual review of Avid's executive compensation program. To assist the Compensation Committee in this process, the Compensation Committee seeks input from management as well as Mellon Consultants, Inc., an independent consulting firm with special expertise in compensation practices in the high technology industry ("Mellon").

        In determining the total annual compensation for each executive officer for 2004, the Compensation Committee compared each executive officer's total annual compensation with that of similarly situated executive officers from two different peer groups. The first peer group consisted of nineteen companies in the same or similar industries with comparable revenues (the "Avid Peer Group"). The Avid Peer Group had a median market capitalization of $1.24 billion on November 17, 2003, compared to Avid's market capitalization of $1.49 billion on the same date, and, based on information publicly available in November 2003, median annual revenues of $396.1 million, compared to $418.7 million for Avid. The Compensation Committee also evaluated a second peer group consisting of a broader group of comparably sized high technology firms drawn from published survey sources, including Radford High Technology Executive Compensation Survey, Clark Consulting CHiPS Executive & Senior Management Survey and Mellon HR&IS High Technology Executive Total Compensation Survey (the "Published Survey Group"). Equal weight was given to the data from each of these peer groups when determining compensation levels. The Avid Peer Group and the Published Survey Group are collectively referred to herein as the "Peer Groups."

        Base Salary.    In general, the Compensation Committee targets base salaries for executive officers at the median level of the compensation range for the Peer Groups. In addition to external market data from the Peer Groups, the Compensation Committee also considers the executive officer's experience, personal performance and the anticipated value of his or her future impact on Avid's success, any of which factors could cause the actual base salary amount to fall above or below such median level.

        From January 2001 to December 2003, base salaries for Avid's executive officers remained unchanged other than increases due to additional job responsibilities or promotions. In the fourth quarter 2003, David A. Krall, Avid's President and Chief Executive Officer, made a recommendation to the Compensation Committee that base salaries for all executive officers other than his be increased. Such recommendation was based on Mr. Krall's subjective assessment of each executive officer's personal performance and external market data from the Peer Groups. The Compensation Committee considered Mr. Krall's recommendation and approved salary increases for all executive officers, other than Mr. Krall, effective January 1, 2004. Such base salary increases ranged from 1.7% to 20% of base salary, with an average increase of 7.6%. In addition, in December 2003, the Compensation Committee determined that Mr. Krall's base salary should also be increased as described below under the caption "Compensation and Evaluation of the Chief Executive Officer."

        Annual Cash Incentive Compensation.    A significant portion of an executive officer's total annual compensation is dependent on Avid's achievement of certain financial and non-financial objectives set forth in the Avid Technology, Inc. 2004 Bonus Plan (the "2004 Bonus Plan"). The 2004 Bonus Plan is also used to provide incentives to non-executive key employees. In 2004, 69% of Avid's employees were eligible to participate in the 2004 Bonus Plan, allowing them to share in the growth and success of Avid.

        An executive officer's bonus payout under the 2004 Bonus Plan ("Bonus Payout") is based on three factors: the executive officer's Target Award (as defined below), the financial performance of Avid, which is detailed below ("Company Performance"), and the executive officer's individual performance ("Individual Performance").

        In December 2003, the Compensation Committee established a 2004 annual cash bonus target for each executive officer ("Target Award") using the data collected from the Peer Groups. In establishing the Target Awards, the Compensation Committee's goal was to set Target Awards at a level such that total annual cash compensation paid to the executive officer if the Target Award was achieved would be targeted at approximately the 75th percentile of total cash compensation paid to similarly situated executive officers in the Peer Groups. For 2004, Target Awards for executive officers ranged from 50% to 110% of such executive officer's base salary.

        Company Performance is measured by revenue and operating profit, and has the following three stages:

        1.     In order for the executive officers to receive any Bonus Payout for 2004, the Compensation Committee determined that 2004 revenues would have to exceed 2003 revenues and that an established minimum operating profit would have to be met. If Avid did not achieve both of these thresholds ("Threshold Level"), no Bonus Payouts would have been paid to any of the executive officers with respect to fiscal year 2004. However, provided that Avid met the Threshold Level, each executive officer would become eligible to receive a percentage of his or her Target Award.

        2.     If Avid achieved its profit objectives for the year (the "Target Operating Profit"), executive officers would be eligible to receive 100% of the Target Award, subject to further adjustment based on each executive officer's Individual Performance. If Avid achieved operating results above the Threshold Level, but below the Target Award level, the Bonus Payout would be an amount less than 100% of the Target Award.

        3.     If Avid exceeded its Target Operating Profit, 15% of such excess amount (the "Over-Achievement Pool") would be added to the total bonus pool available for all employees eligible to participate in the 2004 Bonus Plan and the executive officers would be entitled to receive a portion of this amount.

        With respect to Individual Performance, the Compensation Committee retained the discretion to increase an executive officer's Bonus Payout by as much as 20% of such executive officer's Target Award or reduce it to zero, based upon its subjective evaluation of such executive officer's overall performance and contributions to Avid.

        Avid exceeded its 2003 revenues in 2004 and exceeded its Target Operating Profit established for the 2004 fiscal year by 24%. As a result, the Compensation Committee awarded to executive officers a total Bonus Payout of $1,971,563, representing 15.7% of the aggregate bonus pool paid to all eligible employees and 15.9% of the Over-Achievement Pool. The executive officers' actual Bonus Payouts ranged from 100% to 125% of such executive officers' Target Awards. Additional details regarding the bonus compensation to the Named Executive Officers can be found in the Summary Compensation Table under "Executive Compensation" on page 146.

        Long-Term Equity Incentive Compensation.    Long-term equity incentive compensation for executive officers consists of stock options and time-vesting restricted stock, and is intended to represent the largest portion of total annual compensation for executive officers.

        The Compensation Committee grants stock options to its executive officers (and to other employees) under Avid's annual key performer stock option award program. In addition to annual key performer stock option awards, Avid also grants stock options to executive officers (and other employees) when they join Avid, based upon the employee's level and skills, and the requirements of the position. Avid also grants stock options and/or restricted stock to reflect an employee's promotion to a certain level within the organizational structure and/or an employee's contributions to Avid's success, and to provide a long-term incentive to remain with Avid.

        In December 2001, to alleviate the potentially dilutive effect of long-term equity incentive compensation, the Compensation Committee restricted the total number of equity incentive awards that may be granted to all of Avid's employees and members of the board of directors in any given year to a stated percentage of the total number of shares of common stock outstanding at the end of such year (the "annual run rate"). For 2004, the annual run rate was set at 3% of the total shares of common stock estimated to be outstanding on December 31, 2003, or 924,000 shares and 869,036 stock options were issued excluding the assumption of stock options in connection with the acquisition of M-Audio.

        In February 2004, the Compensation Committee granted stock options under its annual key performer stock option award program. When determining annual key performer stock option awards, the Compensation Committee compares key equity dilution statistics, including the annual run rate and Avid's "stock option overhang" (i.e., the total number of stock options outstanding each year as a percentage of the total number of shares outstanding at the end of such year), to the Avid Peer Group. Based on information publicly available in November 2003, Avid's annual run rate was slightly above the 25th percentile of the Avid Peer Group, and Avid's stock option overhang was at the 50th percentile of the Avid Peer Group.

        In determining the size of each award under Avid's annual key performer stock option award program to executive officers, the Compensation Committee considered the following three measures:

  •
  the estimated value of the stock option award based on the Black-Scholes pricing model;

  •
  the number of shares underlying the stock option award as a percentage of the total number of shares of Avid common stock outstanding; and

  •
  an equity ownership analysis that included shares currently owned, shares issuable under outstanding stock options, the value of vested and unvested stock options and the percentage of vested stock options.

        In reviewing these three measures, the Compensation Committee focused on values or amounts falling within the 50th to the 75th percentile of values or amounts awarded to similarly situated executive officers in the Peer Groups. The Compensation Committee also considered the executive officer's Individual Performance.

        During 2004, 586 employees received stock options, including the executive officers. The executive officers received stock option grants representing 220,000 shares of common stock under Avid's stock incentive plans, or 19.39% of the total stock options granted to employees. Three employees received restricted stock as part of Avid's reorganization of its Video business, including two executive officers. These two executive officers received restricted stock grants representing a total of 16,000 shares of common stock under Avid's stock incentive plans, or 80% of the total number of shares of restricted stock granted. The stock option grants to executive officers, other than Mr. Krall, ranged from 11,000 to 41,000 shares. The stock options were granted with an exercise price equal to the fair market value of Avid common stock on the date of grant. Twelve and one-half percent of such shares vest and become exercisable six months after the date of grant, and the remaining shares vest in equal monthly installments over the following three and one-half years. Unless otherwise specified in the applicable stock option agreement, all stock options granted expire ten years from the date of grant or earlier if the grantee's employment with Avid is terminated. The restricted stock was granted at par value, $.01 per share, and vests over a four-year period.

        Additional details regarding the stock option and restricted stock compensation to the Named Executive Officers are contained in the Summary Compensation Table under "Executive Compensation" on page 146.

  Other Benefits

        Employee Stock Purchase Plan.    Avid's employee stock purchase program, which is available to virtually all employees, including executive officers, allows participants to purchase shares of Avid common stock at a 5% discount from the fair market value of the common stock at the end of the applicable purchase period. 29,393 shares were purchased under this program in 2004.

        Deferred Compensation Plan.    Avid's executive officers, along with U.S.-based vice presidents and members of the board of directors, are eligible to participate in Avid's deferred compensation plan, which was established to provide participants with the opportunity to defer the receipt of up to 60% of their base compensation and all or a portion of their bonuses or director's fees, as applicable. Under Avid's deferred compensation plan, Avid credits each participant's account with the amount that would have been earned had the deferred amounts been invested in one or more of the various investment options (as selected by the participant) that are available under Avid's deferred compensation plan. The available investment options are the same investment options that are available generally to all eligible employees under Avid's 401(k) plan. Participants who terminate their employment with Avid after reaching the age of 55 will be paid, at the participant's option, in a lump sum or in installments over two to ten years. Participants who terminate employment with Avid before attaining age 55 or due to death or disability will be paid in a lump sum. Participants who experience an unforeseen financial emergency may receive, while still employed, a lump sum distribution of an amount necessary to alleviate the emergency. Participants are not permitted to withdraw funds from their accounts for any other reason other than in connection with a termination, death or disability, or an unforeseen financial emergency. In addition, Avid is not required to make any contributions to the deferred compensation plan. The benefits payable under Avid's deferred compensation plan represent an unfunded and unsecured contractual obligation of Avid to pay the value of the deferred compensation in the future. As of December 31, 2004, there was an obligation of $919,218 in the plan.

        Other.    Other than receiving certain financial planning advice to encourage tax efficiencies, executive officers do not receive any other personal benefits that are not available to all other eligible employees. Executive officers are eligible to participate in the same medical and life insurance programs as all other eligible employees and are eligible to receive the same employer match under Avid's 401(k) program. There are no outstanding loans to any executive officer. Avid believes that the ideal corporate culture is one in which executive officers operate under the same standards as all other employees. As a result, Avid does not provide executive officers with car allowances, reserved parking spaces, separate dining or health club facilities or any other personal benefit perquisites.

        Compensation and Evaluation of the Chief Executive Officer.    In November of 2003, the Compensation Committee set Mr. Krall's base salary at $490,000, which represented a 16.7% increase over his 2003 base salary. This increase was the first increase in Mr. Krall's base salary since 2001. Mr. Krall's 2004 base salary was determined in the same manner as described above for all executive officers. Mr. Krall's performance is reviewed and evaluated by the board of directors.

        The Compensation Committee believes that a significant portion of Mr. Krall's overall cash compensation should be tied to the performance of Avid and his Individual Performance, and Mr. Krall participates in the same bonus plan as the other executives described above. The Compensation Committee set Mr. Krall's Target Award at 110% of his base salary. At this level, Mr. Krall's total annual cash compensation for 2004 was targeted at approximately the 75th percentile of total cash compensation paid to similarly situated chief executive officers in the Peer Groups. In accordance with the terms of the 2004 Bonus Plan and based on Avid's operating profit performance in 2004 and the Compensation Committee's subjective assessment of the individual objectives that the Compensation Committee established for him, Mr. Krall received 125% of his Target Award, which resulted in a cash bonus of $673,750 for 2004. In reviewing Mr. Krall's performance, the Compensation Committee considered, among other things, the following events and accomplishments in 2004:

  •
  Revenues reached $590 million, an increase of 25% from 2003;

  •
  Avid achieved its highest-ever annual net income, with an increase of 70% from 2003;

  •
  Avid completed strategic acquisitions that helped Avid to increase its product portfolio and bolster its position in adjacent digital content creation markets, including Avid's acquisition of NXN Software GmbH and M-Audio; and

  •
  Avid introduced a range of important new products, including Avid Xpress® Studio, Avid DNxHD™, Media Composer® Adrenaline™ HD, the Avid DNxcel™ board, Avid Xpress Pro HD, AirSpeed™, Digidesign® ICON, D-Control™, VENUE, D-Show™, Pro Tools--HD® Accel, Audiophile 192, 02 USB Midi Controller, FireWire 1814, Keystation Pro 88, Alienbrain® Studio 7, and SOFTIMAGE®--XSI® v4.

        In February 2004, Avid granted Mr. Krall a stock option to purchase up to 64,000 shares of Avid common stock at $42.91 per share. Twelve and one-half percent of such shares vest and become exercisable six months after the date of grant, and the remaining shares vest in equal monthly installments over the following three and one-half years. The Compensation Committee determined the number of stock options to grant to Mr. Krall by considering the same competitive equity data and criteria used for the other executive officers. The Compensation Committee believes that this stock option award provides an appropriate long-term incentive for Mr. Krall's continued efforts on behalf of Avid.

        Impact of Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for annual compensation over $1,000,000 paid to a corporation's chief executive officer or any of its other four most highly compensated executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if specific requirements are met. The Compensation Committee's primary objective is to establish compensation programs that maximize the creation of long-term stockholder value. However, the Compensation Committee reviews the potential effect of Section 162(m) periodically and, if consistent with its goal of increasing stockholder value, seeks to structure the stock incentives granted to executive officers under Avid's stock incentive plans in a manner that is intended to avoid disallowances of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to awards under Avid's stock incentive plans will be treated as qualified performance-based compensation under Section 162(m).

        The Compensation Committee reserves the right to use its judgment to authorize compensation payments which may be subject to the Section 162(m) limitation when the Compensation Committee believes such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and the performance of the employees receiving such compensation.

        The Compensation Committee believes Avid's compensation programs should be competitive enough to attract and retain the talented managers necessary to build the business, provide significant rewards for strong financial performance, and align the interests of management with the shareholders.

COMPENSATION COMMITTEE
John V. Guttag, Chair Nancy Hawthorne Pamela F. Lenehan

Report of the Audit Committee of Avid's Board of Directors

        The Audit Committee has reviewed Avid Technology, Inc.'s audited consolidated financial statements for the fiscal year ended December 31, 2004 and has discussed these consolidated financial statements with Avid's management. Avid's management represented to the Audit Committee that Avid's consolidated financial statements had been prepared in accordance with generally accepted accounting principles. Avid's management is responsible for Avid's internal controls and the financial reporting process. Avid's internal auditor is responsible for providing independent, objective reports to the Audit Committee on whether Avid's internal control processes, business risk management approach and governance processes are operating as management intended. Avid's independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of Avid's consolidated financial statements and effectiveness of internal control and management's assessment in accordance with generally accepted auditing standards, including, when applicable, standards adopted by the Public Company Accounting Oversight Board, and for issuing a report on those consolidated financial statements. As appropriate, the Audit Committee reviews and evaluates, and discusses with Avid's management, internal accounting and financial personnel, Avid's internal auditor and the independent registered public accounting firm, the following:

  •
  the plan for, and the independent registered public accounting firm's report on, the annual audit of Avid's consolidated financial statements and internal control over financial reporting;

  •
  Avid's financial disclosure documents, including all financial statements and reports filed with the Securities and Exchange Commission or sent to stockholders;

  •
  the selection, application and disclosure of critical accounting policies by Avid's management;

  •
  changes in Avid's accounting practices, principles, controls or methodologies;

  •
  significant developments or changes in accounting rules applicable to Avid;

  •
  the adequacy of Avid's business risk management approach and governance processes; and

  •
  the adequacy of Avid's internal controls, as well as the accounting, financial and auditing personnel.

        In response to the requirements of Section 404 of The Sarbanes-Oxley Act of 2002 and related rules and regulations, management completed the documentation, testing and evaluation of Avid's system of internal control over financial reporting for the year ending December 31, 2004. The Audit Committee provided oversight and guidance to management and financial personnel during the documentation, control design, testing and evaluation processes. In connection with this oversight, both management and the independent registered public accounting firm regularly provided updates to the Audit Committee at Audit Committee meetings. At the conclusion of the process, management presented to the Committee for its review a report on the effectiveness of Avid's internal control over financial reporting. The Audit Committee also reviewed the independent registered public accounting firm's report included in Avid's Annual Report on Form 10-K for the year ended December 31, 2004 related to its audit of management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting. The Audit Committee will continue to oversee Avid's efforts pertaining to its internal control over financial reporting and management's preparations for the evaluation of internal controls in the 2005 fiscal year.

        From time to time, the Audit Committee meets in private sessions with Avid's independent registered public accounting firm, at which time discussions of financial management, accounting and internal control issues take place.

        The Audit Committee also reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2004 and the matters required by Statement on Auditing

Standards No. 61 (Communication with Audit Committees) with the independent registered public accounting firm. SAS 61 requires Avid's independent registered public accounting firm to discuss with the Audit Committee, among other things, the following:

  •
  methods to account for significant unusual transactions;

  •
  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

  •
  the process used by Avid's management in formulating particularly sensitive accounting estimates and the basis for the auditors' conclusions regarding the reasonableness of those estimates; and

  •
  disagreements (of which there were none) with Avid's management over the application of accounting principles, the basis for the accounting estimates made by Avid's management, and the disclosures in the consolidated financial statements.

        The independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). This standard requires the independent registered public accounting firm to disclose annually in writing all relationships that in the independent registered public accounting firm's professional opinion may reasonably be thought to bear on independence, to confirm their perceived independence and to engage in a discussion of their independence. The Audit Committee has discussed with the independent registered public accounting firm its independence from Avid.

        Based on its discussions with Avid's management and the independent registered public accounting firm, and its review of the representations and information provided by Avid's management and the independent registered public accounting firm, the Audit Committee recommended to Avid's board of directors that the audited consolidated financial statements be included in Avid's Annual Report on Form 10-K for the year ended December 31, 2004.

                      AUDIT COMMITTEE

                      Pamela F. Lenehan, Chair
                      George H. Billings
                      Nancy Hawthorne

  Independent Registered Public Accounting Firm's Fees

        The following table summarizes the aggregate fees and related expenses paid by Avid to PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended December 31, 2004 and 2003:

	2004	2003
	(in thousands)
Audit	$2,839	$978
Audit-Related	179	202
Tax	465	367
All Other	0	0

Total	$3,483	$1,547

        Audit Fees.    The audit fees listed for the years ended December 31, 2004 and 2003 were for professional services rendered in connection with the audits of the consolidated financial statements (including the effects of acquisitions) included in Avid's Annual Report on Form 10-K, reviews of the consolidated financial statements included in Avid's Quarterly Reports on Form 10-Q, and statutory and subsidiary audits, consents, and assistance with the review of documents filed with the Securities and Exchange Commission. In addition, audit fees for the year ended December 31, 2004 include the initial audits of Avid management's assessment of internal control over financial reporting and of Avid's internal control over financial reporting. All of these services were approved by Avid's audit committee.

        Audit-Related Fees.    The audit-related fees listed for the years ended December 31, 2004 and 2003 were for assurance and related services that are reasonably related to the performance of the audit and the review of Avid's consolidated financial statements and that are not reported under "Audit Fees." These services relate to consultation and assistance regarding Avid's internal control over financial reporting, and consultations concerning financial accounting and reporting standards. All of these services were approved by Avid's audit committee.

        Tax Fees.    The tax fees listed for the years ended December 31, 2004 and 2003 were for services related to tax compliance, tax advice and tax planning services. Tax compliance services include primarily the preparation or review of original and amended tax returns. Tax advice and tax planning services relate to tax advice concerning mergers and acquisitions, assistance with tax audits, consultations regarding transfer pricing and other general tax advice. All of these services were approved by Avid's audit committee.

        All Other Fees.    There were no fees classified as All Other Fees during the years ended December 31, 2004 and 2003.

  Pre-Approval Policy and Procedures

        Avid's audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by Avid's independent registered public accounting firm, PricewaterhouseCoopers LLP. This policy generally provides that Avid will not engage its independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by Avid's audit committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

        From time to time, Avid's audit committee may pre-approve specified types of services that are expected to be provided to Avid by Avid's independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

  Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Avid's directors, executive officers and the holders of more than 10% of Avid common stock to file with the Securities and Exchange Commission initial reports of ownership of Avid common stock and other equity securities on a Form 3 and reports of changes in such ownership on Forms 4 or 5. Officers, directors and 10% Avid stockholders are required by Securities and Exchange Commission regulations to furnish Avid with copies of all Section 16(a) forms that they file. To Avid's knowledge, based solely on a review of copies of reports filed by the persons required to file such reports and written representations from those persons, Avid believes that all filing requirements of Section 16(a) were satisfied with respect to the year ended December 31, 2004, except that in February 2004, Dr. Guttag failed to timely file a Form 4 with respect to the purchase of an aggregate of 3,000 shares of Avid common stock that are held in trust for his children. Upon discovery of this error, these transactions were reported on a Form 4, which was filed with the Securities and Exchange Commission on March 1, 2004.

  Stock Performance Graph

        The following graph compares the cumulative total stockholder return on Avid common stock during the period from December 31, 1999 through December 31, 2004 with the cumulative total return during the same period of:

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  the Nasdaq National Market Index, and

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  the Nasdaq Electronic Components Index.

        This comparison assumes the investment of $100 on December 31, 1999 in Avid common stock, the Nasdaq National Market Index and the Nasdaq Electronic Components Index and assumes that dividends, if any, are reinvested.

Proposal 3: Approval of Avid's 2005 Stock Incentive Plan

  General

        Avid is asking its stockholders to vote to approve its 2005 Stock Incentive Plan, the 2005 Avid Plan, that will provide stock incentives to Avid's employees, executive officers, directors, consultants and advisors based on level of responsibility, Avid's performance and other factors. The 2005 Avid Plan was adopted by Avid's board of directors, subject to stockholder approval, on April 13, 2005. Up to 3,000,000 shares of Avid common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 2005 Avid Plan.

        As of June 1, 2005, 720,137 shares were available for issuance under Avid's existing stock plans, and the weighted average exercise price of all outstanding stock options was $32.82 per share with a weighted average term to expiration of 7.48 years. Avid is not assuming Pinnacle's stock option plans in connection with the merger but, following completion of the merger, Pinnacle employees will be eligible to receive stock options and other forms of stock incentives from Avid. Avid's board of directors believes that the proposed 2005 Avid Plan is necessary to provide sufficient shares for issuance to current and future Avid employees, including Pinnacle employees following completion of the merger. Based on current granting practices, Avid estimates that the 3,000,000 shares available under the 2005 Avid Plan will be sufficient for approximately two to two and one-half years.

  Board Recommendation

        Accordingly, Avid's board of directors believes adoption of the 2005 Avid Plan is in Avid's best interests and the best interest of Avid stockholders and recommends Avid stockholders vote "FOR" the approval of the 2005 Avid Plan.

  Description of the 2005 Avid Plan

        The following is a brief summary of the 2005 Avid Plan, a copy of which is included as Annex I to this joint proxy statement/prospectus. The following summary is qualified in its entirety by reference to the 2005 Avid Plan

  Types of Awards

        The 2005 Avid Plan provides for the grant of non-statutory stock options, restricted stock, restricted stock units, stock appreciation rights, incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, and other stock-based awards.

        Incentive Stock Options and Non-statutory Stock Options.    Optionees receive the right to purchase a specified number of shares of Avid common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. Options may only be granted at an exercise price that is equal to or greater than the fair market value of Avid common stock on the date of grant. Under present law, incentive stock options granted to optionees holding more than 10% of the voting power of Avid may not be granted at an exercise price less than 110% of the fair market value. Options may not be granted for a term in excess of 10 years. Outstanding options may not be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding options. Avid's board of directors may not, without the approval of Avid stockholders, cancel any outstanding options and grant in substitution for such options new options under the 2005 Avid Plan covering the same or a different number of shares of Avid common stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled options. In addition, no option shall contain any provision entitling the holder of such option to the automatic grant of additional options in connection with the exercise of the original option. The 2005 Avid Plan permits the following forms of payment of the exercise price of options:

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  payment by cash, check or in connection with a "cashless exercise" through a broker;

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  surrender to Avid of shares of common stock;

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  any other lawful means; or

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  any combination of these forms of payment.

        Restricted Stock and Restricted Stock Unit Awards.    Restricted stock awards entitle recipients to acquire shares of Avid common stock, subject to Avid's right to repurchase all or part of such shares from the recipient in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Restricted stock unit awards entitle the recipient to receive shares of Avid common stock to be delivered in the future subject to such terms and conditions on the delivery of the shares as Avid's board of directors may determine.

        Restricted stock and restricted stock unit awards granted under the 2005 Avid Plan may vest (1) solely on the basis of passage of time, (2) solely based on achievement of specified performance criteria or (3) upon the passage of time, subject to accelerated vesting if specified performance criteria are met. Avid's compensation committee may determine, at the time of grant, that a restricted stock or restricted stock unit award being made to an officer will vest solely upon achievement of specified performance criteria designed to qualify for deduction under Section 162(m) of the Internal Revenue Code. The performance criteria for each restricted stock or restricted stock unit award intended to so qualify for purposes of Section 162(m) of the Internal Revenue Code will be based on one or more of the following measures:

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  earnings per share;

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  return on average equity or average assets with respect to a pre-determined peer group;

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  earnings;

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  earnings growth;

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  revenues;

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  revenue growth;

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  expenses;

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  stock price;

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  market share;

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  return on sales, assets, equity or investment;

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  regulatory compliance;

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  improvement of financial ratings;

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  achievement of balance sheet or income statement objectives;

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  total shareholder return;

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  net operating profit after tax;

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  pre-tax or after-tax income;

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  cash flow;

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  gross margin;

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  gross margin growth;

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  product schedule;

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  product quality;

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  individual balance sheet categories; or

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  such other objective goals established by Avid's board of directors.

        Avid's compensation committee may also determine that special, one-time or extraordinary gains and/or losses, charges for restructuring and rationalization programs, foreign exchange impacts or other special, one-time or extraordinary events should or should not be included or considered in the calculation of such measures.

        Stock Appreciation Rights.    A stock appreciation right, or SAR, is an award entitling the holder on exercise to receive an amount of Avid common stock determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Avid common stock. SARs may be based solely on appreciation in the fair market value of Avid common stock or on a comparison of such appreciation with some other measure of market growth such as, but not limited to, appreciation in a recognized market index.

        Other Stock-Based Awards.    Under the 2005 Avid Plan, Avid's board of directors has the right to grant other stock-based awards having such terms and conditions as Avid's board of directors may determine, including the grant of shares based upon certain conditions and the grant of securities convertible into Avid common stock.

  Eligibility to Receive Awards

        Avid's employees, officers, directors, consultants and advisors are eligible to be granted awards under the 2005 Avid Plan. The maximum number of shares of Avid common stock with respect to which awards may be granted to any participant under the 2005 Avid Plan may not exceed 500,000 shares per calendar year.

        Non-employee directors may only receive awards pursuant to Section 6 of the 2005 Avid Plan, which provides:

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  upon a non-employee director's commencement of service on Avid's board of directors, such non-employee director may receive a stock option with respect to up to 15,000 shares of Avid common stock or a restricted stock award or a restricted stock unit for up to 7,500 shares of Avid common stock; and

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  on the date of each of Avid's annual meetings a non-employee director may receive a stock option with respect to up to 15,000 shares of common stock or a restricted stock award or a restricted stock unit for up to 7,500 shares of common stock.

        In each case, the non-employee director may receive a combination of awards; provided that the aggregate number of shares subject to such awards shall not exceed 15,000 shares of common stock, and each share of common stock subject to a restricted stock award or a restricted stock unit shall be considered two shares of common stock for the purpose of such limitation. In addition, the board of directors has determined that any grant under the 1993 Director Stock Option Plan to a non-employee director shall be counted against the limits described above.

  New Plan Benefits

        As of March 30, 2005, approximately 2,020 persons were eligible to receive awards under the 2005 Avid Plan, including Avid's eight executive officers and six non-employee directors. The granting of awards under the 2005 Avid Plan is discretionary, and Avid cannot now determine the number or type of awards to be granted in the future to any particular person or group.

        On June 7, 2005, the last reported sale price of Avid common stock on the Nasdaq National Market was $57.12 per share.

  Administration

        The 2005 Avid Plan is administered by Avid's board of directors. Avid's board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the 2005 Avid Plan and to interpret the provisions of the 2005 Avid Plan. Under the terms of the 2005 Avid Plan, Avid's board of directors may delegate authority under the 2005 Avid Plan to one or more committees or subcommittees of Avid's board of directors. Avid's board of directors has authorized Avid's compensation committee to administer certain aspects of the 2005 Avid Plan, including the granting of options to executive officers. In addition, Mr. Krall is authorized to grant stock options at fair market value to non-executive employees under Avid's stock incentive plans subject to limitations established by Avid's compensation committee. For 2005, Avid's compensation committee determined that Mr. Krall could grant options to purchase up to 20,000 shares of Avid common stock per person, subject to an aggregate cap of 670,000 shares of Avid common stock.

        Subject to any applicable limitations contained in the 2005 Avid Plan, Avid's board of directors, Avid's compensation committee, or any other committee to whom Avid's board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

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  the number of shares of Avid common stock covered by options and the dates upon which such options become exercisable;

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  the exercise price of options, which may not be less than 100% of the fair market value of Avid common stock;

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  the duration of options, which may not exceed 10 years; and

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  the number of shares of Avid common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including conditions for repurchase, issue price and repurchase price.

        Avid's board of directors is required to make appropriate adjustments in connection with the 2005 Avid Plan and any outstanding awards to reflect stock splits, stock dividends, recapitalizations, spin-offs and other similar changes in capitalization. The 2005 Avid Plan also contains provisions addressing the consequences of any "reorganization event," which is defined as (a) any merger or consolidation of Avid with or into another entity as a result of which all Avid common stock is converted into or exchanged for the right to receive cash, securities or other property, (b) any exchange of all of Avid common stock for cash, securities or other property pursuant to a share exchange transaction or (c) any liquidation or dissolution event. Upon the occurrence of a reorganization event, all outstanding options are to be assumed, or substituted for, by the acquiring or succeeding corporation. However, if the acquiring or succeeding corporation does not agree to assume, or substitute for, outstanding options, then Avid's board of directors must either accelerate the options to make them fully exercisable prior to consummation of the reorganization event or provide for a cash-out of the value of any outstanding options. Upon the occurrence of a reorganization event, the repurchase and other rights of Avid under each outstanding restricted stock award will inure to the benefit of the acquiring or succeeding corporation. Avid's board of directors will specify the effect of a reorganization event on any other award at the time the award is granted.

        If any award expires or is terminated, surrendered, canceled or forfeited, the unused shares of Avid common stock covered by such award will again be available for grant under the 2005 Avid Plan, subject, however, in the case of incentive stock options, to any limitations under the Internal Revenue Code.

  Amendment or Termination

        No award may be made under the 2005 Avid Plan after April 13, 2015, but awards previously granted may extend beyond that date. Avid's board of directors may at any time amend, suspend or terminate the 2005 Avid Plan, except that no award designated as subject to Section 162(m) of the Internal Revenue Code by Avid's board of directors after the date of such amendment shall become exercisable, realizable or vested (to the extent such amendment was required to grant such award) unless and until such amendment shall have been approved by Avid stockholders. In addition, without the approval of Avid stockholders, no amendment may:

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  increase the number of shares authorized under the 2005 Avid Plan;

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  materially increase the benefits provided under the 2005 Avid Plan;

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  materially expand the class of participants eligible to participate in the 2005 Avid Plan;

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  expand the types of awards provided under the 2005 Avid Plan; or

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  make any other changes which require stockholder approval under the rules of the Nasdaq National Market.

        No award may be made that is conditioned on the approval of Avid's stockholders of any amendment to the 2005 Avid Plan.

        If Avid stockholders do not approve the adoption of the 2005 Avid Plan, the 2005 Avid Plan will not go into effect, and Avid will not grant any awards under the 2005 Avid Plan. In such event, Avid's board of directors will consider whether to adopt alternative arrangements based on its assessment of the needs of Avid.

  Federal Income Tax Consequences

        The following generally summarizes the United States federal income tax consequences that generally will arise with respect to awards granted under the 2005 Avid Plan. This summary is based on the tax laws in effect as of the date of this joint proxy statement/prospectus. Changes to these laws could alter the tax consequences described below.

        Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by Avid or a 50% or more-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under "Nonstatutory Stock Options." The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

        A participant will have income upon the sale of the Avid common stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

        Nonstatutory Stock Options.    A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

        Restricted Stock.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Internal Revenue Code is made within 30 days of the date of grant. If a timely 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make an 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year from the vesting date and otherwise will be short-term.

        Restricted Stock Units.    A participant will have income from a restricted stock unit equal to the difference of the fair market value of the stock on the date of delivery of the stock less the purchase price. A participant is not permitted to make a Section 83(b) election for a restricted stock unit.

        Stock Appreciation Rights and Other Stock-Based Awards.    The tax consequences associated with stock appreciation rights and any other stock-based awards granted under the 2005 Avid Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award and the participant's holding period and tax basis for the award or underlying common stock.

        Tax Consequences to Avid.    There will be no tax consequences to Avid except that Avid will be entitled to a deduction when a participant has compensation income. Any such deduction will be subject to the limitations of Section 162(m) of the Internal Revenue Code.

Proposal 4: Ratification of PricewaterhouseCoopers LLP as Avid's Independent Registered Public Accounting Firm

        Avid's audit committee has selected the firm of PricewaterhouseCoopers LLP as Avid's independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as Avid's independent registered public accounting firm since 1992. Although stockholder ratification of the selection of PricewaterhouseCoopers LLP is not required by law, Avid's board of directors believes that it is advisable to give Avid stockholders the opportunity to ratify this selection. If this proposal is not approved at Avid's annual meeting, Avid's audit committee will reconsider the selection of PricewaterhouseCoopers LLP.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at Avid's annual meeting. They will have the opportunity to make a statement, if they so desire, and will also be available to respond to appropriate questions from Avid stockholders.

  Board Recommendation

        Avid's board of directors recommends that Avid stockholders vote "FOR" the ratification of the selection of PricewaterhouseCoopers LLP as Avid's independent registered public accounting firm for the current fiscal year.

Proposal 5: Approval of the Adjournment or Postponement of Avid's Annual Meeting.

        If Avid fails to receive a sufficient number of votes to approve the amendment to Avid's certificate of incorporation, Avid may propose to adjourn or postpone Avid's annual meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve the amendment to Avid's certificate of incorporation. Avid currently does not intend to propose adjournment or postponement at Avid's annual meeting if there are sufficient votes to approve the amendment to Avid's certificate of incorporation. If approval of the proposal to adjourn or postpone Avid's annual meeting for the purpose of soliciting additional proxies is submitted to Avid stockholders for approval, such approval requires the affirmative vote of a majority of the votes cast at Avid's annual meeting by holders of shares of Avid common stock present or represented by proxy and entitled to vote thereon.

  Board Recommendation

        Avid's board of directors unanimously recommends that Avid stockholders vote "FOR" the proposal to adjourn or postpone the annual meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of the proposal regarding the amendment to Avid's certificate of incorporation.

Other Matters

        Avid's management does not know of any other matters that may come before Avid's annual meeting. However, if any other matters are properly presented to Avid's annual meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Householding; Avid's Annual Meeting Materials

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of Avid's proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. Avid will promptly deliver a separate copy of either document upon request to: Avid Technology, Inc., Avid Technology Park, One Park West, Tewksbury, Massachusetts 01876, Attn: Investor Relations, telephone: (978) 640-6789. Requests for separate copies of future proxy statements or annual reports (or multiple copies to the same address) may be made either through the Avid stockholder's bank, broker or other nominee record holder, or directly at the address or telephone number listed above.

Proposals for Avid's 2006 Annual Meeting of Stockholders

        A proposal that a stockholder would like included in Avid's proxy statement for Avid's 2006 annual meeting of stockholders must be received by Avid's Secretary at its principal office in Tewksbury, Massachusetts no later than Friday, February 17, 2006.

        If a stockholder intends to present a proposal at Avid's 2006 annual meeting, but not have such proposal included in Avid's proxy statement, the proposal must be submitted to Avid's Secretary at Avid's principal offices no later than Wednesday, May 17, 2006, or 60 days before the date of Avid's 2006 annual meeting, whichever is later. Avid has not yet set a date for Avid's 2006 annual meeting; however, if Avid's 2006 annual meeting is held on July 27, 2006 (the anniversary of Avid's 2005 annual meeting), the deadline for delivery of the proposal is expected to be Wednesday, May 17, 2006, as stated above.

PROPOSALS FOR PINNACLE'S SPECIAL MEETING

Proposal 1: Approval of the Terms of the Merger

        The first proposal on the agenda for Pinnacle's special meeting is the approval of the terms of the merger set forth in the Agreement and Plan of Merger, dated as of March 20, 2005, by and among Avid, a wholly-owned subsidiary of Avid and Pinnacle, included as Annex A to this joint proxy statement/prospectus, and in the agreement of merger to be filed with the Secretary of State of the State of California on the effective date of the merger, included as Annex B to this joint proxy statement/prospectus, pursuant to which Pinnacle will become a wholly-owned subsidiary of Avid and each outstanding share of Pinnacle common stock will be converted into the right to receive 0.0869 of a share of Avid common stock plus $1.00 in cash.

  Board Recommendation

        Pinnacle's board of directors unanimously recommends that Pinnacle shareholders vote "FOR" the proposal to approve the terms of the merger.

Proposal 2: Approval of the Adjournment or Postponement of Pinnacle's Special Meeting

        If Pinnacle fails to receive a sufficient number of votes to approve the terms of the merger, Pinnacle may propose to adjourn or postpone Pinnacle's special meeting, if a quorum is present, for a period of not more than 30 days for the purpose of soliciting additional proxies to approve the terms of the merger. Pinnacle currently does not intend to propose adjournment or postponement at Pinnacle's special meeting if there are sufficient votes to approve the terms of the merger. If approval of the proposal to adjourn or postpone Pinnacle's special meeting for the purpose of soliciting additional proxies is submitted to Pinnacle shareholders for approval, such approval requires the affirmative vote of a majority of the votes cast at Pinnacle's special meeting by holders of shares of Pinnacle common stock present or represented by proxy and entitled to vote thereon.

  Board Recommendation

        Pinnacle's board of directors unanimously recommends that Pinnacle shareholders vote "FOR" the proposal to adjourn or postpone Pinnacle's special meeting, if necessary, if a quorum is present, to solicit additional proxies if there are not sufficient votes in favor of proposal regarding the terms of the merger.

LEGAL MATTERS

        The validity of the shares of Avid common stock to be issued in connection with the merger will be passed on for Avid by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts. Certain legal matters with respect to the federal income tax consequences of the merger may be passed upon for Avid by Wilmer Cutler Pickering Hale and Dorr LLP, Boston, Massachusetts, and for Pinnacle by DLA Piper Rudnick Gray Cary US LLP, East Palo Alto, California.

EXPERTS

        The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of Avid Technology, Inc. incorporated in this joint proxy statement/prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        The consolidated financial statements and schedule of Pinnacle Systems, Inc., as of June 30, 2004 and 2003, and for each of the years in the three-year period ended June 30, 2004, have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the June 30, 2004 consolidated financial statements refers to a change in accounting for goodwill and other intangible assets effective July 1, 2002.

        The consolidated financial statements of Midiman, Inc. as of January 31, 2003 and 2004, and for the years then ended, incorporated in this joint proxy statement/prospectus by reference from the current report of Avid Technology, Inc. on Form 8-K/A dated September 1, 2004, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference in this joint proxy statement/prospectus, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements of Midiman, Inc. for the year ended January 31, 2002, incorporated in this joint proxy statement/prospectus by reference, have been audited by Hinton, Kreditor & Gronroos, LLP, an independent registered public accounting firm, as stated in their report, which is incorporated by reference in this joint proxy statement/prospectus, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Avid and Pinnacle each file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. Avid stockholders and Pinnacle shareholders may read and copy any reports, statements or other information that Avid or Pinnacle files at the Securities and Exchange Commission's public reference room located at 100 F. Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

        Avid filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 to register with the Securities and Exchange Commission the Avid common stock issuable pursuant to the merger agreement included as Annex A hereto. This joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits and schedules to the registration statement. For further information with respect to Avid, Pinnacle and Avid common stock, please refer to the registration statement, including the exhibits and schedules. You may inspect and copy the registration statement, including the exhibits and schedules, as described above. Statements contained in this joint proxy statement/prospectus about the contents of any contract or other document are not necessarily complete, and Avid refers you, in each case, to the copy of the contract or other document filed as an exhibit to the registration statement.

        The Securities and Exchange Commission allows Avid and Pinnacle to "incorporate by reference" information into this joint proxy statement/prospectus, which means that Avid and Pinnacle can disclose important information to their security holders by referring them to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Avid and Pinnacle have previously filed with the Securities and Exchange Commission. These documents contain important information that you should read about Avid and Pinnacle and their finances.

        Avid stockholders may request a copy of the Avid documents described above, including Avid's Annual Report on Form 10-K for the year ended December 31, 2004, which will be provided at no cost (excluding exhibits), by contacting Dean Ridlon, Investor Relations Director, Avid Technology, Inc., Avid Technology Park, One Park West, Tewksbury, MA 01876-1234, telephone (978) 640-5309. Exhibits to the Avid documents described above will be provided upon written request and payment of an appropriate processing fee.

        Pinnacle shareholders may request a copy of the Pinnacle documents described above, including Pinnacle's Annual Report on Form 10-K for the year ended June 30, 2004, which will be provided at no cost (excluding exhibits), by contacting Demer IR Counsel, Inc., 1981 North Broadway, Suite 265,

Walnut Creek, CA 94596-3827, telephone (925) 938-2678. Exhibits to the Pinnacle documents described above will be provided upon written request and payment of an appropriate processing fee.

Avid Filings (File No. 0-21174)	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2004 (filing dated March 16, 2005)
Annual Report on Form 10-K/A	Fiscal year ended December 31, 2004 (filing dated April 29, 2005 and May 12, 2005)
Quarterly Report on Form 10-Q	Quarter ended March 31, 2005 (filing dated May 10, 2005)
Current Reports on Form 8-K	Filings dated February 22, 2005; March 21, 2005; April 7, 2005; April 26, 2005; May 17, 2005 and June 13, 2005
Current Reports on Form 8-K/A	Filings dated September 1, 2004, March 17, 2005 and April 21, 2005
Pinnacle Filings (File No. 000-24784)	Period
Annual Report on Form 10-K(1)	Fiscal year ended June 30, 2004 (filing dated September 10, 2004)
Quarterly Reports on Form 10-Q	Quarters ended September 30, 2004 (filing dated November 9, 2004); December 31, 2004 (filing dated February 9, 2005) and March 31, 2005 (filing dated May 10, 2005)
Quarterly Report on Form 10-Q/A	Quarter ended March 31, 2005 (filing dated June 7, 2005)
Current Reports on Form 8-K	Filings dated July 27, 2004; August 25, 2004; September 28, 2004; October 1, 2004; October 12, 2004; October 19, 2004 (solely with respect to Items 1.01, 5.02 and 8.01); October 20, 2004; October 28, 2004; November 10, 2004; November 23, 2004; December 16, 2004; December 21, 2004; January 12, 2005; January 25, 2005 (solely with respect to Item 8.01); January 27, 2005; February 9, 2005; February 22, 2005; March 21, 2005; March 22, 2005; March 24, 2005; April 20, 2005; April 27, 2005 (solely with respect to Item 8.01) and June 7, 2005
Current Report on Form 8-K/A	Filing dated June 7, 2005 (solely with respect to Item 8.01)

(1)
On April 20, 2005 and June 7, 2005, Pinnacle filed Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus, to amend its Consolidated Financial Statements for the years ended June 30, 2004, 2003 and 2002 and its Management's Discussion and Analysis of Financial Condition and Results of Operations for such periods to reflect the reclassifications to discontinued operations of Pinnacle's Steinberg business and Pinnacle's Sports business, respectively.

        Avid and Pinnacle incorporate by reference all filings made with the SEC by Avid and Pinnacle under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus. In addition, Avid and Pinnacle are also incorporating by reference additional documents filed with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the meetings.

        Avid has supplied all information contained in this joint proxy statement/prospectus relating to Avid, and Pinnacle has supplied all information contained in this joint proxy statement/prospectus relating to Pinnacle.

        Avid stockholders and Pinnacle shareholders should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals to be considered at the meetings. Avid and Pinnacle have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated June 13, 2005. Avid stockholders and Pinnacle shareholders should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than June 13, 2005, and neither the mailing of the joint proxy statement/prospectus to Avid stockholders or Pinnacle shareholders nor the issuance of Avid common stock in the merger shall create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER
by and among
AVID TECHNOLOGY, INC.,
HIGHEST MOUNTAIN CORPORATION
and
PINNACLE SYSTEMS, INC.
Dated as of March 20, 2005

TABLE OF CONTENTS

ARTICLE I	THE MERGER	A-1
1.1	Effective Time of the Merger	A-1
1.2	Closing	A-1
1.3	Effects of the Merger	A-2
1.4	Directors and Officers of the Surviving Corporation	A-2
ARTICLE II	CONVERSION OF SECURITIES	A-2
2.1	Conversion of Capital Stock	A-2
2.2	Exchange of Certificates	A-3
2.3	Company Stock Plans	A-6
2.4	Dissenting Shares	A-6
ARTICLE III	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	A-7
3.1	Organization, Standing and Power; Subsidiaries	A-7
3.2	Capitalization	A-9
3.3	Authority; No Conflict; Required Filings and Consents	A-11
3.4	SEC Filings; Financial Statements; Information Provided	A-12
3.5	No Undisclosed Liabilities	A-15
3.6	Absence of Certain Changes or Events	A-15
3.7	Taxes	A-15
3.8	Owned and Leased Real Properties	A-18
3.9	Intellectual Property	A-18
3.10	Agreements, Contracts and Commitments	A-20
3.11	Litigation; Product Liability	A-22
3.12	Environmental Matters	A-23
3.13	Employee Benefit Plans	A-24
3.14	Compliance With Laws	A-27
3.15	Permits	A-27
3.16	Labor Matters	A-27
3.17	Insurance	A-28
3.18	Inventory	A-28
3.19	Assets	A-29
3.20	Warranty	A-29
3.21	Customers and Suppliers	A-29
3.22	No Existing Discussions	A-29
3.23	Opinion of Company Financial Advisor	A-29
3.24	Rights Agreement	A-29
3.25	Privacy Policies	A-29
3.26	Brokers; Fees and Expenses	A-30
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE TRANSITORY SUBSIDIARY	A-30
4.1	Organization, Standing and Power	A-30
4.2	Capitalization	A-31
4.3	Authority; No Conflict; Required Filings and Consents	A-31
4.4	SEC Filings; Financial Statements; Information Provided	A-33
4.5	Absence of Certain Changes or Events	A-35
4.6	Tax Matters	A-35
4.7	Operations of the Transitory Subsidiary	A-35
4.8	Opinion of Buyer Financial Advisor	A-35

A-i

ARTICLE V	CONDUCT OF BUSINESS	A-35
5.1	Covenants of the Company	A-35
5.2	Confidentiality	A-38
ARTICLE VI	ADDITIONAL AGREEMENTS	A-38
6.1	No Solicitation	A-38
6.2	Joint Proxy Statement/Prospectus; Registration Statement	A-41
6.3	Nasdaq Quotation	A-41
6.4	Access to Information	A-41
6.5	Shareholders and Stockholders Meeting	A-42
6.6	Legal Conditions to the Merger	A-43
6.7	Public Disclosure	A-44
6.8	Section 368(a) Reorganization	A-44
6.9	Affiliate Legends	A-44
6.10	Nasdaq Stock Market Listing	A-45
6.11	Shareholder Litigation	A-45
6.12	Indemnification	A-45
6.13	Employee Matters	A-46
6.14	Notification of Certain Matters	A-46
6.15	Exemption from Liability Under Section 16(b)	A-46
ARTICLE VII	CONDITIONS TO MERGER	A-47
7.1	Conditions to Each Party's Obligation To Effect the Merger	A-47
7.2	Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary	A-47
7.3	Additional Conditions to Obligations of the Company	A-49
ARTICLE VIII	TERMINATION AND AMENDMENT	A-50
8.1	Termination	A-50
8.2	Effect of Termination	A-51
8.3	Fees and Expenses	A-52
8.4	Amendment	A-53
8.5	Extension; Waiver	A-53
ARTICLE IX	MISCELLANEOUS	A-53
9.1	Nonsurvival of Representations and Warranties	A-53
9.2	Notices	A-53
9.3	Entire Agreement	A-54
9.4	No Third Party Beneficiaries	A-54
9.5	Assignment	A-54
9.6	Severability	A-54
9.7	Counterparts and Signature	A-55
9.8	Interpretation	A-55
9.9	Governing Law	A-55
9.10	Remedies	A-55
9.11	Submission to Jurisdiction	A-55
9.12	WAIVER OF JURY TRIAL	A-56
Schedule A	Parties to Voting Agreements	A-57
Exhibit A	Form of Voting Agreement for Shareholders of the Company
Exhibit B	Form of Voting Agreement for Stockholders of the Buyer

A-ii

TABLE OF DEFINED TERMS

Terms	Reference in Agreement
Acquisition Proposal	Section 6.1(f)
Affiliate	Section 3.2(d)
Agreement	Preamble
Agreement of Merger	Section 1.1
Alternative Acquisition Agreement	Section 6.1(b)
Antitrust Laws	Section 6.6(b)
Antitrust Order	Section 6.6(b)
Buyer	Preamble
Buyer Balance Sheet	Section 4.4(b)
Buyer Board	Section 4.3(a)
Buyer Charter Approval	Section 4.3(a)
Buyer Closing Price	Section 2.2(e)
Buyer Common Stock	Section 2.1(c)
Buyer Disclosure Schedule	Article IV
Buyer Material Adverse Effect	Section 4.1
Buyer Preferred Stock	Section 4.2
Buyer SEC Reports	Section 4.4(a)
Buyer Stockholder Approvals	Section 4.3(a)
Buyer Stockholders Meeting	Section 3.4(d)
Buyer Stockholder Voting Agreement	Preamble
Buyer Transaction Approval	Section 4.3(a)
Buyer Voting Proposals	Section 3.4(d)
Certificates	Section 2.2(a)
CGCL	Preamble
Closing	Section 1.2
Closing Date	Section 1.2
Code	Preamble
Company	Preamble
Company Balance Sheet	Section 3.4(b)
Company Board	Section 3.3(a)
Company Common Stock	Section 2.1(b)
Company Confidentiality Agreement	Section 5.2
Company Disclosure Schedule	Article III
Company Employee Plans	Section 3.13(a)
Company ESPP	Section 2.3(e)
Company Insiders	Section 6.15(c)
Company Intellectual Property	Section 3.9(b)
Company Leases	Section 3.8(b)
Company Material Adverse Effect	Section 3.1(a)
Company Material Contract	Section 3.10(a)
Company Obligations	Section 3.5
Company Permits	Section 3.15
Company Preferred Stock	Section 3.2(a)
Company Rights	Section 3.2(d)
Company Rights Plan	Section 3.2(d)
Company SEC Reports	Section 3.4(a)
Company Shareholder Approval	Section 3.3(a)

A-iii

Company Shareholders Meeting	Section 3.4(d)
Company Shareholder Voting Agreement	Preamble
Company Standard Form Contract	Section 3.10(e)
Company Stock Options	Section 2.3(a)(i)
Company Stock Plans	Section 2.3(a)(i)
Company Voting Proposal	Section 3.3(a)
Confidentiality Agreements	Section 5.2
Contamination	Section 3.12(c)
Continuing Employees	Section 6.13
Control	Section 7.2(c)
Control Test	Section 7.2(c)
Customer Deliverables	Section 3.9(b)
Dissenting Shares	Section 2.4(a)
Effective Time	Section 1.1
Employee Benefit Plan	Section 3.13(a)
Environmental Law	Section 3.12(b)
ERISA Affiliate	Section 3.13(a)
ERISA	Section 3.13(a)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Act	Section 3.3(c)
Exchange Ratio	Section 2.1(c)
Foreign Employees	Section 3.16(b)
GAAP	Section 3.4(b)
German Financial Statements	Section 3.4(c)
Governmental Entity	Section 3.3(c)
Hazardous Substance	Section 3.12(e)
HSR Act	Section 3.3(c)
Indemnified Parties	Section 6.12(a)
Insurance Policies	Section 3.17
Intellectual Property	Section 3.9(a)
Joint Proxy Statement/Prospectus	Section 3.4(d)
Liens	Section 3.2(f)
Major Customers	Section 3.10(a)
Major Customer Contracts	Section 3.10(a)
Merger	Preamble
Merger Consideration	Section 2.1(c)
Open Source Materials	Section 3.9(e)
Ordinary Course of Business	Section 3.2(d)
Outside Date	Section 8.1(b)
Per Share Cash Payment	Section 2.1(c)
Person	Section 2.2(b)
Registration Statement	Section 3.4(d)
Regulation M-A Filing	Section 3.4(d)
Release	Section 3.12(d)
Representatives	Section 6.1(a)
Rights Agreement Amendment	Section 3.24
Rule 145 Affiliates	Section 6.9
Sarbanes-Oxley Act	Section 3.4(f)

A-iv

SEC	Section 3.3(c)
Section 16 Information	Section 6.15(b)
Securities Act	Section 3.2(d)
Specified Time	Section 6.1(a)
Subsidiary	Section 3.1(b)
Superior Proposal	Section 6.1(f)
Surviving Corporation	Section 1.3
Tail Transaction	Section 8.3(c)
Tax Returns	Section 3.7(a)
Taxes	Section 3.7(a)
Third Party Intellectual Property	Section 3.9(b)
Transitory Subsidiary	Preamble
UK Employees	Section 3.13(k)
UK Subsidiary	Section 3.7(v)
Unit	Section 2.3(b)

A-v

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of March 20, 2005 by and among Avid Technology, Inc., a Delaware corporation (the "Buyer"), Highest Mountain Corporation, a California corporation and a wholly owned subsidiary of the Buyer (the "Transitory Subsidiary"), and Pinnacle Systems, Inc., a California corporation (the "Company").

        WHEREAS, the Boards of Directors of the Buyer and the Company deem it advisable and in the best interests of each corporation and their stockholders and shareholders, respectively, that the Buyer acquire the Company in order to advance the long-term business interests of the Buyer and the Company;

        WHEREAS, the acquisition of the Company shall be effected through a merger (the "Merger") of the Transitory Subsidiary with and into the Company in accordance with the terms of this Agreement and the California General Corporation Law (the "CGCL"), as a result of which the Company shall become a wholly owned subsidiary of the Buyer;

        WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Buyer's and the Company's willingness to enter into this Agreement, the shareholders of the Company listed on Schedule A have entered into the voting agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit A (the "Company Shareholder Voting Agreement"), pursuant to which such shareholders have, among other things, granted the Buyer a proxy to vote all of the shares of capital stock of the Company that such shareholders own in favor of the Company Voting Proposal and the stockholders of the Buyer listed on Schedule A have entered into the voting agreement, dated as of the date of this Agreement, in the form attached hereto as Exhibit B (the "Buyer Stockholder Voting Agreement"), pursuant to which such stockholders have, among other things, granted the Company a proxy to vote all of the shares of capital stock of the Buyer that such stockholders own in favor of the Buyer Voting Proposals; and

        WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Buyer, the Transitory Subsidiary and the Company agree as follows:

ARTICLE I
THE MERGER

        1.1    Effective Time of the Merger.    Subject to the provisions of this Agreement, prior to the Closing, the Buyer shall prepare, and on the Closing Date or as soon as practicable thereafter the Buyer shall cause to be filed with the Secretary of State of the State of California, an Agreement of Merger (the "Agreement of Merger") in such form as is required by, and executed by the Transitory Subsidiary and the Company in accordance with, the relevant provisions of the CGCL and shall make all other filings or recordings required under the CGCL. The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California or at such later time as is established by the Buyer and the Company and set forth in the Agreement of Merger (the "Effective Time").

        1.2    Closing.    The closing of the Merger (the "Closing") shall take place at 1:00 p.m., Eastern time, on a date to be specified by the Buyer and the Company (the "Closing Date"), which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII

(other than delivery of items to be delivered at the Closing and other than satisfaction of those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing), at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, unless another date, place or time is agreed to in writing by the Buyer and the Company.

        1.3    Effects of the Merger.    At the Effective Time (i) the separate existence of the Transitory Subsidiary shall cease and the Transitory Subsidiary shall be merged with and into the Company (the Company following the Merger is sometimes referred to herein as the "Surviving Corporation"), (ii) the Articles of Incorporation of the Company as in effect on the date of this Agreement shall be amended so that Article III of such Articles of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of common stock, no par value per share," and, as so amended, such Articles of Incorporation shall be the Articles of Incorporation of the Surviving Corporation, until further amended in accordance with the CGCL and (iii) the By-laws of the Company as in effect immediately prior to the Effective Time shall be amended and restated to read the same as the By-laws of the Transitory Subsidiary, except that all references to the name of the Transitory Subsidiary shall be amended to refer to the name of the Company, and, as so amended, such By-laws shall be the By-laws of the Surviving Corporation, until further amended in accordance with the CGCL. The Merger shall have the effects set forth in Section 1107 of the CGCL.

        1.4    Directors and Officers of the Surviving Corporation.

          (a)   The directors of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

          (b)   The officers of the Transitory Subsidiary immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

ARTICLE II
CONVERSION OF SECURITIES

        2.1    Conversion of Capital Stock.    As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or capital stock of the Transitory Subsidiary:

          (a)    Capital Stock of the Transitory Subsidiary.    Each share of the common stock of the Transitory Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, without par value per share, of the Surviving Corporation.

          (b)    Cancellation of Buyer-Owned Stock.    All shares of common stock, without par value per share, of the Company ("Company Common Stock") that are owned by the Company or any wholly owned Subsidiary of the Company and any shares of Company Common Stock owned by the Buyer, the Transitory Subsidiary or any other wholly owned Subsidiary (as defined in Section 3.1(b) hereof) of the Buyer immediately prior to the Effective Time shall be cancelled and shall cease to exist and no stock of the Buyer or other consideration shall be delivered in exchange therefor.

          (c)    Exchange Ratio and Per Share Cash Consideration for Company Common Stock.    Subject to Section 2.1(d) and Section 2.2, each share of Company Common Stock (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares (as defined in Section 2.4 below)) issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive (i) 0.0869 share (the "Exchange Ratio") of common stock, $.01 par value per share, of the Buyer ("Buyer Common Stock") plus (ii) $1.00 in cash (the "Per Share Cash Payment" and, together with the foregoing Buyer Common Stock, the "Merger Consideration") upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 2.2. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest on the Per Share Cash Payment, and any cash in lieu of fractional shares of Buyer Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (d)    Changes in Capitalization.    The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Buyer Common Stock), reorganization, recapitalization or other like change with respect to Buyer Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time. The Exchange Ratio and the Per Share Cash Payment shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

        2.2    Exchange of Certificates.    The procedures for exchanging outstanding shares of Company Common Stock for Merger Consideration pursuant to the Merger are as follows:

          (a)    Exchange Agent.    As of the Effective Time, the Buyer shall deposit with the Buyer's transfer agent or another bank or trust company designated by the Buyer and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, (i) certificates representing the shares of Buyer Common Stock payable with respect to the Company Common Stock outstanding as of the Effective Time and the aggregate Per Share Cash Payment payable with respect to the Company Common Stock outstanding as of the Effective Time (such shares of Buyer Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and such Per Share Cash Payment being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 2.2(e), and (iii) any dividends or distributions to which holders of certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Buyer Common Stock may then be entitled pursuant to Section 2.2(c).

          (b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time (and in any event, no later than five business days after the Effective Time), the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Buyer may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Buyer Common Stock (plus cash in lieu of fractional shares, if any, of Buyer Common Stock and any dividends or distributions as provided below) plus (B) the Per Share Cash Payment payable with respect such Certificate. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Buyer, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (and the Exchange Agent shall transmit to such holder no later than five business days after receipt of the foregoing items from such holder) a certificate representing that number of whole shares of Buyer Common Stock and the Per Share Cash Payment that such holder has the right to receive pursuant to the provisions of this Article II plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c), and the Certificate so surrendered shall immediately be cancelled. No interest will accrue or be paid on any payment payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Buyer Common Stock and the Per Share Cash Payment, plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) may be issued or paid to a Person (as defined below) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and, if applicable, by evidence that any stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Buyer Common Stock and the Per Share Cash Payment payable with respect such Certificate, plus cash in lieu of fractional shares pursuant to Section 2.2(e) and any dividends or distributions then payable pursuant to Section 2.2(c) as contemplated by this Section 2.2. For purposes of this Agreement, the term "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Buyer Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Buyer Common Stock, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Buyer Common Stock.

          (d)    No Further Ownership Rights in Company Common Stock.    All shares of Buyer Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (e)    No Fractional Shares.    No certificate or scrip representing fractional shares of Buyer Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of the Buyer. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Buyer Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Buyer Common Stock multiplied by the Buyer Closing Price. "Buyer Closing Price" shall mean the last reported sales price of Buyer Common Stock at 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Stock Market on the Effective Date (or, if the Effective Date is not a trading day, the last trading day preceding the Effective Date).

          (f)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for a period of one year after the Effective Time shall be delivered to the Buyer, upon demand, and any former holder of Company Common Stock who has not previously complied with this Section 2.2 shall thereafter look only to the Buyer, as a general unsecured creditor, for payment of its claim for Buyer Common Stock, the Per Share Cash Payment, any cash in lieu of fractional shares of Buyer Common Stock and any dividends or distributions with respect to Buyer Common Stock.

          (g)    No Liability.    To the extent permitted by applicable law, none of the Buyer, the Transitory Subsidiary, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Buyer Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any shares of Buyer Common Stock, the Per Share Cash Payment and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity), any such shares of Buyer Common Stock, the Per Share Cash Payment or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (h)    Withholding Taxes.    Notwithstanding any other provision in this Agreement, the Buyer, the Company, the Surviving Corporation, the Transitory Subsidiary and the Exchange Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the holders of shares of Company Common Stock and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of the shares of Company Common Stock or other recipient of payments in respect of which such deduction and withholding was made.

          (i)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Buyer Common Stock, the Per

  Share Cash Payment and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Buyer Common Stock deliverable in respect thereof pursuant to this Agreement.

        2.3    Company Stock Plans.

          (a)   The Company shall take such action as shall be required:

              (i)  with respect to each option (the "Company Stock Options") to purchase Company Common Stock granted under any stock option plans or other equity-related plans of the Company (the "Company Stock Plans") outstanding immediately prior to the Effective Time, to cause the vesting of any unvested portion of such Company Stock Options to be accelerated in full effective immediately prior to the Effective Time; and

             (ii)  to cause each Company Stock Option outstanding immediately prior to the Effective Time to be (A) exercised for shares of Company Common Stock prior to the Effective Time, (B) converted into the right to receive shares of Buyer Common Stock in accordance with Section 2.3(b) as of or immediately prior to the Effective Time or (C) cancelled in accordance with 2.3(c) as of or immediately prior to the Effective Time.

          (b)   Each holder of a Company Stock Option outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock less than the sum of (i) the Exchange Ratio multiplied by the Buyer Closing Price plus (ii) $1.00 shall receive from the Buyer, in respect and in consideration of each Company Stock Option so cancelled, upon surrender of such option, a number of Units per share of Company Common Stock subject to such Company Stock Option equal to a fraction (i) the numerator of which is (A) the Exchange Ratio multiplied by the Buyer Closing Price plus (B) $1.00 less (C) the exercise price per share of Company Common Stock subject to such Company Stock Option, and (ii) the denominator of which is (A) the Exchange Ratio multiplied by the Buyer Closing Price plus (B) $1.00. Each Unit shall consist of a fraction of a share of Buyer Common Stock equal to the Exchange Ratio plus $1.00 in cash.

          (c)   Each Company Stock Option outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock greater than or equal to the sum of (i) the Exchange Ratio multiplied by Buyer Closing Price plus (ii) $1.00 shall be cancelled and have no further force or effect as of the Effective Time.

          (d)   As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of a Company Stock Option a letter describing the treatment of such Company Stock Option pursuant to this Section 2.3 and providing instructions for use in (i) exercising such Company Stock Options for shares of Company Common Stock prior to the Effective Time or (ii) if not exercised prior to the Effective Time, receiving Buyer Common Stock and cash pursuant to Section 2.3(b) in exchange for the cancellation of such Company Stock Option.

          (e)   The Company shall terminate its 2004 Employee Stock Purchase Plan (the "Company ESPP") in accordance with its terms as of or prior to the Effective Time.

        2.4    Dissenting Shares.

          (a)   Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock outstanding on the date for determination of shareholders entitled to vote on the Merger and not voted in favor of the approval of the principal terms of the Merger (or in the case of shares described in Section 1300(b)(i)(A) or (B) of the CGCL (without regard to the provisions in that paragraph) that were voted against the Merger) and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 13 of the

  CGCL and not effectively withdrawn or forfeited prior to the Effective Time ("Dissenting Shares") shall not be converted into or represent the right to receive shares of Buyer Common Stock in accordance with Section 2.1 unless the rights of the holder of such Dissenting Shares to appraisal shall have ceased in accordance with Section 1309 of the CGCL. If the holder of Dissenting shares has so forfeited or withdrawn such holder's rights to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive shares of Buyer Common Stock in accordance with Section 2.1, and (ii) following the occurrence of such event, upon proper surrender of the Certificate in accordance with Section 2.2 the Buyer shall deliver to such the holder of the Dissenting Shares the shares of Buyer Common Stock to which such holder is entitled pursuant to Section 2.1.

          (b)   The Company shall give the Buyer (i) prompt notice of any written demands for appraisal of any Company Common Stock, withdrawals of such demands, and any other instruments that relate to such demands received by the Company and (ii) the opportunity to determine the statement of price required by Section 1301(a) of the CGCL and to direct all negotiations and proceedings with respect to demands for appraisal under the CGCL. The Company shall not, except with the prior written consent of the Buyer, make any payment with respect to any demands for appraisal of Company Common Stock or offer to settle or settle any such demands.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Article III are true and correct, except as expressly set forth in the disclosure schedule delivered by the Company to the Buyer and the Transitory Subsidiary on or before the date of this Agreement (the "Company Disclosure Schedule"). The Company Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in this Article III, and the disclosure in any section or paragraph shall qualify (a) the corresponding section or paragraph in this Article III and (b) the other sections and paragraphs in this Article III only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

        3.1    Organization, Standing and Power; Subsidiaries.

          (a)   Each of the Company and its Subsidiaries is a corporation or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction listed in Section 3.1(a) of the Company Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and may not reasonably be expected to have, a Company Material Adverse Effect. The Company has delivered or made available to the Buyer correct and complete copies of the minutes of all meetings of the shareholders, the Board of Directors and each committee of the Boards of Directors of the Company and each of its Subsidiaries held since January 1, 2002 (excluding all names and information required to be redacted in compliance with applicable laws governing the sharing of information or in accordance with existing nondisclosure agreements). For purposes of this Agreement, the term "Company Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) the ability of the Company to consummate the transactions contemplated by this Agreement or (iii) the ability of the Buyer to operate the business of the Company and each of its Subsidiaries immediately after the Closing; provided, however, none of the following in and of itself or themselves shall be deemed to constitute a Company Material Adverse Effect: (w) any decrease in the market price or trading volume of the Company Common Stock after the date hereof (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Company Material Adverse Effect); (x) any failure by the Company to meet internal projections or forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect); (y) any cancellation or deferral of customer orders, reductions in sales, disruption in supplier, distributor, partner or similar relationships or loss of broadcast employees, in each case to the extent attributable to the public announcement or pendency of the Merger; or (z) any adverse change, event, circumstance, development or effect that results from changes attributable to conditions affecting the industries in which the Company participates or the economy as a whole in the United States or the other countries in which the Company conducts its principal operations or derives significant sales (which changes in each case do not disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the industry in which the Company and its Subsidiaries operate). For the avoidance of doubt, the parties agree that the terms "material", "materially" or "materiality" as used in this Agreement with an initial lower case "m" shall have their respective customary and ordinary meanings, without regard to the meanings ascribed to Company Material Adverse Effect in the prior sentence of this paragraph or Buyer Material Adverse Effect in Section 4.1.

          (b)   Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the Company's Subsidiaries and the Company's direct or indirect equity interest therein. Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries directly or indirectly owns any equity, membership, partnership or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity, membership, partnership or similar interest in, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, and neither the Company, nor any of its Subsidiaries, has, at any time, been a general partner or managing member of any general partnership, limited partnership, limited liability company or other entity. As used in this Agreement, the term "Subsidiary" means, with respect to a party, any corporation, partnership, joint venture, limited liability company or other business association or entity, whether incorporated or unincorporated, of which (i) such party or any other Subsidiary of such party is a general partner or a managing member (excluding partnerships, the general partnership interests of which held by such party and/or one or more of its Subsidiaries do not have a majority of the voting interest in such partnership), (ii) such party and/or one or more of its Subsidiaries holds voting power to elect a majority of the board of directors or other governing body performing similar functions, or (iii) such party and/or one or more of its Subsidiaries, directly or indirectly, owns or controls more than 50% of the equity, membership, partnership or similar interests.

          (c)   The Company has delivered or made available to the Buyer complete and accurate copies of the Articles of Incorporation and By-laws of the Company and of the charter, by-laws,

  memorandum or articles of association or other organizational documents of each Subsidiary of the Company.

        3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of 120,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, no par value per share ("Company Preferred Stock"), of which 25,000 shares are designated Series A Participating Preferred Stock. The rights and privileges of each class of the Company's capital stock are as set forth in the Company's Articles of Incorporation. As of March 18, 2005, (i) 70,059,873 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held by the Company or by Subsidiaries of the Company, and (iii) no shares of Company Preferred Stock were issued or outstanding.

          (b)   Section 3.2(b) of the Company Disclosure Schedule lists all issued and outstanding shares of Company Common Stock that constitute restricted stock or that are otherwise subject to a repurchase or redemption right or right of first refusal in favor of the Company; the name of the applicable shareholder, the lapsing schedule for any such shares, including the extent to which any such repurchase or redemption right or right of first refusal has lapsed as of the date of this Agreement and whether (and to what extent) the lapsing will be accelerated in any way by the transactions contemplated by this Agreement or by termination of employment or change in position following consummation of the Merger.

          (c)   Section 3.2(c) of the Company Disclosure Schedule lists the number of shares of Company Common Stock reserved for future issuance pursuant Company Stock Plans and sets forth a complete and accurate list of all holders of Company Stock Options under the Company Stock Plans, indicating with respect to each Company Stock Option, the number of shares of Company Common Stock subject to such Company Stock Option, the exercise price, the date of grant, vesting schedule and the expiration date thereof, including the extent to which any vesting has occurred as of the date of this Agreement, and whether (and to what extent) the vesting of such Company Stock Options will be accelerated in any way by the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following consummation of the Merger. There are no warrants or other outstanding rights (other than Company Stock Options) to purchase shares of Company Common Stock outstanding as of the date of this Agreement. The Company has delivered or made available to the Buyer accurate and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing Company Stock Options.

          (d)   Except (x) as set forth in this Section 3.2, (y) as reserved for future grants under Company Stock Plans, and (z) the rights (the "Company Rights") issued and issuable under the Amended and Restated Preferred Stock Rights Agreement dated as of October 20, 2004, between the Company and Mellon Investor Services LLC f/k/a ChaseMellon Shareholder Services, L.L.C. (the "Company Rights Plan"), (i) there are no equity securities of any class of the Company or any of its Subsidiaries (other than equity securities of any such Subsidiary that are directly or indirectly owned by the Company), or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (ii) there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any of its Subsidiaries or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. Neither the Company nor any of its Subsidiaries has outstanding any stock appreciation rights, phantom stock, performance based equity rights or similar rights or obligations. There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Subsidiary of the Company or any other entity, other than guarantees of bank obligations of Subsidiaries of the Company entered into in the Ordinary Course of Business and listed in Section 3.2(d) of the Company Disclosure Schedule. Other than the Company Shareholder Voting Agreement, neither the Company nor any of its Affiliates is a party to or is bound by any, and to the knowledge of the Company, there are no, agreements or understandings with respect to the voting (including voting trusts and proxies) or sale or transfer (including agreements imposing transfer restrictions) of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries. For purposes of this Agreement, the term "Affiliate" when used with respect to any party shall mean any Person who is an "affiliate" of that party within the meaning of Rule 405 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Except as contemplated by this Agreement, there are no registration rights, and there is no rights agreement, "poison pill" anti-takeover plan or other agreement or understanding to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company or any of its Subsidiaries or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries. For the purposes of this Agreement, "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to frequency and amount).

          (e)   All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(c) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the CGCL, the Company's Articles of Incorporation or By-laws or any agreement to which the Company is a party or is otherwise bound.

          (f)    All of the outstanding shares of capital stock and other equity securities or interests of each of the Company's Subsidiaries are duly authorized, validly issued, fully paid, not repaid (in the case of the Company's Subsidiaries incorporated in foreign jurisdictions), nonassessable and free of preemptive rights and all such shares (other than nominee shareholdings or directors' qualifying shares in the case of non-U.S. Subsidiaries, all of which the Company has the power to cause to be transferred for no or nominal consideration to the Buyer or the Buyer's designee) are owned, of record and beneficially, by the Company or another Subsidiary of the Company free and clear of all mortgages, security interests, pledges, liens, charges or encumbrances of any nature ("Liens") and agreements in respect of, or limitations on, the Company's voting rights. The Company has made available to the Buyer complete and accurate copies of the charter, by-laws, memorandum or articles of association or other organizational documents of each Subsidiary of the Company, and all such documents so delivered or made available are in full force and effect. The Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity that is not a Subsidiary of the Company.

          No consent of the holders of Company Stock Options is required in connection with the actions contemplated by Section 2.3.

        3.3    Authority; No Conflict; Required Filings and Consents.

          (a)   The Company has all requisite corporate power and authority to enter into this Agreement and, subject only to the approval of the principal terms of the Merger (the "Company Voting Proposal") by the Company's shareholders under the CGCL (the "Company Shareholder Approval"), to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Company (the "Company Board"), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Company and its shareholders, (ii) approved this Agreement and approved the Agreement of Merger in accordance with the provisions of the CGCL, (iii) directed that this Agreement and the principal terms of the Merger be submitted to the shareholders of the Company for their approval and resolved to recommend that the shareholders of the Company vote in favor of the approval of the principal terms of the Merger, and (iv) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms.

          (b)   The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Articles of Incorporation or By-laws of the Company or of the charter, by-laws, memorandum or articles of association or other organizational document of any Subsidiary of the Company, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under, or require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Company's or any of its Subsidiary's assets under, any of the terms, conditions or provisions of any Company Material Contract (as defined in Section 3.10 hereof), or (iii) subject to obtaining the Company Shareholder Approval and compliance with the requirements specified in clauses (i) through (v) of Section 3.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 3.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, may not reasonably be expected to have a Company Material Adverse Effect. Section 3.3(b) of the Company Disclosure Schedule lists all material consents, waivers and approvals under any Company Material Contract required to be obtained in connection with the consummation of the transactions contemplated hereby.

          (c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality or any stock market or stock exchange on which shares of Company Common Stock are listed for trading (a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the Hart-Scott-Rodino Antitrust Improvements

  Act of 1976, as amended (the "HSR Act") and compliance with other applicable Antitrust Laws, (ii) the filing of the Agreement of Merger with the California Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Joint Proxy Statement/Prospectus with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), (iv) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country and (vi) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

          (d)   The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date for the Company Shareholders Meeting is the only vote of the holders of any class or series of the Company's capital stock or other securities necessary for the approval of the principal terms of the Merger and for the consummation by the Company of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

        3.4    SEC Filings; Financial Statements; Information Provided.

          (a)   The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since July 1, 2001, and has made available to the Buyer copies of all registration statements, forms, reports and other documents filed by the Company with the SEC since such date, all of which are publicly available on the SEC's EDGAR system. All such registration statements, forms, reports and other documents (including those that the Company files after the date hereof until the Effective Time) are referred to herein as the "Company SEC Reports." The Company SEC Reports (i) were, and with respect to Company SEC Reports filed after the date of this Agreement and prior to the Effective Time will be, filed on a timely basis, (ii) at the time filed, were, and with respect to Company SEC Reports filed after the date of this Agreement and prior to the Effective Time will be, prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (iii) did not at the time they were filed, and with respect to Company SEC Reports filed after the date of this Agreement and prior to the Effective Time will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. There are no off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company SEC Reports.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated by reference in the Company SEC Reports at the time filed (i) complied, and with respect to Company SEC Reports filed after the date of this Agreement and prior to the Effective Time will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were, and with respect to Company SEC Reports filed after the date of this Agreement and prior to the Effective Time will be, prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented, and with respect to Company SEC Reports filed after the date of this Agreement and prior to the Effective Time will fairly present, the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Company and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments that were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Company as of December 31, 2004 is referred to herein as the "Company Balance Sheet."

          (c)   Section 3.4(c) of the Company Disclosure Schedule contains complete and correct copies of the unaudited financial statements of Pinnacle Systems GmbH, Braunschweig, as of June 30, 2004, the audited financial statements of PS Miro Holdings Inc. & Co. KG, Munich, as of June 30, 2004 (collectively, the "German Financial Statements"). The German Financial Statements (i) have been prepared in accordance with German Generally Accepted Accounting Principles (Grundsätze ordnungsgemäßer Buchführung und Bilanzierung), including without limitation having regard to the principles of accounting and valuation continuity and in compliance with the pertinent commercial law provisions, applied on a consistent basis throughout the periods involved, (ii) fairly present the asset, financial and earnings situation of Pinnacle Systems GmbH, Braunschweig, and PS Miro Holdings Inc. & Co. KG, Munich, as of the dates indicated, consistent with the books and records of Pinnacle Systems GmbH, Braunschweig, and PS Miro Holdings Inc. & Co. KG, Munich, (iii) observe the principle of the minimum valuation (Niederstwertprinzip) and (iv) accurately and completely reflect all liabilities and contingent liabilities (including but not limited to taxes and accruals for severance payments under Articles 89b of the German Commercial Code and/or the Council Directive 86/653/EEC of December 18, 1986 on the coordination of the laws of the Member States relating to self-employed commercial agents) of Pinnacle Systems GmbH, Braunschweig, and PS Miro Holdings Inc. & Co. KG, Munich.

          (d)   The information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed by the Buyer pursuant to which shares of Buyer Common Stock issued in connection with the Merger shall be registered under the Securities Act (the "Registration Statement"), or to be included or supplied by or on behalf of the Company for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a "Regulation M-A Filing"), shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Company for inclusion in the joint proxy statement/prospectus to be sent to the shareholders and stockholders, respectively, of the Company and the Buyer (the "Joint Proxy Statement/Prospectus") in connection with (i) the meeting of the Company's shareholders to consider the Company Voting Proposal (the "Company Shareholders Meeting") (which shall be deemed to include all information about or relating to the Company, the Company Voting Proposal and the Company Shareholders Meeting), and (ii) the meeting of the Buyer's stockholders (the "Buyer Stockholders Meeting") to consider the issuance of shares of Buyer Common Stock and the amendment to the Buyer's Certificate of Incorporation (the "Buyer Voting Proposals"), on the date the Joint Proxy Statement/Prospectus is first mailed to shareholders and stockholders, respectively, of the Company or the Buyer, or at the time of the Company Shareholders Meeting or the Buyer Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting or the Buyer Stockholders Meeting that has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Company or any of its Affiliates that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by the Company or should occur, the Company shall promptly inform the Buyer of such fact or event.

          (e)   The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are effective to provide reasonable assurance that information the Company is required to disclose in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to the Company's management as appropriate, to allow timely decisions regarding required disclosure. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company's auditors and the Audit Committee of the Company's Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees of the Company or its Subsidiaries who have a significant role in the Company's internal control over financial reporting. Since January 1, 2002, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company's Board of Directors or any committee thereof or to any director or officer of the Company.

          (f)    The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act") and with the applicable listing and other rules and regulations of The Nasdaq National Market and has not since January 1, 2002 received any notice from The Nasdaq National Market asserting any non-compliance with such rules and regulations. Each required form, report and document containing financial statements that the Company has filed with or submitted to the SEC since August 29, 2002 was accompanied by the certifications required to be filed or submitted by the Company's principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

        3.5    No Undisclosed Liabilities.    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for obligations or liabilities incurred in the Ordinary Course of Business after the date of the Company Balance Sheet, as of the date hereof the Company and its Subsidiaries do not have any obligations or liabilities of any nature, whether or not accrued, contingent or otherwise and whether or not required to be disclosed in the Company SEC Reports, including those relating to matters involving any Environmental Law (any such obligations or liabilities, "Company Obligations"), that are material, individually or in the aggregate, and that are required by GAAP to be shown as a liability on a consolidated balance sheet of the Company. To the knowledge of the Company, as of the date hereof, the Company and its Subsidiaries do not have any other Company Obligations, except (a) as disclosed in the Company SEC Reports filed prior to the date of this Agreement and (b) for such Company Obligations that, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Company Material Adverse Effect.

        3.6    Absence of Certain Changes or Events.    Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their respective businesses only in the Ordinary Course of Business and, since such date, there has not been any change, event, circumstance, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect. Between the date of the Company Balance Sheet and the date of this Agreement, there has not been any other action or event that would have required the consent of the Buyer pursuant to Section 5.1 of this Agreement (other than actions or events that would have required consent solely pursuant to Section 5.1(b) to the extent such option grants are in the Ordinary Course of Business, Section 5.1(j), Section 5.1(n) (for purposes of this Section 3.6 only, the term "material contract or agreement" in Section 5.1(n) shall have the meaning ascribed to the term "material definitive agreement" in Item 1.01 of Form 8-K)), subclause (A) of Section 5.1(o) to the extent in the Ordinary Course of Business, subclause (B) of Section 5.1(o) to the extent such increase is in the Ordinary Course of Business, subclause (D) of Section 5.1(o), subclause (E) of Section 5.1(o) or Section 5.1(v)) had such action or event occurred after the date of this Agreement.

        3.7    Taxes.

          (a)   Each of the Company and the Subsidiaries has properly filed on a timely basis all Tax Returns that it was required to file, and all such Tax Returns were true, correct and complete in all respects. Neither the Company nor any Subsidiary is or has ever been a member of a group of corporations for the purposes of any Taxes or with which it has filed (or been required to file) consolidated, combined or unitary Tax Returns, other than a group of which only the Company and the Subsidiaries are or were members. Each of the Company and the Subsidiaries has paid on a timely basis all Taxes that were due and payable. The unpaid Taxes of the Company and each Subsidiary for Tax periods through the date of the Company Balance Sheet do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Company Balance Sheet and all unpaid Taxes of the Company and each Subsidiary for all Tax periods commencing after the date of the Company Balance Sheet arose in the Ordinary Course of Business and are of a type and amount commensurate with Taxes attributable to prior similar periods. Neither the Company nor any Subsidiary (i) has any actual or potential liability under Treasury Regulations Section 1.1502-6 (or any comparable or similar provision of federal, state, local or foreign law), as a transferee or successor, pursuant to any contractual obligation, or otherwise for any Taxes of any Person other than the Company or any Subsidiary, or (ii) is a party to or bound by any Tax indemnity, Tax sharing, Tax allocation or similar agreement. All Taxes that the Company or any Subsidiary was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been properly paid to the appropriate Governmental Entity. For purposes of this Agreement, (i) "Taxes" shall mean any and all taxes, charges, fees, duties, contributions, levies or other similar assessments or liabilities in the nature of a tax, including, without limitation, income, gross receipts, corporation, ad valorem, premium, value-added, net worth, capital stock, capital gains, documentary, recapture, alternative or add-on minimum, disability, estimated, registration, recording, excise, real property, personal property, sales, use, license, lease, service, service use, transfer, withholding, employment, unemployment, insurance, social security, national insurance, business license, business organization, environmental, workers compensation, payroll, profits, severance, stamp, occupation, windfall profits, customs, duties, franchise and other taxes of any kind whatsoever imposed by the United States of America or any state, local or foreign government, or any agency or political subdivision thereof, and any interest, fines, penalties, assessments or additions to tax imposed with respect to such items or any contest or dispute thereof, and (ii) "Tax Returns" shall mean any and all reports, returns, computations, declarations, or statements relating to Taxes, including any schedule or attachment thereto and any related or supporting workpapers or information with respect to any of the foregoing, including any amendment thereof.

          (b)   The Company has delivered or made available to the Buyer or made available to the Buyer for inspection (i) complete and correct copies of all Tax Returns of the Company or any Subsidiary relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company or any Subsidiary relating to Taxes for all taxable periods for which the statute of limitations has not yet expired. The federal income Tax Returns of the Company and each Subsidiary have never been audited by the Internal Revenue Service. No examination or audit of any Tax Return of the Company or any Subsidiary by any Governmental Entity is currently in progress or, to the knowledge of the Company, threatened or contemplated. Neither the Company nor any Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed. Neither the Company nor any Subsidiary has (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney with any taxing authority.

          (c)   Neither the Company nor any Subsidiary (i) has made any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an "excess parachute payment" under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) as a result of or arising under the transactions contemplated by this Agreement or as a result of the Merger and any subsequent event or (ii) is or has been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).

          (d)   None of the assets of the Company or any Subsidiary (i) is property that is required to be treated as being owned by any other Person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is "tax-exempt use property" within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.

          (e)   There are no adjustments under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax laws) that are required to be taken into account by the Company or any Subsidiary in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date.

          (f)    Neither the Company nor any Subsidiary (i) is a "consenting corporation" within the meaning of former Section 341(f) of the Code, and none of the assets of the Company or any Subsidiary is subject to an election under former Section 341(f) of the Code, or (ii) has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

          (g)   Neither the Company nor any Subsidiary has ever participated in an international boycott as defined in Section 999 of the Code.

          (h)   Neither the Company nor any Subsidiary has distributed to its shareholders or security holders stock or securities of a controlled corporation, nor has stock or securities of the Company or any Subsidiary been distributed, in a transaction to which Section 355 of the Code applies (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

          (i)    Neither the Company nor any Subsidiary owns any interest in an entity that is characterized as a partnership for federal income Tax purposes.

          (j)    Neither the Company nor any Subsidiary is or has been a passive foreign investment company within the meaning of Sections 1291-1297 of the Code.

          (k)   Neither the Company nor any Subsidiary has incurred (or been allocated) an "overall foreign loss" as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code.

          (l)    Neither the Company nor any Subsidiary is a party to a gain recognition agreement under Section 367 of the Code.

          (m)  Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any (i) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law), (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or other open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.

          (n)   There are no liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any Subsidiary, other than with respect to Taxes not yet due and payable.

          (o)   Neither the Company nor any Subsidiary is or ever has been a party to a transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction.

          (p)   Section 3.7(p) of the Company Disclosure Schedule sets forth a complete and accurate list of any Subsidiaries for which a "check-the-box" election under Section 7701 has been made.

          (q)   Section 3.7(q) of the Company Disclosure Schedule sets forth a complete and accurate list of all material agreements, rulings, settlements or other Tax documents relating to Tax incentives between the Company or any Subsidiary and a Governmental Entity.

          (r)   Any "nonqualified deferred compensation plan" (within the meaning of Section 409A of the Code) to which the Company or any Subsidiary is a party complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms (or is exempt from those paragraphs) and, if not exempt, has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code.

          (s)   Neither the Company nor any of its Subsidiaries shall be liable for any Taxes in relation to any options granted prior to the Closing to any directors or employees resident for Tax purposes in the United Kingdom as a result of the assumption, cancellation, exercise, assignment or release of such options, except where such Taxes can be recovered from the directors or employees in question.

          (t)    All documents in the enforcement of which the Company or any of its Subsidiaries may be interested and which are liable to any form of stamp duty (or any corresponding Taxes) have been duly stamped.

          (u)   The UK Subsidiary has never repaid nor agreed to repay, nor redeemed nor agreed to redeem, nor purchased nor agreed to purchase, nor granted an option under which it may become liable to purchase, any shares of any class of its issued share capital. The UK Subsidiary has never capitalized nor agreed to capitalize in the form of shares or debentures any profits or reserves of any class or description. The UK Subsidiary has never issued or agreed to issue any share capital other than for the receipt of new consideration. The UK Subsidiary has never issued or agreed to issue any debt securities. For the purposes of this Agreement, the "UK Subsidiary" means Pinnacle Systems Limited.

        3.8    Owned and Leased Real Properties.

          (a)   Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

          (b)   Section 3.8(b) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property leased, subleased or licensed by the Company or any of its Subsidiaries (collectively "Company Leases") and the location of the premises. Neither the Company nor any of its Subsidiaries nor, to the Company's knowledge, any other party to any Company Lease, is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had, and may not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has delivered or made available to the Buyer complete and accurate copies of all Company Leases.

        3.9    Intellectual Property.

          (a)   The Company and its Subsidiaries exclusively own or otherwise possess legally enforceable rights to use, without any obligation to make any fixed or contingent payments, including any royalty payments, all Intellectual Property used or necessary to conduct the business of the Company and its Subsidiaries as currently conducted (excluding generally commercially available, "off-the-shelf" software programs licensed pursuant to shrinkwrap or "click-and-accept" licenses), the absence of which, individually or in the aggregate, may not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term "Intellectual Property" means (i) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations; (ii) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof; (iii) copyrights, database rights and designs and registrations and applications for registration thereof; (iv) computer software, algorithms, file structures, data and documentation, including preparatory design materials; (v) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information; (vi) other proprietary rights relating to or having equivalent effect to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions); and (vii) copies and tangible embodiments thereof.

          (b)   The execution and delivery of this Agreement and consummation of the Merger will not result in the breach of, or create on behalf of any third party the right to terminate or modify, (i) any license, sublicense or other agreement relating to any material Intellectual Property owned by the Company, including software that is used in the manufacture of, incorporated in, or forms a part of any Customer Deliverable (the "Company Intellectual Property") or (ii) any license, sublicense and other agreement as to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any material third party Intellectual Property, including software, that is used in the manufacture of, incorporated in, or forms a part of any Customer Deliverable (the "Third Party Intellectual Property"). Section 3.9(b)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company Intellectual Property (other than unregistered copyrights, unregistered trademarks that are not currently being used by the Company or any of its Subsidiaries, and all trade secrets and confidential information) and Section 3.9(b)(ii) sets forth a complete and accurate list of all Third Party Intellectual Property that is incorporated into any Customer Deliverable. For the purposes of this Agreement, "Customer Deliverables" means (A) the products that the Company or any Subsidiary currently manufactures, markets, sells or licenses or has manufactured, marketed, sold or licensed within the previous two years and (B) the services that the Company or any Subsidiary currently provides or has provided within the previous two years.

          (c)   All patents, copyrights, trademarks (other than unregistered trademarks that are not currently being used by the Company or any of its Subsidiaries) and service marks that are held by the Company or any of its Subsidiaries and that are material to the business of the Company and its Subsidiaries are valid and subsisting. The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Company Intellectual Property. To the knowledge of the Company, no other Person or entity is infringing, violating or misappropriating any of the Company Intellectual Property or Third Party Intellectual Property, except for infringements, violations or misappropriations that, individually or in the aggregate, may not reasonably be expected to have a Company Material Adverse Effect. There have not been any claims made from any person retained, commissioned, employed or otherwise engaged by the Company or any of its Subsidiaries pursuant to section 40 of the Patents Act 1977 or equivalent legislation anywhere in the world, and, to the knowledge of the Company, no circumstances exist which will result in any liability to the Company or any of its Subsidiaries thereunder.

          (d)   None of the (i) products previously or currently sold by the Company or any of its Subsidiaries or (ii) business or activities previously or currently conducted by the Company or any of its Subsidiaries infringes, violates or constitutes a misappropriation of, any Intellectual Property of any third party, except for such infringements, violations and misappropriation that, individually or in the aggregate, may not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any complaint, claim or notice alleging any such infringement, violation or misappropriation.

          (e)   Section 3.9(e) of the Company Disclosure Schedule lists all Open Source Materials that the Company or any Subsidiary has incorporated into any Customer Deliverable and describes the manner in which such Open Source Materials have been used, including, without limitation, whether and how the Open Source Materials have been modified and/or distributed by the Company or any Subsidiary. Except as set forth on 3.9(e) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, software developed and/or distributed by the Company or any Subsidiary; (ii) distributed Open Source Materials in conjunction with any other software developed or distributed by the Company or any Subsidiary; or (iii) used Open Source Materials that create, or purport to create, obligations for the Company or any Subsidiary with respect to software developed or distributed by the Company or any Subsidiary or grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property (including but not limited to using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials, that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge). "Open Source Materials" means all software or other material that is distributed as "free software", "open source software" or under a similar licensing or distribution model, including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD Licenses, the Artistic License, the Netscape Public License, Filezilla, the ActiveState License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License.

          (f)    The Company, each of its Subsidiaries, and each current and former employee of the Company and each of its Subsidiaries, have complied with all requirements under applicable law and applicable written agreements with regard to the transfer of Intellectual Property from such employees to the Company or its Subsidiaries, as applicable, including but not limited to, the mandatory provisions of the German Act on Employee's Inventions with regard to the licensing of Intellectual Property.

        3.10    Agreements, Contracts and Commitments.

          (a)   For purposes of this Agreement, "Company Material Contract" shall mean all of the following agreements (written or oral):

              (i)  any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;

             (ii)  any employment, service or consulting agreement with any current or former executive officer, employee or consultant of the Company or any of its Subsidiaries or member of the Company's Board of Directors contemplating payment in excess of $150,000 in any year, other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days' notice without liability or financial obligation to the Company or any of its Subsidiaries;

            (iii)  any agreement containing any covenant (A) prohibiting or limiting in any respect the right of the Company or any of its Affiliates to engage in any line of business, make, sell or distribute any material product or service, or compete with any Person in any line of business or to compete with any party or the manner or locations in which any of them engage, (B) granting any exclusivity rights or "most favored nation" status that, following the Merger, would in any way apply to the Buyer or any of its Subsidiaries, or (C) prohibiting or limiting the right of the Company to enforce any Company Intellectual Property;

            (iv)  any agreement relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets not in the Ordinary Course of Business or pursuant to which the Company or any of its Subsidiaries has any material ownership interest in any Person other than the Company's Subsidiaries;

             (v)  any agreement to provide source code to any third party for any product or technology;

            (vi)  any agreement to license any third party to manufacture, reproduce, develop or modify any portion of the Company's products, services or technology or any agreement to sell or distribute any of the Company's products, services or technology, except (A) agreements with original equipment manufacturers, distributors, sales representatives or other resellers in the Ordinary Course of Business or (B) agreements allowing internal backup copies to be made by end-user customers in the Ordinary Course of Business;

           (vii)  any note, bond, mortgages, indentures, guarantees, loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the Ordinary Course of Business;

          (viii)  any settlement agreement (including any compromise agreement or other form of release) entered into within three years prior to the date of this Agreement, other than (A) releases or settlement agreements immaterial in nature or amount entered into with former employees or independent contractors of the Company in the Ordinary Course of Business in connection with the routine cessation of such employee's or independent contractor's employment or engagement with the Company or (B) settlement agreements for cash only (which has been paid) and does not exceed $50,000 as to such settlement;

            (ix)  any agreement not described in clause (iii) above under which the Company or any Subsidiaries has licensed or otherwise made available any Company Intellectual Property or Third Party Intellectual Property to a third party, other than to original equipment manufacturers, customers, distributors and other resellers in the Ordinary Course of Business;

             (x)  any agreement under which the Company or any Subsidiaries has received a license to any material Third Party Intellectual Property but excluding generally commercially available, off-the-shelf software programs with an individual purchase price of less than $50,000;

            (xi)  any agreement between the Company or any of its Subsidiaries and any of the top 10 customers of the Company and its Subsidiaries (determined on the basis of total revenues received by the Company and its Subsidiaries during the year ended December 31, 2004) (the "Major Customers," and each such Contract, a "Major Customer Contract");

           (xii)  any agreement which has aggregate future sums due from the Company or any of its Subsidiaries in excess of $250,000 and is not terminable by the Company or any such Subsidiary (without penalty or payment) on 90 (or fewer) days' notice;

          (xiii)  any Company Lease or lease, sublease or license by the Company or any of its Subsidiaries of any real property; or

          (xiv)  any other agreement of the Company or any of its Subsidiaries (i) with any Affiliate of the Company (other than the Company or any other of its Subsidiaries), (ii) with a

    Governmental Authority (other than ordinary course agreements with Governmental Authorities as a customer) which imposes any material obligation or restriction on the Company or any of its Affiliates, (iii) with investment bankers, financial advisors, attorneys, accountants or management consultants retained by the Company or any of its Subsidiaries involving payments by or to the Company or any of its Subsidiaries of more than $100,000 on an annual basis, (iv) providing for indemnification by the Company or the relevant Subsidiaries of any Person, except for any such agreement that is (A) not material to the Company or any of its Subsidiaries and (B) entered into in the Ordinary Course of Business, or (v) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries have agreed not to acquire assets or securities of another Person.

          (b)   Section 3.10(b) of the Company Disclosure Schedule sets forth a list (arranged in clauses corresponding to the numbered and lettered clauses and sub-clauses set forth in Section 3.10(b)) of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or bound by as of the date hereof, and complete and correct copies (including all amendments, modifications, extensions, renewals, guarantees or other contracts with respect thereto, but excluding all names, terms and conditions that have been redacted in compliance with applicable laws governing the sharing of information) of each Company Material Contract has been made available to Buyer.

          (c)   All Company Material Contracts are legal, valid and binding and in full force and effect, except for such failures to be legal, valid and binding or in full force and effect that, individually or in the aggregate, have not had, and are not reasonably likely to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has violated, and, to the knowledge of the Company, no other party to any of the Company Material Contracts have violated, any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Company Material Adverse Effect.

          (d)   During the last six months, none of the Major Customers has terminated or requested any material amendment to, or provided written notice of non-renewal of, any of its Major Customer Contracts, or any of its existing relationships, with the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written notices of termination or, to the Company's knowledge, any threats of termination from any of the Major Customers.

          (e)   The Company has made available to Buyer a copy of each of its standard form contracts currently in use by the Company or any of its Subsidiaries in connection with their respective businesses (each, a "Company Standard Form Contract").

        Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive a license or any other right to Intellectual Property of the Buyer or any of the Buyer's Affiliates following the Closing; provided however that the Company and its Subsidiaries shall not be considered Affiliates of the Buyer for the purposes of this Section 3.10(f).

        3.11    Litigation; Product Liability.    Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, there is no civil, criminal or administrative action, suit, proceeding, claim, arbitration, hearing or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that (a) seeks either damages in excess of $50,000 or equitable relief or (b) in any manner challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated by this Agreement. There are no material judgments, orders, awards or decrees outstanding or pending against the Company or any of its Subsidiaries. No product liability claims have been asserted or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to products or product candidates developed, tested, manufactured, marketed, distributed or sold by the Company or any of its Subsidiaries.

        3.12    Environmental Matters.

          (a)   Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement and except for such matters which, individually or in the aggregate, have not had, and may not reasonably be expected to have a Company Material Adverse Effect:

              (i)  the Company and each of its Subsidiaries have at all times complied with, and is not currently in violation of, any applicable Environmental Laws;

             (ii)  the Company and each of its Subsidiaries have all permits, licenses and approvals required under Environmental Laws to operate and conduct their respective businesses as currently operated and conducted;

            (iii)  there is no Contamination of or at the properties currently leased or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures);

            (iv)  there was no Contamination of or at the properties formerly leased or operated by the Company or any of its Subsidiaries prior to or during the period of time such properties were leased or operated by the Company or any of its Subsidiaries;

             (v)  neither the Company nor any of its Subsidiaries are subject to liability for a Release of any Hazardous Substance or Contamination on the property of any third party;

            (vi)  neither the Company nor any of its Subsidiaries has Released any Hazardous Substance to the environment;

           (vii)  neither the Company nor any of its Subsidiaries has received any notice, demand, letter, claim or request for information, nor is the Company or any of its Subsidiaries aware of any pending or threatened notice, demand, letter, claim or request for information, alleging that the Company or any of its Subsidiaries may be in violation of, liable under or have obligations under any Environmental Law;

          (viii)  neither the Company nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability or obligation under any Environmental Law or relating to Hazardous Substances;

            (ix)  to the Company's knowledge, there are no circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, obligations, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or any of its Subsidiaries pursuant to any Environmental Law;

             (x)  none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is listed in the National Priorities List or any other list, schedule, log, inventory or record maintained by any federal, state or local governmental agency with respect to sites from which there is or has been a Release of any Hazardous Substance or any Contamination;

            (xi)  none of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries is used, nor to the Company's knowledge was ever used, (A) as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice; (B) for industrial, military or manufacturing purposes; or (C) as a gasoline service station or a facility for selling, dispensing, storing, transferring or handling petroleum and/or petroleum products;

           (xii)  to the Company's knowledge, there are no underground or above ground storage tanks (whether or not currently in use), urea-formaldehyde materials, asbestos, asbestos containing materials, polychlorinated biphenyls (PCBs) or nuclear fuels or wastes, located on or under any of the properties currently or formerly owned, leased or operated by the Company or any of its Subsidiaries, and no underground tank previously located on these properties has been removed therefrom; and

          (xiii)  there are no liens against any of the properties currently owned, leased or operated by the Company or any of its Subsidiaries arising under any Environmental Law.

          (b)   For purposes of this Agreement, "Environmental Law" means any law, national or local statute, regulation, order, decree, permit, authorization, directive, opinion, subordinate legislation, common law or agency requirement, mandatory codes, regulations, decrees, injunctions, judgments and notices issued, promulgated or approved thereunder (and all judicial and administrative interpretation of the foregoing) of any jurisdiction relating to: (i) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (ii) the handling, use, storage, treatment, manufacture, transportation, presence, disposal, release or threatened release of any Hazardous Substance or (iii) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to Persons or property.

          (c)   For purposes of this Agreement, "Contamination" means the presence of, or Release on, under, from or to, any property of any Hazardous Substance, except the routine storage and use of Hazardous Substances from time to time in the Ordinary Course of Business, in compliance with Environmental Laws and in compliance with good commercial practice.

          (d)   For purposes of this Agreement, "Release" or "Released" means the spilling, leaking, disposing, discharging, emitting, depositing, injecting, leaching, escaping or any other release, however defined, and whether intentional or unintentional, of any Hazardous Substance. The term "Release" shall include any threatened release.

          (e)   For purposes of this Agreement, "Hazardous Substance" means any substance that is: (A) listed, classified, regulated or which falls within the definition of a "hazardous substance," "hazardous waste" or "hazardous material" pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint, pipes or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

          (f)    There are no documents (whether in hard copy or electronic form) known to the Company that contain any environmental, human health and safety, or natural resources reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its Subsidiaries (whether conducted by or on behalf of the Company or any of its Subsidiaries or a third party, and whether done at the initiative of the Company or any of its Subsidiaries or directed by a Governmental Entity or other third party) which were issued or conducted during the past five years and of which the Company or any of its Subsidiaries has possession or to which the Company or any of its Subsidiaries has access.

        3.13    Employee Benefit Plans.

          (a)   Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to or with respect to which there is any liability, by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates (together, the "Company Employee Plans"). For purposes of this Agreement, the following terms shall have the following meanings: (i) "Employee Benefit Plan" means any "employee pension benefit plan" (as defined in Section 3(2) of ERISA), whether contractual or discretionary, any "employee welfare benefit plan" (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement (whether or not subject to ERISA) involving direct or indirect compensation on retirement or death, including insurance coverage (whether life, private medical or dental, long-term disability or otherwise), life assurance, vacation, loans, fringe benefits, retential or change in control benefits, severance benefits, disability benefits, deferred compensation, bonuses, commissions, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation or benefits and all unexpired severance agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or an ERISA Affiliate; (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended; and (iii) "ERISA Affiliate" means any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

          (b)   With respect to each Company Employee Plan, the Company has delivered or made available to the Buyer a complete and accurate copy of (i) such Company Employee Plan (or a written summary of any unwritten plan), (ii) the most recent annual report (Form 5500) filed with the IRS, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent financial statements for each Company Employee Plan that is funded, (v) all personnel, payroll and employment manuals and policies, (vi) all employee handbooks and (vii) all reports regarding the satisfaction of the nondiscrimination requirements of Sections 410(b), 401(k) and 401(m) of the Code.

          (c)   Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company's Subsidiaries and their ERISA Affiliates has in all material respects met its obligations with respect to such Company Employee Plan and has made all required contributions thereto (or reserved such contributions on the Company Balance Sheet). The Company, each Subsidiary of the Company, each ERISA Affiliate and each Company Employee Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA) and all other applicable legislation and regulations. All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service, to the United States Department of Labor or any similar non-US equivalent body or organization have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries could be subject to any material liability under ERISA, the Code or any other applicable law.

          (d)   With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

          (e)   All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date.

          (f)    Neither the Company, any of the Company's Subsidiaries nor any of their ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a "voluntary employee's beneficiary association" within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan holds securities issued by the Company, any of the Company's Subsidiaries or any of their ERISA Affiliates.

          (g)   Each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company's Subsidiaries which are a party thereto or covered thereby at any time without liability to the Company or any of its Subsidiaries as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Employee Plan, plan documentation or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company or any of its Subsidiaries from amending or terminating any such Company Employee Plan.

          (h)   Neither the Company nor any of its Subsidiaries is a party to any oral or written agreement with any shareholder or director of the Company, Company Insiders (as defined in Section 6.15(c)) or any officer, director or stockholder of any Subsidiary (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director or executive officer. The Company has made available to the Buyer the information necessary to calculate any excise tax due under Section 4999 of the Code as a result of the transactions contemplated by this Agreement for which the Company or the Buyer may directly or indirectly become liable and the amount of deductions that may be disallowed under Section 280G of the Code as a result of the transactions contemplated by this Agreement.

          (i)    None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any Person, except as required by applicable law.

          (j)    In respect of all current and former employees of the Company and any of its Subsidiaries who are or have at any time been resident in the United Kingdom ("UK Employees"), all pension arrangements provide and have provided only money purchase benefits (as defined in section 181 of the United Kingdom's Pension Schemes Act 1993) and the Company, any Subsidiary or any trustee of any plan or arrangement established by the Company or any Subsidiary have never given any promise or assurance (oral or written and whether legally enforceable or not) to any UK Employee (or any person related to or associated with any UK Employee) that any retirement, death or disability benefits will be calculated wholly or partly by reference to any person's remuneration or equate (approximately or exactly) to any particular level or amount.

        3.14    Compliance With Laws.    The Company and each of its Subsidiaries has complied with, is not in violation of, and has not received any notice alleging any violation with respect to, any applicable provisions of any statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Company Material Adverse Effect. To its knowledge, neither the Company nor any Subsidiary is under investigation by any Governmental Entity or state, federal or local regulatory body or agency.

        3.15    Permits.    The Company and each of its Subsidiaries have all permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted or as presently contemplated to be conducted (the "Company Permits"), except for such permits, licenses and franchises the absence of which, individually or in the aggregate, has not had, and may not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had, and may not reasonably be expected to have, a Company Material Adverse Effect. No Company Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement.

        3.16    Labor Matters.

          (a)   Section 3.16(a) of the Company Disclosure Schedule contains a list of all employees and consultants of the Company and each of its Subsidiaries whose annual rate of compensation exceeds $150,000 per year, along with the position, date of employment commencement, notice period (if any), age (as of the respective dates indicated) and the annual rate of compensation of each such Person together with like details in relation to any Person who has an outstanding offer of employment or engagement with the Company or any Subsidiary, or who has accepted an offer of employment or engagement but has yet to commence working pursuant to it. Each current or past employee of the Company or any of its Subsidiaries has entered into a confidentiality and assignment of inventions agreement with the Company, a copy or form of which has previously been delivered to the Buyer. The German Subsidiary of the Company and its employees have complied with the mandatory provisions of the German Act on Employee's Inventions. Except as set forth in Section 3.16(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor or trade union, labor organization, staff association or works council, including any works council under the German Works Council Constitution Act, or similar grouping of employee representatives. Section 3.16(a) of the Company Disclosure Schedule contains a list of all members of any labor or trade union, labor organization, staff association or works council, or similar grouping of employee representations, including the substitute members. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or which is seeking to compel the Company or any Subsidiary to bargain with or recognize any labor or trade union or labor organization, nor is there pending or, to the knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. Each employee of the Company and its Subsidiaries working in a country other than one of which such employee is a national, has a valid work permit or visa enabling them to work lawfully in the country in which such employee is employed.

          (b)   Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement, no employee of the Company or any of its Subsidiaries (i) has an employment agreement, other than the employees of the Company and its Subsidiaries located in France, Germany, India, Korea, Singapore and the United Kingdom (the "Foreign Employees") substantially all of whom, to the Company's knowledge, have employment agreements, (ii) to the

  Company's knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or has violated any notice period agreed with a previous employer by taking up employment with the Company or any Subsidiary, or (iii) in the case of any Company Insiders (as defined in Section 6.15(c)) or any officer of any Subsidiary, has terminated their employment with the Company or any Subsidiary, or had their employment terminated by the Company or Subsidiary, nor given or is in receipt of notice to terminate their employment with the Company or any of its Subsidiaries within the past twelve months.

          (c)   All employment terms and conditions of the Foreign Employees are covered by written employment agreements and shop agreements. To the Company's knowledge, there are no oral side agreements.

          (d)   The Company and each Subsidiary have complied with the terms of employment and engagement of all their respective officers, employees, workers and consultants and with all laws, orders, declarations, regulations, codes of practice and collective bargaining agreements relating to the employment or engagement of such officers, employees, workers and consultants, and no claim has been made or threatened against the Company or any Subsidiary by any officer, employee, worker or consultant or by any person claiming to represent the same.

          (e)   No proposal, assurance or commitment has been communicated to any executive officer regarding any change to his or her terms of employment or engagement or working conditions or regarding the continuance, introduction, increase or improvement of any benefit or any discretionary arrangement and no negotiations have commenced for any such matter.

          (f)    The Company and its Subsidiaries have no liability as of the Closing to any present or former employee, consultant, worker or officer or any representative of the same to pay compensation, damages (including without limitation damages in connection with professional illness and work accidents), a redundancy payment, a protective award, a severance payment or any other payment other than amounts due in the Ordinary Course of Business under an employment or consulting agreement, and no such claims are pending or, to their knowledge, have been threatened.

          (g)   The Company and its Subsidiaries do no have any obligation to make any payments on redundancy in excess of any statutory redundancy pay or other payments mandated by applicable law.

        3.17    Insurance.    Section 3.17 of the Company Disclosure Schedule sets forth the insurance policies (the "Insurance Policies") maintained by the Company and its Subsidiaries. Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full. None of the Insurance Policies shall terminate or lapse (or be affected in any other materially adverse manner) by reason of the transactions contemplated by this Agreement. The Company and each of its Subsidiaries have complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability under any such policy or indicated any intent to do so or not to renew any such policy. All material claims under the Insurance Policies have been filed in a timely fashion.

        3.18    Inventory.    All inventory of the Company and each of its Subsidiaries, whether or not reflected on the Company Balance Sheet, consists of a quality and quantity usable and saleable in the Ordinary Course of Business of the Company and its Subsidiaries, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value on the Company Balance Sheet. All inventories not written-off have been priced on the accounting basis (i.e. LIFO or FIFO) described in the Company's audited financial statements for the year ended June 30, 2004.

        3.19    Assets.    The Company or one of its Subsidiaries owns or leases all tangible assets necessary for the conduct of their businesses as presently conducted. All of such tangible assets which are owned, are owned free and clear of all Liens except for Liens that, individually and in the aggregate, do not materially interfere with the ability of the Company or its Subsidiaries to conduct their business as currently conducted and have not resulted in, and may not reasonably be expected to have, a Company Material Adverse Effect.

        3.20    Warranty.    The financial statements included in the Company SEC Reports include all expenses incurred by the Company and its Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and similar provisions during each of the fiscal years and the interim period included in the Company SEC Reports. The Company is not aware of any reason why such expenses should significantly increase in the future.

        3.21    Customers and Suppliers.    The Company has previously supplied to the Buyer a list that (a) accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each of the 50 largest customers of the Company or any of its Subsidiaries based on consolidated revenues in the one year period ended December 31, 2004, and (b) accurately identifies each material supplier to the Company or any Subsidiary, including each supplier that is the sole supplier of any significant product or service to the Company or a Subsidiary. No such customer has notified the Company or any of its Subsidiaries in writing or, to the Company's knowledge, otherwise indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, buying materials, products or services from the Company or any of its Subsidiaries. No such supplier has notified the Company or any of its Subsidiaries in writing or, to the Company's knowledge, otherwise indicated to the Company or any of its Subsidiaries that it will stop, or decrease the rate of, supplying materials, products or services to them except for notices of the end of life of products received from suppliers in the Ordinary Course of Business.

        3.22    No Existing Discussions.    As of the date of this Agreement, neither the Company nor any of its Subsidiaries is engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to an Acquisition Proposal.

        3.23    Opinion of Company Financial Advisor.    The financial advisor of the Company, Lazard Frères & Co. LLC, has delivered to the Company an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view, a signed copy of which opinion has been delivered to the Buyer.

        3.24    Rights Agreement.    The Company has duly entered into an amendment to the Company Rights Plan, a signed copy of which has been delivered to the Buyer (the "Rights Agreement Amendment"), and taken all other action necessary or appropriate so that the entering into of this Agreement or the Company Shareholder Voting Agreement do not and will not result in the ability of any Person to exercise any of the Company Rights under the Company Rights Plan or enable or require the Company Rights issued thereunder to separate from the shares of Company Common Stock to which they are attached or to be triggered or become exercisable or cease to be redeemable.

        3.25    Privacy Policies.    The Company and its Subsidiaries, and each of their respective employees, (i) have complied with the Company's privacy policy substantially in the form provided to the Buyer with respect to personally identifiable information, and (ii) have taken all appropriate and industry standard measures to protect and maintain the confidential nature of any personally identifiable information that the Company or any of its Subsidiaries has collected or otherwise acquired.

        3.26    Brokers; Fees and Expenses.

          (a)   No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action, agreement or commitment of the Company or any of its Affiliates, to any broker's, finder's, financial advisor's or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except Lazard Frères & Co. LLC, whose fees and expense shall be paid by the Company. The Company has delivered to the Buyer a complete and accurate copy of all agreements pursuant to which Lazard Frères & Co. LLC is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

          (b)   Section 3.26(b) of the Company Disclosure Schedule sets forth a good faith estimate of the fees and expenses incurred by the Company and any of its Subsidiaries through the date of this Agreement for legal and accounting services in connection with this Agreement and the transactions contemplated hereby. Section 3.26(b) of the Company Disclosure Schedule sets forth a good faith estimate of all other fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of Lazard Frères & Co. LLC. All such fees incurred and to be incurred by the Company and any of its Subsidiaries for legal and accounting services shall be at such professionals' regular hourly rates and without premiums, success fees or similar fee arrangements.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER AND THE
TRANSITORY SUBSIDIARY

        The Buyer and the Transitory Subsidiary represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as expressly set forth in the disclosure schedule delivered by the Buyer and the Transitory Subsidiary to the Company on or before the date of this Agreement (the "Buyer Disclosure Schedule"). The Buyer Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections paragraphs contained in this Article IV and the disclosure in any paragraph shall qualify (a) the corresponding sections and paragraphs in this Article IV and (b) the other paragraphs in this Article IV only to the extent that it is clear from a reading of such disclosure that it also qualifies or applies to such other sections and paragraphs.

        4.1    Organization, Standing and Power.    Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had, and may not reasonably be expected to have, a Buyer Material Adverse Effect. For purposes of this Agreement, the term "Buyer Material Adverse Effect" means any material adverse change, event, circumstance or development with respect to, or any material adverse effect on, (i) the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of the Buyer and its Subsidiaries, taken as a whole, or (ii) the ability of the Buyer or the Transitory Subsidiary to consummate the transactions contemplated by this Agreement; provided, however, none of the following in and of itself or themselves shall be deemed to constitute a Buyer Material Adverse Effect: (w) any decrease in the market price or trading volume of the Buyer Common Stock after the date hereof (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such decrease has resulted in, or contributed to, a Buyer Material Adverse Effect); (x) any failure by the Buyer to meet forecasts or published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement (provided, however, that the exception in this clause shall not in any way prevent or otherwise affect a determination that any change, event, circumstance, development or effect underlying such failure has resulted in, or contributed to, a Buyer Material Adverse Effect); (y) any cancellation or deferral of customer orders, reductions in sales, disruption in supplier, distributor, partner or similar relationships or loss of broadcast employees, in each case to the extent attributable to the public announcement or pendency of the Merger; or (z) any adverse change, event, circumstance, development or effect that results from changes attributable to conditions affecting the industries in which the Buyer participates or the economy as a whole in the United States or the other countries in which the Buyer conducts its principal operations or derives significant sales (which changes in each case do not disproportionately adversely affect the Buyer and its Subsidiaries compared to other companies of similar size operating in the industry in which the Buyer and its Subsidiaries operate).

        4.2    Capitalization.    The authorized capital stock of the Buyer consists of 50,000,000 shares of Buyer Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share (the "Buyer Preferred Stock"), of which 500,000 shares are designated Series A Junior Participating Preferred Stock. The rights and privileges of each class of the Buyer's capital stock are set forth in the Buyer's Certificate of Incorporation. As of the close of business on March 18, 2005, 35,128,678 shares of Buyer Common Stock were issued and outstanding and no shares of Buyer Preferred Stock were issued or outstanding. No material change in such capitalization has occurred between December 31, 2004 and the date of this Agreement. All shares of Buyer Common Stock issuable pursuant to Section 2.1(c) in connection with the Merger, when issued on the terms and conditions of this Agreement, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware General Corporation Law, the Buyer's Certificate of Incorporation or By-laws or any agreement to which the Buyer is a party or is otherwise bound.

        4.3    Authority; No Conflict; Required Filings and Consents.

          (a)   Each of the Buyer and the Transitory Subsidiary has all requisite corporate power and authority to enter into this Agreement and, subject only to (A) if applicable, the approval of the Buyer Voting Proposal by the Buyer's stockholders under the rules of The Nasdaq Stock Market (the "Buyer Transaction Approval"), and (B) the approval of the Buyer's stockholders of an amendment to the Certificate of Incorporation of the Buyer to increase the number of authorized shares of Buyer Common Stock from 50,000,000 to 100,000,000 (the "Buyer Charter Approval", and collectively with the Buyer Transaction Approval, the "Buyer Stockholder Approvals") to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Board of Directors of the Buyer (the "Buyer Board"), at a meeting duly called and held, by the unanimous vote of all directors (i) determined that the Merger is fair and in the best interests of the Buyer and its stockholders, (ii) directed that the Buyer Voting Proposals be submitted to the stockholders of the Buyer for their approval and resolved to recommend that the stockholders of the Buyer vote in favor of the Buyer Voting Proposals and (iii) to the extent necessary, adopted a resolution having the effect of causing the Buyer not to be subject to any state takeover law or similar law that might otherwise apply to the Merger and any other transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Buyer and the Transitory Subsidiary have been duly authorized by all necessary corporate action on the part of each of the Buyer and the Transitory Subsidiary (including the approval of the Merger by the Buyer in its capacity as the sole stockholder of the Transitory Subsidiary), subject only to the required receipt of the Buyer Stockholder Approvals. This Agreement has been duly executed and delivered by each of the Buyer and the Transitory Subsidiary and constitutes the valid and binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms.

          (b)   The execution and delivery of this Agreement by each of the Buyer and the Transitory Subsidiary do not, and the consummation by the Buyer and the Transitory Subsidiary of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or By-laws of the Buyer or of the Articles of Incorporation or By-laws of the Transitory Subsidiary, (ii) conflict with, or result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, require a consent or waiver under, constitute a change in control under, require the payment of a penalty under or result in the imposition of any Lien on the Buyer's or the Transitory Subsidiary's assets under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract or other agreement, instrument or obligation to which the Buyer or the Transitory Subsidiary is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to obtaining the Buyer Stockholder Approvals and compliance with the requirements specified in clauses (i) through (ix) of Section 4.3(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Buyer or the Transitory Subsidiary or any of its or their properties or assets, except in the case of clauses (ii) and (iii) of this Section 4.3(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations or losses that, individually or in the aggregate, may not reasonably be expected to have a Buyer Material Adverse Effect.

          (c)   No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity is required by or with respect to the Buyer or the Transitory Subsidiary in connection with the execution and delivery of this Agreement by the Buyer or the Transitory Subsidiary or the consummation by the Buyer or the Transitory Subsidiary of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and compliance with other applicable Antitrust Laws, (ii) the filing of the Agreement of Merger with the California Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Registration Statement with the SEC in accordance with the Securities Act, (iv) the filing of the Joint Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act, (v) the filing of such reports, schedules or materials under Section 13 of or Rule 14a-12 under the Exchange Act and materials under Rule 165 and Rule 425 under the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and foreign securities laws; (vii) such other consents, licenses, permits, orders, authorizations, filings, approvals and registrations which, if not obtained or made, could not reasonably be expected, individually or in the aggregate, to have a Buyer Material Adverse Effect, (viii) the filing of the Certificate of Amendment to the Certificate of Incorporation of the Buyer with the Delaware Secretary of State increasing the number of authorized shares of Buyer Common Stock to 100,000,000, and (ix) the filing with The Nasdaq Stock Market of a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

          (d)   The affirmative vote of the holders of (i) a majority of the shares of Buyer Common Stock present or represented by proxy and voting at the Buyer Stockholders Meeting is the only vote of the holders of any class or series of the Buyer's capital stock or other securities necessary to obtain the Buyer Transaction Approval and (ii) a majority of the shares of Buyer Common

  Stock outstanding as of the record date for the Buyer Stockholders Meeting is the only vote of the holders of any class or series of the Buyer's capital stock or other securities necessary to obtain the Buyer Charter Approval, and such votes are the only votes of the holders of any class or series of the Buyer's capital stock or other securities necessary for the consummation by the Buyer of the other transactions contemplated by this Agreement. There are no bonds, debentures, notes or other indebtedness of the Buyer having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Buyer may vote.

        4.4    SEC Filings; Financial Statements; Information Provided.

          (a)   The Buyer has filed all registration statements, forms, reports and other documents required to be filed by the Buyer with the SEC since January 1, 2002 and has made available to the Company copies of all registration statements, forms, reports and other documents filed by the Buyer with the SEC since such date, all of which are publicly available on the SEC's EDGAR system. All such registration statements, forms, reports and other documents (including those that the Buyer may file after the date hereof until the Effective Time) are referred to herein as the "Buyer SEC Reports." The Buyer SEC Reports (i) were, and with respect to Buyer SEC Reports filed after the date of this Agreement and prior to the Effective Time will be, filed on a timely basis, (ii) at the time filed, were, and with respect to Buyer SEC Reports filed after the date of this Agreement and prior to the Effective Time will be, be prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Reports, and (iii) did not at the time they were filed, and with respect to Buyer SEC Reports filed after the date of this Agreement and prior to the Effective Time will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Buyer SEC Reports or necessary in order to make the statements in such Buyer SEC Reports, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Buyer is subject to the reporting requirements of Section 13(a) or Section 15(d) of the Exchange Act. There are no off-balance sheet structures or transactions with respect to the Buyer or any of its Subsidiaries that would be required to be reported or set forth in the Buyer SEC Reports.

          (b)   Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or incorporated in the Buyer SEC Reports at the time filed (i) complied, and with respect to Buyer SEC Reports filed after the date of this Agreement and prior to the Effective Time will comply, as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were, and with respect to Buyer SEC Reports filed after the date of this Agreement and prior to the Effective Time will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by the SEC on Form 10-Q under the Exchange Act) and (iii) fairly presented, and with respect to Buyer SEC Reports filed after the date of this Agreement and prior to the Effective Time will fairly present, the consolidated financial position of the Buyer and its Subsidiaries as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated, consistent with the books and records of the Buyer and its Subsidiaries, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated, unaudited balance sheet of the Buyer as of December 31, 2004 is referred to herein as the "Buyer Balance Sheet."

          (c)   The information in the Registration Statement or in any Regulation M-A Filing (except, in each case, for information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement or Regulation M-A Filing, as to which the

  Buyer makes no representation and which shall not constitute part of the Buyer SEC Reports for purposes of this Agreement), shall not at the time the Registration Statement or any Regulation M-A Filing is filed with the SEC, at any time the Registration Statement is amended or supplemented, or at the time the Registration Statement is declared effective by the SEC (as applicable), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by or on behalf of the Buyer for inclusion in the Joint Proxy Statement/Prospectus (which shall be deemed to include all information about or relating to the Buyer, the Buyer Voting Proposal and the Buyer Stockholders Meeting) shall not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company or the Buyer, or at the time of the Company Shareholders Meeting or the Buyer Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Joint Proxy Statement/Prospectus not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders Meeting or the Buyer Stockholders Meeting that has become false or misleading. If at any time prior to the Effective Time any fact or event relating to the Buyer or any of its Affiliates that should be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus should be discovered by the Buyer or should occur, the Buyer shall promptly inform the Company of such fact or event.

          (d)   The Buyer maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are effective to provide reasonable assurance that information the Buyer is required to disclose in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to the Buyer's management as appropriate, to allow timely decisions regarding required disclosure. The Buyer has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Buyer's auditors and the Audit Committee of the Buyer's Board of Directors (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are likely to adversely affect in any material respect the Buyer's ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees of the Buyer or its Subsidiaries who have a significant role in the Buyer's internal control over financial reporting. Since January 1, 2002, neither the Buyer nor any of its Subsidiaries nor, to the knowledge of the Buyer, any director, officer, employee, auditor, accountant or representative of the Buyer or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Buyer or any of its Subsidiaries or their respective internal accounting controls including any material complaint, allegation, assertion or claim that the Buyer or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Buyer or any of its Subsidiaries, whether or not employed by the Buyer or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Buyer or any of its officers, directors, employees or agents to the Buyer's Board of Directors or any committee thereof or to any director or officer of the Buyer.

          (e)   The Buyer is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and with the applicable listing and other rules and regulations of The Nasdaq National Market and has not since January 1, 2002 received any notice from The Nasdaq National Market asserting any non-compliance with such rules and regulations. Each required form, report and document containing financial statements that the Buyer has filed with or submitted to the SEC since August 29, 2002 was accompanied by the certifications required to be filed or submitted by the Buyer's principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Except as permitted by the Exchange Act, including, without limitation, Sections 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither the Buyer nor any of its affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Buyer.

        4.5    Absence of Certain Changes or Events.    Except as disclosed in the Buyer SEC Reports filed prior to the date of this Agreement, since the date of the Buyer Balance Sheet, there has not been any event, change, circumstance, development or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Buyer Material Adverse Effect.

        4.6    Tax Matters.    To the Buyer's knowledge, after consulting with its independent auditors and tax advisors, neither the Buyer nor any of its Affiliates has taken or agreed to take any action that would prevent the Merger from constituting a transaction qualifying as a reorganization under Section 368(a) of the Code; provided that the Buyer shall not be in breach of this representation if the Merger fails to qualify as a reorganization under Section 368(a) of the Code by reason of the Buyer's failing to acquire "control" of the Company for its voting stock as required by Section 368(a)(2)(E)(ii) of the Code.

        4.7    Operations of the Transitory Subsidiary.    The Transitory Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

        4.8    Opinion of Buyer Financial Advisor.    The financial advisor of the Buyer, Piper Jaffray & Co., has delivered to the Buyer an opinion dated the date of this Agreement to the effect, as of such date, that the Merger Consideration is fair to the Buyer from a financial point of view, a signed copy of which opinion has been delivered to the Company.

ARTICLE V
CONDUCT OF BUSINESS

        5.1    Covenants of the Company.    Except as consented to in writing by the Buyer or as set forth in Section 5.1 of the Company Disclosure Schedule, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, act and carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and Taxes and perform its other obligations when due (subject to good faith disputes over such debts, Taxes or obligations), comply with all applicable laws, rules and regulations, and use all commercially reasonable efforts, consistent with past practices, to maintain and preserve its and each Subsidiary's business organization, assets and properties, keep available the services of its present officers and employees and preserve its advantageous business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it to the end that its goodwill and ongoing business shall be materially unimpaired at the Effective Time. Without limiting the generality of the foregoing, from and after the date of this Agreement until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following without the prior written consent of the Buyer:

          (a)   (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent);

  (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (C) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities;

          (b)   except as permitted by Section 5.1(o), issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms, and other than the issuance of Company Common Stock prior to or upon termination of the Company ESPP in accordance with its terms as of or prior to the Effective Time);

          (c)   amend its articles of incorporation, by-laws or other comparable charter or organizational documents, except as expressly provided by this Agreement;

          (d)   acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to the Company and its Subsidiaries, taken as a whole, except purchases of inventory, components or, subject to clause Section 5.1(j) below, property, plant or equipment (including engineering development equipment) in the Ordinary Course of Business or licenses of technology in the Ordinary Course of Business;

          (e)   except in the Ordinary Course of Business, sell, lease, license, pledge, or otherwise dispose of or encumber any properties or assets of the Company or of any of its Subsidiaries;

          (f)    whether or not in the Ordinary Course of Business, sell, dispose of or otherwise transfer any assets material to the Company and its Subsidiaries, taken as a whole (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries, but excluding the sale or non-exclusive license of products in the Ordinary Course of Business);

          (g)   adopt or implement any shareholder rights plan or, except as provided in Section 3.24, alter or further amend the Company Rights Plan or the Company Rights;

          (h)   except for a confidentiality agreement as permitted by Section 6.1, enter into an agreement with respect to any merger, consolidation, liquidation or business combination, or any acquisition or disposition of all or substantially all of the assets or securities of the Company or any of its Subsidiaries;

          (i)    (A) incur or suffer to exist any indebtedness for borrowed money other than such indebtedness which existed as of December 31, 2004 as reflected on the Company Balance Sheet or guarantee any such indebtedness of another Person, (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (D) other than in the Ordinary Course of Business, enter into any hedging agreement or other financial agreement or arrangement, intended to protect the Company or its Subsidiaries against fluctuations in commodities prices or exchange rates;

          (j)    make any capital expenditures or other expenditures with respect to property, plant or equipment except for up to $500,000 per month for the Company and its Subsidiaries, taken as a whole, in the Ordinary Course of Business;

          (k)   make any changes in accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or, except as so required, change any assumption underlying, or method of calculating, any bad debt, contingency or other reserve;

          (l)    (A) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course of Business or in accordance with their terms as in effect on the date of this Agreement, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company SEC Reports filed prior to the date of this Agreement (to the extent so reflected or reserved against) or incurred since the date of such financial statements in the Ordinary Course of Business, or (B) waive any material benefits of, release or eliminate any rights under or otherwise modify in any material adverse respect, fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar agreements to which the Company or any of its Subsidiaries is a party;

          (m)  except in the Ordinary Course of Business, modify, amend or terminate any material contract or agreement to which the Company or any of its Subsidiaries is party or, except in the Ordinary Course of Business, knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of the Company or any of its Subsidiaries);

          (n)   except in the Ordinary Course of Business (A) enter into any material contract or agreement or (B) license any material intellectual property rights to or from any third party;

          (o)   except as required to comply with applicable law or agreements or pursuant to plans or arrangements existing on the date hereof, (A) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, officer, employee or consultant or any collective bargaining agreement (provided, however, that the Company may hire employees or independent contractors (i) for the sole purpose of replacing employees who have terminated their employment, provided that the hired employees must be hired on terms and conditions, including compensation, which are the same in all material respects as the terms and conditions of the employees being replaced, (ii) with respect to any open requisitions for employment existing on the date hereof or (iii) other than temporary employees or independent contractors hired in the Ordinary Course of Business terminable at will with no more than 10 business days notice without severance or ongoing benefit obligations), (B) increase in any respect the compensation or fringe benefits of, or pay any bonus to, any director, officer, employee or consultant, (C) amend or accelerate the payment, right to payment or vesting of any compensation or benefits, including any outstanding options or restricted stock awards, (D) pay any material benefit not provided for as of the date of this Agreement under any benefit plan, (E) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder, except for the grant of options to purchase Company Common Stock to new hires, which grants shall not exceed 125,000 shares in the aggregate or 20,000 shares to any one Person, and which options shall have an exercise price equal to the fair market value of the Company Common Stock on the date of grant (determined in a manner consistent with the Company's existing practice for establishing fair market value for option grants) and which options shall otherwise be upon the Company's customary terms), or (F) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or benefit plan;

          (p)   make or rescind any Tax election, settle or compromise any Tax liability or amend any Tax return;

          (q)   commence any offering of shares of Company Common Stock pursuant to the Company's Employee Stock Purchase Plan;

          (r)   initiate, compromise or settle any material litigation or arbitration proceeding;

          (s)   open or close any facility or office;

          (t)    fail to maintain insurance at levels substantially comparable to levels existing as of the date of this Agreement;

          (u)   except with respect any amounts disputed in good faith by the Company, fail to pay accounts payable and other obligations in the Ordinary Course of Business; or

          (v)   authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions or any action that would materially impair or prevent the satisfaction of any conditions in Article VII hereof other than as specifically provided for in Section 6.1 or Section 8.1(h).

        5.2    Confidentiality.    The parties acknowledge that the Buyer and Lazard Frères & Co. LLC (on behalf of the Company) have previously executed a confidentiality agreement dated as of January 5, 2005, as amended by letter dated March 14, 2005 between the Buyer and the Company (the "Company Confidentiality Agreement"), and that the Buyer and the Company have previously executed a confidentiality agreement dated as of March 9, 2005 (collectively, the "Confidentiality Agreements"), which Confidentiality Agreements shall continue in full force and effect in accordance with their terms, except as expressly modified herein.

ARTICLE VI
ADDITIONAL AGREEMENTS

        6.1    No Solicitation.

          (a)    No Solicitation or Negotiation.    Except as set forth in this Section 6.1, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of its or their directors, officers, employees, investment bankers, attorneys, accountants or other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants, other advisors and representatives, collectively, "Representatives") to directly or indirectly:

              (i)  solicit, initiate, knowingly or intentionally encourage, or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, including without limitation amending or granting any waiver or release under any standstill or similar agreement with respect to any Company Common Stock; or

             (ii)  enter into, continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information with respect to, assist or participate in any effort or attempt by any Person with respect to, or otherwise cooperate in any way with, any Acquisition Proposal (provided, however, that providing notice of the restrictions set forth in this Section 6.1 to a third party in response to any such inquiry, request or Acquisition Proposal shall not, in and of itself, be deemed a breach of this Section 6.1).

Notwithstanding the foregoing, prior to the approval of the principal terms of the Merger at the Company Shareholders Meeting (the "Specified Time"), the Company may, to the extent required by the fiduciary obligations of the Company Board, as determined in good faith by the Company Board after consultation with outside counsel, in response to a bona fide written Acquisition Proposal made or received after the date of this Agreement that the Company Board determines in good faith after consultation with outside counsel and a nationally recognized independent financial advisor is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach by the Company of, or actions by its Representatives inconsistent with, this Section 6.1, and subject to compliance with Section 6.1(c), (x) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives pursuant to a customary confidentiality agreement not less restrictive of the other party than the Company Confidentiality Agreement and (y) participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 6.1(a) by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 6.1(a) by the Company.

          (b)    No Change in Recommendation or Alternative Acquisition Agreement.    Neither the Company Board nor any committee thereof shall:

              (i)  except as set forth in this Section 6.1, withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Buyer or the Transitory Subsidiary, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger;

             (ii)  cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an "Alternative Acquisition Agreement") constituting or relating to any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)); or

            (iii)  adopt, approve or recommend, or propose to adopt, approve or recommend, any Acquisition Proposal.

Notwithstanding the foregoing, the Company Board may, in response to a Superior Proposal that did not result from a breach by the Company of this Section 6.1, withdraw or modify the recommendation by the Company Board or any committee thereof of this Agreement and the Merger, if the Company Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do so, but only at a time that is prior to the Specified Time and is after the third business day following the Buyer's receipt of written notice advising the Buyer that the Company Board desires to withdraw or modify the recommendation due to the existence of a Superior Proposal (or any material change in the terms of such Superior Proposal), specifying the material terms and conditions of such Superior Proposal (including any such material changes) and identifying the Person making such Superior Proposal. Such three business day period shall be required for each and every Superior Proposal or modification thereto, as applicable. Nothing in this Section 6.1 shall be deemed to (A) permit the Company to take any action described in clauses (ii) or (iii) of the first sentence of this Section 6.1(b), or (B) affect any obligation of the Company under this Agreement or (C) except upon a termination of this Agreement pursuant to Section 8.1(h), limit the Company's obligation to call, give notice of, convene and hold the Company Shareholders Meeting, regardless of whether the Company Board has withdrawn or modified its recommendation of this Agreement and the Merger.

          (c)    Notices to the Buyer; Additional Negotiations.    The Company shall immediately advise the Buyer orally, with written confirmation to follow promptly (and in any event within 24 hours), of any Acquisition Proposal or any request for nonpublic information in connection with any Acquisition Proposal, or of any inquiry with respect to, or that would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of any such Acquisition Proposal or inquiry and the identity of the Person making any such Acquisition Proposal or inquiry. The Company shall not provide any information to or participate in discussions or negotiations with the Person or entity making any Superior Proposal until after the Company has first notified the Buyer of such Acquisition Proposal as required by the preceding sentence. The Company shall (i) promptly notify the Buyer if it has begun to furnish information to, or to participate in discussions or negotiations with, a Person making any such Acquisition Proposal or inquiry and shall immediately advise the Buyer orally, with written confirmation to follow promptly (and in any event within 24 hours), of any material change in the terms of any such Acquisition Proposal or inquiry, (ii) provide to the Buyer as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company from any third party in connection with any Acquisition Proposal and (iii) if the Buyer shall make a counterproposal (including without limitation following delivery of a written notice to the Buyer pursuant to Section 6.1(b)), consider and cause its financial and legal advisors to consider in good faith the terms of such counterproposal. Contemporaneously with providing any correspondence, other written materials or other information to a third party in connection with any such Superior Proposal or inquiry, the Company shall furnish a copy of such information to the Buyer (to the extent not already previously provided).

          (d)    Certain Permitted Disclosure.    Nothing contained in this Section 6.1 or in Section 6.5 shall be deemed to prohibit the Company from taking and disclosing to its shareholders a position with respect to a tender offer contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the Company's shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be inconsistent with its obligations under applicable law.

          (e)    Cessation of Ongoing Discussions.    The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately all discussions and negotiations regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal.

          (f)    Definitions.    For purposes of this Agreement:

            "Acquisition Proposal" means (i) any inquiry, proposal or offer for a merger, consolidation, dissolution, tender offer, recapitalization, share exchange or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance by the Company or any of its Subsidiaries of over 20% of its equity securities (other than pursuant to any underwritten or broadly distributed offering) or (iii) any proposal or offer to acquire (including without limitation through any license) in any manner, directly or indirectly, over 20% of the equity securities or assets that constitute or account for over 20% of the consolidated net revenues, net income or assets of the Company, in each case other than the transactions contemplated by this Agreement.

            "Superior Proposal" means any bona fide written proposal made by a third party (other than one made in response to any solicitation by the Company or its Representatives that is in violation of or inconsistent with the terms of this Agreement) to acquire substantially all the equity securities or assets of the Company, pursuant to a tender or exchange offer, a merger, a consolidation or a sale of its assets, (i) on terms which the Company Board determines in its good faith judgment to be more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement following consultation with a nationally recognized independent financial advisor, taking into account all the terms and conditions of such proposal and this Agreement (including any proposal by the Buyer to amend the terms of this Agreement) and (ii) that in the good faith judgment of the Company Board is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no Acquisition Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Acquisition Proposal is not then committed unless in the good faith judgment of the Company Board such financing is reasonably likely to be committed.

        6.2    Joint Proxy Statement/Prospectus; Registration Statement.

          (a)   As promptly as practicable after the execution of this Agreement, the Buyer, in cooperation with the Company, shall prepare and file with the SEC the Registration Statement, in which the Joint Proxy Statement/Prospectus shall be included as a prospectus. Each of the Buyer and the Company shall respond to any comments of the SEC and shall use all commercially reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings, and the Buyer and the Company shall cause the Joint Proxy Statement/Prospectus to be mailed to their respective shareholders or stockholders, as the case may be, at the earliest practicable time after the Registration Statement is declared effective under the Securities Act. Each of the Buyer and the Company shall notify the other promptly upon the receipt of any comments from the SEC or its staff or any other government officials and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Registration Statement, the Joint Proxy Statement/Prospectus or any filing pursuant to Section 6.2(b) or for additional information and shall supply the other with copies of all correspondence between such party or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Registration Statement, the Joint Proxy Statement/Prospectus, the Merger or any filing pursuant to Section 6.2(b). Each of the Buyer and the Company shall use all commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC or other regulatory authorities under this Section 6.2 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus, the Registration Statement or any filing pursuant to Section 6.2(b), the Buyer or the Company, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to shareholders of the Company, such amendment or supplement.

          (b)   The Buyer and the Company shall promptly make all necessary filings with respect to the Merger under the Securities Act, the Exchange Act, applicable state blue sky laws and the rules and regulations thereunder.

        6.3    Nasdaq Quotation.    The Buyer and the Company each agree to continue the quotation of Buyer Common Stock and Company Common Stock, respectively, on The Nasdaq Stock Market during the term of this Agreement.

        6.4    Access to Information.    Each of the Buyer and the Company shall (and shall cause each of its Subsidiaries to) afford to each other's officers, employees, accountants, counsel and other representatives, reasonable access (subject to applicable law regarding the sharing of information), during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel and records and, during such period, each of the Buyer and the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the each other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties, assets and personnel as the other may reasonably request. Each of the Buyer and the Company will hold any such information which is nonpublic in confidence in accordance with the Confidentiality Agreements. No information or knowledge obtained in any investigation pursuant to this Section or otherwise shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

        6.5    Shareholders and Stockholders Meeting.

          (a)   The Company, acting through the Company Board, shall take all actions in accordance with applicable law, its Articles of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, the Company Shareholders Meeting for the purpose of considering and voting upon the Company Voting Proposal. Subject to Section 6.1(b), to the fullest extent permitted by applicable law, (i) the Company Board shall recommend approval and adoption of the Company Voting Proposal by the shareholders of the Company and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Company Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Buyer, the recommendation of the Company Board that the Company's shareholders vote in favor of the Company Voting Proposal. Subject to Section 6.1(b), the Company shall take all action that is both reasonable and lawful to solicit from its shareholders proxies in favor of the Company Voting Proposal and shall take all other action necessary or advisable to secure the vote or consent of the shareholders of the Company required by the rules of The Nasdaq Stock Market or the CGCL to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company, after consultation with the Buyer, may adjourn or postpone the Company Shareholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Company's shareholders or, if as of the time for which the Company Shareholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Shareholders Meeting.

          (b)   The Buyer, acting through the Buyer Board, shall take all actions in accordance with applicable law, its Certificate of Incorporation and By-laws and the rules of The Nasdaq Stock Market to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within 45 days after the declaration of effectiveness of the Registration Statement, the Buyer Stockholders Meeting for the purpose of considering and voting upon the Buyer Voting Proposals. To the fullest extent permitted by applicable law, unless the Buyer Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do otherwise, (i) the Buyer Board shall recommend approval and adoption of the Buyer Voting Proposals by the stockholders of the Buyer and include such recommendation in the Joint Proxy Statement/Prospectus, and (ii) neither the Buyer Board nor any committee thereof shall withdraw or modify, or propose or resolve to withdraw or modify in a manner adverse to the Company, the recommendation of the Buyer Board that the Buyer's stockholders vote in favor of the Buyer Voting Proposals. Unless the Buyer Board determines in good faith, after consultation with outside counsel, that its fiduciary obligations require it to do otherwise, the Buyer shall take all action that is both reasonable and lawful to solicit from its stockholders proxies in favor of the Buyer Voting Proposals and shall take all other action necessary or advisable to secure the vote or consent of the shareholders of the Buyer required by the rules of The Nasdaq Stock Market to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Buyer, after consultation with the Company, may adjourn or postpone the Buyer Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement/Prospectus is provided to the Buyer's stockholders or, if as of the time for which the Buyer Stockholders Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus) there are insufficient shares of Buyer Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Buyer Stockholders Meeting.

          (c)   The Company shall call, give notice of, convene and hold the Company Shareholders Meeting in accordance with this Section 6.5 and shall submit the Company Voting Proposal to its shareholders for the purpose of acting upon such proposal.

          The Buyer shall call, give notice of, convene and hold the Buyer Stockholders Meeting in accordance with this Section 6.5 and shall submit the Buyer Voting Proposals to its stockholders for the purpose of acting upon such proposals.

        6.6    Legal Conditions to the Merger.

          (a)   Subject to the terms hereof, including Section 6.6(b), the Company and the Buyer shall each use all commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable, (ii) as promptly as practicable, obtain from any Governmental Entity or any other third party any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained or made by the Company or the Buyer or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act, the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act, any foreign antitrust laws or regulations, and any related governmental request thereunder, and (C) any other applicable law, and (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. The Company and the Buyer shall cooperate with each other in connection with the making of all such filings (subject to applicable law regarding the sharing of information), including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Company and the Buyer shall each use all commercially reasonable efforts (subject to applicable law regarding the sharing of information) to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, the Buyer and the Company agree that nothing contained in this Section 6.6(a) shall modify or affect their respective rights and responsibilities under Section 6.6(b).

          (b)   Subject to the terms hereof, the Buyer and the Company agree, and shall cause each of their respective Subsidiaries, to cooperate and to use all commercially reasonable efforts to obtain any government clearances or approvals required for Closing under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade and/or competition (collectively, "Antitrust Laws"), to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Antitrust Order") that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement under any Antitrust Law. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. The Buyer shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that it shall afford the Company a reasonable opportunity to participate therein. Notwithstanding anything in this Agreement to the contrary, neither the Buyer nor any of its Affiliates shall be under any obligation to (i) make proposals, execute or carry out agreements or submit to orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets of the Buyer or any of its Affiliates or the Company or any of its Affiliates or the holding separate of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or imposing or seeking to impose any material limitation on the ability of the Buyer or any of its Affiliates to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) or (ii) take any action under this Section if the United States Department of Justice or the United States Federal Trade Commission, or any Governmental Entity administering any other applicable Antitrust Law, authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger.

          (c)   Each of the Company and the Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, all commercially reasonable efforts to obtain any third party consents related to or required in connection with the Merger that are (A) necessary to consummate the transactions contemplated hereby, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Buyer Disclosure Schedule, as the case may be, or (C) required to prevent the occurrence of an event that may have a Company Material Adverse Effect or a Buyer Material Adverse Effect prior to or after the Effective Time, it being understood that neither the Company nor the Buyer shall be required to make materially burdensome payments in connection with the fulfillment of its obligations under this Section 6.6.

        6.7    Public Disclosure.    Except as may be required by law or stock market regulations, (i) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Buyer and (ii) the Buyer and the Company shall each use all commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement.

        6.8    Section 368(a) Reorganization.    The Buyer and the Company shall each use all commercially reasonable efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code, provided that neither party shall be in breach of this covenant if the Merger fails to qualify as a reorganization under Section 368(a) of the Code by reason of the Buyer's failing to acquire "control" of the Company for its voting stock as required by Section 368(a)(2)(E)(ii) of the Code. The parties hereto hereby adopt this Agreement as a plan of reorganization.

        6.9    Affiliate Legends.    Section 6.9 of the Company Disclosure Schedule sets forth a list of those Persons who are, in the Company's reasonable judgment, "affiliates" of the Company within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145 Affiliates"). The Company shall notify the Buyer in writing regarding any change in the identity of its Rule 145 Affiliates prior to the Closing Date. The Buyer shall be entitled to place appropriate legends on the certificates evidencing any shares of Buyer Common Stock to be received by Rule 145 Affiliates of the Company in the

Merger reflecting the restrictions set forth in Rule 145 promulgated under the Securities Act and to issue appropriate stop transfer instructions to the transfer agent for Buyer Common Stock (provided that such legends or stop transfer instructions shall be removed upon the request of any holder of shares of Buyer Common Stock issued in the Merger if (i) such request is made more than one year after the Effective Time and (ii) such holder is not then a Rule 145 Affiliate of the Buyer).

        6.10    Nasdaq Stock Market Listing.    The Buyer shall, if required by the rules of The Nasdaq Stock Market, file with The Nasdaq Stock Market a Notification Form for Listing Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

        6.11    Shareholder Litigation.    Until the earlier of the termination of this Agreement in accordance with its terms or the Effective Time, the Company shall give the Buyer the opportunity to participate in the defense or settlement of any shareholder litigation against the Company or the Company Board relating to this Agreement or any of the transactions contemplated by this Agreement, and shall not settle any such litigation without the Buyer's prior written consent, which will not be unreasonably withheld or delayed.

        6.12    Indemnification.

          (a)   From and after the Effective Time, the Buyer shall, to the fullest extent permitted by law, cause the Surviving Corporation, for a period of six years from the Effective Time, to honor all of the Company's obligations to indemnify and hold harmless each present and former director and officer of the Company (the "Indemnified Parties"), against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities or amounts paid in settlement incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent that such obligations to indemnify and hold harmless exist on the date of this Agreement.

          (b)   For a period of six years after the Effective Time, the Buyer shall cause the Surviving Corporation to maintain (to the extent available in the market) in effect a directors' and officers' liability insurance policy covering those Persons who are currently covered by the Company's directors' and officers' liability insurance policy (a complete and accurate copy of which has been delivered or made available to the Buyer prior to the date of this Agreement) with coverage in amount and scope at least as favorable to such Persons as the Company's existing coverage; provided, that in no event shall the Buyer or the Surviving Corporation be required to expend in excess of 150% of the annual premium currently paid by the Company for such coverage.

          (c)   The provisions of this Section 6.12 are intended to be in addition to the rights otherwise available to the current officers and directors of the Company by law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives. The Buyer shall guarantee the obligations of the Surviving Corporation with respect to any and all amounts payable under this Section 6.12.

        6.13    Employee Matters.    With respect to the employees of the Company and its Subsidiaries who remain employed after the Effective Time by the Company or any Subsidiary for a period of at least 180 days following the Effective Time (the "Continuing Employees"), and to the extent permitted under the terms of the Buyer's applicable benefit plans, the Buyer shall treat and cause its applicable benefit plans to treat the service of the Continuing Employees with the Company and its Subsidiaries prior to the Effective Time as service rendered to the Buyer or any affiliate of the Buyer for purposes of eligibility to participate and vesting, including applicability of minimum waiting periods for participation, but not for benefit accrual. The Buyer shall use commercially reasonable efforts to provide that no such Continuing Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company's group health plan shall be excluded from the Buyer's group health plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation. Notwithstanding the foregoing, the Buyer shall not be required to provide any coverage, benefits or credit inconsistent with the terms of any Buyer benefit plans. Furthermore, nothing contained in this Section 6.13 shall require or imply that the employment of the employees of the Company and its Subsidiaries who are employed at the Effective Time will continue for any particular period of time following the Effective Time. This Section 6.13 is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties to this Agreement and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder.

        6.14    Notification of Certain Matters.    The Buyer shall give prompt notice to the Company, and the Company shall give prompt notice to the Buyer, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) (i) any representation or warranty of such party contained in this Agreement that is qualified as to materiality to be untrue or inaccurate in any respect or (ii) any other representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time, or (b) any material failure of the Buyer and the Transitory Subsidiary or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this Section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party's obligation to consummate the Merger.

        6.15    Exemption from Liability Under Section 16(b).

          (a)   The Board of Directors of the Buyer, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Company Insiders of Buyer Common Stock and cash in exchange for shares of Company Common Stock and of options to purchase Company Common Stock pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, is intended to be exempt pursuant to Rule 16b-3 under the Exchange Act.

          (b)   For purposes of this Agreement, "Section 16 Information" means information regarding the Company Insiders and the number of shares of Company Common Stock or other Company equity securities deemed to be beneficially owned by each such Company Insider and expected to be exchanged for Buyer Common Stock and cash, in connection with the Merger, which shall be provided by the Company to the Buyer within 10 business days after the date of this Agreement.

          (c)   For purposes of this Agreement, "Company Insiders" means those officers and directors of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act as listed in the Section 16 Information.

ARTICLE VII
CONDITIONS TO MERGER

        7.1    Conditions to Each Party's Obligation To Effect the Merger.    The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approval.    The Company Voting Proposal shall have been approved at the Company Shareholders Meeting, at which a quorum is present, by the requisite vote of the shareholders of the Company under applicable law and the Company's Articles of Incorporation and By-laws. The Buyer Voting Proposals shall have been approved at the Buyer Stockholders Meeting, at which a quorum is present, by the requisite vote of the stockholders of the Buyer under applicable law, the rules of The Nasdaq Stock Market and the Buyer's Certificate of Incorporation and By-laws.

          (b)    HSR Act and other Antitrust Laws.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and all other necessary approvals under applicable Antitrust Laws shall have been obtained except with respect to jurisdictions in which neither the Company nor Buyer derives significant sales.

          (c)    Governmental Approvals.    Other than the filing of the Agreement of Merger, all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated by this Agreement, shall have been filed, been obtained or occurred on terms and conditions which may not reasonably be expected to have a Buyer Material Adverse Effect or a Company Material Adverse Effect.

          (d)    Registration Statement; Joint Proxy Statement/Prospectus.    The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose, and no similar proceeding with respect to the Joint Proxy Statement/Prospectus, shall have been initiated or threatened in writing by the SEC or its staff.

          (e)    No Injunctions.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement.

          (f)    No Restraints.    There shall not be instituted or pending any action or proceeding by any Governmental Entity (i) seeking to restrain, prohibit or otherwise interfere with the ownership or operation by the Buyer or any of its Subsidiaries of all or any portion of the business of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries or to compel the Buyer or any of its Subsidiaries to dispose of or hold separate all or any portion of the business or assets of the Company or any of its Subsidiaries or of the Buyer or any of its Subsidiaries, (ii) seeking to impose or confirm limitations on the ability of the Buyer or any of its Subsidiaries effectively to exercise full rights of ownership of the shares of Company Common Stock (or shares of stock of the Surviving Corporation) including the right to vote any such shares on any matters properly presented to stockholders or (iii) seeking to require divestiture by the Buyer or any of its Subsidiaries of any such shares.

        7.2    Additional Conditions to Obligations of the Buyer and the Transitory Subsidiary.    The obligations of the Buyer and the Transitory Subsidiary to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Buyer and the Transitory Subsidiary:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in this Agreement and in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (y) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, or (z) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement or (z) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Company Material Adverse Effect); and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date; and the Buyer shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c)    Tax Opinion.    Provided the Control Test (as defined below) is satisfied, the Buyer shall have received a written opinion from Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Buyer, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided further that if the Control Test is satisfied but Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if DLA Piper Rudnick Gray Cary US LLP renders such opinion to the Buyer (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to Wilmer Cutler Pickering Hale and Dorr LLP or DLA Piper Rudnick Gray Cary US LLP, as the case may be, to enable them to render such opinion). This condition shall be of no force or effect if the Control Test is not satisfied, as evidenced by the inability of both Wilmer Cutler Pickering Hale and Dorr LLP and DLA Piper Rudnick Gray Cary US LLP to render such opinion.

        For purposes of this Agreement, the "Control Test" will be satisfied if, pursuant to the Merger, shares of Company capital stock representing "Control" of the Company will be exchanged solely for Buyer Common Stock, and "Control" means stock of the Company possessing at least 80% of the total combined voting power of all classes of stock of the Company entitled to vote and at least 80% of the total number of shares of all other classes of stock of the Company. For purposes of the Control Test: (i) the fair market value of the Buyer Common Stock at the Effective Time will equal the last reported sales price of Buyer Common Stock at 4:00 p.m., Eastern time, end of regular trading hours on The Nasdaq Stock Market on the Effective Date; and (ii) shares of Company Common Stock exchanged in the Merger for cash (including, without limitation, cash paid to shareholders perfecting appraisal rights or in lieu of fractional shares of Buyer Common Stock) will be treated as shares of Company Common Stock outstanding on the date of the Merger but not exchanged for Buyer Common Stock.

        7.3    Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following additional conditions, any of which may be waived, in writing, exclusively by the Company:

          (a)    Representations and Warranties.    The representations and warranties of the Buyer and the Transitory Subsidiary set forth in this Agreement and in any certificate or other writing delivered by the Buyer or the Transitory Subsidiary pursuant hereto shall be true and correct (i) as of the date of this Agreement (except in the case of this clause (i), (y) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, or (z) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Buyer Material Adverse Effect) and (ii) as of the Closing Date as though made on and as of the Closing Date (except in the case of this clause (ii), (x) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (y) for changes contemplated by this Agreement or (z) where the failure to be true and correct (without regard to any materiality or Buyer Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably likely to have, a Buyer Material Adverse Effect); and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

          (b)    Performance of Obligations of the Buyer and the Transitory Subsidiary.    The Buyer and the Transitory Subsidiary shall have performed in all material respects all obligations required to be performed by them under this Agreement on or prior to the Closing Date; and the Company shall have received a certificate signed on behalf of the Buyer by the chief executive officer or the chief financial officer of the Buyer to such effect.

          (c)    Tax Opinion.    Provided the Control Test is satisfied, the Company shall have received the opinion of DLA Piper Rudnick Gray Cary US LLP, counsel to the Company, to the effect that the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; provided further that if the Control Test is satisfied but DLA Piper Rudnick Gray Cary US LLP does not render such opinion, this condition shall nonetheless be deemed satisfied if Wilmer Cutler Pickering Hale and Dorr LLP renders such opinion to the Company (it being agreed that the Buyer and the Company shall each provide reasonable cooperation, including making reasonable representations, to DLA Piper Rudnick Gray Cary US LLP or Wilmer Cutler Pickering Hale and Dorr LLP, as the case may be, to enable them to render such opinion). This condition shall be of no force or effect if the Control Test is not satisfied, as evidenced by the inability of both DLA Piper Rudnick Gray Cary US LLP and Wilmer Cutler Pickering Hale and Dorr LLP to render such opinion.

          (d)    Nasdaq.    The Buyer, if required by the rules of The Nasdaq Stock Market, shall have filed with The Nasdaq Stock Market a Notification Form for Listing of Additional Shares with respect to the shares of Buyer Common Stock issuable in connection with the Merger.

ARTICLE VIII
TERMINATION AND AMENDMENT

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(j), by written notice by the terminating party to the other party), whether before or, subject to the terms hereof, after the approval of the principal terms of the Merger by the shareholders of the Company, the stockholders of the Buyer or the sole shareholder of the Transitory Subsidiary:

          (a)   by mutual written consent of the Buyer, the Transitory Subsidiary and the Company; or

          (b)   by either the Buyer or the Company if the Merger shall not have been consummated by the five-month anniversary of the date of this Agreement, which date shall be extended, upon written notice of either Buyer or the Company to the other party on or prior to the five-month anniversary of the date of this Agreement, to the eight-month anniversary of the date of this Agreement in the event that (i) all waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act shall not have expired or been terminated or (ii) any other approval under applicable Antitrust Laws as set forth in Section 7.1(b) shall not have been obtained on or prior to the five-month anniversary of the date of this Agreement (such date, as it may have been extended pursuant to the preceding clause (ii), the "Outside Date") (provided that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Merger to occur on or before the Outside Date); or

          (c)   by either the Buyer or the Company if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger; or

          (d)   by either the Buyer or the Company if at the Company Shareholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Company Voting Proposal is taken, the requisite vote of the shareholders of the Company in favor of the Company Voting Proposal shall not have been obtained (provided that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination if, at such time, such party is in breach of or has failed to fulfill its obligations under this Agreement); or

          (e)   by either the Buyer or the Company if at the Buyer Stockholders Meeting (including any adjournment or postponement thereof permitted by this Agreement) at which a vote on the Buyer Voting Proposal is taken, the requisite vote of the stockholders of the Buyer in favor of the Buyer Voting Proposal shall not have been obtained (provided the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party seeking termination if, at such time, such party is in breach of or has failed to fulfill its obligations under this Agreement); or

          (f)    by the Buyer, if: (i) the Company Board (or any committee thereof) shall have failed to recommend approval of the Company Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation of the Company Voting Proposal; (ii) the Company Board (or any committee thereof) shall have failed to reconfirm its recommendation of the Company Voting Proposal within ten business days after the Buyer requests in writing that the Company Board (or any committee thereof) do so, provided such request may only be made in the event the Company has received an Acquisition Proposal or any amendment to an Acquisition Proposal; (iii) the Company Board (or any committee thereof) shall have approved or recommended to the shareholders of the Company an Acquisition Proposal (other than the Merger); (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Buyer or an Affiliate of the Buyer) and the Company Board (or any committee thereof) recommends that the shareholders of the Company tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, fails to recommend against acceptance of such offer; (v) the Company shall have materially breached its obligations under Section 6.1 or Section 6.5; or (vi) for any reason the Company shall have failed to hold the Company Shareholders Meeting and submit the Company Voting Proposal to the Company's shareholders by the date which is one business day prior to the Outside Date; or

          (g)   by the Company, if: (i) the Buyer's Board of Directors (or any committee thereof) shall have failed to recommend approval of the Buyer Voting Proposal in the Joint Proxy Statement/Prospectus or shall have withdrawn or modified its recommendation of the Buyer Voting Proposal; (ii) the Buyer shall have materially breached its obligations under Section 6.5; or (iii) for any reason the Buyer shall have failed to hold the Buyer Stockholders Meeting and submit the Buyer Voting Proposals to the Buyer's stockholders by the date which is one business day prior to the Outside Date; or

          (h)   by the Company, if prior to the Company Shareholders Meeting: (i) the Company has received an Acquisition Proposal constituting a Superior Proposal, the Board of Directors of the Company has determined that it desires to approve entering into a written agreement providing for such Superior Proposal and has notified the Buyer in writing of its desire; (ii) two business days have elapsed following the Buyer's receipt of such written notification (which notification shall include a description of the material terms of such Superior Proposal and a copy of the current version of any written agreement providing for such Superior Proposal), and during such two business day period the Company has reasonably cooperated with the Buyer with the intent of enabling the Buyer to make an offer that is at least as favorable to the shareholders of the Company as such Superior Proposal; (iii) prior to 5:00 p.m. California time on the second business day of such two business day period the Buyer has not made an offer that is at least as favorable to the Company's shareholders as such Superior Proposal; (iv) at the end of such two business day period the Board of Directors of the Company reasonably believes that such Acquisition Proposal continues to be a Superior Proposal; and (v) the Company prior to or concurrently with such termination pays to the Buyer in immediately available funds all amounts required to be paid pursuant to Section 8.3(b); or

          (i)    by the Buyer, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.2(a) or 7.2(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Company of written notice of such breach or failure to perform from the Buyer; or

          (j)    by the Company, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Buyer or the Transitory Subsidiary set forth in this Agreement, which breach or failure to perform (i) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and (ii) shall not have been cured within 20 days following receipt by the Buyer of written notice of such breach or failure to perform from the Company.

        8.2    Effect of Termination.    In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Buyer, the Company, the Transitory Subsidiary or their respective officers, directors, shareholders, stockholders or Affiliates; provided that (i) any such termination shall not relieve any party from liability for any willful breach of this Agreement, fraud or knowing misrepresentation and (ii) the provisions of Sections 3.26, 5.2 and 8.3 and Article IX of this Agreement and the

Confidentiality Agreements shall remain in full force and effect and survive any termination of this Agreement.

        8.3    Fees and Expenses.

          (a)   Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated; provided however, that the Company and the Buyer shall share equally (i) the filing fee of the Buyer's pre-merger notification report under the HSR Act and all fees and expenses incurred by the Buyer or the Company in seeking approvals under all other applicable Antitrust Laws, and (ii) all fees and expenses, other than accountants' and attorneys' fees, incurred with respect to the printing, filing and mailing of the Joint Proxy Statement/Prospectus (including any related preliminary materials) and the Registration Statement and any amendments or supplements thereto.

          (b)   The Company shall pay the Buyer a termination fee of $15,000,000 in the event of the termination of this Agreement:

              (i)  by the Buyer pursuant to Section 8.1(f) or Section 8.1(h); or

             (ii)  by the Buyer or the Company pursuant to Section 8.1(d) if, at or prior to the time of such failure, there shall have been announced an Acquisition Proposal relating to the Company that shall not have been absolutely and unconditionally withdrawn and abandoned, and within 12 months after such termination there shall have been consummated any transaction, or any agreement shall have been entered into providing for, (A) the merger or combination of the Company (other than solely with a wholly owned Subsidiary of the Company), (B) the issuance by the Company or any of its Subsidiaries of over 20% of its equity securities (other than pursuant to any underwritten or broadly distributed offering) or (C) the acquisition (including without limitation through any license) in any manner, directly or indirectly, of more than 20% of the equity securities or assets that constitute or account for over 20% of the consolidated net revenues, net income or assets of the Company (a "Tail Transaction").

  Any fee due under Section 8.3(b)(i) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid by wire transfer of the same-day funds within one business day after the consummation of the Tail Transaction.

          (c)   The Buyer shall pay the Company a termination fee of $15,000,000 in the event of the termination of this Agreement by the Company pursuant to Section 8.1(g). Any fee due under this Section 8.3(c) shall be paid by wire transfer of same-day funds within one business day after the date of termination of this Agreement.

          (d)   The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. If one party fails to promptly pay to the other any expense reimbursement or fee due hereunder, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Bank of America, N.A. plus two percent per annum, compounded quarterly, from the date such expense reimbursement or fee was required to be paid. Payment of the fees and expenses described in this Section 8.3 shall not be in lieu of damages incurred in the event of a breach of this Agreement described in clause (i) of Section 8.2.

        8.4    Amendment.    This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of any party, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not be deemed to apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX
MISCELLANEOUS

        9.1    Nonsurvival of Representations and Warranties.    The respective representations and warranties of the Company, the Buyer and the Transitory Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall expire with, and be terminated and extinguished upon, the Effective Time. This Section 9.1 shall have no effect upon any other obligations of the parties hereto, whether to be performed before or after the consummation of the Merger.

        9.2    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

          (a)   if to the Buyer or the Transitory Subsidiary, to:

      Avid Technology, Inc.
      Avid Technology Park
      One Park West
      Tewksbury, MA 01876
      Attn: General Counsel
      Telecopy: (978) 851-7216

      with a copy to:

      Wilmer Cutler Pickering Hale and Dorr LLP
      60 State Street
      Boston, MA 02109
      Attn: David A. Westenberg, Esq.
      Jay E. Bothwick, Esq.

      Facsimile: (617) 526-5000

    if to the Company, to:

      Pinnacle Systems, Inc.
      280 North Bernardo Avenue
      Mountain View, CA 94043
      Attn: Chief Executive Officer
      Facsimile: (650) 930-2424

    with a copy to:

      DLA Piper Rudnick Gray Cary US LLP
      2000 University Avenue
      East Palo Alto, CA 94303
      Attn: Gregory M. Gallo, Esq.
      Diane Holt Frankle, Esq.

      Facsimile: (650) 833-2001

        Any party to this Agreement may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, telecopy, ordinary mail or electronic mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party to this Agreement may change the address to which notices and other communications hereunder are to be delivered by giving the other parties to this Agreement notice in the manner herein set forth.

        9.3    Entire Agreement.    This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein that are to be delivered at the Closing) constitutes the entire agreement among the parties to this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, with respect to the subject matter hereof; provided that the Confidentiality Agreements shall remain in effect in accordance with their respective terms.

        9.4    No Third Party Beneficiaries.    Except as provided in Section 6.12 for Indemnified Parties, this Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third-party beneficiary hereunder.

        9.5    Assignment.    No party may assign any of its rights or delegate any of its performance obligations under this Agreement, in whole or in part, by operation of law or otherwise without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Transitory Subsidiary may assign this Agreement to any other direct or indirect wholly owned Subsidiary of the Buyer in lieu of the Transitory Subsidiary without consent of the Company, provided that the Buyer and the Transitory Subsidiary shall remain liable for all of the Transitory Subsidiary's obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment of rights or delegation of performance obligations in violation of this Section 9.5 is void.

        9.6    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

        9.7    Counterparts and Signature.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission.

        9.8    Interpretation.    When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

        9.9    Governing Law.    All matters arising out of or relating to this Agreement and the transactions contemplated hereby (including without limitation its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware.

        9.10    Remedies.    Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.11    Submission to Jurisdiction.    Each of the parties to this Agreement (a) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

        9.12    WAIVER OF JURY TRIAL.    EACH OF THE BUYER, THE TRANSITORY SUBSIDIARY AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE TRANSITORY SUBSIDIARY OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

        IN WITNESS WHEREOF, the Buyer, the Transitory Subsidiary and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

AVID TECHNOLOGY, INC.
By:	/s/ DAVID A. KRALL
Title:	President and Chief Executive Officer
HIGHEST MOUNTAIN CORPORATION
By:	/s/ ETHAN E. JACKS
Title:	President
PINNACLE SYSTEMS, INC.
By:	/s/ PATTI S. HART
Title:	President, Chief Executive Officer and Chairman

SCHEDULE A

Parties to Company Shareholder Voting Agreement

Patti S. Hart
Ajay Chopra
Mary Dotz
Scott E. Martin
L. Gregory Ballard
Robert J. Finocchio, Jr.
L. William Krause
John C. Lewis
Harry Motro

Parties to Buyer Stockholder Voting Agreement

David A. Krall
William J. Warner
Charles L. Smith
David M. Lebolt
Paul J. Milbury
Michael J. Rockwell
Joseph Bentivegna
Patricia A. Baker
Ethan E. Jacks

Annex B

AGREEMENT OF MERGER

        This AGREEMENT OF MERGER ("Merger Agreement") is made and entered into as of [                        ], 2005 by and between Highest Mountain Corporation, a California corporation (the "Merger Sub"), and Pinnacle Systems, Inc., a California corporation (the "Company" or the "Surviving Corporation"). The Company and Merger Sub are sometimes jointly referred to herein as the "Constituent Corporations."

RECITALS

        WHEREAS, Avid Technology, Inc., a Delaware corporation ("Parent"), the Company and Merger Sub have entered into an Agreement and Plan of Merger dated as of March 20, 2005 (the "Acquisition Agreement"), a copy of which agreement is available to the shareholders of either of the Constituent Corporations without charge upon written request therefor directed to the Corporate Secretary of the Surviving Corporation at its principal executive office, currently at 280 North Bernardo Avenue, Mountain View, California 94043;

        WHEREAS, all of the outstanding shares of Company Common Stock (as defined below) are being converted into shares of Parent Common Stock (as defined below) and cash at the Effective Time (as defined below); and

        WHEREAS, all of the outstanding shares of Merger Sub Common Stock (as defined below) are being converted into shares of Surviving Corporation Common Stock (as defined below).

        INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and material covenants and agreements contained herein, the Constituent Corporations hereby agree as follows:

ARTICLE 1
THE MERGER

        1.1    Merger of Merger Sub With and Into the Company.

          (a)    Agreement to Acquire the Company.    Subject to the terms of this Merger Agreement, the Company shall be acquired by Parent through a merger of Merger Sub (a wholly-owned subsidiary of Parent) with and into the Company (the "Merger"). As used herein, the term "Parent Common Stock" shall mean the Common Stock, $0.01 par value per share, of Parent.

          (b)    Effective Time of the Merger.    The Merger shall become effective on such date (the "Effective Time") as this Merger Agreement and Officers' Certificates of each Constituent Corporation are filed with the Secretary of State of the State of California pursuant to Section 1103 of the California General Corporation Law.

          (c)    Surviving Corporation.    At the Effective Time of the Merger, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall cease. The Company shall be the Surviving Corporation in the Merger, and all of the property, rights, privileges, powers, and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation and shall continue unaffected and unimpaired by the Merger.

          (d)    Effect of the Merger.    The Merger shall have the effects set forth in Section 1107 of the California General Corporation Law.

          (e)    Further Action.    If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Merger Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE 2
THE CONSTITUENT CORPORATIONS

        2.1    Organization of the Company.

          (a)    Incorporation.    The Company was incorporated under the laws of the State of California on May 8, 1986.

          (b)    Authorized Stock.    The Company is authorized to issue an aggregate of 125,000,000 shares, of which 120,000,000 shares are Common Stock ("Company Common Stock"), and 5,000,000 shares are Preferred Stock of which 25,000 shares have been designated Series A Participating Preferred Stock ("Company Preferred Stock").

          (c)    Outstanding Stock.    As of the record date for purposes of voting on the Merger, [                        ] shares of Company Common Stock were outstanding and no shares of Company Preferred Stock were outstanding.

        2.2    Organization of Merger Sub.

          (a)    Incorporation.    Merger Sub was incorporated under the laws of the State of California on March 16, 2005.

          (b)    Authorized Stock.    Merger Sub is authorized to issue an aggregate of 100 shares of Common Stock, without par value ("Merger Sub Common Stock").

          (c)    Outstanding Stock.    On the date hereof, an aggregate of 100 shares of Merger Sub Common Stock are outstanding.

ARTICLE 3
ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

        3.1    Amendment of Company's Articles of Incorporation.    At the Effective Time, Article III of the Articles of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows:

        "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, all of which shall consist of common stock, no par value per share."

ARTICLE 4
EFFECT OF THE MERGER ON THE SHARES
OF THE CONSTITUENT CORPORATIONS

        4.1    Conversion of Shares.    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any shareholder of the Company:

          (a)   except as provided in (ii) below, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 0.0869 of a share of Parent Common Stock (the "Exchange Ratio") and plus $1.00 in cash (the "Per Share Cash Payment");

          (b)   each share of Company Common Stock that is owned by the Company or any wholly-owned subsidiary of the Company and any share of Company Common Stock owned by the Parent or any other wholly-owned subsidiary of the Parent immediately prior to the Effective time shall be cancelled and shall cease to exist and no cash or stock of the Parent or other consideration shall be delivered in exchange therefor.

          (c)   each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

        4.2    Fractional Shares.    No certificate or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger. Each holder of shares of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates (as defined in Section 4.3(a)) delivered by such holder and the aggregate number of shares of Company Common Stock represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Closing Price. Parent Closing Price shall mean the last reported sales price of Parent Common Stock at 4:00 p.m. Eastern time, end of regular trading hours on The Nasdaq Stock Market on the date on which falls the Effective Time (or, if the Effective Time does not fall on a trading day, the last trading day preceding the Effective Time).

        4.3    Exchange of Certificates.    The procedures for exchanging outstanding shares of Company Common Stock for merger consideration pursuant to the Merger are as follows:

          (a)    Exchange Agent.    As of the Effective Time, the Parent shall deposit with the Parent's transfer agent or another bank or trust company designated by the Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 4.3, through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock payable with respect to the Company Common Stock outstanding as of the Effective Time and the aggregate Per Share Cash Payment payable with respect to the Company Common Stock outstanding as of the Effective Time (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, and such Per Share Cash Payment being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 4.1 in exchange for outstanding shares of Company Common Stock, (ii) cash in an amount sufficient to make payments for fractional shares required pursuant to Section 4.2, and (iii) any dividends or distributions to which holders of certificates that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates") whose shares were converted pursuant to Section 4.1 into the right to receive shares of Parent Common Stock may then be entitled pursuant to Section 4.3(c).

          (b)    Exchange Procedures.    As soon as reasonably practicable after the Effective Time (and in any event, no later than five business days after the Effective Time), the Exchange Agent shall mail to each holder of record of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for (A) certificates representing shares of Parent Common Stock (plus cash in lieu of fractional shares, if any, of Parent Common Stock and any dividends or distributions as provided below) plus (B) the Per Share Cash Payment payable with respect such Certificate. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly executed, and such other documents as may be reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (and the Exchange Agent shall transmit to such holder no later than five business days after receipt of the foregoing items from such holder) a certificate representing that number of whole shares of Parent Common Stock and the Per Share Cash Payment that such holder has the right to receive pursuant to the provisions of Section 4.1 plus cash in lieu of fractional shares pursuant to Section 4.2 and any dividends or distributions then payable pursuant to Section 4.3(c), and the Certificate so surrendered shall immediately be cancelled. No interest will accrue or be paid on any payment payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock and the Per Share Cash Payment, plus cash in lieu of fractional shares pursuant to Section 4.2 and any dividends or distributions then payable pursuant to Section 4.3(c) may be issued or paid to a Person (as defined below) other than the Person in whose name the Certificate so surrendered is registered, if such Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and, if applicable, by evidence that any stock transfer taxes have been paid. Until surrendered as contemplated by this Section 4.3, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and the Per Share Cash Payment payable with respect to such Certificate, plus cash in lieu of fractional shares pursuant to Section 4.2 and any dividends or distributions then payable pursuant to Section 4.3(c) as contemplated by this Section 4.3. For purposes of this Merger Agreement, the term "Person" shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (c)    Distributions with Respect to Unexchanged Shares.    No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and paid to the record holder of the Certificate, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, without interest, and, at the appropriate payment date, the amount of dividends or other distributions having a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender that are payable with respect to such whole shares of Parent Common Stock.

          (d)    No Further Ownership Rights in Company Common Stock.    All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash or dividends or other distributions paid pursuant to Sections 4.3(c) or 4.2) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Company Common Stock, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Section 4.3.

          (e)    Termination of Exchange Fund.    Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Stock for a period of one year after the Effective Time shall be delivered to the Parent, upon demand, and any former holder of Company Common Stock who has not previously complied with this Section 4.3 shall thereafter look only to the Parent, as a general unsecured creditor, for payment of its claim for Parent Common Stock, the Per Share Cash Payment, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

          (f)    No Liability.    To the extent permitted by applicable law, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to three years after the Effective Time (or immediately prior to such earlier date on which any shares of Parent Common Stock, the Per Share Cash Payment and any cash payable to the holder of such Certificate or any dividends or distributions payable to the holder of such Certificate pursuant to this Section 4.3 would otherwise escheat to or become the property of any governmental entity), any such shares of Parent Common Stock, the Per Share Cash Payment or cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

          (g)    Withholding Taxes.    Notwithstanding any other provision in this Merger Agreement, Parent, the Company, the Surviving Corporation, Merger Sub and the Exchange Agent shall have the right to deduct and withhold Taxes from any payments to be made hereunder if such withholding is required by law and to collect any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the holders of shares of Company Common Stock and any other recipients of payments hereunder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Merger Agreement as having been delivered and paid to the holder of the shares of Company Common Stock or other recipient of payments in respect of which such deduction and withholding was made.

          (h)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, the Per Share Cash Payment and any cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof pursuant to this Merger Agreement.

        4.4    Dissenters.    Notwithstanding the foregoing, shares of Company Common Stock outstanding on the date for determination of shareholders entitled to vote on the Merger and not voted in favor of the approval of the principal terms of the Merger (or in the case of shares described in Section 1300(b)(i)(A) or (B) of the California General Corporation Law (without regard to the provisos in that paragraph) that were voted against the Merger) and with respect to which appraisal shall have been duly demanded and perfected in accordance with Chapter 13 of the California General Corporation Law and not effectively withdrawn or forfeited prior to the Effective Time ("Dissenting Shares") shall not be converted into or represent the right to receive cash and shares of Parent Common Stock in accordance with Sections 4.1, 4.2 and 4.3 unless the rights of the holder of such Dissenting Shares to appraisal shall have ceased in accordance with Section 1309 of the California General Corporation Law. If the holder of Dissenting Shares has so forfeited or withdrawn such holder's rights to appraisal of Dissenting Shares, then (a) as of the occurrence of such event, such holder's Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive cash and shares of Parent Common Stock in accordance with Sections

4.1, 4.2 and 4.3, and (b) following the occurrence of such event, upon proper surrender of the Dissenting Shares, the cash and the shares of Parent Common Stock to which such holder is entitled pursuant to Sections 4.1, 4.2 and 4.3.

        4.5    Company Stock Plans.

          (a)   The Company shall take such action as shall be required:

              (i)  with respect to each option (the "Company Stock Options") to purchase Company Common Stock granted under any stock option plans or other equity-related plans of the Company (the "Company Stock Plans") outstanding immediately prior to the Effective Time, to cause the vesting of any unvested portion of such Company Stock Options to be accelerated in full effective immediately prior to the Effective Time; and

             (ii)  to cause each Company Stock Option outstanding immediately prior the Effective Time to be (A) exercised for shares of Company Common Stock prior to the Effective Time, (B) converted into the right to receive shares of Parent Common Stock in accordance with Section 4.5(b) as of or immediately prior to the Effective Time or (C) cancelled in accordance with 4.5(c) as of or immediately prior to the Effective Time.

          (b)   Each holder of a Company Stock Option outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock less than the sum of (i) the Exchange Ratio multiplied by Parent Closing Price plus (ii) $1.00 shall receive from the Parent, in respect and in consideration of each Company Stock Option so cancelled, upon surrender of such option, a number of units per share of Company Common Stock subject to such Company Stock Option equal to a fraction (i) the numerator of which is (A) the Exchange Ratio multiplied by the Parent Closing Price plus (B) $1.00 less (C) the exercise price per share of Company Common Stock subject to such Company Stock Option, and (ii) the denominator of which is (A) the Exchange Ratio multiplied by the Parent Closing Price plus (B) $1.00. Each unit shall consist of a fraction of a share of Parent Common Stock equal to the Exchange Ratio plus $1.00 in cash.

          (c)   Each Company Stock Option outstanding immediately prior to the Effective Time with an exercise price per share of Company Common Stock greater than or equal to the sum of (i) the Exchange Ratio multiplied by Parent Closing Price plus (ii) $1.00 shall be cancelled and have no further force or effect as of the Effective Time.

          (d)   The Company shall terminate its 2004 Employee Stock Purchase Plan in accordance with its terms as of or prior to the Effective Time.

ARTICLE 5
TERMINATION

        5.1    Termination by Mutual Agreement.    Notwithstanding the approval of this Merger Agreement by the shareholders of the Company, this Merger Agreement may be terminated at any time prior to the Effective Time by mutual agreement of the Boards of Directors of the Constituent Corporations.

        5.2    Termination of Acquisition Agreement.    Notwithstanding the approval of this Merger Agreement by the shareholders of the Company, at any time prior to the Effective Time, this Merger Agreement shall terminate forthwith if the Acquisition Agreement is terminated as provided therein.

        5.3    Effects of Termination.    In the event of the termination of this Merger Agreement, this Merger Agreement shall become void and there shall be no liability on the part of either Company or Merger Sub or their respective officers or directors, except as otherwise provided in the Acquisition Agreement.

ARTICLE 6
GENERAL PROVISIONS

        6.1    Amendment.    At any time prior to the Effective Time, this Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the shareholders of the Company, but after such approval, no amendment shall be made that by law requires the further approval of such shareholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        6.2    Counterparts.    This Merger Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

        6.3    Governing Law.    This Merger Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

HIGHEST MOUNTAIN CORPORATION
By:	Printed Name: Ethan E. Jacks Title: President and Secretary
PINNACLE SYSTEMS, INC.
By:	Printed Name: Patti S. Hart Title: President
By:	Printed Name: Scott E. Martin Title: Secretary

OFFICERS' CERTIFICATE
OF
HIGHEST MOUNTAIN CORPORATION

        ETHAN E. JACKS, an officer of HIGHEST MOUNTAIN CORPORATION, a corporation duly organized and existing under the laws of the State of California (the "Corporation"), does hereby certify that:

        1.     He is the duly elected, acting and qualified President of the Corporation and the duly elected, acting and qualified Secretary of the Corporation.

        2.     The Corporation has only one authorized class of stock, consisting of 100 shares of Common Stock, without par value, and the total number of issued and outstanding shares of Common Stock is 100 shares.

        3.     The Agreement of Merger in the form attached was approved by the board of directors of the Corporation and the principal terms of the Merger were unanimously approved by the sole shareholder of the Corporation in accordance with the General Corporation Law of the State of California.

        4.     No vote of the shareholders of Avid Technology, Inc., a Delaware corporation (the sole shareholder of the Corporation) was required.

The undersigned declares under penalty of perjury under the laws of the State of California that the statements contained in the foregoing Officers' Certificate are true of the undersigned's own knowledge. Executed on                        , 2005.

Ethan E. Jacks, President and Secretary

OFFICERS' CERTIFICATE
OF
PINNACLE SYSTEMS, INC.

        PATTI S. HART and SCOTT E. MARTIN, each officers of PINNACLE SYSTEMS, INC., a corporation duly organized and existing under the laws of the State of California (the "Corporation"), does hereby certify that:

        1.     Patti S. Hart is the duly elected, acting and qualified President of the Corporation.

        2.     Scott E. Martin is the duly elected, acting and qualified Secretary of the Corporation.

        3.     The total number of outstanding shares entitled to vote on the principal terms of the Agreement of Merger in the form attached hereto was [                        ] shares of the common stock of the Corporation.

        4.     The Agreement of Merger in the form attached was duly approved by the board of directors of the Corporation in accordance with the California General Corporation Law.

        5.     The principal terms of the Agreement of Merger in the form attached were duly approved by the required vote of the shareholders of the Corporation. The total number of outstanding shares of the Corporation voting in favor of the Agreement of Merger equaled or exceeded the vote required. The percentage vote required was at least a majority of the shares of common stock outstanding.

The undersigned declare under penalty of perjury under the laws of the State of California that the statements contained in the foregoing Officers' Certificate are true of the undersigneds' own knowledge. Executed in Mountain View, California, on                        , 2005.

Patti S. Hart, President
Scott E. Martin, Secretary

Annex C

VOTING AGREEMENT

        VOTING AGREEMENT, dated as of March 20, 2005 (this "Agreement"), among the shareholders listed on the signature page(s) hereto (collectively, the "Shareholders" and each individually, a "Shareholder"), Pinnacle Systems, Inc., a California corporation (the "Company") and Avid Technology, Inc., a Delaware corporation (the "Buyer"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

        WHEREAS, as of the date hereof, the Shareholders own of record and beneficially the shares of capital stock of the Company set forth on Schedule I hereto (such shares, or any other voting or equity of securities of the Company hereafter acquired by any Shareholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

        WHEREAS, concurrently with the execution of this Agreement, the Buyer and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of the Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger"); and

        WHEREAS, as a condition to the willingness of the Buyer to enter into the Merger Agreement, the Buyer has required that the Shareholders agree, and in order to induce the Buyer to enter into the Merger Agreement the Shareholders are willing, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

        Section 1.    Voting of Shares.

          (a)   Each Shareholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Company Shareholders Meeting or any other meeting of the shareholders of the Company, however called, and in any action by written consent of the shareholders of the Company, such Shareholder will vote, or cause to be voted, all of such Shareholder's respective Shares (a) in favor of the approval of the principal terms of the Merger contemplated by the Merger Agreement, as the Merger Agreement may be modified or amended from time to time in a manner not adverse to the Shareholders, and (b) against any other Acquisition Proposal or Alternative Transaction.

          (b)   Each Shareholder hereby irrevocably grants to, and appoints, the Buyer, and any individual designated in writing by it, and each of them individually, as his or her proxy and attorney-in-fact (with full power of substitution), for and in his or her name, place and stead, to vote such Shareholder's Shares at any meeting of the shareholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each Shareholder understands and acknowledges that the Buyer is entering into the Merger Agreement in reliance upon the Shareholder's execution and delivery of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Except as otherwise provided for herein, each Shareholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and

  (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 705 of the California General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

        Section 2.    Transfer of Shares.    Each Shareholder covenants and agrees that such Shareholder will not directly or indirectly (i) sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any Shares; provided, however, that notwithstanding the foregoing a Shareholder may transfer Shares or agree to transfer Shares by testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law, provided that in each such case the transferee agrees in writing to be bound by this Agreement.

        Section 3.    Representations and Warranties of the Shareholders.    Each Shareholder on his or her own behalf hereby severally represents and warrants to the Buyer with respect to such Shareholder and such Shareholder's ownership of the Shares as follows:

          (a)    Ownership of Shares.    The Shareholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Shareholder owns no shares of Company Common Stock other than the Shares as set forth on Schedule I hereto. The Shareholder has sole voting power, without restrictions, with respect to all of the Shares.

          (b)    Power, Binding Agreement.    The Shareholder has the legal capacity and all requisite power and authority to enter into and perform all of his or her obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Shareholder and constitutes a valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with its terms.

          (c)    No Conflicts.    The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Shareholder, the Shares or any of the Shareholder's properties or assets. Except as expressly contemplated hereby, the Shareholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, shareholders' agreement, partnership agreement or voting trust. Except for the expiration or termination of the waiting period under the HSR Act and informational filings with the Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Shareholder in connection with the execution and delivery of this Agreement or the consummation by the Shareholder of the transactions contemplated hereby.

        Section 4.    No Solicitation.    Prior to the termination of this Agreement in accordance with its terms, each Shareholder agrees, in his or her individual capacity as a shareholder of the Company, that he or she (i) will not, nor will he or she authorize or permit any of his or her employees, agents and representatives to, directly or indirectly, (a) solicit, initiate or intentionally encourage any inquiries or the making of any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal or (c) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, and (ii) will notify the Buyer as soon as possible if any such inquiries or proposals are received by, any information or documents is requested from, or any negotiations or discussions are sought to be initiated or continued with, him or her or any of his or her affiliates.

        Section 5.    Termination.    This Agreement shall terminate upon the first to occur of:

            (i)  the Effective Time;

           (ii)  written notice of termination of this Agreement by the Buyer to the Shareholders; or

          (iii)  the date of termination of the Merger Agreement; provided that no such termination shall relieve any party of liability for a willful breach hereof prior to termination.

        Section 6.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        Section 7.    Fiduciary Duties.    Each Shareholder is signing this Agreement solely in such Shareholder's capacity as an owner of such Shareholder's respective Shares, and nothing herein shall prohibit, prevent or preclude such Shareholder from taking or not taking any action in such Shareholder's capacity as an officer or director of the Company to the extent permitted by the Merger Agreement.

        Section 8.    Consent and Waiver.    Each Shareholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Shareholder is a party or pursuant to any rights such Shareholder may have in his or her capacity as a Shareholder of the Company.

        Section 9.    Miscellaneous.

          (a)    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

          (b)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          (c)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of law thereof.

          (d)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          (e)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

            (i)  if to a Shareholder in care of the Company at the address set forth below;

           (ii)  if to the Buyer to:

      Avid Technology, Inc.
      Avid Technology Park
      One Park West
      Tewksbury, MA 01876
      Attn: General Counsel
      Telecopy: (978) 851-7216

    with a copy to:

      Wilmer Cutler Pickering Hale and Dorr LLP
      60 State Street
      Boston, MA 02109
      Attn: David A. Westenberg, Esq.
      Jay E. Bothwick, Esq.

      Facsimile: (617) 526-5000

          (iii)  if to the Company to:

      Pinnacle Systems, Inc.
      280 North Bernardo Avenue
      Mountain View, CA 94043
      Attn: Chief Executive Officer
      Facsimile: (650) 930-2424

    with a copy to:

      DLA Piper Rudnick Gray Cary US LLP
      2000 University Avenue
      East Palo Alto, CA 94303
      Attn: Gregory M. Gallo, Esq.
      Diane Holt Frankle, Esq.

      Facsimile: (650) 833-2001

          (f)    No Third Party Beneficiaries.    This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

          (g)    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void, except that the Buyer may assign this Agreement to any direct or indirect wholly owned subsidiary of the Buyer without the consent of the Company or the Shareholders, provided that the Buyer shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this

  Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

          (h)    Interpretation.    When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

          (i)    Submission to Jurisdiction.    Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of California in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 9(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

          (j)    WAIVER OF JURY TRIAL.    EACH OF THE BUYER, THE COMPANY AND EACH SHAREHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE COMPANY OR EACH SHAREHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[remainder of page left blank intentionally]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

PINNACLE SYSTEMS, INC.
By:	/s/ PATTI S. HART
Name:	Patti S. Hart
Title:	President and Chief Executive Officer
AVID TECHNOLOGY, INC.
By:	/s/ PAUL J. MILBURY
Name:	Paul J. Milbury
Title:	Vice President and Chief Financial Officer
SHAREHOLDERS:
/s/ PATTI S. HART Patti S. Hart
/s/ AJAY CHOPRA Ajay Chopra
/s/ MARY DOTZ Mary Dotz
/s/ SCOTT E. MARTIN Scott E. Martin
/s/ L. GREGORY BALLARD L. Gregory Ballard
/s/ ROBERT J. FINOCCHIO, JR. Robert J. Finocchio, Jr.
/s/ L. WILLIAM KRAUSE L. William Krause
/s/ JOHN C. LEWIS John C. Lewis
/s/ HARRY MOTRO Harry Motro

Schedule I

Shareholder Name	Number of Shares Underlying Options	Number of Shares of Common Stock	Total
Patti S. Hart	775,000	3,101	778,101
Ajay Chopra	759,000	165,033	924,033
Mary Dotz	200,000	0	200,000
Scott E. Martin	230,000	0	230,000
L. Gregory Ballard	91,000	5,000	96,000
Robert J. Finocchio, Jr.	60,000	0	60,000
L. William Krause	130,000	0	130,000
John C. Lewis	125,000	15,000	140,000
Harry Motro	80,000	0	80,000

VOTING AGREEMENT

        VOTING AGREEMENT, dated as of March 20, 2005 (this "Agreement"), among the stockholders listed on the signature page(s) hereto (collectively, the "Stockholders" and each individually, a "Stockholder"), Pinnacle Systems, Inc., a California corporation (the "Company") and Avid Technology, Inc., a Delaware corporation (the "Buyer"). Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to them in the Merger Agreement referred to below.

        WHEREAS, as of the date hereof, the Stockholders own of record and beneficially the shares of capital stock of the Buyer set forth on Schedule I hereto (such shares, or any other voting or equity of securities of the Buyer hereafter acquired by any Stockholder prior to the termination of this Agreement, being referred to herein collectively as the "Shares");

        WHEREAS, concurrently with the execution of this Agreement, the Buyer and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions thereof, a subsidiary of the Buyer will be merged with and into the Company, and the Company will be the surviving corporation (the "Merger"); and

        WHEREAS, as a condition to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Stockholders agree, and in order to induce the Company to enter into the Merger Agreement the Stockholders are willing, to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree, severally and not jointly, as follows:

        Section 1.    Voting of Shares.

          (a)   Each Stockholder covenants and agrees that until the termination of this Agreement in accordance with the terms hereof, at the Buyer Stockholders Meeting or any other meeting of the stockholders of the Buyer, however called, and in any action by written consent of the stockholders of the Buyer, such Stockholder will vote, or cause to be voted, all of such Stockholder's respective Shares in favor of the Buyer Voting Proposals.

          (b)   Each Stockholder hereby irrevocably grants to, and appoints, the Company, and any individual designated in writing by it, and each of them individually, as his or her proxy and attorney-in-fact (with full power of substitution), for and in his or her name, place and stead, to vote such Stockholder's Shares at any meeting of the stockholders of the Buyer called with respect to any of the matters specified in, and in accordance and consistent with, this Section 1. Each Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 1(b) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Except as otherwise provided for herein, each Stockholder hereby (i) affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked, (ii) ratifies and confirms all that the proxies appointed hereunder may lawfully do or cause to be done by virtue hereof and (iii) affirms that such irrevocable proxy is executed and intended to be irrevocable in accordance with the Delaware General Corporation Law. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

        Section 2.    Transfer of Shares.

          (a)   Each Stockholder covenants and agrees that such Stockholder will not directly or indirectly (i) sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares, (ii) deposit any of the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer or other disposition of any Shares; provided, however, that notwithstanding the foregoing a Stockholder may transfer Shares or agree to transfer Shares by testamentary disposition, interspousal disposition pursuant to a domestic relations proceeding or otherwise by operation of law, provided that in each such case the transferee agrees in writing to be bound by this Agreement.

          (b)   Each Stockholder agrees to submit to the Buyer contemporaneously with or promptly following execution of this Agreement all certificates representing the Shares (unless such Shares are held in "street" name or otherwise not issued and certificated in the individual name of the Stockholder) so that the Buyer may place thereon a legend referring to the transfer restrictions set forth in this Agreement.

        Section 3.    Representations and Warranties of the Stockholders.    Each Stockholder on his or her own behalf hereby severally represents and warrants to the Buyer with respect to such Stockholder and such Stockholder's ownership of the Shares as follows:

          (a)    Ownership of Shares.    The Stockholder beneficially owns all of the Shares as set forth on Schedule I hereto and has good and marketable title to such Shares, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder owns no shares of Buyer Common Stock other than the Shares as set forth on Schedule I hereto. The Stockholder has sole voting power, without restrictions, with respect to all of the Shares.

          (b)    Power, Binding Agreement.    The Stockholder has the legal capacity and all requisite power and authority to enter into and perform all of his or her obligations under this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

          (c)    No Conflicts.    The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder, the Shares or any of the Stockholder's properties or assets. Except as expressly contemplated hereby, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders' agreement, partnership agreement or voting trust. Except for the expiration or termination of the waiting period under the HSR Act and informational filings with the Securities and Exchange Commission, no consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic, foreign or supranational, is required by or with respect to the Stockholder in connection with the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated hereby.

        Section 4.    Termination.    This Agreement shall terminate upon the first to occur of:

            (i)  the Effective Time;

           (ii)  written notice of termination of this Agreement by the Company to the Stockholders; or

          (iii)  the date of termination of the Merger Agreement; provided that no such termination shall relieve any party of liability for a willful breach hereof prior to termination.

        Section 5.    Specific Performance.    The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

        Section 6.    Fiduciary Duties.    Each Stockholder is signing this Agreement solely in such Stockholder's capacity as an owner of such Stockholder's respective Shares, and nothing herein shall prohibit, prevent or preclude such Stockholder from taking or not taking any action in such Stockholder's capacity as an officer or director of the Buyer to the extent permitted by the Merger Agreement.

        Section 7.    Consent and Waiver.    Each Stockholder hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreement to which such Stockholder is a party or pursuant to any rights such Stockholder may have in his or her capacity as a Stockholder of the Company.

        Section 8.    Miscellaneous.

          (a)    Entire Agreement.    This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, between the parties with respect thereto. This Agreement may not be amended, modified or rescinded except by an instrument in writing signed by each of the parties hereto.

          (b)    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

          (c)    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

          (d)    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

          (e)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) three business days after being sent by registered or certified mail, return receipt requested, postage prepaid, or (ii) one business day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

            (i)  if to a Stockholder, in care of the Buyer at the address set forth below;

           (ii)  if to the Buyer to:

      Avid Technology, Inc.
      Avid Technology Park
      One Park West
      Tewksbury, MA 01876
      Attn: General Counsel
      Telecopy: (978) 851-7216

    with a copy to:

      Wilmer Cutler Pickering Hale and Dorr LLP
      60 State Street
      Boston, MA 02109
      Attn: David A. Westenberg, Esq.
      Jay E. Bothwick, Esq.

      Facsimile: (617) 526-5000

          (iii)  if to the Company to:

      Pinnacle Systems, Inc.
      280 North Bernardo Avenue
      Mountain View, CA 94043
      Attn: Chief Executive Officer
      Facsimile: (650) 930-2424

    with a copy to:

      DLA Piper Rudnick Gray Cary US LLP
      2000 University Avenue
      East Palo Alto, CA 94303
      Attn: Gregory M. Gallo, Esq.
      Diane Holt Frankle, Esq.

      Facsimile: (650) 833-2001

          (f)    No Third Party Beneficiaries.    This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns, to create any agreement of employment with any person or to otherwise create any third-party beneficiary hereto.

          (g)    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

          (h)    Interpretation.    When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." No summary of this Agreement prepared by the parties shall affect in any way the meaning or interpretation of this Agreement.

          (i)    Submission to Jurisdiction.    Each of the parties to this Agreement (i) consents to submit itself to the personal jurisdiction of any state or federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8(e). Nothing in this Section, however, shall affect the right of any party to serve legal process in any other manner permitted by law.

          (j)    WAIVER OF JURY TRIAL.    EACH OF THE BUYER, THE COMPANY AND EACH STOCKHOLDER HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE BUYER, THE COMPANY OR EACH STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

[remainder of page left blank intentionally]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed individually or by its respective duly authorized officer as of the date first written above.

PINNACLE SYSTEMS, INC.
By:	/s/ SCOTT E. MARTIN
Name:	Scott E. Martin
Title:	Senior Vice-President
AVID TECHNOLOGY, INC.
By:	/s/ PAUL J. MILBURY
Name:	Paul J. Milbury
Title:	Vice President and Chief Financial Officer
SHAREHOLDERS:
/s/ DAVID A. KRALL David A. Krall
/s/ WILLIAM J. WARNER William J. Warner
/s/ CHARLES L. SMITH Charles L. Smith
/s/ DAVID M. LEBOLT David M. Lebolt
/s/ PAUL J. MILBURY Paul J. Milbury
/s/ MICHAEL J. ROCKWELL Michael J. Rockwell
/s/ JOSEPH BENTIVEGNA Joseph Bentivegna
/s/ PATRICIA A. BAKER Patricia A. Baker
/s/ ETHAN E. JACKS Ethan E. Jacks

Schedule I

Stockholder Names	Number of Shares Underlying Options	Number of Shares of Common Stock	Total
Patricia A. Baker	59,354	3,871	63,225
Joseph Bentivegna	71,436	9,076	80,512
Ethan E. Jacks	39,528	8,221	47,749
David A. Krall	646,425	37,455	683,880
David M. Lebolt	103,874	0	103,874
Paul J. Milbury	3,000	90,940	93,940
Michael J. Rockwell	92,975	0	92,975
Charles L. Smith	105,581	25,468	131,049
William J. Warner	136,700	10,000	146,700

Annex D

March 19, 2005

Personal and Confidential

Board of Directors
Avid Technology, Inc.
Avid Technology Park
One Park West
Tewksbury, MA 01876

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Avid Technology, Inc. ("Avid") of the Consideration (as defined below) to be paid by Avid pursuant to the terms of an Agreement and Plan of Merger (the "Agreement") to be entered into among Avid, Highest Mountain Corporation, a California corporation and a wholly-owned subsidiary of Avid (the "Transitory Subsidiary"), and Pinnacle Systems, Inc. ("Target"). The Agreement provides for the merger (the "Merger") of the Transitory Subsidiary with and into Target pursuant to which each outstanding share of common stock, no par value per share, of Target (the "Target Common Stock"), will be converted into the right to receive (i) 0.0869 shares (the "Stock Consideration") of common stock, $.01 par value per share, of Avid ("Avid Common Stock"), plus (ii) $1.00 in cash (the "Cash Consideration").

The Agreement also provides that each outstanding option to purchase Target Common Stock granted under a plan shall be cancelled and shall receive for each share of Target Common Stock underlying such option an amount of the Stock Consideration plus the Cash Consideration, in the same relative amounts as paid to holders of Target Common Stock, equal to the implied value of the Stock Consideration plus the Cash Consideration minus the option exercise price (the "Option Consideration" and together with the Stock Consideration and the Cash Consideration, the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms used but not defined herein have the meanings set forth in the Agreement.

We, as a customary part of our investment banking business, are engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Avid in connection with the Merger and will receive a fee from Avid which is contingent upon the consummation of the Merger. We will also receive a fee from Avid for providing this opinion, which will be credited against the fee for financial advisory services. This opinion fee is not contingent upon the consummation of the Merger. Avid has also agreed to indemnify us against certain liabilities in connection with our services. We provide research coverage on and make a market in the common stock of Avid and Target and have written research reports on Avid and Target during the last 12 months. We previously acted as Avid's financial advisor in connection with a previous acquisition transaction by Avid for which we received a customary fee. We also previously acted as a financial advisor to Target and participated as an underwriter in certain of Target's public equity offerings. In the ordinary course of our business, we and our affiliates (including our employees) may actively trade securities of Avid and Target for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities.

In connection with our review of the Merger, and in arriving at our opinion, we have:

  i.
  reviewed and analyzed the financial terms of a draft of the Agreement dated March 18, 2005;

  ii.
  reviewed and analyzed certain publicly available financial and other data with respect to Avid and Target;

  iii.
  reviewed and analyzed certain internal financial information of Target prepared for financial planning purposes and furnished by the management of Target;

  iv.
  reviewed and analyzed certain internal financial information of Avid on a stand-alone basis and as a combined company with Target, prepared by Avid management for financial planning purposes and furnished by the management of Avid;

  v.
  reviewed certain Wall Street research estimates for Avid and Target;

  vi.
  conducted discussions with members of the senior management of Avid and Target with respect to the business and prospects of Avid and Target on a stand-alone basis and on a combined basis following the Merger;

  vii.
  reviewed the reported prices and trading activity of Avid and Target and similar information for certain other companies deemed by us to be comparable to Avid and Target;

  viii.
  compared the financial performance of Avid and Target with that of certain other publicly traded companies deemed by us to be comparable;

  ix.
  reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions;

  x.
  performed a discounted cash flows analysis for Target on a stand-alone basis; and

  xi.
  reviewed and analyzed certain hypothetical pro forma effects of the Merger.

In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed the accuracy and completeness of the financial statements and other information provided by Avid and Target or otherwise made available to us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of Avid and Target's respective management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and, with respect to financial planning and pro forma data, reflects the best currently available estimates and judgment of Avid and Target's respective management and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. We express no opinion regarding such financial planning and pro forma data or the assumptions on which it is based. Without limiting the generality of the foregoing, in arriving at our opinion we relied on Avid management's assumptions regarding cost savings and other pro forma effects anticipated to result from the Merger.

We have assumed that the Merger will qualify as a reorganization under the United States Internal Revenue Code. We have not independently verified that such tax treatment will be available in respect of the Merger, and we express no view with respect to the tax treatment that will be required to be applied to the Merger. We have relied, with your consent, on advice of the outside counsel of Avid and Target and the independent accountants to Avid, and on the assumptions of Avid's management, as to all legal, tax and financial reporting matters with respect to Avid, Target and the Agreement.

We have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us. We have also assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that neither Avid nor Target is party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect Avid or Target or alter the terms of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of Avid or Target, and have not been furnished with any such appraisals or valuations. We express no opinion regarding the liquidation value of Avid and Target or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which Avid, Target or any of their respective affiliates is a party or may be subject and, at Avid's direction and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of Avid have traded or may trade following announcement or consummation of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Board of Directors of Avid in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of Avid. This opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

This opinion addresses solely the fairness, from a financial point of view, to Avid of the proposed aggregate Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger or related transactions. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger. We express no opinion as to whether any alternative transaction might produce superior benefits to Avid or its shareholders. With respect to the Consideration payable under the Agreement, this opinion relates solely to the aggregate consideration payable to the equity and option holders of Target as a whole, we did not analyze any class of securities separately, and we do not express any opinion regarding the consideration allocated or paid to any specific class of securities.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Consideration to be paid by Avid in the Merger is fair, from a financial point of view, to Avid as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

Annex E

                      March 20, 2005

The Board of Directors
Pinnacle Systems, Inc.
280 North Bernardo Avenue
Mountain View, California 94043

Dear Members of the Board:

        We understand that Pinnacle Systems, Inc., a California corporation ("Pinnacle"), Avid Technology, Inc., a Delaware corporation ("Avid") and Highest Mountain Corporation, a California corporation and a wholly-owned subsidiary of Avid ("Sub"), propose to enter into an Agreement and Plan of Merger, dated as of March 20, 2005 (the "Agreement"), pursuant to which Sub will be merged with and into Pinnacle (the "Merger") and each issued and outstanding share of the common stock, without par value per share, of Pinnacle ("Pinnacle Common Stock"), other than shares held by Pinnacle, Avid or any of their respective subsidiaries, will be converted into the right to receive (a) $1.00 in cash, and (b) 0.0869 share of the common stock of Avid ("Avid Common Stock"), $.01 par value per share (collectively, the "Merger Consideration"). The terms and conditions of the Merger are more fully set forth in the Agreement.

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of Pinnacle Common Stock of the Merger Consideration as of the date hereof. In connection with this opinion, we have:

  (i)
  Reviewed the financial terms and conditions of the Agreement;

  (ii)
  Analyzed certain publicly available historical business and financial information relating to Pinnacle and Avid;

  (iii)
  Reviewed the most recent versions of various internal financial forecasts and other data prepared by and provided to us by the managements of Pinnacle and Avid relating to their respective businesses;

  (iv)
  Held discussions with members of the senior management of each of Pinnacle and Avid with respect to the businesses and prospects of Pinnacle and Avid, respectively, the strategic objectives of each, and the possible benefits which might be realized following the Merger;

  (v)
  Reviewed public information with respect to certain other companies in lines of businesses we believe to be generally comparable to the businesses of Pinnacle and Avid;

  (vi)
  Reviewed the financial terms, to the extent publicly available, of certain business combinations involving companies in lines of businesses we believe to be generally comparable to those of Pinnacle and Avid;

  (vii)
  Reviewed the historical stock prices and trading volumes of Pinnacle Common Stock and Avid Common Stock; and

  (viii)
  Conducted such other financial studies, analyses and investigations as we deemed appropriate.

        We have relied upon the accuracy and completeness of the foregoing information, and have not assumed any responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Pinnacle or Avid, or concerning the solvency or fair value of either of the foregoing entities. With respect to financial forecasts and prospects, we have assumed that they have been reasonably prepared on bases reflecting

E-1

the best currently available estimates and judgments of management of Pinnacle and Avid as to the future financial performance of Pinnacle and Avid, respectively. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

        Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

        In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Agreement, including, among other things, that the Merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code, as amended, and that the Merger will be consummated without any waiver of any material terms or conditions. In addition, we have assumed that obtaining the necessary regulatory approvals for the Merger will not have an adverse effect on the combined company.

        We do not express any opinion as to the price at which shares of Pinnacle Common Stock or Avid Common Stock may trade subsequent to the announcement of the Merger or as to the price at which shares of Avid Common Stock may trade subsequent to the Merger.

        Lazard Frères & Co. LLC is acting as investment banker to Pinnacle in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In addition, Pinnacle has agreed to indemnify us, our affiliates and certain other parties for liabilities that may arise out of our engagement. We have in the past provided investment banking services to Pinnacle for which we have received customary fees. In addition, in the ordinary course of our business, we may actively trade shares of the common stock and other securities of Pinnacle and Avid for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

        Our engagement and the opinion expressed herein are for the benefit of Pinnacle's Board of Directors. Our opinion is rendered to Pinnacle's Board of Directors in connection with its consideration of the Merger and does not address the merits of the underlying decision by Pinnacle to engage in the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to Pinnacle. In that regard, in connection with the current engagement by the Company contemplated by this letter agreement, we were not authorized to, and did not, broadly solicit third party indications of interest in acquiring all or a part of Pinnacle or engaging in a business combination or any other strategic transaction with Pinnacle. We express no opinion or recommendation as to how the shareholders of Pinnacle should vote at any shareholders' meetings to be held in connection with the Merger. Furthermore, this opinion is not intended to confer rights and remedies upon Avid, any shareholders of Pinnacle or Avid or any other person. It is understood that this letter may not be disclosed or otherwise referred to without our prior consent, except as may otherwise be required by law or by a court of competent jurisdiction.

        Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of shares of Pinnacle Common Stock.

Very truly yours,
LAZARD FRERES & CO. LLC
By	/s/ JEFFREY R. SECHREST Jeffrey R. Sechrest Managing Director

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Annex F

CALIFORNIA CORPORATIONS CODE
TITLE 1.    CORPORATIONS
DIVISION 1.    GENERAL CORPORATION LAW
CHAPTER 13.    DISSENTERS' RIGHTS

SECTION 1300.    Right to Require Purchase—"Dissenting Shares" and "Dissenting Shareholder" Defined.

(a)
If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split or share dividend which becomes effective thereafter.

(b)
As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1)   Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2)   Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3)   Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4)   Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)
As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.    Demand for Purchase.

(a)
If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)
Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subparagraph (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)
The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.    Endorsement of Shares.

        Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.    Agreed Price—Time for Payment.

(a)
If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)
Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.    Dissenter's Action to Enforce Payment.

(a)
If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)
Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)
On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.    Appraisers' Report—Payment—Costs.

(a)
If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)
If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)
Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)
Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)
The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306.    Dissenting Shareholder's Status as Creditor.

        To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.    Dividends Paid as Credit Against Payment.

        Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.    Continuing Rights and Privileges of Dissenting Shareholders.

        Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.    Termination of Dissenting Shareholder Status.

        Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)
The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

(b)
The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)
The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the share, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)
The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310.    Suspension of Proceedings for Payment Pending Litigation.

        If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Section 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.    Exempt Shares.

        This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.    Attacking Validity of Reorganization or Merger.

(a)
No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)
If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)
If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form Purchase set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that this transaction is just and reasonable as to the shareholders of any party so controlled.

SECTION 1313.    Conversion.

        A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

ANNEX G

PROPOSED AMENDMENT TO AVID'S CERTIFICATE OF INCORPORATION
CERTIFICATE OF AMENDMENT
TO THE
THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AVID TECHNOLOGY, INC.

        Avid Technology, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

        At a meeting of the Board of Directors of the Corporation a resolution was duly adopted, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Third Amended and Restated Certificate of Incorporation of the Corporation, as amended to date (the "Certificate of Incorporation"), and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment in accordance with Section 242 of the General Corporation Law of the State of Delaware at a meeting of stockholders held on July 27, 2005. The resolution setting forth the amendment is as follows:

RESOLVED:	That the first paragraph of Article FOURTH of the Certificate of Incorporation be and hereby is amended and restated in its entirety so that the same shall read as follows:

          "FOURTH. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 101,000,000 shares, consisting of (i) 100,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and (ii) 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock").

        IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer on this [    ] day of [            ] 2005.

AVID TECHNOLOGY, INC.
By:	Name: David A. Krall Title: President and Chief Executive Officer

G-1

ANNEX H

AVID TECHNOLOGY, INC.

AUDIT COMMITTEE CHARTER

A. PURPOSE

        The purpose of the Audit Committee is to assist the Board of Directors' oversight of the Company's accounting and financial reporting processes and the audits of the Company's financial statements.

B. STRUCTURE AND MEMBERSHIP

        1.    Number.    The Audit Committee shall consist of at least three members of the Board of Directors.

        2.    Independence.    Except as otherwise permitted by the applicable rules of The Nasdaq Stock Market and Section 301 of the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder), each member of the Audit Committee shall be "independent" as defined by such rules and Act.

        3.    Financial Literacy.    Each member of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, at the time of his or her appointment to the Audit Committee. In addition, at least one member must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. Unless otherwise determined by the Board of Directors (in which case disclosure of such determination shall be made in the Company's annual report filed with the Securities and Exchange Commission ("SEC")), at least one member of the Audit Committee shall be an "audit committee financial expert" (as defined by applicable SEC rules).

        4.    Chair.    Unless the Board of Directors elects a Chair of the Audit Committee, the Audit Committee shall elect a Chair by majority vote.

        5.    Compensation.    The compensation of Audit Committee members shall be as determined by the Board of Directors. No member of the Audit Committee may receive any compensation from the Company other than director and committee member fees.

        6.    Selection and Removal.    Members of the Audit Committee shall be appointed by the Board of Directors upon the recommendation of the Nominating and Goverance Committee. The Board of Directors may remove members of the Audit Committee from such committee, with or without cause.

C. AUTHORITY AND RESPONSIBILITIES

        1.    General

        The Audit Committee shall discharge its responsibilities, and shall assess the information provided by the Company's management, the internal auditor and the independent auditor, in accordance with its business judgment. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The internal auditor is responsible for providing independent, objective assurance on whether the Company's internal control processes, business risk management approach and governance processes, each as designed by management, are operating as management intended. The independent auditor is responsible for auditing the Company's financial statements and the Company's internal control over financial reporting and for reviewing the Company's unaudited interim financial statements. The authority and responsibilities set forth in this Charter do not reflect or create any duty or obligation of the Audit Committee to plan or conduct any audit, to determine or certify that the Company's financial statements are complete, accurate, fairly presented, or in accordance with generally accepted accounting principles or applicable law, or to guarantee the independent auditor's report.

        2.    Oversight of Independent Auditor

          (a)    Selection.    The Audit Committee shall be solely and directly responsible for appointing, evaluating and, when necessary, terminating the independent auditor. The Audit Committee may, in its discretion, seek stockholder ratification of the independent auditor it appoints.

          (b)    Independence.    The Audit Committee shall take, or recommend that the full Board of Directors take, appropriate action to oversee the independence of the independent auditor. In connection with this responsibility, the Audit Committee shall obtain and review a formal written statement from the independent auditor describing all relationships between the auditor and the Company, including the disclosures required by Independence Standards Board Standard No. 1. The Audit Committee shall actively engage in dialogue with the auditor concerning any disclosed relationships or services that might impact the objectivity and independence of the auditor.

          (c)    Compensation.    The Audit Committee shall have sole and direct responsibility for setting the compensation of the independent auditor. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of the independent auditor established by the Audit Committee.

          (d)    Preapproval of Services.    The Audit Committee shall preapprove all audit services, which may entail providing comfort letters in connection with securities underwritings, and non-audit services (other than de minimus non-audit services as defined by the Sarbanes-Oxley Act of 2002 (and the applicable rules thereunder)) to be provided to the Company by the independent auditor.

          (e)    Oversight.    The independent auditor shall report directly to the Audit Committee and the Audit Committee shall have sole and direct responsibility for overseeing the independent auditor, including resolution of disagreements between Company management and the independent auditor regarding financial reporting. In connection with its oversight role, the Audit Committee shall, from time to time as appropriate obtain and review the reports required to be made by the independent auditor regarding:

              (i)  critical accounting policies and practices;

             (ii)  alternative treatments of financial information within generally accepted accounting principles that have been discussed with Company management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

            (iii)  other material written communications between the independent auditor and Company management.

        3.    Oversight of Internal Auditor

        The Audit Committee shall be responsible for appointing, evaluating and, when deemed appropriate by this Committee, terminating the internal auditor. The internal auditor shall report to the Audit Committee, and the Audit Committee shall have direct responsibility for overseeing the internal auditor, including (a) establishing guidelines for the authority, independence and scope of responsibilities for the internal auditor, as may be revised from time to time; (b) approving the internal audit annual plan submitted by the internal auditor; and (c) reviewing any reports provided to the Audit Committee by the internal auditor.

        4.    Review of Audited Financial Statements

          (a)    Discussion of Audited Financial Statements.    The Audit Committee shall review and discuss with the Company's management and independent auditor the Company's audited financial statements, including the matters about which Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU §380) requires discussion.

          (b)    Recommendation to Board Regarding Financial Statements.    The Audit Committee shall consider whether it will recommend to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K.

          (c)    Audit Committee Report.    The Audit Committee shall prepare an annual committee report for inclusion where necessary in a proxy statement of the Company relating to an annual meeting of security holders at which directors are to be elected.

        5.    Review of Other Financial Disclosures

          (a)    Independent Auditor Review of Interim Financial Statements.    The Audit Committee shall direct the independent auditor to use its best efforts to perform all reviews of interim financial information prior to disclosure by the Company of such information and to discuss promptly with the Audit Committee and the Chief Financial Officer any matters identified in connection with the auditor's review of interim financial information which are required to be discussed by applicable auditing standards. The Audit Committee shall direct management to advise the Audit Committee in the event that the Company proposes to disclose interim financial information prior to completion of the independent auditor's review of interim financial information.

        6.    Controls and Procedures

          (a)    Oversight.    The Audit Committee shall coordinate the Board of Director's oversight of the Company's internal accounting controls and the Company's disclosure controls and procedures. The Audit Committee shall receive and review the reports of the chief executive officer and chief financial officer required by Rule 13a-14 of the Securities Exchange Act of 1934, as amended.

          (b)    Procedures for Complaints.    The Audit Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

          (c)    Related-Party Transactions.    The Audit Committee shall review all related party transactions (as defined by applicable SEC rules) on an ongoing basis and all such transactions must be approved by the Audit Committee.

          (d)    Additional Powers.    The Audit Committee shall have such other duties as may be delegated from time to time by the Board of Directors.

D. PROCEDURES AND ADMINISTRATION

        1.    Meetings.    The Audit Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Audit Committee may also act by unanimous written consent in lieu of a meeting. The Audit Committee shall keep such records of its meetings as it shall deem appropriate.

        2.    Subcommittees.    The Audit Committee may form and delegate authority to one or more subcommittees (including a subcommittee consisting of a single member), as it deems appropriate from time to time under the circumstances. Any decision of a subcommittee to preapprove audit or non-audit services shall be presented to the full Audit Committee at its next scheduled meeting.

        3.    Reports to Board.    The Audit Committee shall report regularly to the Board of Directors.

        4.    Charter.    At least annually, the Audit Committee shall review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

        5.    Independent Advisors.    The Audit Committee shall have the authority to engage and authorize funding for such independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities. Such independent advisors may be the regular advisors to the Company. The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the compensation of such advisors as established by the Audit Committee.

        6.    Investigations.    The Audit Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officer, employee or advisor of the Company to meet with the Audit Committee or any advisors engaged by the Audit Committee.

        7.    Funding.    The Audit Committee is empowered, without further action by the Board of Directors, to cause the Company to pay the ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

* * *

ANNEX I

Avid Technology, Inc.

2005 Stock Incentive Plan

1.
Purpose

        The purpose of this 2005 Stock Incentive Plan (the "Plan") of Avid Technology, Inc., a Delaware corporation (the "Company"), is to advance the interests of the Company's stockholders by enhancing the Company's ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company's stockholders. Except where the context otherwise requires, the term "Company" shall include any of the Company's present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the "Code") and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the "Board").

2.
Eligibility

        All of the Company's employees, officers, directors, consultants and advisors are eligible to receive options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards (each, an "Award") under the Plan. Each person who receives an Award under the Plan is deemed a "Participant".

3.
Administration and Delegation

        (a)    Administration by Board of Directors.    The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient to carry the Plan into effect and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board's sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Board shall be liable for any action or determination relating to or under the Plan made in good faith.

        (b)    Appointment of Committees.    To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a "Committee"). All references in the Plan to the "Board" shall mean the Board or a Committee of the Board or the officers referred to in Section 3(c) to the extent that the Board's powers or authority under the Plan have been delegated to such Committee or officers.

        (c)    Delegation to Officers.    To the extent permitted by applicable law, the Board may delegate to one or more officers of the Company the power to grant Awards to employees or officers of the Company or any of its present or future subsidiary corporations and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix the terms of the Awards to be granted by such officers (including the exercise price of such Awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to Awards that the officers may grant; provided further, however, that no officer shall be authorized to grant Awards to any "executive officer" of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) or to any "officer" of the Company (as defined by Rule 16a-1 under the Exchange Act).

4.
Stock Available for Awards.

        (a)    Number of Shares.    Subject to adjustment under Section 10, Awards may be made under the Plan for up to 3,000,000 shares of common stock, $.01 par value per share, of the Company (the "Common Stock"). If any Award expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or results in any Common Stock not being issued (including as the result of a SAR being settled in Common Stock), the unused Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. However, in the case of Incentive Stock Options (as hereinafter defined), the foregoing provisions shall be subject to any limitations under the Code. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

        (b)    Section 162(m) Per-Participant Limit.    Subject to adjustment under Section 10, the maximum number of shares of Common Stock with respect to which Awards may be granted to any Participant under the Plan shall be 500,000 per calendar year. For purposes of the foregoing limit, the combination of an Option in tandem with a SAR (as each is hereafter defined) shall be treated as a single Award. The per-Participant limit described in this Section 4(b) shall be construed and applied consistently with Section 162(m) of the Code or any successor provision thereto, and the regulations thereunder ("Section 162(m)").

5.
Stock Options

        (a)    General.    The Board may grant options to purchase Common Stock (each, an "Option") and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. An Option which is not intended to be an Incentive Stock Option (as hereinafter defined) shall be designated a "Nonstatutory Stock Option".

        (b)    Incentive Stock Options.    An Option that the Board intends to be an "incentive stock option" as defined in Section 422 of the Code (an "Incentive Stock Option") shall only be granted to employees of Avid Technology, Inc., any of Avid Technology, Inc.'s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or for any action taken by the Board pursuant to Section 11(f), including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

        (c)    Exercise Price.    The Board shall establish the exercise price of each Option and specify such exercise price in the applicable option agreement; provided, however, that the exercise price shall not be less than 100% of the Fair Market Value (as defined below in subsection (h)(3)) at the time the Option is granted.

        (d)    Limitation on Repricing.    Unless such action is approved by the Company's stockholders: (1) no outstanding Option granted under the Plan may be amended to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option (other than adjustments pursuant to Section 10) and (2) the Board may not cancel any outstanding Option and grant in substitution therefore new Awards under the Plan covering the same or a different number of shares of Common Stock and having an exercise price per share lower than the then-current exercise price per share of the cancelled Option.

        (e)    No Reload Rights.    No Option granted under the Plan shall contain any provision entitling the optionee to the automatic grant of additional Options in connection with any exercise of the original Option.

        (f)    Duration of Options.    Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted for a term in excess of 10 years.

        (g)    Exercise of Option.    Options may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board together with payment in full as specified in Section 5(h) for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company following exercise either as soon as practicable.

        (h)    Payment Upon Exercise.    Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

          (1)   in cash or by check, payable to the order of the Company;

          (2)   except as the Board may otherwise provide in an option agreement, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

          (3)   when the Common Stock is registered under the Securities Exchange Act of 1934 (the "Exchange Act"), by delivery of shares of Common Stock owned by the Participant valued at their fair market value as determined by (or in a manner approved by) the Board ("Fair Market Value"), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

          (4)   to the extent permitted by applicable law and by the Board, by payment of such other lawful consideration as the Board may determine; or

          (5)   by any combination of the above permitted forms of payment.

        (i)    Substitute Options.    In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Options in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Options may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Options contained in the other sections of this Section 5 or in Section 2.

6.
Director Awards

        (a)    Initial Grant.    Upon the commencement of service on the Board by any individual who is not then an employee of the Company or any subsidiary of the Company, the Company shall grant to such person (1) a Nonstatutory Stock Option to purchase up to 15,000 shares of Common Stock (subject to adjustment under Section 10), (2) a Restricted Stock Award (as defined in Section 8(a) below) that entitles such member to receive up to 7,500 shares of Common Stock (subject to adjustment under Section 10) or (3) a combination of a Nonstatutory Stock Option and a Restricted Stock Award, provided that the sum of (i) the number of shares of Common Stock that such member is entitled to purchase pursuant to the Nonstatutory Stock Option plus (ii) two multiplied by the number of shares of Common Stock that such member is entitled to receive pursuant to the Restricted Stock Award does not exceed 15,000 (subject to adjustment under Section 10).

        (b)    Annual Grant.    On the date of each annual meeting of stockholders of the Company, the Company shall grant to each member of the Board of Directors of the Company who (1) has served as a director of the Company for at least six months prior to such annual meeting, (2) is serving as a director of the Company immediately following such annual meeting and (3) is not then an employee of the Company or any of its subsidiaries, (i) a Nonstatutory Stock Option to purchase up to 15,000 shares of Common Stock (subject to adjustment under Section 10), (ii) a Restricted Stock Award that entitles such member to receive up to 7,500 shares of Common Stock (subject to adjustment under Section 10) or (iii) a combination of a Nonstatutory Stock Option and a Restricted Stock Award, provided that the sum of (A) the number of shares of Common Stock that such member is entitled to purchase pursuant to the Nonstatutory Stock Option plus (B) two multiplied by the number of shares of Common Stock that such member is entitled to receive pursuant to the Restricted Stock Award does not exceed 15,000 (subject to adjustment under Section 10).

        (c)    Terms of Director Options.    Options granted under this Section 6 shall (1) have an exercise price equal to the closing sale price (for the primary trading session) of the Common Stock on The Nasdaq Stock Market or the national securities exchange on which the Common Stock is then traded on the date of grant (and if the Common Stock is not then traded on The Nasdaq Stock Market or a national securities exchange, the fair market value of the Common Stock on such date as determined by the Board), (2) vest in full on the First Anniversary (as defined below in Section 6(f)) of the date of grant provided that the individual is serving on the Board on such date, provided that no additional vesting shall take place after the Participant ceases to serve as a director and further provided that the Board may provide for accelerated vesting in the case of death, disability, attainment of mandatory retirement age or retirement following at least 10 years of service, (3) expire on the earlier of 10 years from the date of grant or three months following cessation of service on the Board and (4) contain such other terms and conditions as the Board shall determine.

        (d)    Restricted Stock Vesting.    Restricted Stock Awards granted pursuant to this Section 6 shall be zero percent vested prior to the First Anniversary of the date of grant, no more than 33 1/3% vested prior to the Second Anniversary (as defined below in Section 6(f)) of the date of grant, and no more than 66 2/3% vested prior to the Third Anniversary (as defined below in Section 6(f)) of the date of grant.

        (e)    Limitations on Awards to Non-Employee Directors.    Directors who are not employees of the Company may only be granted Awards under the Plan pursuant to, and subject to the limitations set forth in, this Section 6 of the Plan.

        (f)    Annual Meetings.    For Awards granted on the date of an annual meeting of stockholders of the Company pursuant to this Section 6: the term "First Anniversary" shall mean the earlier of (1) the first anniversary of the date of grant or (2) the business day prior to the date of the next annual meeting of stockholders of the Company to be held after the date of grant; the term "Second Anniversary" shall mean the earlier of (1) the second anniversary of the date of grant or (2) the business day prior to the date of the second annual meeting of stockholders of the Company to be held after the date of grant; and the term "Third Anniversary" shall mean the earlier of (1) the third anniversary of the date of grant or (2) the business day prior to the date of the third annual meeting of stockholders of the Company to be held after the date of grant.

7.
Stock Appreciation Rights

        (a)    General.    A Stock Appreciation Right, or SAR, is an Award entitling the holder, upon exercise, to receive an amount in Common Stock determined in whole or in part by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be based solely on appreciation in the fair market value of Common Stock or on a comparison of such appreciation with some other measure of market growth such as (but not limited to) appreciation in a recognized market index. The date as of which such appreciation or other measure is determined shall be the exercise date unless another date is specified by the Board in the SAR Award.

        (b)    Grants.    Stock Appreciation Rights may be granted in tandem with, or independently of, Options granted under the Plan.

          (1)    Tandem Awards.    When Stock Appreciation Rights are expressly granted in tandem with Options, (i) the Stock Appreciation Right will be exercisable only at such time or times, and to the extent, that the related Option is exercisable (except to the extent designated by the Board in connection with a Reorganization Event) and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the Stock Appreciation Right will terminate and no longer be exercisable upon the termination or exercise of the related Option, except to the extent designated by the Board in connection with a Reorganization Event and except that a Stock Appreciation Right granted with respect to less than the full number of shares covered by an Option will not be reduced until the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the Stock Appreciation Right; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related Stock Appreciation Right; and (iv) the Stock Appreciation Right will be transferable only with the related Option.

          (2)    Independent SARs.    A Stock Appreciation Right not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Board may specify in the SAR Award.

        (c)    Exercise.    Stock Appreciation Rights may be exercised by delivery to the Company of a written notice of exercise signed by the proper person or by any other form of notice (including electronic notice) approved by the Board, together with any other documents required by the Board.

8.
Restricted Stock; Restricted Stock Units

        (a)    General.    The Board may grant Awards entitling recipients to acquire shares of Common Stock ("Restricted Stock"), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. Instead of granting Awards for Restricted Stock, the Board may grant Awards entitling the recipient to receive shares of Common Stock to be delivered at the time such shares of Common Stock vest ("Restricted Stock Units") subject to such terms and conditions on the delivery of the shares of Common Stock as the Board shall determine (each Award for Restricted Stock or Restricted Stock Units, a "Restricted Stock Award").

        (b)    Limitations on Vesting.

          (1)   Subject to Section 6(d), Restricted Stock Awards that vest based on the passage of time alone shall be zero percent vested prior to the first anniversary of the date of grant, no more than 33 1/3% vested prior to the second anniversary of the date of grant, and no more than 66 2/3% vested prior to the third anniversary of the date of grant. Restricted Stock Awards that vest upon the passage of time and provide for accelerated vesting based on performance shall not vest prior to the first anniversary of the date of grant. This subsection (b)(1) shall not apply to Awards granted pursuant to Section 11(i).

          (2)   Notwithstanding any other provision of this Plan, the Board may, in its discretion, either at the time a Restricted Stock Award is made or at any time thereafter, waive its right to repurchase shares of Common Stock (or waive the forfeiture thereof) or remove or modify any part or all of the restrictions applicable to the Restricted Stock Award, provided that the Board may only exercise such rights in extraordinary circumstances which shall include, without limitation, death or disability of the Participant; estate planning needs of the Participant; a merger, consolidation, sale, reorganization, recapitalization, or change in control of the Company; or any other nonrecurring significant event affecting the Company, a Participant or the Plan.

        (c)    Terms and Conditions.    The Board shall determine the terms and conditions of any such Restricted Stock Award, including the conditions for repurchase (or forfeiture) and the issue price, if any.

        (d)    Stock Certificates.    Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant and, unless otherwise determined by the Board, deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or if the Participant has died, to the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant's death (the "Designated Beneficiary"). In the absence of an effective designation by a Participant, "Designated Beneficiary" shall mean the Participant's estate.

9.
Other Stock-Based Awards

        Other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property, may be granted hereunder to Participants ("Other Stock Unit Awards"). Such Other Stock Unit Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock Unit Awards may be paid in shares of Common Stock or cash, as the Board shall determine. Subject to the provisions of the Plan, the Board shall determine the conditions of each Other Stock Unit Awards, including any purchase price applicable thereto.

10.
Adjustments for Changes in Common Stock and Certain Other Events.

        (a)    Changes in Capitalization.    In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than an ordinary cash dividend, (1) the number and class of securities available under this Plan, (2) the sub-limits set forth in Sections 4(b), 6(a) and 6(b), (3) the number and class of securities and exercise price per share of each outstanding Option, (4) the share—and per share provisions of each outstanding Restricted Stock Unit,(5) the share- and per-share provisions of each outstanding Stock Appreciation Right, (6) the repurchase price per share subject to each outstanding Restricted Stock Award and (7) the share- and per-share-related provisions of each outstanding Other Stock Unit Award, shall be appropriately adjusted by the Company (or substituted Awards may be made, if applicable) to the extent determined by the Board.

        (b)    Reorganization Events.

          (1)    Definition.    A "Reorganization Event" shall mean: (i) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (ii) any exchange of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange transaction or (iii) any liquidation or dissolution of the Company.

          (2)    Consequences of a Reorganization Event on Awards Other than Restricted Stock Awards.    In connection with a Reorganization Event, the Board shall take any one or more of the following actions as to all or any outstanding Awards on such terms as the Board determines: (i) provide that Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (ii) upon written notice to a Participant, provide that the Participant's unexercised Options or other unexercised Awards shall become exercisable in full and will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant within a specified period following the date of such notice, (iii) provide that outstanding Awards shall become realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iv) in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the "Acquisition Price"), make or provide for a cash payment to a Participant equal to (A) the Acquisition Price times the number of shares of Common Stock subject to the Participant's Options or other Awards (to the extent the exercise price does not exceed the Acquisition Price) minus (B) the aggregate exercise price of all such outstanding Options or other Awards, in exchange for the termination of such Options or other Awards, (v) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise price thereof) and (vi) any combination of the foregoing.

          For purposes of clause (i) above, an Option shall be considered assumed if, following consummation of the Reorganization Event, the Option confers the right to purchase, for each share of Common Stock subject to the Option immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise of Options to consist solely of common stock of the acquiring or succeeding corporation (or an affiliate thereof) equivalent in fair market value to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

          To the extent all or any portion of an Option becomes exercisable solely as a result of clause (ii) above, the Board may provide that upon exercise of such Option the Participant shall receive shares subject to a right of repurchase by the Company or its successor at the Option exercise price; such repurchase right (A) shall lapse at the same rate as the Option would have become exercisable under its terms and (B) shall not apply to any shares subject to the Option that were exercisable under its terms without regard to clause (ii) above.

          (3)    Consequences of a Reorganization Event on Restricted Stock Awards.    Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company under each outstanding Restricted Stock Award shall inure to the benefit of the Company's successor and shall apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to the Common Stock subject to such Restricted Stock Award. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock Award or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock Awards then outstanding shall automatically be deemed terminated or satisfied.

11.
General Provisions Applicable to Awards

        (a)    Transferability of Awards.    Except as the Board may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

        (b)    Documentation.    Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

        (c)    Board Discretion.    Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

        (d)    Termination of Status.    The Board shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant's legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award.

        (e)    Withholding.    Each Participant shall pay to the Company, or make provision satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with an Award to such Participant. Except as the Board may otherwise provide in an Award, for so long as the Common Stock is registered under the Exchange Act, Participants may satisfy such tax obligations in whole or in part by delivery of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company's minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

        (f)    Amendment of Award.    Except as otherwise provided in Section 5(d), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

        (g)    Conditions on Delivery of Stock.    The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (1) all conditions of the Award have been met or removed to the satisfaction of the Company, (2) in the opinion of the Company's counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (3) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

        (h)    Acceleration.    Except as otherwise provided in Section 8(b), the Board may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

        (i)    Performance Conditions.

          (1)   This Section 11(i) shall be administered by the Compensation Committee, all of the members of which will be "outside directors" as defined by Section 162(m) (the "Compensation Committee").

          (2)   Notwithstanding any other provision of the Plan, if the Compensation Committee determines, at the time a Restricted Stock Award or Other Stock Unit Award is granted to a Participant who is then an officer, that such Participant is, or is likely to be as of the end of the tax year in which the Company would claim a tax deduction in connection with such Award, a Covered Employee (as defined in Section 162(m)), then the Compensation Committee may provide that this Section 11(i) is applicable to such Award.

          (3)   If a Restricted Stock Award or Other Stock Unit Award is subject to this Section 11(i), then the lapsing of restrictions thereon and the distribution of cash or Shares pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Compensation Committee, which shall be based on the relative or absolute attainment of specified levels of one or any combination of the following: (i) earnings per share, (ii) return on average equity or average assets with respect to a pre-determined peer group, (iii) earnings, (iv) earnings growth, (v) revenues, (vi) revenue growth, (vii) expenses, (viii) stock price, (ix) market share, (x) return on sales, assets, equity or investment, (xi) regulatory compliance, (xii) improvement of financial ratings, (xiii) achievement of balance sheet or income statement objectives, (xiv) total shareholder return, (xv) net operating profit after tax, (xvi) pre-tax or after-tax income, (xvii) cash flow, (xviii) gross margin, (xix) gross margin growth, (xx) product schedule, (xxi) product quality, (xxii) individual balance sheet categories or (xxiii) such other objective goals established by the Board, and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Such performance goals may be adjusted to exclude any one or more of (A) extraordinary items, (B) gains or losses on the dispositions of discontinued operations, (C) the cumulative effects of changes in accounting principles, (D) the writedown of any asset, (E) charges for restructuring and rationalization programs or (F) foreign exchange impact. Such performance goals may vary by Participant and may be different for different Awards. Such performance goals shall be set by the Compensation Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m).

          (4)   Notwithstanding any provision of the Plan, with respect to any Restricted Stock Award or Other Stock Unit Award that is subject to this Section 11(i), the Compensation Committee may adjust downwards, but not upwards, the cash or number of Shares payable pursuant to such Award, and the Compensation Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant.

          (5)   The Compensation Committee shall have the power to impose such other restrictions on Awards subject to this Section 11(i) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for "performance-based compensation" within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto.

12.
Miscellaneous

        (a)    No Right To Employment or Other Status.    No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

        (b)    No Rights As Stockholder.    Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder of such shares. Notwithstanding the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to such Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

        (c)    Effective Date and Term of Plan.    The Plan shall become effective on the date on which it is adopted by the Board, but no Award may be granted unless and until the Plan has been approved by the Company's stockholders. No Awards shall be granted under the Plan after the completion of 10 years from the earlier of (1) the date on which the Plan was adopted by the Board or (2) the date the Plan was approved by the Company's stockholders, but Awards previously granted may extend beyond that date.

        (d)    Amendment of Plan.    The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that, to the extent required by Section 162(m), no Award granted to a Participant that is intended to comply with Section 162(m) after the date of such amendment shall become exercisable, realizable or vested, as applicable to such Award, unless and until such amendment shall have been approved by the Company's stockholders if required by Section 162(m) (including the vote required under Section 162(m)); and provided further that, without approval of the Company's stockholders, no amendment may (1) increase the number of shares authorized under the Plan (other than pursuant to Section 10), (2) materially increase the benefits provided under the Plan, (3) materially expand the class of participants eligible to participate in the Plan, (4) expand the types of Awards provided under the Plan or (5) make any other changes that require stockholder approval under the rules of the Nasdaq National Market, Inc. In addition, if at any time the approval of the Company's stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan.

        (e)    Provisions for Foreign Participants.    The Board may modify Awards or Options granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

        (f)    Governing Law.    The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.